Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

RENEO PHARMACEUTICALS, INC.

RADIATE MERGER SUB I, INC.

RADIATE MERGER SUB II, LLC

and

ONKURE, INC.

Dated as of May 10, 2024

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Exhibit A	Form of Parent Amended Charter
Exhibit B	Form of Parent Amended Bylaws
Exhibit C	Form of Parent Support Agreement
Exhibit D	Form of Company Support Agreement
Exhibit E	Form of Lock-Up Agreement
Exhibit F	Form of Subscription Agreement
Exhibit G	Form of Restated Certificate of Formation
Exhibit H	Form of Restated Limited Liability Company Agreement
Exhibit I	Form of Company Charter Amendment

-iv-

INDEX OF DEFINED TERMS

Definition	Location
280G Analysis	5.26
2023 Company Balance Sheet	4.6(a)
2024 Company Balance Sheet	4.6(a)
2024 Equity Incentive Plan	1.1(a)
2024 Equity Incentive Plan Proposal	Recitals
2024 ESPP	1.1(b)
2024 ESPP Proposal	Recitals
Acceptable Confidentiality Agreement	1.1(c)
Accounting Firm	3.7(e)
Acquisition Inquiry	1.1(d)
Acquisition Proposal	1.1(e)
Action	4.9
Additional Subscription Agreements	7.17(a)
Affiliate	1.1(f)
Agreement	Preamble
Allocation Certificate	7.13
Anticipated Closing Date	3.7(a)
Book-Entry Shares	3.4(b)
Business Day	1.1(g)
Carve-Out Percentage	3.1(a)(i)(A)
Cash Determination Time	3.7(a)
Certificates	3.4(b)
Charter Amendment Proposals	Recitals
Clinical Trials	4.11(d)
Closing	2.3
Closing Date	2.3
Code	Recitals
Common Stock Exchange Ratio	3.1(a)(i)
Company	Preamble
Company 2023 Financial Statements	7.18
Company Benefit Plans	1.1(h)
Company Board	Recitals
Company Board Adverse Recommendation Change	7.2(d)
Company Board Recommendation	7.2(d)
Company Budget	6.2(b)(vi)
Company Bylaws	4.1(b)
Company Capital Stock	1.1(i)
Company Capitalization Representation	1.1(j)
Company Charter	4.1(b)
Company Charter Amendment	8.1(e)
Company Class A Common Stock	4.2(a)
Company Class B Common Stock	4.2(a)
Company Common Stock	1.1(k)

-v-

Definition	Location
Company Common Value Per Share	3.1(a)(i)(B)
Company Disclosure Letter	Article IV
Company Equity Plans	1.1(l)
Company Facilities	4.18(b)
Company Financial Statements	4.6(a)
Company Fundamental Representations	1.1(m)
Company Interim Financial Statements	4.6(a)
Company Intervening Event	1.1(n)
Company Leases	4.18(b)
Company Material Adverse Effect	4.1(a)
Company Material Contracts	4.16(a)
Company Measurement Date	4.2(a)
Company Notice Period	7.2(c)
Company Options	1.1(o)
Company Outstanding Common Stock Shares	3.1(a)(i)(C)
Company Outstanding Preferred Stock Shares	3.1(a)(i)(D)
Company Owned IP	1.1(p)
Company Preferred Stock	1.1(q)
Company Privacy Laws	4.19(g)
Company Products	4.11(c)
Company Registered IP	4.19(a)
Company RSUs	1.1(r)
Company Series C Preferred Stock	4.2(a)
Company Stock Awards	4.2(c)
Company Stockholder Approval	Recitals
Company Stockholder Written Consent	Recitals
Company Support Agreements	Recitals
Company Termination Fee	9.3(d)
Company Triggering Event	1.1(s)
Company Valuation	3.1(a)(i)(E)
Company Worker	4.13(a)
Concurrent PIPE Investment	Recitals
Confidentiality Agreement	1.1(t)
Contract	4.5(a)
control	1.1(u)
Controlled Group	1.1(v)
Converted Parent Option	3.3(a)
Converted Parent RSU	3.2
CRO	1.1(w)
D&O Indemnified Parties	7.5(a)
Delaware Secretary of State	2.4(a)
Delivery Date	3.7(a)
DGCL	Recitals
Dispute Notice	3.7(b)
Dissenting Shares	3.6

-vi-

Definition	Location
Employment Practices	4.13(b)
End Date	9.1(b)
Environmental Law	1.1(x)
Equity Plan Proposals	Recitals
ERISA	1.1(y)
Exchange Act	4.5(b)
Exchange Agent	3.4(a)
Exchange Fund	3.4(a)
Exchange Ratios	1.1(z)
Excluded Shares	3.1(a)(iii)
FDA	4.11(c)
FDA Ethics Policy	4.11(j)
FDCA	1.1(cc)
Final Parent Net Cash	3.7(c)
First Certificate of Merger	2.4(a)
First Effective Time	2.4(a)
First Merger	Recitals
Form S-4	7.1(a)
GAAP	4.6(a)
Governmental Entity	4.5(b)
Hazardous Substance	1.1(aa)
HCP	1.1(bb)
Health Care Laws	1.1(cc)
Information Statement	7.2(a)
Intellectual Property Rights	1.1(dd)
Intended Tax Treatment	Recitals
In-The-Money Company Option	1.1(ee)
Investor Agreements	7.11
IRCA	4.13(m)
IRS	1.1(ff)
knowledge	1.1(gg)
Law	1.1(hh)
Leerink Partners	5.23
Liens	4.5(a)
Lock-Up Agreement	Recitals
Material Parent Registered IP	5.19(a)
Merger Consideration	3.1(a)(i)
Merger Sub I	Preamble
Merger Sub II	Preamble
Nasdaq	1.1(ii)
Nasdaq Issuance Proposal	Recitals
Nasdaq Listing Application	7.8
Nasdaq Reverse Stock Split	1.1(jj)
Net Cash	1.1(kk)

-vii-

Definition	Location
Ordinary Course Agreement	4.15(g)
Parent	Preamble
Parent Allocation Percentage	3.1(a)(i)(F)
Parent Amended Bylaws	Recitals
Parent Amended Charter	Recitals
Parent Balance Sheet	5.7
Parent Benefit Plans	1.1(ll)
Parent Board	Recitals
Parent Board Adverse Recommendation Change	7.3(c)
Parent Board Recommendation	7.3(c)
Parent Capitalization Representation	1.1(mm)
Parent Class A Common Stock	1.1(nn)
Parent Class B Common Stock	1.1(oo)
Parent Common Stock	1.1(nn)
Parent Common Stock Issuance	5.4(a)
Parent Disclosure Letter	Article V
Parent Equity Plans	1.1(qq)
Parent ESPP	7.14(c)
Parent Facilities	5.18(b)
Parent Fundamental Representations	1.1(rr)
Parent Intervening Event	1.1(ss)
Parent Leases	5.18(b)
Parent Legacy Assets	1.1(tt)
Parent Legacy Business	1.1(tt)
Parent Material Adverse Effect	5.1(a)
Parent Material Contracts	5.16(a)
Parent Measurement Date	5.2(a)
Parent Net Cash Calculation	3.7(a)
Parent Net Cash Schedule	3.7(a)
Parent Notice Period	7.3(d)
Parent Options	1.1(uu)
Parent Outstanding Shares	3.1(a)(i)(G)
Parent Owned IP	1.1(vv)
Parent Preferred Stock	5.2(a)
Parent Privacy Laws	5.19(g)
Parent Products	5.11(c)
Parent RSUs	1.1(ww)
Parent SEC Documents	5.6(a)
Parent Stockholder Approval	5.4(a)
Parent Stockholder Meeting	7.3(a)
Parent Stockholder Proposals	7.3(a)
Parent Termination Fee	9.3(b)
Parent Triggering Event	1.1(xx)
Parent Valuation	3.1(a)(i)(H)
Parent Value Per Share	3.1(a)(i)(I)

-viii-

Definition	Location
Parent Worker	5.13(a)
Party	Preamble
PBGC	4.12(d)
Permits	4.10
Permitted Liens	4.18(a)
Person	1.1(yy)
Personal Information	4.19(g)
Post-Closing Company Common Stock Shares	3.1(a)(i)(K)
Post-Closing Company Shares	3.1(a)(i)(J)
Post-Closing Parent Shares	3.1(a)(i)(M)
Post-Closing Company Preferred Stock Shares	3.1(a)(i)(L)
Pre-Closing Period	6.1(a)
Pre-Closing Tax Period	1.1(zz)
Preferred Stock Exchange Ratio	3.1(a)(i)
Proxy Statement	7.1(a)
Registration Statement	7.1(a)
Representative	1.1(aaa)
Required Parent Stockholder Approvals	5.4(a)
Response Date	3.7(b)
Restated Certificate of Formation	2.8(a)
Restated Limited Liability Company Agreement	2.8(b)
Reverse Stock Split Proposal	Recitals
Safety Notices	4.11(h)
Sarbanes-Oxley Act	5.6(a)
SEC	1.1(bbb)
Second Certificate of Merger	2.4(b)
Second Effective Time	2.4(b)
Second Merger	Recitals
Securities Act	4.5(b)
Stockholder Notice	7.2(b)
Straddle Period	7.9(d)
Subscription Agreement	Recitals
Subsequent Transaction	1.1(ccc)
Subsidiary	1.1(ddd)
Superior Offer	1.1(eee)
Surviving Company	2.2(a)
Surviving Entity	2.2(b)
Takeover Laws	4.21
Tax Action	4.15(d)
Tax Counsel	7.9(b)
Tax Return	1.1(fff)
Taxes	1.1(ggg)
Trade Secret	1.1(dd)
Transaction Litigation	7.4(c)
Transactions	1.1(hhh)

-ix-

Definition	Location
Transfer Taxes	7.9(c)
Treasury Regulations	1.1(iii)
Treasury Stock Method	3.1(a)(i)(N)
WARN Act	4.13(f)
Withholding Agent	3.5

-x-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 10, 2024, by and among Reneo Pharmaceuticals, Inc., a Delaware corporation (“Parent”), Radiate Merger Sub I, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub I”), Radiate Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Parent (“Merger Sub II”, and together with Merger Sub I, “Merger Subs”) and OnKure, Inc., a Delaware corporation (the “Company”). Parent, the Merger Subs and the Company are referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Parent and the Company intend to effect a merger of Merger Sub I with and into the Company (the “First Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”). Upon consummation of the First Merger, Merger Sub I will cease to exist and the Company will become a direct, wholly-owned subsidiary of Parent. As promptly as practicable following the First Merger, and as part of the same overall transaction, the surviving corporation of the First Merger will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”) in accordance with this Agreement and the DGCL. Upon consummation of the Second Merger, the surviving corporation of the First Merger will cease to exist and Merger Sub II will continue as a direct, wholly-owned subsidiary of Parent;

WHEREAS, the Parties intend that (i) the Mergers together constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321, that shall qualify as a single “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Intended Tax Treatment”) and (ii) this Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that the Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Transactions;

WHEREAS, the Company Board has approved this Agreement and the Mergers, with the Company continuing as the Surviving Company (as defined below) after the First Effective Time (as defined below), pursuant to which each share of Company Capital Stock shall be converted into the right to receive a number of shares of Parent Class A Common Stock (as defined below) or Parent Class B Common Stock (as defined below), and Merger Sub II continuing as the Surviving Entity (as defined below) after the Second Effective Time (as defined below) as provided in Section 3.1(a)(i), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Merger Sub I is a newly incorporated Delaware corporation and Merger Sub II is a newly formed Delaware limited liability company, in each case, that is wholly-owned by Parent, and has been incorporated or formed for the sole purpose of effecting the Merger;

WHEREAS, effective as of the First Effective Time, the certificate of incorporation and bylaws of Parent shall be amended and restated in the form attached hereto as Exhibit A and Exhibit B, respectively (respectively, with such changes as may be mutually agreed between Parent and the Company, the “Parent Amended Charter” and the “Parent Amended Bylaws”) to contemplate a name change;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has unanimously (i) determined that the Transactions are fair to, advisable and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions, including the issuance of shares of Parent Common Stock to the stockholders of the Company pursuant to this Agreement, (iii) determined and declared that the Charter Amendment Proposals (as defined below) are advisable and in the best interests of Parent and its stockholders, (iv) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to authorize the issuance of the Parent Common Stock in connection with the First Merger and the Concurrent PIPE Investment (as defined below) in accordance with Nasdaq Listing Rule 5635 (the “Nasdaq Issuance Proposal”) and (v) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, as promptly as practicable after the forms thereof are mutually agreed to by Parent and the Company, that the stockholders of Parent vote to approve (a) one or more amendments to Parent’s certificate of incorporation to effect the Nasdaq Reverse Stock Split (the “Reverse Stock Split Proposal”), (b) the Parent Amended Charter (together with the Reverse Stock Split Proposal, the “Charter Amendment Proposals”) and to take formal action to approve, adopt and declare advisable such final form of the Parent Amended Charter, (c) the adoption of the 2024 Equity Incentive Plan (the “2024 Equity Incentive Plan Proposal”) and (d) the adoption of the 2024 ESPP (the “2024 ESPP Proposal”, and together with the 2024 Equity Incentive Plan Proposal, the “Equity Plan Proposals”);

WHEREAS, the boards of directors or members, as applicable, of each Merger Sub has (i) determined that the Transactions are fair to, advisable and in the best interests of such Merger Sub and its sole stockholder or sole member, (ii) approved and declared advisable this Agreement and the Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder or member, as applicable, of such Merger Sub votes to adopt this Agreement and thereby approve the Transactions;

WHEREAS, Parent, the Merger Subs and the Company each desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers as specified herein;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, the officers, directors and stockholders of Parent listed on Section A of the Parent Disclosure Letter have (following Parent Board approval thereof) entered into Parent Support Agreements, dated as of the date of this Agreement, in substantially the form attached hereto as Exhibit C (the “Parent Support Agreements”), pursuant to which such officers, directors and stockholders have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of Parent Common Stock in favor of the approval of the Parent Stockholder Proposals;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement of Parent’s willingness to enter into this Agreement, the officers, directors and stockholders of the Company listed on Section A of the Company Disclosure Letter have (following Company Board approval thereof) entered into Company Support Agreements, dated as of the date of this Agreement, in substantially the form attached hereto as Exhibit D (the “Company Support Agreements”), pursuant to which such officers, directors and stockholders have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of Company Capital Stock in favor of the adoption of this Agreement and thereby approve the Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company listed on Section B of the Company Disclosure Letter are executing lock-up agreements in substantially the form attached hereto as Exhibit E (the “Lock-Up Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Company’s willingness to enter into this Agreement, the continuing executive officers of Parent (if any) and the continuing members of the Parent Board listed on Section B of the Parent Disclosure Letter are executing the Lock-Up Agreement;

WHEREAS, it is expected that no later than the fifth Business Day after the Registration Statement is declared effective under the Securities Act, holders of shares of Company Capital Stock sufficient to adopt and approve this Agreement and the Transactions as required under the DGCL and the Company Charter and Company Bylaws will execute an action by written consent in form and substance reasonably acceptable to Parent (the “Company Stockholder Written Consent”) adopting this Agreement and approving the Company Charter Amendment, including by the holders of (i) at least a majority of the voting power of outstanding shares of Company Class A Common Stock and Company Series C Preferred Stock, voting together as a single class, and (ii) at least a majority of the outstanding shares of Company Series C Preferred Stock, voting as a separate class, approving and adopting this Agreement (together, subclauses (i) and (ii), the “Company Stockholder Approval”), in each case that are outstanding on the record date for the Company Stockholder Written Consent; and

WHEREAS, concurrently with the execution of this Agreement, certain investors have entered into stock purchase agreements representing an aggregate commitment of not less than $60,000,000 in substantially the form attached hereto as Exhibit F (collectively, the “Subscription Agreement”), pursuant to which such Persons will, subject to the terms and conditions set forth therein, subscribe and purchase a number of shares of Parent Common Stock immediately following the Closing (the “Concurrent PIPE Investment”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, the Merger Subs and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

Section 1.1 Certain Definitions. For purposes of this Agreement:

(a) “2024 Equity Incentive Plan” means an equity incentive plan of Parent in form and substance as determined by the Company (subject to Parent’s approval, not to be unreasonably withheld, conditioned or delayed), reserving for issuance a number of shares of Parent Common Stock to be determined by the Company in consultation with Parent.

(b) “2024 ESPP” means an “employee stock purchase plan” of Parent in form and substance as determined by the Company (subject to Parent’s approval, not to be unreasonably withheld, conditioned or delayed), reserving for issuance a number of shares of Parent Common Stock to be determined by the Company in consultation with Parent.

(c) “Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement, except such confidentiality agreement need not contain any standstill provisions. Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with Parent relating to a potential Acquisition Proposal on terms that are not materially less restrictive than the Confidentiality Agreement with respect to the scope of coverage and restrictions on disclosure and use, including the term thereof, shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement.

(d) “Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Parent, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal, other than the Concurrent PIPE Investment.

(e) “Acquisition Proposal” means, other than the Transactions or the exercise or conversion of equity interests outstanding on the date of this Agreement, any offer or proposal (other than an offer or proposal made or submitted by or on behalf of Parent or any of its Affiliates, on the one hand, or by or on behalf of the Company or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to, in a single transaction or series of related transactions, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of a Party or any of its Subsidiaries (whether based on the fair market value or revenue generation) or 20% or more of any class of equity or voting securities of a Party or any class of equity or voting securities of any Subsidiary or Subsidiaries of a Party whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of such Party (whether based on the fair market value or revenue generation), (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a Person or group beneficially owning 20% or more of any class of equity or voting securities of a Party or any class of equity or voting securities of any Subsidiary or Subsidiaries of a Party whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of such Party (whether based on the fair market value or revenue generation), or (iii) a merger, consolidation, share exchange, business combination, asset sale, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a Party or any of its Subsidiaries pursuant to which any Person or group would own, directly or indirectly, 20% or more of the aggregate voting power of the surviving entity in a merger involving a Party or the resulting direct or indirect parent of such Party or such surviving entity (or any securities convertible into, or exchangeable for, securities representing such voting power) after giving effect to the consummation of such transaction.

(f) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person.

(g) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Los Angeles, California are authorized or required by applicable Law to be closed.

(h) “Company Benefit Plans” means (i) all “employee benefit plans” (as defined in section 3(3) of ERISA, whether or not subject to ERISA); (ii) all compensatory stock purchase, stock option, restricted stock, restricted stock unit, phantom stock or other equity-based compensation, severance, employment, consulting, retention, change-in-control compensation, fringe benefit, bonus, incentive, commission, deferred compensation, retirement, pension, profit-sharing, health or welfare plans, contracts, programs, funds or arrangements of any kind; and (iii) all other employee benefit and compensation plans, contracts, programs, funds or other arrangements (whether formal or informal, written or oral) and any trust, escrow or similar agreement related thereto, whether or not funded, in each case, in respect of any current or former employee, director, officer or other individual service provider of the Company (A) that are sponsored, maintained or contributed to (or required to be contributed to), by the Company or any member of its Controlled Group or (B) to which the Company or any member of its Controlled Group is required to make payments, transfers or contributions or with respect to which the Company or any member of its Controlled Group otherwise has any current or contingent liability or obligation (but not including any benefit plan, program or arrangement administered, sponsored or maintained by any Governmental Entity).

(i) “Company Capital Stock” means the shares of Company Common Stock and Company Preferred Stock.

(j) “Company Capitalization Representation” means the representations and warranties of the Company set forth in Section 4.2(a).

(k) “Company Common Stock” means the shares of common stock of the Company with a par value per share of $0.0001, including the Company Class A Common Stock and Company Class B Common Stock.

(l) “Company Equity Plans” means the Company 2023 RSU Equity Incentive Plan, the Company 2021 Stock Incentive Plan and the Company 2011 Stock Incentive Plan, in each case, as may be amended from time to time.

(m) “Company Fundamental Representations” means each of the representations and warranties of the Company set forth in Section 4.1, Section 4.3, Section 4.4 and Section 4.25.

(n) “Company Intervening Event” means any event, development, occurrence, circumstance, change or effect occurring after the date of this Agreement that has a material positive effect on the financial condition or results of operations of the Company: (i) that was not known to the Company Board prior to the date of this Agreement, and the material consequences of which (based on facts known to members of the Company Board as of the date of this Agreement) were not reasonably foreseeable as of the date of this Agreement but become known to the Company Board prior to the receipt of the Company Stockholder Approval, and (ii) that does not relate to any Acquisition Proposal, Acquisition Inquiry or Superior Offer; provided, however, that any event, development, occurrence, circumstance, change or effect related to any of the following shall not be deemed to constitute or be taken into account in determining whether there is, or would reasonably be expected to be, a Company Intervening Event: (A) any breach of this Agreement by the Company; (B) any event, development, occurrence, circumstance, change or effect resulting from the announcement (whether or not authorized by the Parties, including any pre signing reports in the press or otherwise, reporting on a potential transaction among the Parties or otherwise relating to the acquisition of the Company) or pendency of this Agreement or the Transactions, including the identity of, or events, developments, occurrences, circumstances, changes or effects relating to, Parent or any of its Affiliates; (C) the fact that the Company has exceeded or met any projections, forecasts, cost savings or earnings predictions or expectations of the Company on or after the date of this Agreement (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances relating to or causing such material improvement or improvements may be considered, along with the effects or consequences thereof); or (D) any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices).

(o) “Company Options” means options to purchase shares of Company Class A Common Stock issued by the Company pursuant to the Company Equity Plans.

(p) “Company Owned IP” means all Intellectual Property Rights owned by the Company in whole or in part.

(q) “Company Preferred Stock” means the shares of preferred stock of the Company with a par value per share of $0.0001, including the Company Series C Preferred Stock.

(r) “Company RSUs” means all restricted stock units corresponding to shares of Company Preferred Stock issued pursuant to a Company Equity Plan.

(s) “Company Triggering Event” shall be deemed to have occurred if: (i) the Company Board or any committee thereof shall have made a Company Board Adverse Recommendation Change or approved, endorsed or recommended any Acquisition Proposal, or (ii) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal.

(t) “Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated as of January 24, 2024, between the Company and Parent.

(u) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

(v) “Controlled Group” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the applicable Person or (ii) which together with such Person is treated as a single employer under Section 414(t) of the Code.

(w) “CRO” means a Person (including a commercial, academic or other organization) contracted by a sponsor to perform one or more of a sponsor’s Clinical Trial-related duties and functions, including those defined in (i) 21 C.F.R. Part 312.3(b); (ii) ICH GCP E6; and (iii) foreign equivalents of the foregoing, each as may be amended from time to time.

(x) “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, wetlands, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(y) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(z) “Exchange Ratios” means the Common Stock Exchange Ratio and the Preferred Stock Exchange Ratio.

(aa) “Hazardous Substance” means any substance, material or waste listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including but not limited to petroleum or petroleum-derived products, radon, radioactive materials or wastes, medical wastes, asbestos in any form, lead or lead-containing materials, and polychlorinated biphenyls.

(bb) “HCP” means any Person performing any professional medical, laboratory or research services, nursing services, behavioral health or other clinical services, including any research investigator, physician, pharmacist, registered nurse, licensed practical nurse, advanced practice nurse, nurse practitioner, certified registered nurse practitioner, physician assistant, healthcare provider, therapist, mental health coach or other similar practitioner that is classified as a health care professional under applicable Law.

(cc) “Health Care Laws” means all health care Laws to the extent applicable to a Party, the Company Products, the Parent Products or a Party’s activities, including, but not limited to the following: the Federal Food, Drug & Cosmetic Act (“FDCA”) and its implementing regulations, including 21 C.F.R. Parts 11, 50, 54, 56, and 312; the Public Health Service Act (42 U.S.C. § 201 et seq.), the Federal Trade Commission Act (15 U.S.C. § 41 et seq.); the Controlled Substances Act (21 U.S.C. § 801 et seq.); the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the civil monetary penalties law (42 U.S.C. § 1320a-7a); the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h); the Eliminating Kickbacks in Recovery Act (18 U.S.C. § 220); the civil False Claims Act (31 U.S.C. § 3729 et seq.); the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); the Stark law (42 U.S.C. § 1395nn); the Criminal Health Care Fraud Statute (18 U.S.C. § 1347); the anti-fraud provisions of the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.); the Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. § 263a); the exclusion Laws (42 U.S.C. § 1320a-7); 18 U.S.C. § 1035; Medicare (Title XVIII of the Social Security Act); Medicaid (Title XIX of the Social Security Act); the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 (42 U.S.C. § 18001 et seq.); the International Conference on Harmonisation Consolidated Guidance on Good Clinical Practice E6(R2); and all requirements of Good Clinical Practice and Good Laboratory Practices under applicable Laws; any regulations and guidance promulgated pursuant to such Laws; and any other state, federal or ex-U.S. Laws or regulations equivalent to the foregoing Laws and regulations or otherwise governing the manufacturing, development, testing, labeling, advertising, marketing or distribution of drug, biologic and device products, kickbacks, interactions with health care professionals, patient or program charges, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, the conduct of research-related operations, including Clinical Trials and the reporting of results thereof, the conduct of laboratory operations including the ownership, licensure, accreditation and operation of laboratory facilities and the collection, sampling, handling, testing, storing, possessing, using, importing, exporting, disposing and transporting of any regulated materials, quality, safety, or any other aspect of providing health care, products or services, but in each case excluding Company Privacy Laws and Parent Privacy Laws.

(dd) “Intellectual Property Rights” means all intellectual property rights of any kind or nature in any jurisdiction throughout the world, including such rights in all of the following, in each case, to the extent protected by applicable law: (i) trademarks or service marks (whether registered or unregistered), trade names, domain names, social media user names, social media addresses, logos, slogans and trade dress, including applications to register any of the foregoing, together with the goodwill symbolized by any of the foregoing; (ii) patents, industrial designs, utility models and any similar or equivalent statutory rights with respect to the protection of inventions and all applications for any of the foregoing, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions, reexaminations thereof, other pre-grant/issue and post-grant/issue forms thereof; and all documentation and embodiments of the foregoing; (iii) copyrights (registered and unregistered) and applications for registration thereof; (iv) confidential information and data, know-how, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know how, customer lists, software and technical information, in each case to the extent any of the foregoing is not generally known, derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, and has been subject to reasonable efforts to keep it secret (“Trade Secrets”); (v) any other intellectual property rights of any kind or nature; and (vi) moral and economic rights of authors and inventors in any of the foregoing.

(ee) “In-The-Money Company Option” means a Company Option with a per-share exercise price, determined on an iterative basis, of less than the Company Common Value Per Share.

(ff) “IRS” means the United States Internal Revenue Service.

(gg) “knowledge” of any Party means (i) the actual knowledge of any executive officer of such Party or other officer having primary responsibility for the relevant matter or any employee consultant or interim officer serving similar roles (ii) any fact or matter which any such Person could be expected to discover or otherwise become aware of after reasonable inquiry, consistent with such Person’s title and responsibilities, concerning the existence of the relevant matter.

(hh) “Law” means any international, national, federal, state or local law, including common law, statute, code, ordinance, constitution, treaty, convention, regulation or rule or other similar requirements of any Governmental Entity.

(ii) “Nasdaq” means the Nasdaq Stock Market, LLC.

(jj) “Nasdaq Reverse Stock Split” means a reverse stock split of all issued shares of Parent Common Stock at a reverse stock split ratio as determined by the Company in consultation with Parent (subject to Parent’s approval not to be unreasonably withheld, conditioned or delayed) that is effectuated by Parent.

(kk) “Net Cash” means, without duplication, and measured as of the Cash Determination Time (i) Parent’s consolidated cash (excluding restricted cash), cash equivalents, marketable securities and short-term investments (less the cost to repatriate any such amounts held by any non-U.S. Subsidiary of Parent), plus (ii) all of Parent’s consolidated prepaid expenses, deposits, receivables (including insurance recoveries), and restricted cash that Parent and the Company mutually agree acting reasonably will be useable by or available to Parent or its Subsidiaries within 90 days of Closing, plus (iii) the portion of amounts paid by Parent prior to the Cash Determination Time under the Contracts (or successor Contracts) set forth on Section 7.11(b) of the Parent Disclosure Letter under the heading Retained Systems and Software and labeled for renewal that are allocable to the period following Closing (pro-rated by day), minus (iv) the sum of Parent’s short-term and long-term liabilities, whether accrued or otherwise, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP (and which shall include all indebtedness for borrowed money, accounts payable and any amounts remaining or payable under any leases) and, including, to the extent unpaid as of the Cash Determination Time, the fees and expenses incurred by Parent and Merger Sub in connection with the Transactions and the negotiation, preparation and execution of this Agreement or any other agreement, document, instrument, filing, certificate, schedule, exhibit, letter or other document prepared or executed in connection with the Transactions, including (A) any fees and expenses of legal counsel and accountants, (B) the maximum amount of fees and expenses payable to financial advisors, investment bankers and brokers, (C) the amounts outstanding and payable to Tax advisors, transfer agents, proxy solicitors and other advisors of Parent, (D) the fees and expenses for the printing and filing with the SEC of the Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto and paid to a financial printer or the SEC, (E) the fees and expenses incurred in connection with the engagement and services of the Exchange Agent, (F) any filing fees payable in respect of the Nasdaq Listing Application, (G) 50% the fees incurred by Parent pursuant to Section 7.4(a) and Section 7.4(b), if any; and (H) the premiums, commissions and other fees paid or payable in connection with obtaining Parent’s D&O tail policy as set forth in Section 7.5(d), minus (v) to the extent then payable (other than in shares of Parent Common Stock that are or will be included in the calculation of Parent Outstanding Shares) at the Closing, and not yet paid, any and all liabilities of Parent to any of its employees (including change of control payments, retention payments, severance payments, payments due in connection with Parent Option exercises and Parent RSU vesting that have occurred prior to or occur in connection with the Closing, and any employer-side portion of any applicable payroll or similar Taxes owed in connection with the foregoing payments to employees), minus (vi) to the extent payable in cash after the Closing, any and all liabilities of Parent to any of its employees that constitute (A) severance payments that are due and payable after the Closing solely as a result of a termination of service with Parent or any of its Subsidiaries prior to or in connection with the Closing (but not, for purposes of clarity, as a result of any severance payments that may become due solely as a result of a termination of service after the Closing) and (B) retention payments that could become payable to employees of Parent or its Subsidiaries within six months after the Closing as a result of Parent Benefit Plans in effect as of the Closing, minus (vii) the actual costs (including Taxes), or, to the extent not available as of the Cash Determination Time, the mutually agreed estimate for costs (including Taxes) (such agreement not to be unreasonably withhold, conditioned or delayed) associated with the winding down of the Parent Legacy Business, minus (viii) any Transfer Taxes allocated to Parent pursuant to Section 7.9(c), minus (ix) the aggregate amount of unpaid Taxes of Parent (which shall not be less than zero) for any Pre-Closing Tax Period computed in accordance with past practice and applicable Law, and taking into account Tax payments, overpayments of Taxes, and all applicable deductions, including any such items arising in connection with the Transactions, in each case, to the extent allocable to a Pre-Closing Tax Period following the allocation methodology set forth in Section 7.9(d) with respect to any Straddle Period and which (and only to the extent) the parties mutually agree will result in an actual reduction of any such unpaid Taxes (taking into account any costs of pursuing and obtaining such reduction); provided, however, in determining the amount of “Net Cash” and notwithstanding the foregoing provisions of this definition, the following fees and expenses incurred by Parent or its Subsidiaries shall be excluded (A) any banker and placement agent fees and expenses associated with the Concurrent PIPE Investment, (B) any Transfer Taxes allocated to the Company pursuant to Section 7.9(c), (C) 50% of the fees incurred by Parent pursuant to Section 7.4(a) and Section 7.4(b), if any and (D) liabilities that are contingent as of the Cash Determination Time, that are not (and reserves for which are not) required to be set forth on a balance sheet prepared in accordance with GAAP and that are not otherwise specified herein, and (E) the value of any settlement or judgment that is not agreed or imposed prior to the Cash Determination Time related to stockholder litigation arising out of or in connection with the Transactions. Set forth on Section 1.1(kk) of the Parent Disclosure Letter is an illustrative example of the calculation of Net Cash.

(ll) “Parent Benefit Plans” means (i) all “employee benefit plans” (as defined in section 3(3) of ERISA, whether or not subject to ERISA); (ii) all compensatory stock purchase, stock option, restricted stock, restricted stock unit, phantom stock or other equity-based compensation, severance, employment, consulting, retention, change-in-control compensation, fringe benefit, bonus, incentive, commission, deferred compensation, retirement, pension, profit-sharing, health or welfare plans, contracts, programs, funds or arrangements of any kind; and (iii) all other employee benefit and compensation plans, contracts, programs, funds or other arrangements (whether formal or informal, written or oral) and any trust, escrow or similar agreement related thereto, whether or not funded, in each case, in respect of any current or former employee, director, officer or other individual service provider of Parent (A) that are sponsored, maintained or contributed to (or required to be contributed to), by Parent or any member of its Controlled Group or (B) to which Parent or any member of its Controlled Group is required to make payments, transfers or contributions or with respect to which the Company or any member of its Controlled Group otherwise has any current or contingent liability or obligation (but not including any benefit plan, program or arrangement administered, sponsored or maintained by any Governmental Entity).

(mm) “Parent Capitalization Representation” means the representations and warranties of Parent and Merger Subs set forth in Section 5.2(a) and Section 5.2(e).

(nn) “Parent Class A Common Stock” means the Class A voting common stock of Parent with a par value per share of $0.0001, as set forth in the Parent Amended Charter.

(oo) “Parent Class B Common Stock” means the Class B convertible non-voting common stock of Parent with a par value per share of $0.0001, as set forth in the Parent Amended Charter.

(pp) “Parent Common Stock” means (i) prior to the effectiveness of the Parent Amended Charter, the outstanding shares of common stock of Parent with a par value per share of $0.0001, including and (ii) at and after the effectiveness of the Parent Amended Charter, collectively, the outstanding shares of Parent Class A Common Stock and Parent Class B Common Stock.

(qq) “Parent Equity Plans” means the Parent 2021 Equity Incentive Plan, the Parent 2014 Equity Incentive Plan and the Parent ESPP, in each case, as may be amended from time to time.

(rr) “Parent Fundamental Representations” means each of the representations and warranties of Parent and Merger Sub set forth in Section 5.1, Section 5.3, Section 5.4, Section 5.5(a)(i) and Section 5.23.

(ss) “Parent Intervening Event” means any event, development, occurrence, circumstance, change or effect occurring after the date of this Agreement that has a material positive effect on the financial condition or results of operations of Parent and its Subsidiaries taken as a whole: (i) that was not known to the Parent Board prior to the date of this Agreement, and the material consequences of which (based on facts known to members of the Parent Board as of the date of this Agreement) were not reasonably foreseeable as of the date of this Agreement but become known to the Parent Board prior to the receipt of the Required Parent Stockholder Approvals, and (ii) that does not relate to any Acquisition Proposal, Acquisition Inquiry or Superior Offer; provided, however, that any event, development, occurrence, circumstance, change or effect related to any of the following shall not be deemed to constitute or be taken into account in determining whether there is, or would reasonably be expected to be, a Parent Intervening Event: (A) any breach of this Agreement by Parent; (B) any event, development, occurrence, circumstance, change or effect resulting from the announcement (whether or not authorized by the Parties, including any pre signing reports in the press or otherwise, reporting on a potential transaction among the Parties or otherwise relating to the acquisition of the Company) or pendency of this Agreement or the Transactions, including the identity of, or events, developments, occurrences, circumstances, changes or effects relating to, the Company or any of its Affiliates; (C) the fact that Parent has exceeded or met any projections, forecasts, cost savings or earnings predictions or expectations of Parent on or after the date of this Agreement (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances relating to or causing such material improvement or improvements may be considered, along with the effects or consequences thereof); or (D) any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices).

(tt) “Parent Legacy Assets” means all assets, technology and Intellectual Property Rights of Parent as they existed at any time prior to the date of this Agreement, including for purposes of clarity, the tangible and intangible assets, in each case to the extent primarily used in or primarily related to Parent’s mavodelpar program. The business of Parent with respect to the Parent Legacy Assets is referred to as the “Parent Legacy Business”.

(uu) “Parent Options” means options to purchase shares of Parent Common Stock issued pursuant to a Parent Equity Plan or otherwise (but for the avoidance of doubt, not including any purchase rights pursuant to the Parent ESPP).

(vv) “Parent Owned IP” means all Intellectual Property Rights owned by Parent in whole or in part.

(ww) “Parent RSUs” means all restricted stock units corresponding to shares of Parent Common Stock issued pursuant to a Parent Equity Plan or otherwise.

(xx) “Parent Triggering Event” shall be deemed to have occurred if: (a) Parent shall have failed to include in the Proxy Statement the Parent Board Recommendation, (b) the Parent Board or any committee thereof shall have made a Parent Board Adverse Recommendation Change or approved, endorsed or recommended any Acquisition Proposal, (c) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 6.4) or (d) unless otherwise requested by the Company, Parent shall have failed to publicly and without qualification recommend against any Acquisition Proposal within ten Business Days after the Company so requests in writing; provided that the Company may only make such request once with respect to any particular Acquisition Proposal or any material publicly announced or disclosed amendment or modification thereto.

(yy) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

(zz) “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and portion of any Straddle Period ending on (and including) the Closing Date.

(aaa) “Representative” means a Person’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

(bbb) “SEC” means the Securities and Exchange Commission.

(ccc) “Subsequent Transaction” means any transaction or series of related transactions (other than the Concurrent PIPE Investment) involving an Acquisition Proposal (with all references to 20% in the definition of Acquisition Proposal being treated as references to 50% for these purposes).

(ddd) “Subsidiary” means, with respect to any Person, any foreign or domestic corporation or other entity, whether incorporated or unincorporated, of which (a) such Person or any other Subsidiary of such Person is a general partner; (b) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such Person or by any one or more of such Person’s Subsidiaries, or by such Person and one or more of its Subsidiaries; or (c) at least a majority of the equity securities or other equity interests is directly or indirectly owned or controlled by such Person or by any one or more of such Subsidiaries, or by such Person and one or more of its Subsidiaries.

(eee) “Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Proposal being treated as references to 50% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) of Section 6.4(a) and (b) is on terms and conditions that the Parent Board or the Company Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any written offer by the other Party to this Agreement to amend the terms of this Agreement are more favorable, from a financial point of view, to the Parent’s stockholders or the Company’s stockholders, as applicable, than the terms of the Transactions and (c) is reasonably capable of being completed on the terms proposed without unreasonable delay.

(fff) “Tax Return” means any return, declaration, report, certificate, bill, election, claim for refund, information return, statement or other written information and any other document filed or supplied or required to be filed or supplied to (or as directed by) any Governmental Entity or any other Person with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof.

(ggg) “Taxes” means all U.S. federal, state and local and non-U.S. net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, imputed underpayment, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, occupation, workers’ compensation, premium, real property, personal property, escheat or unclaimed property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes, fees, assessments, charges or levies in the nature of a Tax (whether imposed, assessed, determined, administered, enforced or collected directly or through withholding and including taxes of any third party in respect of which a Person may have a duty to collect or withhold and remit and any amounts resulting from the failure to file any Tax Return), whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto (or attributable to the nonpayment thereof).

(hhh) “Transactions” means the Mergers, the Company Charter Amendment, the Nasdaq Reverse Stock Split, the Concurrent PIPE Investment and the other transactions contemplated by this Agreement and the Subscription Agreement.

(iii) “Treasury Regulations” means final and temporary regulations issued under the Code.

Section 1.2 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Exhibit G and Exhibit H are hereby incorporated in and made a part of this Agreement as if set forth herein and all other Exhibits and Schedules annexed hereto or referred to herein, including the Company Disclosure Letter, are expressly excluded from what constitutes the “agreement of merger” for purposes of Title 8 of the Delaware Code. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to days mean calendar days unless otherwise specified. The phrase “made available” or similar phrases as used in this Agreement means that the subject documents were posted to the virtual data room maintained by such Party or its Representatives for purposes of the Transactions by 5:00 p.m. (Pacific Time) on the date that is at least two Business Days prior to the date hereof, or, in the case of Parent, publicly filed with the SEC by Parent.

Section 1.3 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

ARTICLE II

THE MERGER

Section 2.1 Formation of Merger Subs. Parent has caused each of Merger Sub I and Merger Sub II to be organized under the laws of the State of Delaware.

Section 2.2 The Mergers.

(a) First Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the First Effective Time, Merger Sub I shall be merged with and into the Company. Following the First Merger, the separate corporate existence of Merger Sub I shall cease, and the Company shall continue as the surviving company of the First Merger (the “Surviving Company”) and a direct, wholly-owned Subsidiary of Parent.

(b) Second Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Second Effective Time, the Surviving Company shall be merged with and into Merger Sub II. Following the Second Merger, the separate corporate existence of the Surviving Company shall cease, and Merger Sub II shall continue as the surviving entity of the Second Merger (the “Surviving Entity”) and a direct, wholly-owned Subsidiary of Parent.

Section 2.3 Closing. Unless this Agreement is earlier terminated pursuant to the provisions of Article IX, and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the Mergers (the “Closing”) shall take place remotely by the electronic exchange of documents and signatures (for their electronically delivered counterparts and countersignatories), as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VIII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), unless another time, date and place is mutually agreed upon by Parent and the Company in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.”

Section 2.4 Effective Times.(a) First Effective Time. Upon the terms and subject to the provisions of this Agreement, at the Closing, the Parties shall cause the First Merger to be consummated by executing, and the Company will file, a Certificate of Merger with respect to the First Merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), in such form as is required by, and executed in accordance with the relevant provisions of the DGCL. The First Merger shall become effective at such time as the First Certificate of Merger is duly filed with the Delaware Secretary of State or at such later time as Parent and the Company shall agree in writing and shall specify in the First Certificate of Merger (the time the First Merger becomes effective being the “First Effective Time”).

(b) Second Effective Time. Upon the terms and subject to the provisions of this Agreement, promptly after the First Effective Time, the Parties shall cause the Second Merger to be consummated by executing, and Merger Sub II will file, a Certificate of Merger with respect to the Second Merger (the “Second Certificate of Merger” and, together with the First Certificate of Merger, the “Certificates of Merger”) with the Delaware Secretary of State, in such form as is required by, and executed in accordance with the relevant provisions of the DGCL. The Second Merger shall become effective at such time as the Second Certificate of Merger is duly filed with the Delaware Secretary of State or at such later time as Parent and the Company shall agree in writing and shall specify in the Second Certificate of Merger (the time the Second Merger becomes effective being the “Second Effective Time”).

Section 2.5 Effects of the Mergers.

(a) Effects of the First Merger. At and after the First Effective Time, the First Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub I shall become the debts, liabilities and duties of the Surviving Company.

(b) Effects of the Second Merger. At and after the Second Effective Time, the Second Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL and the Delaware Limited Liability Company Act. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, powers and franchises of the Surviving Company and Merger Sub II shall vest in the Surviving Entity, and all debts, liabilities and duties of the Surviving Company and Merger Sub II shall become the debts, liabilities and duties of the Surviving Entity.

Section 2.6 Parent Governance.

(a) Parent Certificate of Incorporation. Parent shall cause the certificate of incorporation of Parent to be amended and restated in the form of the Parent Amended Charter as of immediately prior to the First Effective Time and as of the First Effective Time, the certificate of incorporation of Parent shall be identical to the certificate of incorporation of Parent immediately prior to the First Effective Time.

(b) Parent Bylaws. Parent shall cause the Bylaws of Parent to be amended and restated in the form of the Parent Amended Bylaws as of immediately prior to the First Effective Time, and as of the First Effective Time, the Bylaws of Parent shall be identical to the Bylaws of Parent immediately prior to the First Effective Time.

(c) Board of Directors. The Parties shall take all action necessary (including, to the extent necessary, procuring the resignation of any directors on the Parent Board immediately prior to the First Effective Time) so that, as of the First Effective Time, the number of directors that comprise the full Board of Directors of Parent shall be eight (or such other number of directors as Parent and the Company may mutually agree), and such Board of Directors shall upon the First Effective Time initially consist of the Persons set forth in Section 2.6(c) of the Parent Disclosure Letter, which each Person shall be appointed to the particular class set forth on such schedule.

(d) Parent Officers. The Parties shall take all action necessary (including, to the extent necessary, procuring the resignation or removal of any officers of Parent immediately prior to the First Effective Time) so that, as of the First Effective Time, the Parent officers shall initially consist of the Persons set forth in Section 2.6(d) of the Parent Disclosure Letter.

Section 2.7 Surviving Company Governance.

(a) Surviving Company Certificate of Incorporation. The Certificate of Incorporation of the Company in effect at the First Effective Time shall remain the Certificate of Incorporation of the Surviving Company until thereafter amended in accordance with applicable Law.

(b) Surviving Company Bylaws. At the First Effective Time, the Bylaws of the Surviving Company shall be amended and restated to read in their entirety as the Bylaws of Merger Sub I as in effect immediately prior to the First Effective Time (except that references to the name of Merger Sub I shall be replaced with references to the name of the Surviving Company), and, as so amended and restated, shall be the Bylaws of the Surviving Company until thereafter amended in accordance with applicable Law.

(c) Surviving Company Directors. The directors of the Company immediately prior to the First Effective Time shall be the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

(d) Surviving Company Officers. The officers of the Company immediately prior to the First Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 2.8 Surviving Entity Governance.

(a) Surviving Entity Certificate of Formation. At the Second Effective Time, the Certificate of Formation of the Surviving Entity shall be amended and restated as of the Second Effective Time to be substantially in the form attached hereto as Exhibit G (the “Restated Certificate of Formation”), until thereafter amended in accordance with applicable Law.

(b) Surviving Entity Limited Liability Company Agreement. At the Second Effective Time, the limited liability company agreement of the Surviving Entity shall be amended and restated as of the Second Effective Time to be substantially in the form attached hereto as Exhibit H (the “Restated Limited Liability Company Agreement”), until thereafter amended in accordance with applicable Law.

(c) Surviving Entity Managing Member. Parent shall be the managing member (as defined in the Restated Limited Liability Company Agreement) of the Surviving Entity.

(d) Surviving Entity Officers. The officers of Merger Sub II immediately prior to the Second Effective Time shall be the officers of the Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified in accordance with the provisions of the limited liability company agreement of the Surviving Entity.

ARTICLE III

EFFECT ON THE EQUITY INTERESTS OF THE

CONSTITUENT COMPANIES; EXCHANGE OF CERTIFICATES

Section 3.1 Conversion of Capital Stock.

(a) At the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub I, the Company or the holders of any shares of capital stock of Parent, Merger Sub I or the Company:

(i) Subject to Section 3.4(f) and the terms below, each share of Company Capital Stock issued and outstanding immediately prior to the First Effective Time (other than any Excluded Shares or Dissenting Shares) shall be converted into and become exchangeable for the right to receive, in exchange for (A) each share of Company Common Stock, a number of shares of Parent Class A Common Stock that is equal to the Common Stock Exchange Ratio and (B) each share of Company Preferred Stock, a number of shares of Parent Class A Common Stock that is equal to the Preferred Stock Exchange Ratio (the shares of Parent Class A Common Stock issuable pursuant to the foregoing clauses (A) and (B) and any shares of Parent Class B Common Stock issuable pursuant to the immediately following clause, the “Merger Consideration”); provided that, as set forth on Schedule 3.1(a)(i), certain holders of Company Capital Stock shall receive all or a portion of the Merger Consideration that they would otherwise receive in the form of Parent Class A Common Stock in an equal number of shares of Parent Class B Common Stock. As of the First Effective Time, all such shares of Company Capital Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration. For purposes of this Agreement, the “Common Stock Exchange Ratio” means, subject to Section 3.1(d), the ratio (rounded to six decimal places) equal to (1) the Post-Closing Company Common Stock Shares divided by (2) the Company Outstanding Common Stock Shares and the “Preferred Stock Exchange Ratio” means, subject to Section 3.1(d), the ratio (rounded to six decimal places) equal to (x) the Post-Closing Company Preferred Stock Shares divided by (y) the Company Outstanding Preferred Stock Shares, in each case, in which:

(A) “Carve-Out Percentage” means 5.0%.

(B) “Company Common Value Per Share” equals (x) the Company Valuation multiplied by the Carve-Out Percentage divided by (y) the number of Company Outstanding Common Stock Shares.

(C) “Company Outstanding Common Stock Shares” means, subject to Section 3.1(d), and excluding any Excluded Shares, the total number of shares of Company Common Stock outstanding on a fully diluted basis immediately prior to the First Effective Time, determined using the Treasury Stock Method. Notwithstanding the foregoing, Company Outstanding Common Stock Shares shall be calculated excluding any securities issued in a Pre-Closing Financing. For such purposes a “Pre-Closing Financing” shall mean any bona fide financing undertaken by the Company prior to the Closing for capital raising purposes in compliance with the terms of this Agreement.

(D) “Company Outstanding Preferred Stock Shares” means, subject to Section 3.1(d), and excluding any Excluded Shares, the total number of shares of Company Preferred Stock outstanding on a fully diluted basis immediately prior to the First Effective Time, determined using the Treasury Stock Method. Notwithstanding the foregoing, Company Outstanding Preferred Stock Shares shall be calculated excluding any securities issued in a Pre-Closing Financing.

(E) “Company Valuation” means $170,000,000.

(F) “Parent Allocation Percentage” means the quotient determined by dividing (1) the Parent Valuation by (2) the sum of (x) the Parent Valuation and (y) the Company Valuation.

(G) “Parent Outstanding Shares” means, subject to Section 3.1(d) (including taking into account the effects of the Nasdaq Reverse Stock Split and excluding any Excluded Shares), the total number of shares of Parent Common Stock outstanding immediately prior to the First Effective Time, determined using the Treasury Stock Method. For clarity, no shares issued in connection with the Concurrent PIPE Investment shall be included in the Parent Outstanding Shares.

(H) “Parent Valuation” means (x) $75,000,000 plus (y) the amount (if any) by which the Final Parent Net Cash is greater than $61,000,000 minus (z) the amount (if any) by which the Final Parent Net Cash is less than $59,000,000. For purposes of clarity, if the Final Parent Net Cash is equal to or greater than $59,000,000 and less than or equal to $61,000,000, the Parent Valuation shall be $75,000,000.

(I) “Parent Value Per Share” equals the Parent Valuation divided by the number of Parent Outstanding Shares.

(J) “Post-Closing Company Shares” means (1) the Post-Closing Parent Shares minus (2) Parent Outstanding Shares.

(K) “Post-Closing Company Common Stock Shares” means the product determined by multiplying (1) the Post-Closing Company Shares by (2) the Carve-Out Percentage.

(L) “Post-Closing Company Preferred Stock Shares” means (1) the Post-Closing Company Shares minus (2) the Post-Closing Company Common Stock Shares.

(M) “Post-Closing Parent Shares” means the quotient determined by dividing (A) the Parent Outstanding Shares by (B) the Parent Allocation Percentage.

(N) “Treasury Stock Method” means the treasury stock method of accounting, determined by assuming, (1) in the case of Parent Outstanding Shares, the vesting, exercise, conversion and exchange of all options, warrants, conversion rights, exchange rights or any other rights to receive shares of Parent Common Stock that are in-the-money determined on an iterative basis, including (x) the vesting and conversion of Parent RSUs that are outstanding immediately prior to the First Effective Time into shares of Parent Common Stock and (y) the vesting and exercise of outstanding and unexercised Parent Options with a per-share exercise price, determined on an iterative basis, of less than the Parent Value Per Share, (2) in the case of Company Outstanding Common Stock Shares, the vesting, exercise, conversion and exchange of all options, warrants, conversion rights, exchange rights or any other rights to receive shares of Company Common Stock that are in-the-money determined on an iterative basis, including the vesting and exercise of outstanding and unexercised In-the-Money Company Options, and (3) in the case of Company Outstanding Preferred Stock Shares, the vesting, exercise, conversion and exchange of all options, warrants, conversion rights, exchange rights or any other rights to receive shares of Company Preferred Stock that are in-the-money determined on an iterative basis, including the vesting and conversion of Company RSUs that are outstanding immediately prior to the First Effective Time and which are settleable for Company Preferred Stock. For the avoidance of doubt, the Treasury Stock Method shall exclude entirely (x) any Parent Options with a per-share exercise price, determined on an iterative basis, greater than the Parent Value Per Share and (b) any Company Options that are not In-the-Money Company Options.

Notwithstanding the foregoing calculations of Post-Closing Company Preferred Stock Shares and Post-Closing Company Common Stock Shares set forth in this Section 3.1(a), to the extent the product of (i) the Parent Value Per Share multiplied by (ii) the number of shares Parent Common Stock into which a share of Company Series C Preferred Stock or a Company RSU would have been exchanged in accordance with the foregoing calculations set forth in this Section 3.1(a), would exceed 1.5 times the “Series C Original Issue Price” (as defined in the Company Charter as of the date of this Agreement), such share of Company Series C Preferred Stock or Company RSU shall not be exchanged for a number of shares of Parent Common Stock equal to the Preferred Stock Exchange Ratio, but will instead be exchanged for a number of shares of Parent Common Stock equal to the ratio determined by dividing (i) 1.5 times the Series C Original Issue Price of such share of Company Series C Preferred Stock by (ii) the Parent Value Per Share. The total number of shares of Parent Common Stock or Converted Parent RSUs that are not issued in respect of shares of Company Preferred Stock or the conversion of Company RSUs as a result of the immediately preceding sentence (or, if applicable, as a result of no shares of Company Preferred Stock being outstanding as of immediately prior to the First Effective Time) shall be added to, and shall therefore increase, the number of Post-Closing Company Common Stock Shares calculated pursuant to Section 3.1(a)(i)(K).

For the avoidance of doubt and for illustrative purposes only, sample calculations of “Exchange Ratios,” “Post-Closing Company Common Stock Shares,” “Post-Closing Company Preferred Stock Shares,” “Company Outstanding Common Stock Shares,” “Company Outstanding Preferred Stock Shares,” “Post-Closing Parent Shares,” and “Parent Outstanding Shares”, in each case prior to giving effect to the Nasdaq Reverse Stock Split, are set forth on Section 3.1(a) of the Parent Disclosure Letter.

(ii) At the First Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the First Effective Time shall remain outstanding. Immediately following the First Effective Time, shares of Parent Common Stock, if any, owned by the Surviving Company shall be surrendered to Parent without payment therefor.

(iii) Each share of Company Capital Stock held in the treasury of the Company or by any wholly-owned Subsidiary of Parent or the Company or owned, directly or indirectly, by Parent or Merger Sub I immediately prior to the First Effective Time (collectively, “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iv) Each share of common stock, par value $0.0001 per share, of Merger Sub I issued and outstanding immediately prior to the First Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Company.

(b) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent, the Surviving Company, Merger Sub II or the holders of any shares of capital stock or limited liability company interests of Parent, the Surviving Company or Merger Sub II:

(i) Each share of common stock, par value $0.0001 per share, of the Surviving Company issued and outstanding immediately prior to the Second Effective Time shall be cancelled without any consideration therefor.

(ii) Each limited liability company interest of Merger Sub II shall remain unchanged and continue to remain outstanding as a limited liability company interest in the Surviving Entity.

(c) No fractional shares of Parent Common Stock shall be issued in connection with the First Merger, and no certificates or scrip for any such fractional shares of Parent Common Stock shall be issued. Any fractional shares of Parent Common Stock resulting from the application of the Exchange Ratios as described in Section 3.1(a) after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder, shall be rounded down to the nearest whole share of Parent Common Stock, with no cash being paid for any fractional share of Parent Common Stock eliminated by such rounding.

(d) If, between the date hereof and the First Effective Time, the outstanding shares of Company Capital Stock or Parent Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the Nasdaq Reverse Stock Split to the extent such split has not previously been taken into account in calculating the Exchange Ratios), combination or exchange of shares or other like change, the Exchange Ratios shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Capital Stock, Company Stock Awards, Parent Common Stock, Parent Options and Parent RSUs with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Parent to take any action with respect to Company Capital Stock or Parent Common Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

Section 3.2 Treatment of Company RSUs. At the First Effective Time, each Company RSU that is outstanding immediately prior to the First Effective Time, whether unvested or vested (to the extent not settled), shall be assumed by Parent and, automatically and without any action on the part of the holder thereof, shall be converted into a Parent restricted stock unit award (“Converted Parent RSU”) covering a number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to, subject to the terms of Section 3.1(a), the Preferred Stock Exchange Ratio multiplied by the aggregate number of shares of Company Preferred Stock covered by such Company RSU immediately prior to the First Effective Time; provided that each such Converted Parent RSU shall be subject to the same terms and conditions (including vesting and repurchase provisions) that are applicable to such Company RSU as of immediately prior to the First Effective Time (with such changes as Parent and the Company mutually agree are appropriate to reflect the assumption of the Company RSUs by Parent).

Section 3.3 Treatment of Company Options.

(a) At the First Effective Time, each Company Option that is outstanding and unexercised immediately prior to the First Effective Time, whether or not vested and whether or not such Company Option is an In-The-Money Company Option, shall, at the First Effective Time, cease to represent a right to acquire shares of Company Class A Common Stock and shall be assumed by Parent and, automatically and without any action on the part of the holder thereof, shall be converted into an option to purchase Parent Common Stock (“Converted Parent Option”) covering a number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (w) the number of shares of Company Class A Common Stock subject to such Company Option immediately prior to the First Effective Time times (x) the Common Stock Exchange Ratio, and with a per-share exercise price (rounded up to the nearest whole cent) equal to the quotient of (y) the per-share exercise price of Company Class A Common Stock subject to such Company Option immediately prior to the First Effective Time divided by (z) the Common Stock Exchange Ratio. At the First Effective Time, Parent shall assume the Company Equity Plans and any award agreements related to the Converted Parent Options and Converted Parent RSUs and, other than as set forth in this Section, each Converted Parent Option shall be subject to the same terms and conditions (including vesting schedule, repurchase provisions, forfeiture provisions, and any restrictions on exercisability) that are applicable to such Company Option as of immediately prior to the First Effective Time (with such changes as Parent and the Company mutually agree are appropriate to reflect the assumption of the Company Options by Parent). Notwithstanding anything to the contrary in this Section 3.3(a), each Company Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 and Section 424 of the Code) shall be converted into a Converted Parent Option in a manner intended to be consistent with Treasury Regulations Section 1.424-1 and not to constitute a “modification” of such Company Option for purposes of Section 409A or Section 424 of the Code.

(b) Prior to the First Effective Time, the Company shall take all action necessary for the adjustment of the Company Options and Company RSUs under Section 3.2 and this Section 3.3, as applicable. The Company shall undertake commercially reasonable efforts to ensure that, as of the First Effective Time, no holder of a Company Stock Award (or former holder of a Company Stock Award) or participant in the Company Equity Plans shall have any rights to acquire, or other rights in respect of, the Company Capital Stock, or any capital stock of the Surviving Company or any Subsidiary of Parent, or any other equity interest therein.

(c) Parent shall file with the SEC, as soon as reasonably practicable after the First Effective Time, a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to Converted Parent RSUs and Converted Parent Options in accordance with Section 3.2 and Section 3.3(a).

Section 3.4 Exchange and Payment.

(a) At the First Effective Time, Parent shall issue and deposit (or cause to be deposited) with a bank or trust company designated by Parent (the “Exchange Agent”), in trust for the benefit of holders of shares of Company Capital Stock immediately prior to the First Effective Time (other than holders to the extent they hold Excluded Shares or Dissenting Shares), book-entry shares representing the shares of Parent Common Stock issuable pursuant to Section 3.1(a)(i). All certificates representing shares of Parent Common Stock, and any dividends, distributions and cash deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.”

(b) As soon as reasonably practicable after the First Effective Time, the Parties shall cause the Exchange Agent to mail to each holder of record of a certificate that immediately prior to the First Effective Time represented outstanding shares of Company Capital Stock (collectively, the “Certificates”) and to each holder of record of uncertificated shares of Company Capital Stock represented by book entry (“Book-Entry Shares”), in each case, that were converted into the right to receive the Merger Consideration, (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to any Certificates held by such Person shall pass, only upon proper delivery of such Certificates, if any, and identification of the Book-Entry Shares, if any, to the Exchange Agent, and which letter shall be in customary form and contain such other provisions as Parent or the Exchange Agent may reasonably specify), and (ii) instructions for use in effecting the surrender of any such Certificates and identifying such Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate and identification of the Book-Entry Shares, as applicable, to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require (including a duly completed and validly executed IRS Form W-9 or IRS Form W-8, as may be applicable, by each holder of such Certificate or Book-Entry Share), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange for the shares of Company Capital Stock formerly represented by such Certificate or Book-Entry Share (other than Excluded Shares or Dissenting Shares) that number of whole shares of Parent Common Stock (after taking into account all shares of Company Capital Stock then held by such holder under all Certificates so surrendered and Book-Entry Shares so identified) to which such holder of Company Capital Stock shall have become entitled pursuant to Section 3.1(a)(i) (which shall be in uncertificated book-entry form) and any Certificate so surrendered, together with any Book-Entry Shares, shall forthwith be cancelled. Until so surrendered as contemplated by this Section 3.4, each Certificate or Book-Entry Share shall be deemed after the First Effective Time to represent only the right to receive the portion of the Merger Consideration payable in respect thereof.

(c) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share or shall have established to the satisfaction of Parent that such Tax is not applicable.

(d) Subject to Section 3.6, the Merger Consideration shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock. At the First Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Company Capital Stock that were outstanding immediately prior to the First Effective Time. If, after the First Effective Time, Certificates are presented to the Surviving Company or the Exchange Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article III.

(e) Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Book-Entry Shares 12 months after the First Effective Time shall, upon demand of Parent, be delivered to the Surviving Entity and any remaining holders of Certificates or Book-Entry Shares (except to the extent representing Excluded Shares or Dissenting Shares) shall thereafter look only to the Surviving Entity, as general creditors thereof, for payment of the Merger Consideration (subject to abandoned property, escheat or other similar Laws), without interest.

(f) None of Parent, the Surviving Company, the Surviving Entity, the Exchange Agent or any other Person shall be liable to any Person in respect of shares of Parent Common Stock properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been exchanged prior to two years after the First Effective Time (or immediately prior to such earlier date on which the related Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto.

(g) The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

(h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and if required by Parent or the Surviving Entity, the posting by such Person of an indemnity agreement, or at the election of Parent or the Exchange Agent, a bond in a customary amount, then the Exchange Agent will, if such holder has otherwise delivered a properly executed and duly completed letter of transmittal, deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the number of shares of Company Capital Stock formerly represented by such lost, stolen or destroyed Certificate.

Section 3.5 Withholding Rights. Parent, the Company, the Surviving Company, the Surviving Entity and the Exchange Agent (each, a “Withholding Agent”) shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable pursuant to this Agreement such amounts as any Withholding Agent is required to deduct and withhold under applicable Law. Each Withholding Agent shall (1) cooperate in good faith with the Person in respect of whom such deduction or withholding will be made to minimize or eliminate the deduction or withholding of any amounts required under applicable Law, and (2) except with respect to any compensatory payments or in connection with a failure to timely provide a validly executed and properly completed IRS Form W-8 or IRS Form W-9, prior to withholding or deducting any amounts from any consideration payable to any Person pursuant to this Agreement, use commercially reasonable efforts to promptly notify such Person of such withholding amounts. To the extent that amounts are so deducted and withheld by a Withholding Agent and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 3.6 Dissenters Rights. Notwithstanding anything in this Agreement to the contrary, each share of the Company Capital Stock (other than Excluded Shares) outstanding immediately prior to the First Effective Time and held by a record holder or owned beneficially by a person who is entitled to demand and has properly demanded appraisal for such shares of the Company Capital Stock in accordance with Section 262 of the DGCL and, as of the First Effective Time, has neither effectively withdrawn nor lost such person’s rights to such appraisal and payment under the DGCL (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive a portion of the Merger Consideration but shall be entitled only to such rights as are granted by Section 262 of the DGCL, unless and until such holder or owner fails to perfect or withdraws or otherwise loses such person’s right to appraisal and payment under the DGCL. If, after the First Effective Time, any such holder or owner fails to perfect or withdraws or loses such person’s right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the First Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 3.1(a)(i), without interest. The Company shall give Parent (a) prompt notice of any demands received by the Company for appraisal of any shares of the Company Capital Stock issued and outstanding immediately prior to the First Effective Time, attempted written withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights to appraisal with respect to the First Merger and (b) the opportunity to participate in all negotiations and proceedings with respect to any exercise of such appraisal rights under the DGCL. The Company shall not, except with the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, voluntarily make any payment with respect to any demands for payment of fair value for capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 3.7 Calculation of Net Cash and Exchange Ratios.

(a) Not less than seven Business Days prior to the anticipated date for Closing as mutually agreed in good faith by Parent and the Company (the “Anticipated Closing Date”), Parent will deliver to the Company (the date of such delivery, the “Delivery Date”) (i) a schedule (the “Parent Net Cash Schedule”) setting forth, in reasonable detail, Parent’s good faith, estimated calculation of Net Cash (the “Parent Net Cash Calculation”) as of the close of business on the Business Day immediately preceding the Closing Date (the “Cash Determination Time”) prepared and certified by Parent’s chief financial officer (or if there is no chief financial officer at such time, the principal financial and accounting officer for Parent) and (ii) and Parent’s determination of the Exchange Ratios (the “Exchange Ratios Statement”); provided, that, the Company shall cooperate with Parent and provide information to Parent to the extent necessary to allow Parent to calculate the Exchange Ratios. Parent shall make available to the Company (electronically to the greatest extent possible), as reasonably requested by the Company, the work papers (subject to the Company’s execution of customary release letters) and back-up materials used or useful in preparing the Parent Net Cash Schedule and Exchange Ratios Statement and, if reasonably requested by the Company, Parent will use commercially reasonably efforts to make available to Parent’s accountants and counsel at reasonable times and upon reasonable notice.

(b) Within five Business Days after the Delivery Date (the last day of such period, the “Response Date”), the Company shall have the right to dispute any part of the Parent Net Cash Calculation or the Exchange Ratios Statement by delivering a written notice to that effect to Parent (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail and to the extent known the nature and amounts of any proposed revisions to the Parent Net Cash Calculation or the calculation of the Exchange Ratios.

(c) If, on or prior to the Response Date, the Company notifies Parent in writing that is has no objections to the Parent Net Cash Calculation or the calculation of the Exchange Ratios or, if prior to 5:00 p.m. (Pacific Time) on the Response Date, the Company has failed to deliver a Dispute Notice as provided in Section 3.7(b), then the Parent Net Cash Calculation as set forth in the Parent Net Cash Schedule and the Exchange Ratios as set forth in the Exchange Ratios Statement shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Cash Determination Time (the amount of such Parent Net Cash Calculation as finally determined pursuant to the foregoing or pursuant to the other terms of this Section 3.7, the “Final Parent Net Cash”) and the Exchange Ratios for purposes of this Agreement.

(d) If the Company delivers a Dispute Notice on or prior to 5:00 p.m. (Pacific Time) on the Response Date, then Representatives of Parent and the Company shall promptly, and in no event later than one calendar day after the Response Date, meet and attempt in good faith to resolve the dispute item(s) and negotiate an agreed-upon determination of Net Cash, and/or Exchange Ratios which agreed upon Net Cash amount and/or Exchange Ratios shall be deemed to have been finally determined for purposes of this Agreement and to represent the Final Parent Net Cash and/or Exchange Ratios for purposes of this Agreement.

(e) If Representatives of Parent and the Company are unable to negotiate an agreed-upon determination of the Final Parent Net Cash or Exchange Ratios pursuant to Section 3.7(d) within two calendar days after delivery of the Dispute Notice (or such other period as Parent and the Company may mutually agree upon), then any remaining disagreements as to the calculation of Net Cash or Exchange Ratios shall be referred to BDO USA P.C., or another independent auditor of recognized national standing jointly selected by Parent and the Company (the “Accounting Firm”). Parent shall promptly deliver to the Accounting Firm all work papers (subject to the Company’s execution of customary release letters) and back-up materials used in preparing, to the extent still subject to the dispute of Parent and the Company, the Parent Net Cash Schedule and/or the Exchange Ratios Statement, and Parent and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five calendar days of accepting its selection. Parent and the Company shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Parent and the Company. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Net Cash or Exchange Ratios made by the Accounting Firm shall be made in writing delivered to each of Parent and the Company, shall be final and binding on Parent and the Company and shall be deemed to have been finally determined for purposes of this Agreement and to the extent subject to the dispute resolved by the Accounting Firm, to represent the Final Parent Net Cash and/or the Exchange Ratios for purposes of this Agreement. The Parties shall delay the Closing until the resolution of the matters described in this Section 3.7(e). The fees and expenses of the Accounting Firm shall be allocated between Parent and the Company in the same percentage that the disputed amount of the Net Cash that was unsuccessfully disputed by a Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Net Cash amount plus the percentage that the disputed amount of the Exchange Ratios that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Exchange Ratios, and such portion of the costs and expenses of the Accounting Firm borne by Parent shall be deducted from the final determination of the amount of Net Cash, to the extent of available amounts. If this Section 3.7(e) applies as to the determination of the Final Parent Net Cash or the Exchange Ratios described in Section 3.7(a), upon resolution of the matter in accordance with this Section 3.7(e), the Parties shall not be required to determine the Net Cash and/or Exchange Ratios again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Parent and the Company may require a redetermination of the Final Parent Net Cash and/or the Exchange Ratios if the Closing Date is more than ten calendar days after the Anticipated Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to Parent (the “Company Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), the Company represents and warrants as of the date hereof and as of the Closing (except where a representation or warranty is made herein as of a specified date, in which case as of such date) to Parent and the Merger Subs as follows:

Section 4.1 Organization, Standing and Power.

(a) The Company (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Company Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Company, taken as a whole; provided, however, that Company Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the industries in which the Company operates, or the economy or the financial, debt, banking, capital, credit or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, (2) the outbreak or escalation of war or acts of terrorism or any natural disasters, acts of God or comparable events, epidemic, pandemic or disease outbreak or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Entity in response thereto, (3) changes in Law or GAAP, or the interpretation or enforcement thereof, (4) the public announcement of this Agreement or the pendency of the Transactions, (5) any failure to meet internal or other estimates, predictions, projections or forecasts (provided that any facts or circumstances causing such failure may be considered to the extent not otherwise excluded by the other provisions hereof), or (6) any specific action taken (or omitted to be taken) by the Company at or with the express written consent of Parent given after the date of this Agreement; provided, that, with respect to clauses (1), (2) and (3), the impact of such event, change, circumstance, occurrence, effect or state of facts shall be excluded only to the extent it is not disproportionately adverse to the Company as compared to other participants in the industries in which the Company operates.

(b) The Company has previously made available to Parent true and complete copies of the Company’s Certificate of Incorporation (the “Company Charter”) and Bylaws (the “Company Bylaws”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or the Company Bylaws (including any amendment thereto).

Section 4.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 87,589,983 shares of Company Common Stock, of which a total of 78,000,000 shares have been designated Class A Common Stock (“Company Class A Common Stock”) and 9,589,983 shares have been designated Class B Common Stock (“Company Class B Common Stock”), and 51,141,064 shares of Company Preferred Stock, all of which have been designated Series C Preferred Stock (“Company Series C Preferred Stock”). As of the close of business on May 6, 2024 (the “Company Measurement Date”), (i) 13,370,602 shares of Company Common Stock (excluding treasury shares) were issued and outstanding, of which (A) 13,370,602 shares of Company Common Stock designated Company Class A Common Stock were issued and outstanding and (B) zero shares of Company Common Stock designated Company Class B Common Stock were issued and outstanding, (ii) 47,243,806 shares of Company Preferred Stock were issued and outstanding, of which all have been designated Series C Preferred Stock, (iii) (A) an aggregate of 9,375 shares of Company Class A Common Stock were subject to the exercise of Company Options issued pursuant to the Company’s 2011 Stock Incentive Plan; and (B) an aggregate of 8,306,718 shares of Company Class A Common Stock were subject to the exercise of Company Options issued pursuant to the Company’s 2021 Stock Incentive Plan; (iv) an aggregate of 1,476,715 shares of Company Preferred Stock were subject to Company RSUs issued pursuant to the Company’s 2023 RSU Equity Incentive Plan (assuming, where applicable, target level achievement of any performance goals); (v) an aggregate of zero shares of Company Common Stock were subject to outstanding restricted stock awards issued pursuant to the Company’s 2011 Equity Incentive Plan and 2021 Stock Incentive Plan; and (vi) no shares of Company Capital Stock were held by the Company in its treasury. All outstanding shares of Company Capital Stock are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable (which term means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares) and not subject to any preemptive rights created by the Company’s organizational documents. The Company does not have any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company on any matter. Except as set forth above in this Section 4.2(a) and except for changes since the close of business on the Company Measurement Date resulting from the exercise of any Company Options or the settlement of any Company RSUs, as of the date of this Agreement, the Company does not have any outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company, or obligations of the Company to issue, any shares of capital stock of the Company, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or rights or interests described in the preceding clause (C), or (E) obligations of the Company to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities.

(b) There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or of which the Company has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, or grants preemptive rights with respect to any Company Capital Stock or other voting securities or equity interests of the Company.

(c) Section 4.2(c) of the Company Disclosure Letter sets forth a true and complete list of all outstanding Company Options, Company RSUs and any other equity awards (collectively, “Company Stock Awards”), indicating as applicable, with respect to each Company Stock Award then outstanding, (i) the name of the holder; (ii) the type of award (including for Company Options, whether such Company Option is intended to be an “incentive stock option” under Section 422 and Section 424 of the Code); (iii) the number, series and class of shares of Company Capital Stock subject to each such Company Stock Award (which in the case of performance-based awards, shall indicate the target number of shares of Company Capital Stock subject to such award); (iv) the grant date; (v) the vesting schedule (including the terms of any potential acceleration); (vi) the vesting commencement date; (vii) the number of such shares that are vested or unvested; (viii) for Company Options, the exercise price per share; (ix) the expiration date; (x) the Company Equity Plan pursuant to which such award was issued (or indicate if such award was issued outside of a Company Equity Plan); (xi) for Company Options, the post-termination exercise period; and (xii) for Company Options, whether such Company Option was granted with an “early exercise” right in favor of the optionholder. The Company has made available to Parent true and complete copies of all the forms of award agreements evidencing outstanding Company Stock Awards. The Company does not sponsor, maintain or administer and is not under any obligation to issue shares of Company Capital Stock pursuant to, any stock option, stock purchase or equity incentive plan or arrangement other than the Company Equity Plans. Each Company Option has an exercise price per share of Company Class A Common Stock underlying such Company Option that is not less than the fair market value of a share of Company Class A Common Stock on the date of grant. The Company Board (or a committee thereof) and/or the stockholders of the Company, as applicable, approved the adoption of the 2011 Stock Incentive Plan and the 2021 Stock Incentive Plan, all amendments thereto, and each grant of Company Options made thereunder.

Section 4.3 Subsidiaries. The Company does not have, nor has it ever had, any Subsidiaries. The Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 4.4 Authority.

(a) The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Mergers and the other Transactions, subject, in the case of the consummation of the First Merger, to receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Company Charter Amendment, the Concurrent PIPE Investment, the Company Support Agreements, the First Merger and the other Transactions are fair to, advisable and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement, the Company Charter Amendment and the Transactions, including the Mergers, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption and that the Company Charter Amendment be submitted to the stockholders of the Company for approval, and (iv) resolving to recommend that the Company’s stockholders vote in favor of the adoption of this Agreement and the Transactions, including the Mergers and in favor of approval of the Company Charter Amendment, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c) The Company Stockholder Approval is the only vote (or action by written consent) of the holders of any class or series of the Company Capital Stock or other securities of the Company required in connection with the execution of this Agreement or the consummation of the Mergers and the other Transactions. Other than the Company Stockholder Approval, no vote (or action by written consent) of the holders of any class or series of the Company Capital Stock or other securities of the Company is required in connection with the execution of this Agreement or the consummation of any of the Transactions to be consummated by the Company.

Section 4.5 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Mergers and the other Transactions and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, option, right of first refusal, encumbrance or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”) in or upon any of the properties, assets or rights of the Company under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Charter (as amended by the Company Charter Amendment) or Company Bylaws, (ii) any material bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (each, including all amendments thereto, a “Contract”) to which the Company is a party or by which the Company or any of its properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.5(b), any Law applicable to the Company or by which the Company or any of its properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, board, branch, bureau, institution, commission or body (each, a “Governmental Entity”) is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Mergers and the other Transactions or compliance with the provisions hereof, except for (i) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the Transactions, (ii) such other filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” Laws, (iii) the filing of the Company Charter Amendment and the Certificates of Merger with the Delaware Secretary of State as required by the DGCL, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to be material to the Company.

Section 4.6 Financial Statements.

(a) True and complete copies of the audited balance sheet of the Company as at December 31, 2022, and the related audited statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively referred to as the “Company Financial Statements”) and the unaudited balance sheet of the Company as at December 31, 2023 (the “2023 Company Balance Sheet”) and March 31, 2024 (the “2024 Company Balance Sheet”), and the related statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company, together with all related notes and schedules thereto (collectively referred to as the “Company Interim Financial Statements”), are attached hereto as Section 4.6(a) of the Company Disclosure Letter. Each of the Company Financial Statements and the Company Interim Financial Statements (i) comply as to form with all applicable accounting requirements, (ii) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company; (iii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto); and (iv) fairly present, in all material respects, the assets and liabilities, financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Company Interim Financial Statements, to normal and recurring year-end adjustments that would not, individually or in the aggregate, reasonably be expected to be material to the Company.

(b) The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company in conformity with GAAP and to maintain accountability of the Company’s assets, (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accounting for the Company’s assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences. The Company maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Any such disclosures contemplated by this Section 4.6(b) made by management to the Company’s auditors and audit committee since January 1, 2023 are set forth as Section 4.6(b) of the Company Disclosure Letter.

(c) Since January 1, 2023, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

(d) The auditor of the Company Financial Statements has at all times since January 1, 2022 been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) to the knowledge of the Company’s, “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act and (iii) to the knowledge of the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

Section 4.7 No Undisclosed Liabilities. The Company does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent specifically and adequately accrued or reserved against in the 2024 Company Balance Sheet, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice (none of which is a liability for a breach or default under any Contract, breach of warranty, tort, infringement, misappropriation or violation of Law) since the date of the 2024 Company Balance Sheet that are not individually or in the aggregate material to the Company, (c) for liabilities or obligations incurred in connection with the Transactions, or (d) executory obligations under any Contracts to which the Company is a party and which do not result from a breach of such Contract by the Company.

Section 4.8 Absence of Certain Changes or Events. Since March 31, 2024, until the date hereof: (i) except in connection with the execution of this Agreement and the consummation of the Transactions, the Company has conducted its business only in the ordinary course consistent with past practice; (ii) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and (iii) the Company has not:

(a) (i) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, stock or property) in respect of, any of the Company Capital Stock or other equity interests of the Company, (ii) purchased, redeemed or otherwise acquired, or granted shares of Company Capital Stock or other equity interests of the Company or any options, warrants or rights to acquire any such shares or other equity interests, other than (A) the issuance, repurchase or cancellation of shares of Company Class A Common Stock upon the exercise of Company Options or shares of Company Series C Preferred Stock upon the vesting of Company RSUs, (B) acquisitions of Company Class A Common Stock underlying Company Options or Company Series C Preferred Stock underlying Company RSUs in connection with a service provider’s termination of service with the Company, and (C) grants of Company Options or Company RSUs to service providers of the Company as compensation under the Company Equity Plans or otherwise, or (iii) split, combined, reclassified or otherwise amended the terms of any of its capital stock or other equity interests or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or other equity interests of the Company;

(b) amended or otherwise changed, or, except for the Company Charter Amendment, authorized or proposed to amend or otherwise change, its certificate of incorporation or by-laws (or similar organizational documents);

(c) abandoned or permitted to lapse, failed to take any action necessary to maintain any material Intellectual Property Rights (other than non-exclusive licenses of Intellectual Property Rights granted by the Company to any business relation in the ordinary course of business consistent with past practice), including any such failure to pay any maintenance or similar fees or to take any action reasonably necessary to prevent the abandonment, loss or impairment of any material Company Owned IP;

(d) adopted or entered into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization; or

(e) changed its financial or Tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalued any of its material assets.

Section 4.9 Litigation. There is no action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (each, an “Action”) pending (or, to the knowledge of the Company, any basis therefore) or, to the knowledge of the Company, threatened against or affecting the Company, any of its properties or assets or any present or former officer, director or employee of the Company in such individual’s capacity as such, other than any Action that (a) does not involve an amount in controversy in excess of $100,000 and (b) does not seek injunctive or other non-monetary relief. Neither the Company nor any of its properties or assets is subject to any material outstanding judgment, order, injunction, rule or decree of any Governmental Entity. There is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Mergers or any of the other Transactions.

Section 4.10 Compliance with Laws. The Company is and has been in compliance in all material respects with all Laws applicable to its businesses, operations, properties or assets. Since April 1, 2021, the Company has not received any notice or other written communication alleging or relating to a possible material violation of any Law applicable to its businesses, operations, properties, assets or Company Products (as defined below). The Company has in effect all material permits, licenses, variances, exemptions, applications, approvals, clearances, investigational new drug applications and other authorizations to conduct clinical trials, Institutional Review Boards and ethics committee approvals, authorizations, registrations, formulary listings, consents, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary and required for it to own, lease or operate its properties and assets and to carry on its businesses and operations as now conducted, except where such failure would not reasonably be expected to result in a Company Material Adverse Effect. No notice is required to be made to, or approval required to be obtained from, any Governmental Entity in order for any Permits to remain in full force and effect following the Closing.

Section 4.11 Health Care Regulatory Matters.

(a) The Company, and to the knowledge of the Company, each of its directors, officers, management employees, agents (while acting in such capacity for the Company), contract manufacturers, CROs, clinical trial collaborators, suppliers, and distributors (only to the extent each such contract manufacturer, CRO, clinical trial collaborator, supplier or distributor is acting for the Company) are, and at all times in the past three years were, in material compliance with all applicable Health Care Laws. To the knowledge of the Company, there are no facts or circumstances that reasonably would be expected to give rise to any material liability under any Health Care Laws to the extent applicable to the Company or any of the Company Products or activities.

(b) The Company is not a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, non-prosecution agreements, deferred prosecution agreements or similar agreements with or imposed by any Governmental Entity. To the knowledge of the Company, it has not been the subject of any investigation conducted by any Governmental Entity or named as a defendant in any False Claims Act Action. The Company has not been served with or received any search warrant, subpoena, civil investigative demand or material request for documents or information (whether formal or informal) from any Governmental Entity.

(c) All applications, notifications, submissions, reports and statistical analyses, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit from the U.S. Food and Drug Administration (“FDA”) or other Governmental Entity relating to products that are regulated as drugs, biologics, medical devices or other healthcare products under applicable Health Care Laws, including drugs or biological candidates, medical devices, compounds or medical products being researched, tested, stored, developed, labeled, manufactured, packaged, imported, exported and/or distributed by or on behalf of the Company, or regarding which the Company has rights, as applicable (“Company Products”), including investigational new drug applications and investigational device exemptions, when submitted to the FDA or other Governmental Entity were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions or reports have been submitted to the FDA or other Governmental Entity. To the knowledge of the Company, there is no actual or alleged falsification or fraudulent activity regarding any data, test result, report, certification, declaration or other technical or regulatory documentation prepared for or submitted by the Company or on its behalf. The Company does not have knowledge of any facts or circumstances that would be reasonably likely to lead the revocation, suspension, material limitation or cancellation of a Permit required under applicable Health Care Laws.

(d) All preclinical and clinical investigations, studies and clinical trials (“Clinical Trials”) sponsored, supported or conducted by or, to the knowledge of the Company, on behalf of the Company in respect of a Company Product for submission to the FDA or other Governmental Entity have been, and if still pending are being, conducted in compliance with applicable research protocols and all applicable Health Care Laws, including, but not limited to, the FDCA and the FDA’s current Good Clinical Practice regulations including those at 21 C.F.R. Parts 11, 50, 54, 56, 312 and 314, in all material respects. To the knowledge of the Company, no Clinical Trial sponsored, supported or conducted by or on behalf of the Company has been conducted using any clinical investigators who have been disqualified or debarred by FDA or similar Governmental Entities. No Clinical Trial conducted by or on behalf of the Company has been terminated or suspended prior to completion due to a safety concern or non-compliance with applicable Health Care Law. Neither the Company, nor, to the knowledge of the Company, any of its respective CROs, clinical investigators or other Persons acting on the Company’s behalf, has received any written notice or other correspondence from the FDA or any similar Governmental Entity or any institutional review board or ethics committee with respect to any Clinical Trials sponsored, supported or conducted by or on behalf of the Company recommending or instituting a clinical hold or otherwise terminating or suspending any such Clinical Trials.

(e) All manufacturing operations conducted by or, to the knowledge of the Company, for the benefit of the Company and with respect to Company Products have been and are being conducted in material compliance with all Permits under applicable Health Care Laws and all applicable provisions of the FDA’s current good manufacturing practice (cGMP) regulations for drug products at 21 C.F.R. Parts 210 and 211, the Quality System (QS) regulations at 21 C.F.R. Part 820 and all comparable state or foreign regulatory requirements of any Governmental Entity.

(f) All laboratory operations conducted by or, to the knowledge of the Company, for the benefit of the Company have been and are being conducted in material compliance with all Permits under applicable Health Care Laws and all applicable provisions of the Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. § 263a) and its implementing regulations, the FDA’s current good laboratory practice (GLP) regulations at 21 C.F.R. Part 58 and all comparable state or foreign regulatory requirements of any Governmental Entity.

(g) The Company has not received any written communication that alleges violation or non-compliance with any Health Care Laws, including any notification of any pending or threatened claim, suit, litigation, proceeding, hearing, enforcement, investigation, subpoena, civil investigative demand, inquiry, audit, inspection, administrative action, complaint, arbitration, import detention or refusal, FDA Warning Letter or Untitled Letter, Form-483 observations, or any adverse action by a Governmental Entity relating to any Health Care Laws. Any warning letters, Form-483 observations, or comparable findings from other Governmental Entities listed in Section 4.11(g) of the Company Disclosure Letter have been resolved to the satisfaction of the applicable Governmental Entity.

(h) There have been no seizures, withdrawals, recalls, detentions or suspensions of manufacturing, testing or distribution relating to the Company Products required or requested by a Governmental Entity, or other notice of adverse action relating to an alleged lack of safety, efficacy or regulatory compliance of the Company Products or any serious adverse events (“Safety Notices”) that have been reported to FDA or any other Governmental Entity relating to the Company Products. Any Safety Notices listed in Section 4.11(h) of the Company Disclosure Letter have been resolved to the satisfaction of the applicable Governmental Entity.

(i) To the knowledge the Company, there are no facts or circumstances that would be reasonably likely to result in a Safety Notice with respect to the Company Products or a termination or suspension of developing and testing of any of the Company Products.

(j) Neither the Company, nor, to the knowledge of the Company, any officer, employee or agent of the Company or other Person while acting on its behalf has made an untrue statement of a material fact or fraudulent or misleading statement of material fact to a Governmental Entity, failed to disclose a material fact required to be disclosed to a Governmental Entity, or committed a prohibited act that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (the “FDA Ethics Policy”). None of the aforementioned is or has been under investigation resulting from any allegedly untrue, fraudulent, misleading or false statement or omission of a material fact, including data fraud or had any action pending or threatened relating to the FDA Ethics Policy.

(k) All reports, documents, claims, Permits and notices required to be filed, maintained or furnished to the FDA or any Governmental Entity by the Company have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, Permits or notices have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such reports, documents, claims, Permits and notices were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). The Company has not received written notice that any material Permit will not or is likely not to be issued.

(l) The Company has not submitted claims or caused any claims to be submitted for reimbursement to any federal health care program, including Medicare, Medicaid or other health care program of any Governmental Entity, for any services performed by the Company or on its behalf.

(m) Section 4.11(m) of the Company Disclosure Letter sets forth as of the date of this Agreement (i) a complete and accurate list of all HCPs who currently hold any shares of Company Capital Stock and the number and type of shares of Company Capital Stock held by such HCP and (ii) a complete and accurate list of HCPs who have been offered Company Options and whether such Company Options have vested. To the extent any HCPs hold Company Capital Stock or Company Options, any and all such interests, whether vested or not, comply with applicable Health Care Laws and meet any applicable safe harbors or exceptions to such Health Care Laws.

(n) Neither the Company nor, to the knowledge of the Company, any officer, employee, agent, contract manufacturer, CRO, clinical trial collaborator, supplier or distributor of the Company has been convicted of any crime or engaged in any prohibited conduct that has resulted, or would reasonably be expected to result, in debarment under applicable Law, including 21 U.S.C. § 335a, exclusion under 42 U.S.C. § 1320a-7, disqualification pursuant to 21 C.F.R. Part 312.70, or any other statutory provision or similar Law applicable in other jurisdictions in which the Company Products are intended to be sold. Neither the Company nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Health Care Law or program. To the knowledge of the Company, no Actions that could result in any such exclusion, disqualification or debarment are pending or threatened against any of the foregoing Persons.

Section 4.12 Benefit Plans.

(a) Section 4.12(a) of the Company Disclosure Letter contains a true and complete list of each material Company Benefit Plan. The Company has made available to Parent a current, accurate and complete copy of each material Company Benefit Plan (or if such material Company Benefit Plan is not in written form, a written summary of all of the material terms of such material Company Benefit Plan), including, to the extent applicable: (i) all documents embodying or governing such Company Benefit Plan and any related trust agreement or other funding instrument; (ii) the most recent determination or opinion letter of the IRS; (iii) the current summary plan description, subsequent summaries of material modifications, and any other material written communications (or a written description of any material oral communications) to the employees of the Company concerning benefits provided under a Company Benefit Plan; (iv) all material, non-routine correspondence to and from any Governmental Entity; and (v) for the three most recent years (A) the Form 5500 and attached schedules; (B) audited financial statements or actuarial valuation reports; and (C) compliance testing results. Each Company Benefit Plan is maintained for the benefit of current or former service providers of the Company whose service with the Company is or was exclusively based in the United States. No Company Benefit Plan provides health or welfare benefits that are not fully insured through an insurance contract.

(b) Neither the Company nor any member of its Controlled Group has ever sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA or Section 414(f) of the Code); (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). The Company does not have any liability by reason of at any time being treated as a single employer under Section 414 of the Code with any other Person.

(c) Each Company Benefit Plan complies in all material respects with its terms and materially complies in form and in operation with the applicable provisions of ERISA and the Code and all other applicable Law. Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred to the knowledge of the Company since the date of such letter that would reasonably be expected to cause the loss of the sponsor’s ability to rely upon such letter, and nothing has occurred to the knowledge of the Company that would reasonably be expected to result in the loss of the qualified status of such Company Benefit Plan.

(d) There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Company Benefit Plans by the Company or, to the knowledge of the Company, by any third party that could result in any liability or excise tax under ERISA or the Code being imposed on the Company. There is no material Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Benefit Plans or the assets of any of the trusts under any Company Benefit Plans (other than routine claims for benefits).

(e) No Company Benefit Plan provides payments or benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated statutorily by Law, (ii) death or retirement benefits under any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, or (iii) death or disability under any Company Benefit Plan that is a fully insured life, short-term disability or long-term disability insurance benefit.

(f) With respect to each group health plan benefiting any current or former employee of the Company or any other member of its Controlled Group that is subject to Section 4980B of the Code, the Company and each other member of its Controlled Group has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(g) The execution and delivery of this Agreement, the Company Stockholder Approval and the consummation of the Mergers is not reasonably expected to, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or individual consultant of the Company to any payment (including severance pay or any other similar termination payment), or (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any compensation or benefit due any such employee, officer, director or individual consultant.

(h) No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the Transactions by any current or former employee, officer, director, or other service provider of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or other compensation arrangement or Company Benefit Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code). The Company has no obligation to reimburse, “gross-up” or otherwise indemnify any Person for any taxes imposed under Section 4999 of the Code.

(i) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been maintained, in form and operation in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder in all material respects. The Company has no obligation to reimburse, “gross-up” or otherwise indemnify any Person for any taxes imposed under Section 409A of the Code.

Section 4.13 Labor and Employment Matters.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list of the names (or, if required under Company Privacy Laws, a unique identification number), of all current employees, independent contractors and consultants providing services to the Company (each a “Company Worker”), setting forth each such Company Worker’s current: (i) title or position and general services provided, (ii) status as full-time or part-time, (iii) if an employee, status as exempt or non-exempt (to the extent applicable under Law), (iv) date of commencement of service as an independent contractor or employee, as applicable, (v) rate of cash compensation (including salary, hourly wage, bonuses, commissions and any deferred compensation), (vi) target annual incentive compensation, (vii) other unvested bonuses, (viii) accrued but unpaid bonuses, (ix) material fringe benefits, (x) primary work location, (xi) status of any required visa or work permit, (xii) accrued but unpaid vacation, sick leave or other paid time off, (xiii) severance or termination payment rights payable in excess of that required by Law, (xiv) leave of absence status, including whether the Company Worker has given a written request for a leave of absence, the basis of such leave and anticipated return in full service, (xv) status of being on a performance improvement plan, (xvi) employer, (xvii) primary country, state and county in which the Company Worker provides services, and (xviii) whether the individual is engaged through a leasing agency. Other than those Company Workers with an employment agreement with the Company, no Company Worker or any other Person can successfully claim to be characterized as an employee of the Company.

(b) The Company is, and since April 1, 2021, has been, in compliance with all Laws governing the employment of labor, including but not limited to Laws relating to employment practices, wages, compensation and benefits, hours, classification of employees and independent contractors, overtime and overtime payment, working during rest days, social benefits contributions, severance pay, affirmative action, collective bargaining, discrimination, harassment, retaliation, civil rights, disability rights or benefits, terms and conditions of employment, immigration, safety and health, hiring, promotions, plant closings and termination of service, severance, gratuity, pay transparency and disclosures, pay equity, privacy, leaves of absence, paid sick leave, unemployment insurance, child labor, whistleblowing, pension insurance, medical insurance, work-related-injury insurance, maternity insurance, contributions to the public housing fund, the withholding and payment of social security and other Taxes and COVID-19, such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, ERISA, the Fair Labor Standards Act, the Americans with Disabilities Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, the National Labor Relations Act of 1935, Executive Order 11246 and any other executive orders or regulations governing affirmative action, EEO and VETS-100 reporting obligations and the Immigration and Nationality Act and other similar Laws (“Employment Practices”). The Company currently properly classifies and, since April 1, 2021, has properly classified (i) its employees as exempt or non-exempt in accordance with applicable overtime Laws, and (ii) its independent contractors in accordance with applicable Law.

(c) Since April 1, 2021, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of the Company, threatened, any labor dispute, work stoppage, labor strike or lockout against the Company by employees. No employee of the Company is covered by an effective or pending collective bargaining agreement or similar labor agreement. To the knowledge of the Company, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of the Company. Except as would not be material, there are no (i) unfair labor practice charges or complaints against the Company pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of the Company no such representations, claims or petitions are threatened, (ii) representations, claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against the Company that arose out of or under any collective bargaining agreement.

(d) To the knowledge of the Company as of the date of this Agreement, no current officer or executive of the Company intends, or is expected, to terminate such individual’s employment relationship with the Company.

(e) The employment of each of the employees of the Company whose primary work location is in the United States is “at will.” Except as required by Law, the Company does not have any obligation to provide any particular form or period of notice before terminating the employment of any of its employees.

(f) Since April 1, 2021, the Company has not at any time taken any action that (i) would constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101) (the “WARN Act”) or would otherwise trigger notice requirements or liability under any other Law that is comparable to the WARN Act or (ii) resulted in the termination of employment of 50 or more Company Workers or more than 10% of the Company Workers during any 90-day period. The Company has no plans to undertake any action that would trigger the WARN Act or other similar notification requirements. Since April 1, 2021, the Company has been at all times in full compliance with the WARN Act and any applicable state Laws or other Laws regarding redundancies, reductions in force, mass layoffs and plant closings, including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff or plant closing to affected employees, Representatives, any state dislocated worker unit and local government officials or any other Governmental Entity.

(g) There are no, nor have there been at any time since April 1, 2021, any actions pending or, to the knowledge of the Company, threatened or reasonably anticipated involving any current or former Company Worker or group of Company Workers. The Company is or at any time since April 1, 2021, has been a party to a conciliation agreement, consent decree or other agreement or order with any Governmental Entity with respect to Employment Practices. Since April 1, 2021, no current or former Company Worker has filed a complaint or claim with the Company with respect to Employment Practices. No current or former Company Worker has been involved in an accident in the course of his or her service with the Company that would have caused other than minor injury, nor has any such Company Worker been exposed to occupational health hazards in the service of the Company.

(h) The execution of this Agreement and the consummation of the transactions set forth in or contemplated by this Agreement will not result in any breach or violation of, or cause any payment to be made under, any applicable Laws respecting labor and employment or any collective bargaining agreement to which the Company is a party.

(i) Since April 1, 2021, to the knowledge of the Company: (i) no allegations of sexual harassment or other sexual misconduct or race discrimination have been made against any current or former Company Worker with the title of senior vice president (or the equivalent title based on role, responsibility or pay grade) or above through any formal human resources communication channels at the Company and (ii) there are no actions or investigations pending related to any allegations of sexual harassment, other sexual misconduct or race discrimination by any employee at the Company with the title of senior vice president (or the equivalent title based on role, responsibility or pay grade) or above. For the three years prior to the date of this Agreement, to the knowledge of the Company, the Company has not entered into any settlement agreements related to allegations of sexual harassment, other sexual misconduct or race discrimination by any employee of the Company with the title of senior vice president (or the equivalent title based on role, responsibility or pay grade) or above.

(j) The Company has (i) implemented policies and procedures to enable social distancing and secure remote working environments for employees to the extent required by applicable Law, (ii) complied with applicable Law with respect to all remote work, (iii) taken such steps as are required by applicable Law regarding disinfection and cleaning of work areas, including offices, restrooms, common areas and all high-touch surfaces in the workplace, and (iv) complied in all material respects with all Laws enacted in response to COVID-19 that are applicable, including “shelter in place,” “essential business” and similar Laws and applicable Laws concerning employee leaves of absence.

(k) No material written personnel manuals, handbooks, policies, rules or procedures are currently in effect applicable to any Company Worker, other than those set forth on Section 4.13(k) of the Company Disclosure Letter true and complete copies of which have heretofore been made available.

(l) The Company has no accrued unpaid liabilities relating to its current and former Company Workers other than for compensation that has accrued since the last payroll pay date.

(m) No visa or work permit held by a Company Worker with respect to his or her service with the Company will expire during the six-month period beginning on the date of this Agreement. All current Company Workers who work in the United States are, and all former Company Workers who worked in the United States whose engagement terminated, voluntarily or involuntarily, within the three years prior to the date of this Agreement were, legally authorized to work in the United States. The Company has completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 (“IRCA”) for all Company Workers engaged prior to the date of this Agreement. The Company is and has been in compliance with both the employment verification provisions (including the paperwork and documentation requirements) and the anti-discrimination provisions of IRCA.

(n) To the knowledge of the Company, no current or former Company Worker is or has been at any time in the three years prior to the date of this Agreement in any material respect in violation of any employment contract, non-disclosure, confidentiality agreement, non-competition agreement, non-solicitation agreement, restrictive covenant or consulting agreement with the Company. To the knowledge of the Company, no current or former Company Worker is or has been at any time in the three years prior to the date of this Agreement in any material respect in violation of any employment contract, non-disclosure, confidentiality agreement, non-competition agreement, non-solicitation agreement, restrictive covenant or consulting agreement with a former employer or service recipient relating to the right of any such Company Worker to be employed by or provide services to the Company because of the nature of the business conducted or presently proposed to be conducted by it or to the use of Trade Secrets or proprietary information of others.

(o) All current and former Company Workers have been duly and properly remunerated for all services they performed in the course of their working relationship with the Company in compliance with Law and any employment contracts therewith, and all other payments due to them have been made and, with respect to any such amounts or rights that have matured in favor of such Company Workers but which are not yet payable, funds sufficient to cover such payments have been reserved. With respect to the remuneration paid to the current or former Company Workers, all contributions have been made relating to compulsory health insurance and social security and to Tax withholdings required by Law.

(p) There are no performance improvements or disciplinary actions contemplated or pending against any current Company Workers with a title of Vice President or higher, nor does the Company have a present intention to terminate the employment or other relationship of any of the Company Workers.

Section 4.14 Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company has conducted its business in compliance with all, and have not violated any, applicable Environmental Laws; (ii) the Company has obtained all Permits of all Governmental Entities and any other Person that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by the Company or any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of the Company under applicable Environmental Laws; (iv) the Company has not received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any Governmental Entity or any other Person asserting that the Company is in violation of, or liable under, any Environmental Law; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by the Company or as a result of any operations or activities of the Company at any location and, to the knowledge of the Company, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to the Company under any Environmental Law; (vi) the Company has not retained or assumed, either contractually or by operation of law, any liabilities or obligations of any other Person arising under Environmental Law; and (vii) the Company nor any of its properties or facilities are subject to, or are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities. The Company has made available to Parent all environmental assessment reports, audits or other material documents in its possession or reasonable control identifying material environmental, health or safety liabilities with respect to the Company and the Company’s business and facilities.

Section 4.15 Taxes.

(a) The Company has (i) filed all income and other material Tax Returns required to be filed by or on behalf of it (taking into account any applicable extensions thereof) and all such Tax Returns are true, accurate and complete in all material respects; and (ii) paid in full (or caused to be paid in full) all material Taxes that are required to be paid by or with respect to it, whether or not such Taxes were shown as due on such Tax Returns.

(b) The 2024 Company Balance Sheet reflects an adequate reserve (in accordance with GAAP) for all material Taxes accrued but unpaid by the Company through the date of the 2024 Company Balance Sheet. Since the date of the 2024 Company Balance Sheet, the Company has not incurred, individually or in the aggregate, any material liability for Taxes outside the ordinary course of business consistent with past practice.

(c) The Company has not executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any amount of Tax, in each case that has not since expired.

(d) No material audits or other investigations, proceedings, claims, assessments or examinations by any Governmental Entity (each, a “Tax Action”) with respect to Taxes or any Tax Return of the Company are presently in progress or have been asserted, threatened or proposed in writing and to the knowledge of the Company, no such Tax Action is being contemplated. No deficiencies or claims for a material amount of Taxes have been claimed, proposed, assessed or asserted in writing against the Company by a Governmental Entity, other than any such claim, proposal, assessment or assertion that has been satisfied by payment in full, settled or withdrawn.

(e) The Company has timely withheld all material Taxes required to have been withheld from payments made (or deemed made) to its employees, independent contractors, creditors, stockholders and other third parties and, to the extent required, such Taxes have been timely paid to the relevant Governmental Entity.

(f) The Company has not engaged in a “listed transaction” as set forth in Treasury Regulations § 1.6011-4(b)(2).

(g) The Company (i) is not a party to or bound by, or has any liability pursuant to, any Tax sharing, allocation, indemnification or similar agreement or obligation, other than any such agreement or obligation which is a customary commercial agreement obligation entered into in the ordinary course of business with vendors, lessors, lenders or the like the primary purpose of which is unrelated to Taxes (each, an “Ordinary Course Agreement”); (ii) is not and has never been a member of a group (other than a group the common parent of which is the Company) filing a consolidated, combined, affiliated, unitary or similar income Tax Return; (iii) has no liability for the Taxes of any Person pursuant to Treasury Regulations § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, by Contract (other than any Ordinary Course Agreement), or otherwise by operation of Law; or (iv) is not, and has not been treated as a resident for any income Tax purpose, or as subject to Tax by virtue of having a permanent establishment, an office or fixed place of business, in any country other than the contiguous United States.

(h) No private letter rulings, technical advice memoranda, or similar material agreements or rulings have been requested, entered into or issued by any Governmental Entity with respect to the Company which rulings remain in effect.

(i) The Company will not be required to include any material amount of income in, or exclude any material amount of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in, or use of improper, method of accounting requested or initiated on or prior to the Closing Date, (ii) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of Law) executed on or prior to the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, other than in respect of such amounts reflected in the 2024 Company Balance Sheet or received in the ordinary course of business since the date of the 2024 Company Balance Sheet, (v) to the knowledge of the Company, an intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) or (vi) the application of Section 951 or Section 951A of the Code with respect to income earned or recognized or payments received prior to the Closing. The Company has not made an election under Section 965(h) of the Code.

(j) There are no Liens for Taxes upon any of the assets of the Company other than Liens described in clause (i) of the definition of Permitted Liens.

(k) The Company has not distributed stock of another Person or has had its stock distributed by another Person, in a transaction (or series of transactions) that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code in the past two years.

(l) The Company has not been a United States real property holding corporation, as defined in Section 897(C)(2) of the Code during the applicable period specified in Section 897(C)(1)(A)(ii) of the Code.

(m) No material claim has been made in writing by any Governmental Entity in a jurisdiction where the Company does not currently file a Tax Return of a certain type or pay Taxes of a certain type that the Company is or may be subject to taxation by such jurisdiction of such type.

(n) There are no outstanding shares of Company Capital Stock issued in connection with the performance of services (within the meaning of Section 83 of the Code) that were unvested at the time of purchase or issuance, as applicable, for which a valid election under Section 83(b) of the Code has not been made.

(o) To the knowledge of the Company, the Company has not been, is not, and immediately prior to the First Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(p) The Company has not taken, or failed to take, any action nor knows of any fact or circumstance that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a transaction qualifying for the Intended Tax Treatment.

(q) The Company has not taken, claimed, or applied for any employee retention tax credit under Section 2301 of the Coronavirus Aid, Relief, and Economic Security Act, 2020 or Section 3134 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law).

For purposes of this Section 4.15, where the context permits, each reference to the Company shall include a reference to any person for whose Taxes the Company is liable under applicable Law.

Section 4.16 Contracts.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth each Contract that, as of the date of this Agreement, would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act), with respect to the Company (assuming the Company was subject to the requirements of the Exchange Act), excluding any Company Benefit Plans (all such Contracts, in addition to those set forth in Section 4.16(b) of the Company Disclosure Letter, “Company Material Contracts”).

(b) Section 4.16(b) of the Company Disclosure Letter lists the following Contracts (other than any Company Benefit Plan and other than any Company Lease), in effect as of the date of this Agreement, which for the purposes of this Agreement shall, together with the Company Leases, be considered Company Material Contracts:

(i) each Contract relating to any agreement of indemnification or guaranty not entered into in the ordinary course of business;

(ii) each Contract providing for any royalty, milestone or similar payments by the Company;

(iii) each Contract containing (A) any covenant restricting the ability of the Company or the Surviving Company to engage in any line of business or compete with any Person, or to develop, manufacture, or distribute any products or services of the Surviving Company’s products or services, (B) any most-favored pricing or any take or pay arrangement, (C) any exclusivity provision in favor of a third party, (D) a right of first refusal, right of first offer or similar right to acquire any of assets or equity interests of the Company, or (E) any non-solicitation provision applicable to the Company, in the case of this clause (E), which are material to the Company;

(iv) each Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $300,000 pursuant to its express terms and not cancelable without penalty;

(v) each Contract providing for the disposition or acquisition of material assets or any ownership interest in any Person;

(vi) each Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any material Liens with respect to any assets of the Company or any loans or debt obligations with officers or directors of the Company;

(vii) each Contract under which the Company (A) granted a license, sublicense, covenant not to sue or assert, immunity from suit, right to coexist or other right under any Intellectual Property Rights to any other Person (other than non-exclusive licenses to contract manufacturers, CROs, clinical trial collaborators and other service providers in the ordinary course of business); (B) received from any other Person a grant of a license, sublicense, covenant not to sue or assert, immunity from suit, right to coexist or other right under any material Intellectual Property Rights (other than licenses to any shrink wrap, click wrap or other software that is generally commercially available and not customized costing less than $100,000 per year or as a one-time fee); (C) assigned any Intellectual Property Rights to any other Person; or (D) received an assignment of any Intellectual Property Rights from any Person (other than assignments from employees or contractors on the form assignment agreement used by the Company with such employees or contractors);

(viii) any Contract under which the Company has or is reasonably expected to make or receive payments in excess of $500,000 and involving (A) supply or distribution of products, including manufacturing agreements, (B) the provision of services or products with respect to any pre-clinical or clinical development activities of the Company, including with a CRO, (C) a dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other Contract currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or (D) the sale or commercialization of any product or service of the Company;

(ix) each Contract with any financial advisor, broker, finder, or investment banker providing advisory services to the Company in connection with the Transactions;

(x) each Contract to which the Company is a party or by which any of its assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, the Company in excess of $500,000; and

(xi) any Contract involving any resolution or settlement of any actual or threatened Action and providing for payments by the Company after the date hereof in excess of $100,000 or any material ongoing non-monetary requirements or restrictions on the Company.

(c) (i) Each Company Material Contract is valid and binding on the Company, and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; and (ii) as of the date of this Agreement, the Company has not received any written notice of any material default under any Company Material Contract by the Company or of any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of the Company or, to the knowledge of the Company, any other party thereto under any such Company Material Contract. The Company has made available to Parent true and complete copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in written form. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.

Section 4.17 Insurance. The Company is covered by valid and currently effective insurance policies issued in favor of the Company that are customary and adequate for companies of similar size in the industries and locations in which the Company operates. The Company has made available true and complete copies of each material insurance policy issued in favor of the Company, or pursuant to which the Company is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each insurance policy of the Company, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) as of the date of this Agreement, the Company has not received written notice that it is in breach or default, or that it has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. As of the date of this Agreement, no notice of cancellation or termination has been received with respect to any such policy nor will any such cancellation or termination result from the consummation of the Transactions.

Section 4.18 Properties.

(a) The Company has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its real properties and tangible assets that are necessary for the Company to conduct its businesses as currently conducted, free and clear of all Liens other than (i) Liens for Taxes and assessments not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business consistent with past practice for amounts that are not delinquent, (iii) statutory or common law Liens or encumbrances to secure landlords, lessors or renters under leases or rental agreements, (iv) Liens or encumbrances imposed on an underlying fee interest in real property and (v) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business as currently conducted (“Permitted Liens”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the tangible personal property currently used in the operation of the business of the Company is in good working order (reasonable wear and tear excepted).

(b) Section 4.18(b) of the Company Disclosure Letter sets forth a true and complete list of all real property leased for the benefit of the Company (the “Company Facilities”) and a list of all leases, lease guaranties, licenses, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Company Facilities, including all amendments, terminations and modifications thereof (the “Company Leases”). The Company does not own any real property, has never owned any real property and is not party to any agreement to purchase or sell any real property.

(c) This Section 4.18 does not relate to intellectual property, which is the subject of Section 4.19.

Section 4.19 Intellectual Property; Privacy.

(a) Section 4.19(a) of the Company Disclosure Letter sets forth a true and complete list of all of the following that are owned by or exclusively licensed to the Company: (i) patents and patent applications; (ii) trademark registrations and applications, material unregistered trademarks, design registrations and applications for design registration; (iii) copyright registrations and applications, and (iv) a true and complete list of all domain names ((i)-(iv), collectively, “Company Registered IP”). Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (A) all of the Company Registered IP owned by the Company, and with respect to Company Registered IP not owned by the Company, to the knowledge of the Company, is subsisting, (B) any Company Registered IP that comprises trademarks or copyrights that are registered or patents that have issued is, to the knowledge of the Company, valid and enforceable, (C) in the three years immediately preceding the date of this Agreement, Company has not received written notice that (x) any Company Registered IP is involved in any interference, reissue, derivation, reexamination, opposition, cancellation or similar proceeding contesting the validity, enforceability, claim construction, ownership or right to use, sell, offer for sale, license or dispose of any Company Registered IP, or (y) any action is threatened with respect to any of the Company Registered IP and (D) all Company Registered IP owned by the Company is owned exclusively by the Company, free and clear of any and all Liens (other than Permitted Liens and any licenses granted by the Company as set forth on Section 4.16(b)(vii) of the Company Disclosure Letter or the disclosure of which are not required under Section 4.16(b)(vii)), and any Company Registered IP not owned by the Company is, to the knowledge of the Company, free and clear of any and all Liens (other than Permitted Liens or any Liens set forth in the Contract pursuant to which the Company obtained rights to such Company Registered IP).

(b) The Company has not received any written notice that there is any, and to the knowledge of the Company, there is no, Person who is or claims to be an inventor of any invention claimed by a patent within the Company Registered IP or Company Owned IP who is not a named inventor thereof.

(c) The Company Registered IP, Company Owned IP and other Intellectual Property Rights possessed, held or obtained under valid and enforceable licenses include, to the knowledge of the Company, all Intellectual Property Rights necessary for the Company to conduct its business as currently conducted and contemplated to be conducted, including but not limited to, the development, manufacture, importation, use or intended use of Company Product designated as OKI-219; provided, however, that the foregoing representation is not a representation with respect to non-infringement of Intellectual Property Rights.

(d) The Company has taken commercially reasonable measures to maintain the confidentiality of all information that constitutes a Trade Secret of the Company, including requiring all Persons having access thereto to execute written non-disclosure agreements or other binding obligations to maintain confidentiality of such information.

(e) (i) To the knowledge of the Company, the conduct of the businesses, as currently conducted by the Company, including the manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any Company Product, has not infringed, misappropriated or diluted, does not infringe, misappropriate or dilute, and will not infringe, misappropriate or dilute any Intellectual Property Rights of any Person; (ii) the Company has not received any written notice or claim asserting or suggesting that such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred; and (iii) to the knowledge of the Company, no Person is infringing or misappropriating any Company Registered IP.

(f) Since April 1, 2021, (i) the Company has taken commercially reasonable steps designed to protect the confidentiality and security of the computer and information technology systems used by the Company and the information stored or contained therein or transmitted thereby and (ii) to the knowledge of the Company, there has been no material unauthorized or improper use, loss, access, or transmittal of such information in the possession or control of the Company.

(g) Since April 1, 2021, (i) to the knowledge of the Company, the Company has materially complied with all Laws governing privacy and data protection applicable to the collection, retention, protection and use of information that constitutes “personal information,” “personal data,” or any analogous term under applicable Law, including any such information that alone or in combination with other information can be used to identify an individual (“Personal Information”), by the Company ( “Company Privacy Laws”), (ii) no material claims by or before any Governmental Entity have been asserted or, to the knowledge of the Company, have been threatened, in writing against the Company alleging a violation by the Company of any applicable Company Privacy Laws, (iii) neither the execution of this Agreement by the Company nor the consummation of the Transactions will result in any breach or other violation by the Company of any applicable Company Privacy Laws, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, and (iv) the Company has taken commercially reasonable steps designed to protect any Personal Information collected, retained or used by the Company against unauthorized or improper use, loss, access or transmittal.

(h) No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Registered IP or Company Owned IP, and no Governmental Entity, university, college, other educational institution or research center has, to the knowledge of the Company, any claim or right in or to the Company Registered IP or Company Owned IP.

(i) The execution, delivery and performance by the Company of this Agreement, and the consummation of the Transactions, will not result in the loss of, or give rise to any right of any third party to terminate or modify any of the rights or obligations of the Company under any existing agreement under which any Person grants to the Company a license or right under or with respect to any Intellectual Property Rights that are necessary or used in the conduct of the business as currently conducted and contemplated to be conducted by the Company, including any of the agreements listed in Section 4.16(b)(viii) of the Company Disclosure Letter.

Section 4.20 Related Party Transactions. Since April 1, 2021, there have been no transactions, agreements, arrangements or understandings between the Company, on the one hand, and the Affiliates of the Company, on the other hand that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (assuming the Company were subject to the requirements of the Exchange Act).

Section 4.21 State Takeover Statutes. No “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law that purport to limit or restrict mergers or business combinations or the ability or the ability to acquire or to vote shares, including as set forth in Section 203 of the DGCL (collectively, “Takeover Laws”) or any similar anti-takeover provision in the Company Charter (as amended by the Company Charter Amendment) or Company Bylaws is, or at the First Effective Time will be, applicable to this Agreement, the Mergers or any of the other Transactions.

Section 4.22 No Rights Plan. There is no stockholder rights plan, “poison pill” anti- takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 4.23 Certain Payments. Neither the Company nor, to the knowledge of the Company, any of its directors, executives, Representatives, agents or employees (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 4.24 Subscription Agreement. Neither the Company nor, to the knowledge of the Company, any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the Concurrent PIPE Investment other than as set forth in the Subscription Agreement. To the knowledge of the Company, the respective obligations and agreements contained in the Subscription Agreement have not been withdrawn or rescinded in any respect. To the knowledge of the Company, the Subscription Agreement is in full force and effect and represents a valid, binding and enforceable obligation of each counterparty to Parent (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). To the knowledge of the Company, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default under the Subscription Agreement. To the knowledge of the Company, no party thereto will be unable to satisfy on a timely basis any term of the Subscription Agreement. To the knowledge of the Company, the proceeds of the Concurrent PIPE Investment will be made available to Parent following the consummation of the Mergers.

Section 4.25 Brokers. No broker, investment banker, financial advisor, placement agent or other Person, other than as set forth on Section 4.25 of the Company Disclosure Letter, the fees and expenses of which will be paid by the Company, or following the First Effective Time, Parent is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.

Section 4.26 No Other Representations and Warranties. Except for the representations and warranties contained in Article V, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of Parent, its Subsidiaries or any other Person on behalf of Parent or Merger Sub makes any representation or warranty with respect to any projections or forecasts delivered or made available to the Company or any of its Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent or its Subsidiaries (including any such projections or forecasts made available to the Company or any of its Representatives in certain “data rooms” or management presentations in expectation of the Transactions), or the accuracy or completeness thereof, and the Company has not relied on any such information or any representation or warranty not set forth in Article V.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Except (a) as disclosed in the Parent SEC Documents at least three Business Days prior to the date of this Agreement and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature); or (b) as set forth in the corresponding section or subsection of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), each of Parent and the Merger Subs represent and warrant as of the date hereof and as of the Closing (except where a representation or warranty is made herein as of a specified date, in which case as of such date) to the Company as follows:

Section 5.1 Organization, Standing and Power.

(a) Each of Parent and Merger Sub I is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub II is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent, Merger Sub I and Merger Sub II (i) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (ii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (ii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise), or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that Parent Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the industries in which Parent and its Subsidiaries operate, or the economy or the financial, debt, banking, capital, credit or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, (2) the outbreak or escalation of war or acts of terrorism or any natural disasters, acts of God or comparable events, epidemic, pandemic or disease outbreak or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Entity in response thereto, (3) changes in Law or GAAP, or the interpretation or enforcement thereof, (4) the public announcement of this Agreement or the pendency of the Transactions, (5) any specific action taken (or omitted to be taken) by Parent at or with the express written consent of the Company given after the date of this Agreement, (6) Transaction Litigation in accordance with Section 7.4(c), (7) a change in the stock price or trading volume of Parent Common Stock or the suspension of trading in or delisting of Parent’s securities on Nasdaq (provided that any facts or circumstances causing such failure may be considered to the extent not otherwise excluded by the other provisions hereof) or (8) any failure to meet internal or other estimates, predictions, projections or forecasts (provided that any facts or circumstances causing such failure may be considered to the extent not otherwise excluded by the other provisions hereof); provided, that, with respect to clauses (1), (2) and (3), the impact of such event, change, circumstance, occurrence, effect or state of facts shall be excluded only to the extent it is not disproportionately adverse to Parent and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which Parent and its Subsidiaries operate; provided further that in no event will the winding down of the Parent Legacy Business and actions taken by Parent in support thereof constitute a Parent Material Adverse Effect.

(b) Parent has previously made available to the Company true and complete copies of the Certificate of Incorporation and Bylaws of each of Parent and Merger Sub I, in each case, as amended to the date of this Agreement, and the Certificate of Formation and limited liability company agreement of Merger Sub II, in each case, as amended to the date of this Agreement, and each as so delivered is in full force and effect. None of Parent or Merger Sub I is in violation of any provision of its respective Certificate of Incorporation or Bylaws. Merger Sub II is not in violation of any provision of its Certificate of Formation or limited liability company agreement.

Section 5.2 Capital Stock.

(a) The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 per share, of Parent (the “Parent Preferred Stock”). As of the close of business on May 7, 2024 (the “Parent Measurement Date”), (i) 33,420,808 shares of Parent Common Stock (excluding treasury shares) were issued and outstanding, (ii) no shares of Parent Common Stock were held in treasury, (iii) no shares of Parent Preferred Stock were issued and outstanding or held in treasury, (iv) (A) an aggregate of 2,383,279 shares of Parent Common Stock were subject to the exercise of Parent Options issued pursuant to Parent’s 2021 Equity Incentive Plan; (B) an aggregate of 2,226,342 shares of Parent Common Stock were subject to the exercise of Parent Options issued pursuant to Parent’s 2014 Equity Incentive Plan; and (C) an aggregate of 180,000 shares of Parent Common Stock were subject to the exercise of Parent Options that were not issued pursuant to a Parent Equity Plan; and (v) (A) an aggregate of 281,500 shares of Parent Common Stock were subject to Parent RSUs issued pursuant to Parent’s 2021 Equity Incentive Plan (assuming, where applicable, target level achievement of any performance goals); and (B) an aggregate of 30,000 shares of Parent Common Stock were subject to Parent RSUs that were not issued pursuant to a Parent Equity Plan (assuming, where applicable, target level achievement of any performance goals). All outstanding shares of Parent Common Stock are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable (which term means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares) and not subject to any preemptive rights created by Parent’s organizational documents. Parent does not have any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Parent on any matter. Except as set forth above in this Section 5.2(a) and except for changes since the close of business on the Parent Measurement Date resulting from the exercise of any Parent Options or the settlement of any Parent RSUs, as of the date of this Agreement, Parent does not have any outstanding (A) shares of capital stock or other voting securities or equity interests of Parent, (B) securities of Parent convertible into or exchangeable or exercisable for shares of capital stock of Parent or other voting securities or equity interests of Parent, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Parent or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Parent, or obligations of Parent to issue, any shares of capital stock of Parent, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Parent or rights or interests described in the preceding clause (C), or (E) obligations of Parent to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities.

(b) There are no stockholder agreements, voting trusts or other agreements or understandings to which Parent or its Subsidiaries is a party or of which Parent has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, or grants preemptive rights with respect to any capital stock or other voting securities or equity interests of Parent.

(c) Section 5.2 of the Parent Disclosure Letter sets forth a true and complete list of all outstanding Parent Options, Parent RSUs and any other equity awards (other than pursuant to the Parent ESPP), including, with respect to each Parent Option or Parent RSU, as applicable: (i) the name of the holder; (ii) the type of award (including for Parent Options, whether such Parent Option is intended to be an “incentive stock option” under Section 422 and Section 424 of the Code); (iii) the number of shares of Parent Common Stock subject to each such Parent Option or Parent RSU (which in the case of performance-based awards, shall indicate the target number of shares of Parent Common Stock subject to such award); (iv) the grant date; (v) the vesting schedule (including the terms of any potential acceleration); (vi) the vesting commencement date; (vii) the number of such shares that are vested or unvested; (viii) for Parent Options, the exercise price per share; (ix) the expiration date; (x) the Parent Equity Plan pursuant to which such award was issued (or indicate if such award was issued outside of a Parent Equity Plan); (xi) for Parent Options, the post-termination exercise period; and (xii) for Parent Options, whether such Parent Option was granted with an “early exercise” right in favor of the optionholder. Parent has made available to the Company true and complete copies of all the forms of award agreements evidencing outstanding Parent Options or Parent RSUs. Neither Parent nor any of its Subsidiaries sponsors, maintains or administers, and is not under any obligation to issue shares of Parent Common Stock pursuant to, any stock option, stock purchase or equity incentive plan or arrangement other than the Parent Equity Plans. Each Parent Option has an exercise price per share of Parent Common Stock underlying such Parent Option that is not less than the fair market value of a share of Parent Common Stock on the date of grant.

(d) The authorized capital stock of Merger Sub I consists of 1,000 shares of common stock, par value $0.0001 per share, of which 100 shares are issued and outstanding, all of which shares are beneficially owned by Parent.

(e) The authorized limited liability company interests of Merger Sub II consists of 100 units of limited liability company interests, all of which are issued, outstanding and beneficially owned by Parent.

(f) The shares of Parent Common Stock to be issued pursuant to the First Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.

Section 5.3 Subsidiaries. Except to the extent no longer accurate solely as a result of the actions taken by or on behalf of Parent to dissolve or liquidate Reneo Pharma Ltd in compliance with the terms of this Agreement:

(a) Section 5.3 of the Parent Disclosure Letter sets forth a true and complete list of each Subsidiary of Parent, including its jurisdiction of incorporation or formation.

(b) Each of Parent’s Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c) All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by Parent, free and clear of all Liens other than Permitted Liens of Parent and its Subsidiaries.

(d) Each Merger Sub was formed solely for the purpose of engaging in the Mergers and the other Transactions and has engaged in no business other than in connection with the Transactions.

(e) Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Parent does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 5.4 Authority.

(a) Each of Parent and each Merger Sub has all necessary corporate or similar power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Mergers and the other Transactions, including the issuance of the shares of Parent Common Stock to the holders of Company Capital Stock as Merger Consideration (the “Parent Common Stock Issuance”). The execution, delivery and performance of this Agreement by Parent and each Merger Sub and the consummation by Parent and each Merger Sub of the Mergers and the other Transactions have been duly authorized by all necessary corporate or similar action on the part of Parent and each Merger Sub and no other corporate or entity proceedings on the part of Parent or the Merger Subs are necessary to approve this Agreement or to consummate the Mergers and the other Transactions, subject to (i) obtaining the approval of the Nasdaq Issuance Proposal and the Equity Plan Proposals by the holders of a majority of the votes entitled to vote on such proposals that are present or represented by proxy at the Parent Stockholder Meeting, (ii) obtaining the approval of the Charter Amendment Proposals by the holders of a majority of the outstanding Parent capital stock (collectively with the approvals in clause (i), the “Parent Stockholder Approval,” and the approval of the Nasdaq Issuance Proposal and the Charter Amendment Proposals, together, the “Required Parent Stockholder Approvals”), and (ii) the adoption of this Agreement by Parent as the sole stockholder and sole member of Merger Sub I and Merger Sub II, respectively. This Agreement has been duly executed and delivered by Parent and each Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and the Merger Subs, enforceable against each of Parent and the Merger Subs in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Parent Board, at a meeting duly called and held at which all directors of Parent were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Mergers and the other Transactions are fair to, advisable and in the best interests of Parent and its stockholders, (ii) approving and declaring advisable this Agreement and the Transactions, including the Mergers, the issuance of shares of Parent Common Stock to the stockholders of the Company pursuant to the terms of this Agreement, the Concurrent PIPE Investment, and the Parent Support Agreements, (iii) determining to submit the Parent Board Recommendation to the stockholders of Parent, and (iv) determining to approve and recommend the Parent Stockholder Proposals to the stockholders of Parent as promptly as practicable after the forms of the Charter Amendment Proposals and Equity Plan Proposals are mutually agreed to by Parent and the Company. The board of directors of Merger Sub I (by unanimous written consent) and the sole member of Merger Sub II have each: (x) determined that the Transactions are fair to, advisable and in the best interests of Merger Sub I and Merger Sub II, respectively, and the sole stockholder and sole member thereof, as applicable, (y) deemed advisable and approved this Agreement and the Transactions and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder and member of Merger Sub I and Merger Sub II, respectively, vote to adopt this Agreement and thereby the Transactions.

(c) The Required Parent Stockholder Approvals are the only votes of the holders of any class or series of the Parent Common Stock or other securities of Parent required in connection with the execution of this Agreement or the consummation of the Mergers and the other Transactions, including the Parent Common Stock Issuance. Other than the Required Parent Stockholder Approvals, no vote of the holders of any class or series of the Parent Common Stock or other securities of Parent is required in connection with the consummation of any of the Transactions to be consummated by Parent.

Section 5.5 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by each of Parent and the Merger Subs does not, and the consummation of the Mergers and the other Transactions and compliance by each of Parent and the Merger Subs with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent or the Merger Subs under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Certificate of Incorporation or Bylaws of Parent or Merger Sub I or the Certificate of Formation or limited liability company agreement of Merger Sub II, (ii) any material Contract to which Parent or the Merger Subs is a party or by which Parent, the Merger Subs or any of their respective properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 5.5(b), any material Law or any rule or regulation of Nasdaq applicable to Parent or the Merger Subs or by which Parent, the Merger Subs or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or the Merger Subs in connection with the execution, delivery and performance of this Agreement by Parent or the Merger Subs or the consummation by Parent or the Merger Subs of the Mergers and the other Transactions or compliance with the provisions hereof, except for (i) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Exchange Act, as may be required in connection with this Agreement and the Transactions, (ii) such other filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” Laws, (iii) the filing of the Certificates of Merger with the Delaware Secretary of State as required by the DGCL, (iv) any filings required under the rules and regulations of Nasdaq and (v) such consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

Section 5.6 SEC Reports; Financial Statements.

(a) Parent has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Parent since January 1, 2023 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Parent SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents (i) have been prepared in a manner consistent with the books and records of Parent and its Subsidiaries, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since January 1, 2023, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to Parent, including its consolidated Subsidiaries, required to be disclosed in Parent’s periodic and current reports under the Exchange Act, is made known to Parent’s principal executive officer and principal financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. Parent’s management, with the participation of the chief executive officer and principal financial officer of Parent, have evaluated the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, Parent has presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d) Parent and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of Parent’s internal control over financial reporting prior to the date hereof, to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Any such disclosures contemplated by this Section 5.6(d) made by management to Parent’s auditors and audit committee since January 1, 2023 are set forth as Section 5.6(d) of the Parent Disclosure Letter.

(e) Since January 1, 2024, (i) neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any of its directors, officers or other Representatives has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or its internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing Parent or its Subsidiaries, whether or not employed by Parent or its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of its officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or officer of Parent.

(f) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Parent SEC Documents. To the knowledge of Parent, none of the Parent SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(g) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent and its Subsidiaries in Parent’s published financial statements or other Parent SEC Documents.

(h) Parent is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of Nasdaq, in each case, that are applicable to Parent.

(i) No Subsidiary of Parent is required to file any form, report, schedule, statement or other document with the SEC.

Section 5.7 No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent specifically and adequately accrued or reserved against in the audited consolidated balance sheet of Parent and its Subsidiaries as at December 31, 2023 included in the Annual Report on Form 10-K filed by Parent with the SEC on March 28, 2024 (without giving effect to any amendment thereto filed on or after the date of this Agreement) (the “Parent Balance Sheet”) and (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice or in connection with the wind down of the Parent Legacy Business (none of which is a liability for a breach or default under any Contract, breach of warranty, tort, infringement, misappropriation or violation of Law) since December 31, 2023 that are not individually or in the aggregate material to Parent and its Subsidiaries, taken as a whole, (c) for liabilities or obligations incurred in connection with the Transactions, or (d) executory obligations under any Contracts to which Parent or one of its Subsidiaries is a party and which do not result from a breach of such Contract by Parent or its Subsidiaries.

Section 5.8 Absence of Certain Changes or Events. Since December 31, 2023 and through the date of this Agreement, (i) except in connection with the execution of this Agreement and the consummation of the Transactions, and the wind down of the Parent Legacy Business, Parent and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice; (ii) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect; and (iii) neither Parent nor its Subsidiaries have:

(a) (i) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, stock or property) in respect of, any of Parent Common Stock or other equity interests of Parent, except for dividends by a wholly owned Subsidiary of Parent to its parent, (ii) purchased, redeemed or otherwise acquired or granted shares of Parent capital stock or other equity interests of Parent or its Subsidiaries or any options, warrants or rights to acquire any such shares or other equity interests, other than (A) the issuance, repurchase or cancellation of shares of Parent Common Stock upon the exercise of Parent Options or vesting of Parent RSUs, (B) acquisitions of Parent Common Stock underlying Parent Options or Parent RSUs in connection with a service provider’s termination of service with Parent or its Subsidiaries, and (C) grants of Parent Options or Parent RSUs to service providers of Parent or its Subsidiaries as compensation under the Parent Equity Plans or otherwise, or (iii) split, combined, reclassified or otherwise amended the terms of any of its capital stock or other equity interests or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests of Parent;

(b) amended or otherwise changed, or authorized or proposed to amend or otherwise change, its certificate of incorporation or by-laws (or similar organizational documents);

(c) abandoned or permitted to lapse, failed to take any action necessary to maintain any material Intellectual Property Rights (other than non-exclusive licenses of Intellectual Property Rights granted by Parent to any business relation in the ordinary course of business consistent with past practice), including any such failure to pay any maintenance or similar fees or to take any action reasonably necessary to prevent the abandonment, loss or impairment of any material Parent Owned IP;

(d) adopted or entered into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization; or

(e) changed its financial or Tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalued any of its material assets.

Section 5.9 Litigation. There is no Action pending (or, to the knowledge of Parent, any basis therefore) or, to the knowledge of Parent, threatened against or affecting Parent, any of its properties or assets, or any present or former officer, director or employee of Parent or any of its Subsidiaries in such individual’s capacity as such, other than any Action that (a) does not involve an amount in controversy in excess of $100,000 and (b) does not seek injunctive or other non-monetary relief. Neither Parent nor any of its Subsidiaries or any of their properties or assets is subject to any material outstanding judgment, order, injunction, rule or decree of any Governmental Entity. There is no Action pending or, to the knowledge of Parent, threatened seeking to prevent, hinder, modify, delay or challenge the Mergers or any of the other Transactions.

Section 5.10 Compliance with Laws. Parent and each of its Subsidiaries are and have been in compliance in all material respects with all Laws applicable to its businesses, operations, properties or assets. Since April 1, 2021, none of Parent or any of its Subsidiaries has received any notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties, assets or Parent Products (as defined below). Parent and each of its Subsidiaries have in effect all material Permits necessary and required for it to own, lease or operate its properties and assets and to carry on its business and operations as now conducted, except where such failure would not reasonably be expected to result in a Parent Material Adverse Effect. No notice is required to be made to, or approval required to be obtained from, any Governmental Entity in order for any Permits that will not be terminated in connection with the winding down of the Parent Legacy Business prior to the Closing to remain in full force and effect following the Closing.

Section 5.11 Health Care Regulatory Matters.

(a) Parent and its Subsidiaries, and to the knowledge of Parent, each of their directors, officers, management employees, agents (while acting in such capacity for Parent or its Subsidiaries), contract manufacturers, CROs, clinical trial collaborators, suppliers, and distributors (only to the extent each such contract manufacturer, CRO, clinical trial collaborator, supplier or distributor is acting for Parent or its Subsidiaries) are, and at all times in the past three years were, in material compliance with all applicable Health Care Laws to the extent applicable to Parent, its Subsidiaries or any of the Parent Products or activities. To the knowledge of Parent, there are no facts or circumstances that reasonably would be expected to give rise to any material liability under any Health Care Laws to the extent applicable to Parent, its Subsidiaries or any of the Parent Products or activities.

(b) Neither Parent nor any of its Subsidiaries are a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, non-prosecution agreements, deferred prosecution agreements or similar agreements with or imposed by any Governmental Entity. To the knowledge of Parent, it has not been the subject of any investigation conducted by any Governmental Entity or named as a defendant in any False Claims Act Action. Neither Parent nor any of its Subsidiaries has been served with or received any search warrant, subpoena, civil investigative demand or material request for documents or information (whether formal or informal) from any Governmental Entity.

(c) All applications, notifications, submissions, reports and statistical analyses, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit from the FDA or other Governmental Entity relating to products that are regulated as drugs, biologics, medical devices or other healthcare products under applicable Health Care Laws, including drugs or biological candidates, medical devices, compounds or medical products being researched, tested, stored, developed, labeled, manufactured, packaged, imported, exported and/or distributed by or on behalf of Parent or any of its Subsidiaries, or regarding which Parent or any of its Subsidiaries has rights, as applicable (“Parent Products”), including investigational new drug applications and investigational device exemptions, when submitted to the FDA or other Governmental Entity were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions or reports have been submitted to the FDA or other Governmental Entity. To the knowledge of Parent, there is no actual or alleged falsification or fraudulent activity regarding any data, test result, report, certification, declaration or other technical or regulatory documentation prepared for or submitted by Parent or any of its Subsidiaries or on any of their behalf. Neither Parent nor any of their Subsidiaries has knowledge of any facts or circumstances that would be reasonably likely to lead the revocation, suspension, material limitation or cancellation of a Permit required under applicable Health Care Laws.

(d) All Clinical Trials sponsored, supported or conducted by or, to the knowledge of Parent, on behalf of Parent or its Subsidiaries in respect of a Parent Product for submission to the FDA or other Governmental Entity have been, and if still pending are being, conducted in compliance with applicable research protocols and all applicable Health Care Laws, including, but not limited to, the FDCA and the FDA’s current Good Clinical Practice regulations including those at 21 C.F.R. Parts 11, 50, 54, 56, 312 and 314, in all material respects. To the knowledge of Parent, no Clinical Trial sponsored, supported or conducted by or on behalf of Parent or its Subsidiaries has been conducted using any clinical investigators who have been disqualified or debarred by FDA or similar Governmental Entities. No Clinical Trial conducted by or on behalf of Parent or any of its Subsidiaries has been terminated or suspended prior to completion due to a safety concern or non-compliance with applicable Health Care Law. Neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any of its respective CROs, clinical investigators or other Persons acting on Parent’s or its Subsidiaries’ behalf, has received any written notice or other correspondence from the FDA or any similar Governmental Entity or any institutional review board or ethics committee with respect to any Clinical Trials sponsored, supported or conducted by or on behalf of Parent or any of its Subsidiaries recommending or instituting a clinical hold or otherwise terminating or suspending any such Clinical Trials.

(e) All manufacturing operations conducted by or, to the knowledge of Parent, for the benefit of Parent or any of its Subsidiaries and with respect to Parent Products have been and are being conducted in material compliance with all Permits under applicable Health Care Laws and all applicable provisions of the FDA’s current good manufacturing practice (cGMP) regulations for drug products at 21 C.F.R. Parts 210 and 211, the Quality System (QS) regulations at 21 C.F.R. Part 820 and all comparable state or foreign regulatory requirements of any Governmental Entity.

(f) All laboratory operations conducted by or, to the knowledge of Parent, for the benefit of Parent or any of its Subsidiaries have been and are being conducted in material compliance with all Permits under applicable Health Care Laws and all applicable provisions of the Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. § 263a) and its implementing regulations, the FDA’s current good laboratory practice (GLP) regulations at 21 C.F.R. Part 58 and all comparable state or foreign regulatory requirements of any Governmental Entity.

(g) Neither Parent nor any of its Subsidiaries has received any written communication that alleges violation or non-compliance with any Health Care Laws, including any notification of any pending or threatened claim, suit, litigation, proceeding, hearing, enforcement, investigation, subpoena, civil investigative demand, inquiry, audit, inspection, administrative action, complaint, arbitration, import detention or refusal, FDA Warning Letter or Untitled Letter, Form-483 observations, or any adverse action by a Governmental Entity relating to any Health Care Laws. Any Warning Letters, Form-483 observations, or comparable findings from other Governmental Entities listed in Section 5.11(g) of the Parent Disclosure Letter have been resolved to the satisfaction of the applicable Governmental Entity.

(h) There have been no Safety Notices that have been reported to FDA or any other Governmental Entity relating to the Parent Products. Any Safety Notices relating to the Parent Products listed in Section 5.11(h) of the Parent Disclosure Letter have been resolved to the satisfaction of the applicable Governmental Entity.

(i) To the knowledge Parent, there are no facts or circumstances that would be reasonably likely to result in a Safety Notice with respect to the Parent Products or a termination or suspension of developing and testing of any of the Parent Products.

(j) Neither Parent nor its Subsidiaries, nor, to the knowledge of Parent, any officer, employee or agent of Parent, its Subsidiaries or any other Person while acting on its behalf has made an untrue statement of a material fact or fraudulent or misleading statement of material fact to a Governmental Entity, failed to disclose a material fact required to be disclosed to a Governmental Entity, or committed a prohibited act that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting the FDA Ethics Policy. None of the aforementioned is or has been under investigation resulting from any allegedly untrue, fraudulent, misleading or false statement or omission of a material fact, including data fraud, or had any action pending or threatened relating to the FDA Ethics Policy.

(k) All reports, documents, claims, Permits and notices required to be filed, maintained or furnished to the FDA or any Governmental Entity by Parent or any of its Subsidiaries have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, Permits or notices have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All such reports, documents, claims, Permits and notices were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Neither Parent nor any of its Subsidiaries have received written notice that any material Permit will not or is likely not to be issued.

(l) Parent and its Subsidiaries have not submitted claims or caused any claims to be submitted for reimbursement to any federal health care program, including Medicare, Medicaid or other health care program of any Governmental Entity, for any services performed by Parent or its Subsidiaries or on their behalf.

(m) Neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any officer, employee, agent, contract manufacturer, CRO, clinical trial collaborator, supplier or distributor of Parent or its Subsidiaries has been convicted of any crime or engaged in any prohibited conduct that has resulted, or would reasonably be expected to result, in debarment under applicable Law, including 21 U.S.C. § 335a, exclusion under 42 U.S.C. § 1320a-7, disqualification pursuant to 21 C.F.R. Part 312.70, or any other statutory provision or similar Law applicable in other jurisdictions in which Parent Products are intended to be sold. Neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any officer, employee, agent or distributor of Parent or its Subsidiaries, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Health Care Law or program. To the knowledge of Parent, no Actions that could result in any such exclusion, disqualification or debarment are pending or threatened against any of the foregoing Persons.

Section 5.12 Benefit Plans.

(a) Section 5.12(a) of the Parent Disclosure Letter contains a true and complete list of each material Parent Benefit Plan. Parent has made available to the Company a current, accurate and complete copy of each material Parent Benefit Plan (or if such material Parent Benefit Plan is not in written form, a written summary of all of the material terms of such material Parent Benefit Plan), including, to the extent applicable: (i) all documents embodying or governing such Parent Benefit Plan and any related trust agreement or other funding instrument; (ii) the most recent determination or opinion letter of the IRS; (iii) the current summary plan description, subsequent summaries of material modifications, and any other material written communications (or a written description of any material oral communications) to the employees of Parent (or its Subsidiaries) concerning benefits provided under a Parent Benefit Plan; (iv) all material, non-routine correspondence to and from any Governmental Entity; and (v) for the three most recent years (A) the Form 5500 and attached schedules; (B) audited financial statements or actuarial valuation reports; and (C) compliance testing results. No Parent Benefit Plan provides health or welfare benefits that are not fully insured through an insurance contract. Section 5.12(a) of the Parent Disclosure Letter separately identifies the applicable governing jurisdiction for each Parent Benefit Plan subject to Laws of a jurisdiction other than the United States (whether or not U.S. Law also applies).

(b) Neither Parent nor any member of its Controlled Group has ever sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA or Section 414(f) of the Code); (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Neither Parent nor any of its Subsidiaries has any liability by reason of at any time being treated as a single employer under Section 414 of the Code with any other Person.

(c) Each Parent Benefit Plan complies in all material respects with its terms and materially complies in form and in operation with the applicable provisions of ERISA and the Code and all other applicable Law. Each Parent Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred to the knowledge of Parent since the date of such letter that would reasonably be expected to cause the loss of the sponsor’s ability to rely upon such letter, and nothing has occurred to the knowledge of Parent that would reasonably be expected to result in the loss of the qualified status of such Parent Benefit Plan.

(d) There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Parent Benefit Plans by Parent or, to the knowledge of Parent, by any third party that could result in any liability or excise tax under ERISA or the Code being imposed on Parent or its Subsidiaries. There is no material Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the PBGC, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of Parent, threatened, relating to the Parent Benefit Plans or the assets of any of the trusts under any Parent Benefit Plans (other than routine claims for benefits).

(e) No Parent Benefit Plan provides payments or benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated statutorily by Law, (ii) death or retirement benefits under any Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code, or (iii) death or disability under any Parent Benefit Plan that is a fully insured life, short-term disability or long-term disability insurance benefit.

(f) With respect to each group health plan benefiting any current or former employee of Parent or any other member of its Controlled Group that is subject to Section 4980B of the Code, Parent and each other member of its Controlled Group has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(g) The execution and delivery of this Agreement, the Parent Stockholder Approval and the consummation of the Mergers is not reasonably expected to, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or individual consultant of Parent or any of its Subsidiaries to any payment (including severance pay or any other similar termination payment), or (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any compensation or benefit due any such employee, officer, director or individual consultant.

(h) No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the Transactions by any current or former employee, officer, director, or other service provider of Parent or any of its Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or other compensation arrangement or Parent Benefit Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code). Neither Parent nor its Subsidiaries has any obligation to reimburse, “gross-up” or otherwise indemnify any Person for any taxes imposed under Section 4999 of the Code.

(i) Each Parent Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), has been maintained, in form and operation in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder in all material respects. Neither Parent nor any of its Subsidiaries has any obligation to reimburse, “gross-up” or otherwise indemnify any Person for any taxes imposed under Section 409A of the Code.

(j) There is no outstanding loan to or for the benefit of any director, officer, or employee of Parent or any of its Subsidiaries (other than any routine advances for reasonable business expenses provided in the ordinary course of business to current employees of Parent or any of its Subsidiaries) that would be deemed a prohibited extension or maintenance of credit under Section 402 of the Sarbanes-Oxley Act.

Section 5.13 Labor and Employment Matters.

(a) Section 5.13(a) of the Parent Disclosure Letter sets forth a true, correct and complete list of the names (or, if required under Parent Privacy Laws, a unique identification number), of all current employees, independent contractors and consultants providing services to Parent or any of its Subsidiaries (each, a “Parent Worker”), setting forth each such Parent Worker’s current: (i) title or position and general services provided, (ii) status as full-time or part-time, (iii) if an employee, status as exempt or non-exempt (to the extent applicable under Law), (iv) date of commencement of service as an independent contractor or employee, as applicable, (v) rate of cash compensation (including salary, hourly wage, bonuses, commissions and any deferred compensation), (vi) target annual incentive compensation, (vii) other unvested bonuses, (viii) accrued but unpaid bonuses, (ix) material fringe benefits, (x) primary work location, (xi) status of any required visa or work permit, (xii) accrued but unpaid vacation, sick leave or other paid time off, (xiii) severance or termination payment rights payable in excess of that required by Law, (xiv) leave of absence status, including whether the Parent Worker has given a written request for a leave of absence, the basis of such leave, and anticipated return in full service, (xv) status of being on a performance improvement plan, (xvi) employer, (xvii) primary country, state and county in which the Parent Worker provides services, and (xviii) whether the individual is engaged through a leasing agency. Other than those Parent Workers with an employment agreement with Parent or any of its Subsidiaries, no Parent Worker or any other Person can successfully claim to be characterized as an employee of Parent or any of its Subsidiaries.

(b) Parent and its Subsidiaries are, and since April 1, 2021, have been, in compliance with all Laws governing Employment Practices. Parent and its Subsidiaries currently properly classify and, since April 1, 2021, have properly classified (i) its employees as exempt or non-exempt in accordance with applicable overtime Laws, and (ii) its independent contractors in accordance with applicable Law.

(c) Since April 1, 2021, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of Parent, threatened, any labor dispute, work stoppage, labor strike or lockout against Parent or any of its Subsidiaries by employees. No employee of Parent or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. To the knowledge of Parent, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of Parent or any of its Subsidiaries. Except as would not be material, there are no (i) unfair labor practice charges or complaints against Parent or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of Parent no such representations, claims or petitions are threatened, (ii) representations, claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against Parent or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(d) The employment of each of the employees of Parent or any of its Subsidiaries whose primary work location is in the United States is “at will.” Except as required by Law, Parent and its Subsidiaries do not have any obligation to provide any particular form or period of notice before terminating the employment of any of its employees.

(e) Since April 1, 2021, neither Parent nor any of its Subsidiaries have at any time taken any action that (i) would constitute a “mass layoff” or “plant closing” within the meaning of the WARN Act or would otherwise trigger notice requirements or liability under any other Law that is comparable to the WARN Act or (ii) resulted in the termination of employment of 50 or more Parent Workers or more than 10% of the Parent Workers during any 90-day period. Neither Parent nor any of its Subsidiaries has plans to undertake any action that would trigger the WARN Act or other similar notification requirements. Since April 1, 2021, Parent and its Subsidiaries have been at all times in full compliance with the WARN Act and any applicable state Laws or other Laws regarding redundancies, reductions in force, mass layoffs and plant closings, including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff or plant closing to affected employees, Representatives, any state dislocated worker unit and local government officials or any other Governmental Entity.

(f) There are no, nor have there been at any time since April 1, 2021, any actions pending or, to the knowledge of Parent, threatened or reasonably anticipated involving any current or former Parent Worker or group of Parent Workers. Neither Parent nor any of its Subsidiaries is or at any time since April 1, 2021, has been a party to a conciliation agreement, consent decree or other agreement or order with any Governmental Entity with respect to Employment Practices. Since April 1, 2021, no current or former Parent Worker has filed a complaint or claim with Parent or any of its Subsidiaries with respect to Employment Practices. No current or former Parent Worker has been involved in an accident in the course of his or her service with Parent or any of its Subsidiaries that would have caused other than minor injury, nor has any such Parent Worker been exposed to occupational health hazards in the service of Parent or any of its Subsidiaries.

(g) The execution of this Agreement and the consummation of the transactions set forth in or contemplated by this Agreement will not result in any breach or violation of, or cause any payment to be made under, any applicable Laws respecting labor and employment or any collective bargaining agreement to which Parent or any of its Subsidiaries is a party.

(h) Since April 1, 2021, to the knowledge of Parent: (i) no allegations of sexual harassment or other sexual misconduct or race discrimination have been made against any current or former Parent Worker with the title of senior vice president (or the equivalent title based on role, responsibility or pay grade) or above through any formal human resources communication channels at Parent and (ii) there are no actions or investigations pending related to any allegations of sexual harassment, other sexual misconduct or race discrimination by any employee at Parent or any of its Subsidiaries with the title of senior vice president (or the equivalent title based on role, responsibility or pay grade) or above. For the three years prior to the date of this Agreement, to the knowledge of Parent, neither Parent nor any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment, other sexual misconduct or race discrimination by any employee of Parent or any of its Subsidiaries with the title of senior vice president (or the equivalent title based on role, responsibility or pay grade) or above.

(i) Parent has (i) implemented policies and procedures to enable social distancing and secure remote working environments for employees to the extent required by applicable Law, (ii) complied with applicable Law with respect to all remote work, (iii) taken such steps as are required by applicable Law regarding disinfection and cleaning of work areas, including offices, restrooms, common areas and all high-touch surfaces in the workplace, and (iv) complied in all material respects with all Laws enacted in response to COVID-19 that are applicable, including “shelter in place,” “essential business” and similar Laws and applicable Laws concerning employee leaves of absence.

(j) No material written personnel manuals, handbooks, policies, rules or procedures are currently in effect applicable to any Parent Worker, other than those set forth on Section 5.13(j) of the Parent Disclosure Letter, true and complete copies of which have heretofore been made available.

(k) Neither Parent nor any of its Subsidiaries has accrued unpaid liabilities relating to its current and former Parent Workers other than for compensation that has accrued since the last payroll pay date.

(l) No visa or work permit held by a Parent Worker with respect to his or her service with Parent or its Subsidiaries will expire during the six-month period beginning on the date of this Agreement. All current Parent Workers who work in the United States are, and all former Parent Workers who worked in the United States whose engagement terminated, voluntarily or involuntarily, within the three years prior to the date of this Agreement were, legally authorized to work in the United States. Parent and its Subsidiaries have completed and retained the necessary employment verification paperwork under the IRCA for all Parent Workers engaged prior to the date of this Agreement. Parent and its Subsidiaries are and have been in compliance with both the employment verification provisions (including the paperwork and documentation requirements) and the anti-discrimination provisions of IRCA.

(m) To the knowledge of Parent, no current or former Parent Worker is or has been at any time in the three years prior to the date of this Agreement in any material respect in violation of any employment contract, non-disclosure, confidentiality agreement, non-competition agreement, non-solicitation agreement, restrictive covenant or consulting agreement with Parent or any of its Subsidiaries. To the knowledge of Parent, no current or former Parent Worker is or has been at any time in the three years prior to the date of this Agreement in any material respect in violation of any employment contract, non-disclosure, confidentiality agreement, non-competition agreement, non-solicitation agreement, restrictive covenant or consulting agreement with a former employer or service recipient relating to the right of any such Parent Worker to be employed by or provide services to Parent because of the nature of the business conducted or presently proposed to be conducted by it or to the use of Trade Secrets or proprietary information of others.

(n) All current and former Parent Workers have been duly and properly remunerated for all services they performed in the course of their working relationship with Parent and its Subsidiaries in compliance with Law and any employment contracts therewith, and all other payments due to them have been made and, with respect to any such amounts or rights that have matured in favor of such Parent Workers but which are not yet payable, funds sufficient to cover such payments have been reserved. With respect to the remuneration paid to the current or former Parent Workers, all contributions have been made relating to compulsory health insurance and social security and to Tax withholdings required by Law.

Section 5.14 Environmental Matters.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) Parent and each of its Subsidiaries have conducted its businesses in compliance with all, and have not violated any, applicable Environmental Laws; (ii) Parent or its Subsidiaries have obtained all Permits of all Governmental Entities and any other Person that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by Parent, any of its Subsidiaries or any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of Parent or any of its Subsidiaries under applicable Environmental Laws; (iv) neither Parent nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any Governmental Entity or any other Person asserting that Parent or its Subsidiaries is in violation of, or liable under, any Environmental Law; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by Parent or its Subsidiaries or as a result of any operations or activities of Parent or its Subsidiaries at any location and, to the knowledge of Parent, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to Parent or its Subsidiaries under any Environmental Law; (vi) neither Parent nor any of its Subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations of any other Person arising under Environmental Law; and (vii) neither Parent nor any of its Subsidiaries nor any of its properties or facilities are subject to, or are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities. Parent has made available to the Company all environmental assessment reports, audits or other material documents in its possession or reasonable control identifying material environmental, health or safety liabilities with respect to Parent and its Subsidiaries and their respective businesses and facilities.

Section 5.15 Taxes.

(a) Each of Parent and its Subsidiaries has (i) filed all income and other material Tax Returns required to be filed by or on behalf of it (taking into account any applicable extensions thereof) and all such Tax Returns are true, accurate and complete in all material respects; and (ii) paid in full (or caused to be paid in full) all material Taxes that are required to be paid by or with respect to it, whether or not such Taxes were shown as due on such Tax Returns.

(b) The Parent Balance Sheet reflects an adequate reserve (in accordance with GAAP) for all material Taxes accrued but unpaid by Parent through the date of the Parent Balance Sheet. Since the date of the Parent Balance Sheet, Parent has not incurred, individually or in the aggregate, any liability for Taxes outside the ordinary course of business consistent with past practice, other than in connection with the wind down of the Parent Legacy Business.

(c) Neither Parent nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any amount of Tax, in each case that has not since expired.

(d) No material Tax Action with respect to Taxes or any Tax Return of Parent or its Subsidiaries are presently in progress or have been asserted, threatened or proposed in writing and to the knowledge of Parent, no such Tax Action is being contemplated. No deficiencies or claims for a material amount of Taxes have been claimed, proposed, assessed or asserted in writing against Parent or its Subsidiaries by a Governmental Entity, other than any such claim, proposal, assessment or assertion that has been satisfied by payment in full, settled or withdrawn.

(e) Each of Parent and its Subsidiaries has timely withheld all material Taxes required to have been withheld from payments made (or deemed made) to its employees, independent contractors, creditors, stockholders and other third parties and, to the extent required, such Taxes have been timely paid to the relevant Governmental Entity.

(f) Neither Parent nor any of its Subsidiaries has engaged in a “listed transaction” as set forth in Treasury Regulations § 1.6011-4(b)(2).

(g) Neither Parent nor any of its Subsidiaries (i) is a party to or bound by, or has any liability pursuant to, any Tax sharing, allocation, indemnification or similar agreement or obligation other than any Ordinary Course Agreement; (ii) is and has never been a member of a group (other than a group the common parent of which is Parent) filing a consolidated, combined, affiliated, unitary or similar income Tax Return; (iii) has a liability for the Taxes of any Person pursuant to Treasury Regulations § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, by Contract (other than any Ordinary Course Agreement), or otherwise by operation of Law; or (iv) is, and has been treated as a resident for any income Tax purpose, or as subject to Tax by virtue of having a permanent establishment, an office or fixed place of business, in any country other than the contiguous United States.

(h) No private letter rulings, technical advice memoranda or similar material agreements or rulings have been requested, entered into or issued by any Governmental Entity with respect to Parent or any of its Subsidiaries which rulings remain in effect.

(i) Neither Parent nor any of its Subsidiaries will be required to include any material amount of income in, or exclude any material amount of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in, or use of improper, method of accounting requested or initiated on or prior to the Closing Date, (ii) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of Law) executed on or prior to the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheet included in the financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents, or received in the ordinary course of business since the date of such balance sheet, (v) to the knowledge of Parent, an intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), or (vi) the application of Section 951 or Section 951A of the Code with respect to income earned or recognized or payments received prior to the Closing. Parent has not made an election under Section 965(h) of the Code.

(j) There are no liens for Taxes upon any of the assets of Parent or any of its Subsidiaries other than Liens described in clause (i) of the definition of Permitted Liens.

(k) Neither Parent nor any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person, in a transaction (or series of transactions) that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code in the past two years.

(l) No material claim has been made in writing by any Governmental Entity in a jurisdiction where neither Parent nor any of its Subsidiaries currently files a Tax Return of a certain type or pay Taxes of a certain type that Parent is or may be subject to taxation by such jurisdiction of such type.

(m) There are no outstanding shares of Parent Common Stock issued in connection with the performance of services (within the meaning of Section 83 of the Code) that were unvested at the time of purchase or issuance, as applicable, for which a valid election under Section 83(b) of the Code has not been made.

(n) To the knowledge of Parent, neither Parent nor any of its Subsidiaries has been, is, and immediately prior to the First Effective Time will be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(o) Neither Parent nor any of its Subsidiaries (including the Merger Subs) has taken, or failed to take, any action nor knows of any fact or circumstance that could reasonably be expected to prevent or impede the Mergers from qualifying as a transaction qualifying for the Intended Tax Treatment.

(p) Neither Parent nor any of its Subsidiaries has taken, claimed, or applied for any employee retention tax credit under Section 2301 of the Coronavirus Aid, Relief, and Economic Security Act, 2020 or Section 3134 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law).

For purposes of this Section 5.15, where the context permits, each reference to Parent shall include a reference to any person for whose Taxes Parent is liable under applicable Law.

Section 5.16 Contracts.

(a) Except for any Parent Benefit Plans and except as set forth in the Parent SEC Documents publicly available prior to the date of this Agreement, neither Parent nor its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) (all such Contracts including those set forth in Section 5.16(b) of the Parent Disclosure Letter, “Parent Material Contracts”).

(b) Section 5.16(b) of the Parent Disclosure Letter lists the following Contracts (other than Parent Benefit Plans and other than Parent Leases), in effect as of the date of this Agreement, which for the purposes of this Agreement shall, together with the Parent Leases, be considered Parent Material Contracts:

(i) each Contract relating to any agreement of indemnification or guaranty not entered into in the ordinary course of business;

(ii) each Contract providing for any royalty, milestone or similar payments by Parent or its Subsidiaries;

(iii) each Contract containing (A) any covenant restricting the ability of Parent, its Subsidiaries or the Surviving Company to engage in any line of business or compete with any Person, or to develop, manufacture, or distribute any products or services of the Surviving Company, (B) any most-favored pricing or any take or pay arrangement, (C) any exclusivity provision in favor of a third party or (D) a right of first refusal, right of first offer or similar right to acquire any of assets or equity interests of Parent or its Subsidiaries, or (E) any non-solicitation provision applicable to Parent or its Subsidiaries, in the case of this clause (E), which are material to Parent and its Subsidiaries, taken as a whole;

(iv) each Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;

(v) each Contract providing for the disposition or acquisition of material assets or any ownership interest in any Person;

(vi) each Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any material Liens with respect to any assets of Parent or any of its Subsidiaries or any loans or debt obligations with officers or directors of Parent or any of its Subsidiaries;

(vii) each Contract under which Parent (A) granted a license, sublicense, covenant not to sue or assert, immunity from suit, right to coexist or other right under any material Parent Owned IP to any other Person (other than non-exclusive licenses to contract manufacturers, CROs, clinical trial collaborators and other service providers in the ordinary course of business); (B) received from any other Person a grant of a license, sublicense, covenant not to sue or assert, immunity from suit, right to coexist or other right under any material Intellectual Property Rights (other than licenses to any shrink wrap, click wrap or other software that is generally commercially available and not customized costing less than $100,000 per year or as a one-time fee); (C) assigned any Intellectual Property Rights to any other Person; or (D) received an assignment of any Intellectual Property Rights from any Person (other than assignments from employees or contractors on the form assignment agreement used by Parent with such employees or contractors);

(viii) any Contract under which Parent or its Subsidiaries have made or received, or are reasonably expected to make or receive payments in excess of $300,000 and involving (A) supply or distribution of products, including manufacturing agreements, (B) the provision of services or products with respect to any pre-clinical or clinical development activities of Parent or its Subsidiaries, including with a CRO, (C) a dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other Contract currently in force under which Parent or its Subsidiaries have continuing obligations to develop or market any product, technology or service, or (D) the sale or commercialization of any product or service of Parent or its Subsidiaries;

(ix) each Contract with any financial advisor, broker, finder, or investment banker providing advisory services to Parent or its Subsidiaries in connection with the Transactions;

(x) each Contract to which Parent or any of its Subsidiaries is a party or by which any of its assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, Parent or its Subsidiaries in excess of $500,000;

(xi) any Contract involving any resolution or settlement of any actual or threatened Action and providing for payments by Parent or its Subsidiaries after the date hereof in excess of $100,000 or any material ongoing non-monetary requirements or restrictions on Parent or its Subsidiaries; and

(xii) each Contract not required to be listed in any other subsection of this Section 5.16 and that is not terminable at will (with no material penalty or payment) by Parent or its Subsidiaries, as applicable, and (A) which by its terms involves payment or receipt by Parent or its Subsidiaries after the date of this Agreement under any such Contract of more than $100,000 in the aggregate, or (B) that is material to the business or operations of Parent and its Subsidiaries, taken as a whole.

(c) (i) Each Parent Material Contract is valid and binding on Parent or its Subsidiaries, and to the knowledge of Parent, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; and (ii) as of the date of this Agreement, Parent has not received any written notice of any material default under any Parent Material Contract by Parent or its Subsidiaries or any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of Parent or its Subsidiaries or, to the knowledge of Parent, any other party thereto under any such Parent Material Contract. Parent has made available to the Company true and complete copies of all Parent Material Contracts, including all amendments thereto. There are no Parent Material Contracts that are not in written form. Other than in connection with the wind down of the Parent Legacy Business, no Person is renegotiating, or has a right pursuant to the terms of any Parent Material Contract to change, any material amount paid or payable to Parent under any Parent Material Contract or any other material term or provision of any Parent Material Contract.

Section 5.17 Insurance. Parent and its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of Parent or its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which Parent operates. Parent has made available true and complete copies of each material insurance policy issued in favor of Parent or its Subsidiaries, or pursuant to which Parent or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each insurance policy of Parent or its Subsidiaries, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) as of the date of this Agreement, neither Parent nor any of its Subsidiaries has received written notice that it is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy, other than as contemplated by Section 7.5 and (c) to the knowledge of Parent, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. As of the date of this Agreement, no notice of cancellation or termination has been received with respect to any such policy nor, to the knowledge of Parent, will any such cancellation or termination result from the consummation of the Transactions.

Section 5.18 Properties.

(a) Parent or one or more of its Subsidiaries has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its real properties and tangible assets that are necessary for Parent and its Subsidiaries to conduct their respective businesses as currently conducted, free and clear of all Liens other than Permitted Liens. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the tangible personal property currently used in the operation of the business of Parent and its Subsidiaries is in good working order (reasonable wear and tear excepted).

(b) Section 5.18(b) of the Parent Disclosure Letter sets forth a true and complete list of all real property leased for the benefit of Parent and its Subsidiaries (the “Parent Facilities”) and a list of all leases, lease guaranties, licenses, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Parent Facilities, including all amendments, terminations and modifications thereof (the “Parent Leases”). Neither Parent nor any of its Subsidiaries own any real property or has ever owned any real property nor is either party to any agreement to purchase or sell any real property.

(c) This Section 5.18 does not relate to intellectual property, which is the subject of Section 5.19.

Section 5.19 Intellectual Property; Privacy.

(a) Section 5.19(a) of the Parent Disclosure Letter sets forth a true and complete list of all of the following that are owned by or exclusively licensed to Parent or any of its Subsidiaries: (i) material patents and patent applications; (ii) material trademark registrations and applications; (iii) material copyright registrations and applications, material registered trademarks, design registrations and applications for design registration; ((i)-(iii), collectively, “Material Parent Registered IP”) and (iv) a true and complete list of all domain names. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect (A) all of the Material Parent Registered IP owned by Parent, and with respect to Material Parent Registered IP not owned by Parent, to the knowledge of Parent, is subsisting, (B) any Material Parent Registered IP that comprises trademark or copyrights that are registered or patents that have issued is, to the knowledge of Parent, valid and enforceable, (C) as of the date of this Agreement, Parent has not received written notice that (x) any Material Parent Registered IP is involved in any interference, reissue, derivation, reexamination, opposition, cancellation or similar proceeding contesting the validity, enforceability, claim construction, ownership or right to use, sell, offer for sale, license or dispose of any Material Parent Registered IP, or (y) any action is threatened with respect to any of the Material Parent Registered IP, and (D) all Material Parent Registered IP owned by Parent is owned exclusively by Parent, free and clear of any and all Liens (other than Permitted Liens and any licenses granted by Parent or any of its Subsidiaries as set forth on Section 5.16(b)(vii) of the Parent Disclosure Letter or the disclosure of which are not required under Section 5.16(b)(vii)), and any Material Parent Registered IP not owned by Parent or any of its Subsidiaries is, to the knowledge of Parent, free and clear of any and all Liens (other than Permitted Liens or any Liens set forth in the Contract pursuant to which Parent or any of its Subsidiaries obtained rights to such Material Parent Registered IP).

(b) Parent has not received any written notice that there is any, and, to the knowledge of Parent, there is no, Person who is or claims to be an inventor of any invention claimed by a patent within the Material Parent Registered IP or Parent Owned IP who is not a named inventor thereof.

(c) The Material Parent Registered IP, Parent Owned IP and other Intellectual Property Rights possessed, held or obtained under valid and enforceable licenses include, to the knowledge of Parent, all Intellectual Property Rights necessary for Parent and its Subsidiaries to conduct its business as currently conducted and contemplated to be conducted; provided, however, that the foregoing representation is not a representation with respect to non- infringement of Intellectual Property Rights.

(d) Parent and its Subsidiaries have taken commercially reasonable measures to maintain the confidentiality of all information that constitutes a Trade Secret of Parent and its Subsidiaries, including requiring all Persons having access thereto to execute written non-disclosure agreements or other binding obligations to maintain confidentiality of such information.

(e) (i) to the knowledge of Parent, the conduct of the businesses of Parent, as currently conducted by Parent, including the manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any Parent Product, has not infringed, misappropriated or diluted, does not infringe, misappropriate or dilute, and will not infringe, misappropriate or dilute, any Intellectual Property Rights of any Person, (ii) Parent has not received any written notice or claim asserting or suggesting that such infringement, misappropriation or dilution is or may be occurring or has or may have occurred, (iii) to the knowledge of Parent, no Person is infringing or misappropriating any Material Parent Registered IP.

(f) Since April 1, 2021, (i) Parent and its Subsidiaries have taken commercially reasonable steps designed to protect the confidentiality and security of the computer and information technology systems used by Parent or any of its Subsidiaries and the information stored or contained therein or transmitted thereby, and (ii) to the knowledge of Parent, there has been no material unauthorized or improper use, loss, access or transmittal of any such information in the possession or control of Parent or any of its Subsidiaries.

(g) Since April 1, 2021, (i) to the knowledge of Parent, Parent and its Subsidiaries have materially complied with all Laws governing privacy and data protection applicable to the collection, retention and use of Personal Information by Parent or its Subsidiaries (“Parent Privacy Laws”), (ii) no material claims by or before any Governmental Entity have been asserted or, to the knowledge of Parent, have been threatened, in writing against Parent or any of its Subsidiaries alleging a violation by Parent or its Subsidiaries of any applicable Parent Privacy Laws, (iii) neither the execution of this Agreement by Parent nor the consummation of the Transactions will result in any breach or other violation by Parent or its Subsidiaries of any Parent Privacy Laws, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, and (iv) Parent and its Subsidiaries have taken commercially reasonable steps designed to protect any Personal Information collected, retained or used by Parent or any of its Subsidiaries against unauthorized or improper use, loss, access or transmittal.

(h) No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Material Parent Registered IP or Parent Owned IP, and no Governmental Entity, university, college, other educational institution or research center has, to the knowledge of Parent, any claim or right in or to such Material Parent Registered IP or Parent Owned IP.

(i) The execution, delivery and performance by Parent of this Agreement, and the consummation of the Transactions, will not result in the loss of, or give rise to any right of any third party to terminate or modify any of Parent’s rights or obligations under any existing agreement under which any Person grants to Parent, a license or right under or with respect to any Intellectual Property Rights are necessary or used in the conduct of the business as currently conducted and contemplated to be conducted by Parent and its Subsidiaries, taken as a whole, including any of the agreements listed in or Section 5.19(a) of the Parent Disclosure Letter.

Section 5.20 Related Party Transactions. Since April 1, 2021, there have been no transactions, agreements, arrangements or understandings between Parent or any of its Subsidiaries, on the one hand, and the Affiliates of Parent or any of its Subsidiaries, on the other hand that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the Parent SEC Documents.

Section 5.21 State Takeover Statutes. The Parent Board and the Merger Sub I board of directors have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement, the Parent Support Agreements and the timely consummation of the First Merger and the other Transactions and will not restrict, impair or delay the ability of Parent or Merger Sub I, after the First Effective Time, to vote or otherwise exercise all rights as a stockholder of the Surviving Company. No other Takeover Laws or any similar anti-takeover provision in the Certificate of Incorporation of Parent or the Bylaws of Parent is, or at the First Effective Time will be, applicable to this Agreement or the First Merger.

Section 5.22 Certain Payments. Neither Parent nor its Subsidiaries nor, to the knowledge of Parent, any of its directors, executives, Representatives, agents or employees (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 5.23 Broker. No broker, investment banker, financial advisor, placement agent or other Person, other than Leerink Partners LLC (“Leerink Partners”), Evercore Group L.L.C. and LifeSci Capital LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.24 Opinion of Financial Advisor. Parent Board has received the opinion of Leerink Partners, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the assumptions, qualifications, limitations, and other matters set forth therein, the aggregate Merger Consideration payable by Parent to the holders of Company Capital Stock is fair, from a financial point of view, to Parent. It is agreed and understood that such opinion is for the benefit of the Parent Board and may not be relied upon by the Company. Parent will make available to the Company a signed true and complete copy of such opinion as soon as possible following the date of this Agreement.

Section 5.25 Subscription Agreement. The Subscription Agreement has not been amended or modified by Parent in any manner prior to the date of this Agreement or, to Parent’s knowledge, any other party thereto. Neither Parent nor, to the knowledge of Parent, any of its Affiliates, has entered into any agreement, side letter or other arrangement relating to the Concurrent PIPE Investment other than as set forth in the Subscription Agreement. To the knowledge of Parent, the respective obligations and agreements contained in the Subscription Agreement have not been withdrawn or rescinded in any respect. The Subscription Agreement is in full force and effect and represents a valid, binding and enforceable obligation of Parent and, to the knowledge of Parent, of each other party thereto (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). To the knowledge of Parent, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default under the Subscription Agreement. To the knowledge of Parent, no party thereto will be unable to satisfy on a timely basis any term of the Subscription Agreement. To the knowledge of Parent, the proceeds of the Concurrent PIPE Investment will be made available to Parent immediately following the consummation of the Mergers.

Section 5.26 280G. Prior to the date of this Agreement, Parent has delivered to the Company a summary of Parent’s initial Code 280G calculations prepared in connection with the Transactions with respect to any current or former employee, officer, director or other service provider constituting a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) of Parent or any of its Affiliates (“280G Analysis”) and based on information reasonably available to Parent as of the date of this Agreement.

Section 5.27 No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, each of Parent and the Merger Subs acknowledges and agrees that none of the Company or any other Person on behalf of the Company makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of the Company or any other Person on behalf of the Company makes any representation or warranty with respect to any projections or forecasts delivered or made available to Parent, the Merger Subs or any of their respective Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company (including any such projections or forecasts made available to Parent, the Merger Subs or any of their respective Representatives in certain “data rooms” or management presentations in expectation of the Transactions), or the accuracy or completeness thereof, and none of Parent or the Merger Subs has relied on any such information or any representation or warranty not set forth in Article IV.

ARTICLE VI

COVENANTS

Section 6.1 Operation of Parent’s Business.

(a) Except (i) as expressly contemplated or permitted by this Agreement (including actions in connection with the Concurrent PIPE Investment or in accordance with Section 7.14), (ii) as set forth on Section 6.1(a) of the Parent Disclosure Letter, (iii) as required by applicable Law, or (iv) unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the First Effective Time (the “Pre-Closing Period”), Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct its business and operations in the ordinary course of business and in material compliance with the applicable Law and the requirements of all Contracts that constitute Parent Material Contracts; provided that subject to Section 6.1(c), the ordinary course of business shall include actions associated with the winding down of the Parent Legacy Business.

(b) Except (i) as expressly contemplated or permitted by this Agreement (including actions in connection with the Concurrent PIPE Investment, in accordance with Section 7.14, and in connection with the winding down of the Parent Legacy Business), (ii) as set forth in Section 6.1(b) of the Parent Disclosure Letter, (iii) as required by applicable Law or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Parent shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (other than with respect to Parent Options or Parent RSUs in connection with a Parent service provider’s termination of service in accordance with agreements in effect on the date of this Agreement);

(ii) sell, transfer, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for the issuance of Parent Common Stock pursuant to the Parent ESPP in accordance with the terms thereof or upon the valid exercise or settlement of Parent Options or Parent RSUs outstanding on the Parent Measurement Date in accordance with their terms, as applicable), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iii) except as required to give effect to anything in contemplation of the Closing, amend any of its organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Transactions (including the Nasdaq Reverse Stock Split and the Parent Amended Charter and Parent Amended Bylaws);

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Person or enter into a joint venture with any other Person;

(v) (A) lend money to any Person (other than routine advances of bona fide business expenses to employees of Parent or its Subsidiaries in the ordinary course of business and consistent with past practice, pursuant to Parent Benefit Plans), (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment;

(vi) other than as required by applicable Law or the terms of any Parent Benefit Plan in effect as of the date of this Agreement or as explicitly contemplated by this Agreement: (A) adopt, establish or enter into any material Parent Benefit Plan, including, for the avoidance of doubt, any equity award plans or (B) cause or permit any Parent Benefit Plan to be amended, other than as required by Law or permitted by this Section 6.1(b)(vi);

(vii) other than as required by applicable Law or the terms of any Parent Benefit Plan in effect as of the date of this Agreement or as explicitly contemplated by this Agreement (A) hire or engage, or offer to hire, any director, officer, employee or consultant, (B) enter into, amend or extend the term of any employment or consulting agreement with Parent or any of its Subsidiaries, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations in place on the date of this Agreement pursuant to any Parent Benefit Plan), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or consultants, or (D) increase or modify the severance or change of control benefits offered to any employees, directors or consultants; provided that Parent shall be permitted to, and shall be permitted to cause or permit any of its Subsidiaries to, undertake the actions described in Section 6.1(b)(vii)(B), (C) or (D) so long as such actions are in the ordinary course of business and any liabilities, including any liabilities that would be required to be set forth on a balance sheet (or in the footnotes thereto) prepared in accordance with GAAP, incurred by or obligations imposed on Parent or any of its Subsidiaries in connection therewith are only in the form of cash payment obligations which are taken into account in the calculation of Net Cash, or (E) enter into any Contract with a labor union or collective bargaining agreement (unless required by applicable Law);

(viii) (A) acquire any material asset or (B) sell, transfer, lease, exclusively license or otherwise irrevocably dispose of any of its assets or properties or grant any Lien with respect to such assets or properties;

(ix) make (other than consistent with past practice), change or revoke any material Tax election; file any material amendment to any Tax Return; settle or compromise any material Tax claim; waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any Governmental Entity; or adopt or change any material accounting method in respect of Taxes or change any annual Tax accounting period;

(x) waive, settle or compromise any pending or threatened Action against Parent or any of its Subsidiaries, other than waivers, settlements or agreements which (1) do not exceed, in the aggregate, $300,000 more than the amounts covered by insurance policies (2) do not impose any material restrictions on, or create any adverse precedent that would be material to, the operations or businesses of Parent or its Subsidiaries (including following the Mergers, the Company and/or the Surviving Entity), taken as a whole, (3) do not provide for equitable relief on, or the admission of wrongdoing by Parent or its Subsidiaries, and (4) do not relate to claims, litigations, investigations or proceedings brought by a Governmental Entity;

(xi) delay or fail to repay when due any material obligation, including accounts payable and accrued expenses, other than in the ordinary course of business and consistent with past practice;

(xii) forgive any loans to any Person, including its employees, officers, directors or Affiliate;

(xiii) sell, assign, transfer, license, sublicense or otherwise dispose of any Material Parent Registered IP;

(xiv) other than obtaining the “tail” insurance coverage contemplated by Section 7.5, terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy, in each case, without obtaining commercially reasonable alternatives;

(xv) enter into, amend, modify, assign, transfer or terminate (other than a termination upon the expiration of the term thereof) any Contract that would have been a Parent Material Contract set forth on Section 5.16(b)(i), (ii), (iii), (v), (vii), (viii), (ix) or (x) had it been entered into prior to this Agreement;

(xvi) (A) enter into any agreement to purchase or (B) sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, exercise any extension or expansion right under or violate or terminate any of the terms of any real property lease, sublease, license or other occupancy agreement;

(xvii) (A) change pricing or royalties or other payments set or charged by Parent or any of Subsidiaries to its customers or licensees or (B) agree to increase pricing or royalties or other payments set or charged by Persons who have licensed Intellectual Property Rights to Parent or any of its Subsidiaries;

(xviii) other than as required by Law or GAAP, take any action to change accounting policies or procedures; or

(xix) subject to Section 6.4 and Section 7.3, agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the First Effective Time. Prior to the First Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

(c) Parent shall procure prior written consent of the Company prior to entering into any definitive agreement in connection with the winding down of the Parent Legacy Business, which consent will not be unreasonably withheld or delayed and shall (i) permit the Company and its counsel to review and comment on any such agreements; and (ii) shall consider any such comments in good faith and shall accept all reasonable additions, deletions or changes suggested by the Company and its counsel in connection therewith; provided that if the Company or its counsel fails to provide comments to Parent or its counsel within five Business Days of Parent or its counsel providing any such agreements to the Company or its counsel, such failure shall be deemed to be consent by the Company. Notwithstanding the foregoing, no such consent or review by the Company shall be required to the extent the obligations or undertakings to be agreed to by Parent that will continue following the First Effective Time are de minimis to Parent and its Subsidiaries and any cash obligations or liabilities of Parent and its Subsidiaries are or will be reflected as deductions in the calculation of Net Cash that are not material to the calculation of Net Cash.

Section 6.2 Operation of Company’s Business

(a) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth on Section 6.2(a) of the Company Disclosure Letter, (iii) as required by applicable Law, or (iv) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, the Company shall use commercially reasonable efforts to conduct its business and operations in the ordinary course of business and consistent with past practice and in material compliance with the applicable Law and the requirements of all Contracts that constitute Company Material Contracts.

(b) Except (i) as expressly contemplated or permitted by this Agreement, including the Subscription Agreement, (ii) as set forth in Section 6.2(b) of the Company Disclosure Letter, (iii) as required by applicable Law or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of Company Capital Stock or repurchase, redeem or otherwise reacquire any shares of Company Capital Stock or other securities (other than with respect to Company Stock Awards in connection with a Company service provider’s termination of service in accordance with agreements in effect on the date of this Agreement);

(ii) sell, transfer, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any Company Capital Stock or other security (except for the issuance of Company Capital Stock upon the valid exercise or settlement of Company Stock Awards outstanding on the Company Measurement Date in accordance with their terms, as applicable or granted after the date of this Agreement in the ordinary course of business), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any Company Capital Stock or other security (other than the grant of Company Options under the Company Equity Plans in the ordinary course of business and consistent with past practice);

(iii) except as required to give effect to anything in contemplation of the Closing, amend any of its organizational documents (other than pursuant to the Company Charter Amendment) or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Transactions;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Person or enter into a joint venture with any other Person;

(v) (A) lend money to any Person (other than routine advances of bona fide business expenses to employees of the Company in the ordinary course of business and consistent with past practice, pursuant to Company Equity Plans), (B) incur or guarantee any material indebtedness for borrowed money in excess of $200,000, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment other than in accordance with Section 6.2(b)(vi);

(vi) enter into any transaction outside the ordinary course of business for more than $500,000 in excess of the amount provided for the Company’s forecasted operating budget, which budget is set forth on Section 6.2(b)(vi) of the Company Disclosure Letter (the “Company Budget”);

(vii) acquire any material asset (other than as contemplated by the Company Budget), or sell, transfer, lease, exclusively license or otherwise irrevocably dispose of any of its assets or properties, or grant any Lien with respect to such assets or properties, in each case outside the ordinary course of business (subject to the terms of Section 6.2(b)(vii) of the Company Disclosure Letter);

(viii) make (other than consistent with past practice), change or revoke any material Tax election; file any material amendment to any Tax Return; settle or compromise any material Tax claim; waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any Governmental Entity; or adopt or change any material accounting method in respect of Taxes or change any annual Tax accounting period;

(ix) waive, settle or compromise any pending or threatened Action against the Company, other than waivers, settlements or agreements which (A) do not exceed, in the aggregate, $300,000 more than the amounts covered by insurance policies (B) do not impose any material restrictions on the operations or businesses of the Company (including following the Mergers and/or the Surviving Entity), taken as a whole, (C) do not provide for equitable relief on, or the admission of wrongdoing by the Company, and (D) do not relate to claims, litigations, investigations or proceedings brought by a Governmental Entity;

(x) delay or fail to repay when due any material obligation, including accounts payable and accrued expenses, other than in the ordinary course of business and consistent with past practice;

(xi) forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(xii) sell, assign, transfer, license, sublicense or otherwise dispose of any material Intellectual Property Rights of the Company (other than in the ordinary course of business and consistent with past practice);

(xiii) terminate, or fail to exercise renewal rights with respect to, any material insurance policy, in each case, without obtaining commercially reasonable alternatives;

(xiv) enter into, materially amend, materially modify, assign, transfer or terminate (other than a termination upon the expiration of the term thereof) any Contract that would have been a Company Material Contract set forth in Section 4.16(b)(iii)(A) – (C), (viii) or (x) had it been entered into prior to this Agreement;

(xv) (A) materially change royalties or other payments set or charged by the Company to its customers or licensees or (B) agree to any material increase in royalties or other payments set or charged by Persons who have licensed Intellectual Property Rights to the Company;

(xvi) other than as required by Law or GAAP, take any action to change accounting policies or, outside the ordinary course of business, accounting procedures; or

(xvii) subject to Section 6.4 and Section 7.2, agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the First Effective Time. Prior to the First Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 6.3 Access and Investigation.

(a) Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement but shall terminate at the First Effective Time, during the Pre-Closing Period, upon reasonable advance notice, Parent, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries, (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request, (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary and (d) make available to the other Party copies of any material notice, report or other document filed with or sent to or received from any Governmental Entity in connection with the Transactions. Any investigation conducted by either Parent or the Company pursuant to this Section 6.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party. Any access to any Company Facilities or Parent Facilities shall be subject to the Company’s or Parent’s reasonable security measures and the applicable requirements of the Company Leases and Parent Leases and shall not include the right to perform any “invasive” testing or soil, air or groundwater sampling, including, without limitation, any Phase I or Phase II environmental assessments.

(b) Notwithstanding anything herein to the contrary in this Section 6.3, no access or examination contemplated by this Section 6.3 shall be required to be provided to the extent that it would require any Party or its Subsidiaries (i) to waive the attorney-client privilege or attorney work product privilege, (ii) violate any applicable Law, or (iii) breach such Party’s confidentiality obligations to a third party; provided that with respect to such Party or its Subsidiary (A) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (B) shall provide to the other Party all related information that may be provided without causing an applicable violation or waiver (including, to the extent permitted, redacted versions of any such information), (C) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver, and (D) in the case of subclause (iii) upon the other Party’s reasonable request, such Party shall use its reasonable efforts to obtain such third party’s consent to permit such other Party access to such information, subject to appropriate confidentiality protections. In addition, no access or examination contemplated by this Section 6.3 shall be permitted to the extent that it would require any Party or its Subsidiaries, except as otherwise expressly required by this Agreement, to provide information to the other Party that relates to (1) the negotiation of this Agreement, (2) the amount of the Merger Consideration or the valuation of the other Party in connection with this Agreement, the Transactions or any other financial or strategic alternatives considered by the board of directors of the other Party, (3) any Acquisition Proposal, (4) any process a Party has conducted with any financial advisor or other communications with any Persons in connection therewith prior to the date hereof, (5) the minutes of the meetings of the board of directors of a Party or any committee thereof discussing the Transactions or any similar transaction between a Party and any other Person (including any presentations or other materials prepared by or for the board of directors of a Party or any committee thereof, whether in connection with a specific meeting thereof or otherwise relating to such subject matter), or (6) any disputes or controversies between a Party or any of its Affiliates and another Party or any of its Affiliates.

Section 6.4 No Solicitation.

(a) Each of Parent and the Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; provided, however, that Parent and the Company, and their Subsidiaries, and Representatives may refer the Person making an Acquisition Proposal or Acquisition Inquiry to the provisions of this Section 6.4 and make inquiries of such Person and its Representatives to ascertain facts regarding, and clarify the terms of, such Acquisition Proposal or Acquisition Inquiry for the purpose of the Parent Board or the Company Board, respectively, informing itself about such Acquisition Proposal or Acquisition Inquiry and the Person making it, (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 7.2 and Section 7.3), (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Proposal (other than Parent’s execution of an Acceptable Confidentiality Agreement in accordance with this Section 6.4(a)), (vi) take any action that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry or (vii) publicly propose to do any of the following; provided, however, that, notwithstanding anything contained in this Section 6.4 and subject to compliance with this Section 6.4, Parent may (x) prior to obtaining the Required Parent Stockholder Approvals, furnish non-public information regarding Parent and its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal by such Person which the Parent Board determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither Parent nor any Representative of Parent shall have breached this Section 6.4(a) with respect to such Acquisition Proposal in any material respect, (B) the Parent Board concludes in good faith, after consulting with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Parent Board’s fiduciary duties under applicable Law, (C) prior to initially furnishing any such non-public information to, or entering into discussions with, such Person, Parent receives from such Person an executed Acceptable Confidentiality Agreement, and (D) prior to or substantially concurrently with furnishing any such non-public information to such Person, Parent furnishes such non-public information to the Company (to the extent such information has not been previously furnished by Parent to the Company) and (y) effectuate any non-appealable final action that any court of competent jurisdiction orders Parent or any of its Subsidiaries to take. Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party takes any action that, if taken by such Party, would constitute a breach of this Section 6.4 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 6.4 by such Party for purposes of this Agreement.

(b) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than one Business Day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). Such Party shall keep the other Party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto. Each Party agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits such Party from providing any information to another Party in accordance with this Section 6.4.

(c) On the date of this Agreement, each Party shall cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and, request the destruction or return of any non-public information provided to such person in the 12 months preceding the date of this Agreement as soon as reasonably practicable after the date of this Agreement.

Section 6.5 Notification of Certain Matters. During the Pre-Closing Period, each of the Company, on the one hand, and Parent, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions, (b) any Action against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the knowledge of such Party, threatened against such Party or, to the knowledge of such Party, any director, officer or employee of such Party, (c) such Party becomes aware of any inaccuracy in any representation or warranty made by such Party in this Agreement, and (d) the failure of such Party to comply with any covenant or obligation of such Party; in the case of clauses (c) and (d), that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VIII, as applicable, impossible or materially less likely. No such notice shall be deemed to supplement or amend the Company Disclosure Letter or the Parent Disclosure Letter for the purpose of (x) determining the accuracy of any of the representations and warranties made by the Company or Parent in this Agreement or (y) determining whether any condition set forth in Article VIII has been satisfied. Any failure by either Party to provide notice pursuant to this Section 6.5 shall not be deemed to be a breach for purposes of Section 8.2(b) and Section 8.3(b), as applicable, unless such failure to provide such notice was knowing and intentional.

Section 6.6 Regulatory Matters. During the Pre-Closing Period, each of the Company, on the one hand, and Parent, on the other hand, shall to the extent permissible under applicable Law: (a) offer the other Party the opportunity to consult prior to any proposed material meeting or other material communication with the FDA or any comparable Governmental Entity relating to any Company Product or Parent Product as the case may be or a material Permit under a Health Care Law, (b) promptly inform and provide such other Party with a reasonable opportunity to review, in advance, (i) any material filing proposed to be made by or on behalf of the Company on the one hand, or Parent, on the other hand, and (ii) any material correspondence or other material communication, in each case (i) or (ii) proposed to be submitted or otherwise transmitted to the FDA or any comparable Governmental Entity by or on behalf of the Company on the one hand, or Parent, on the other hand, (c) keep the other Party reasonably informed of any material communication (written or oral) with or from FDA or any comparable Governmental Entity relating to any Company Product or Parent Product as the case may be or a material Permit under a Health Care Law; and (d) promptly inform and provide such other Party with a reasonable opportunity to comment, in each case, prior to making any material change to any study protocol, making any material change to a manufacturing plan or process, or making any material change to a development timeline relating to any Company Product or Parent Product as the case may be. Each of the Company, on the one hand, and Parent, on the other hand, shall promptly notify such other Party of any material data relating to any Company Product or Parent Product as the case may be, including information related to any serious or unexpected adverse events (as such concepts are contemplated under applicable Health Care Laws) with respect to any Company Product or Parent Product as the case may be, in each case which it discovers after the execution and delivery of this Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Registration Statement; Proxy Statement.

(a) As promptly as reasonably practicable after the date of this Agreement and contingent upon compliance by the Company of its obligations under Section 7.1(e) and the last sentence of this Section 7.1(a), (i) Parent will, the Company will reasonably assist Parent to, prepare and file with the SEC a proxy statement in preliminary form relating to the Parent Stockholder Meeting to be held in connection with the Mergers (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and (ii) Parent, in cooperation with the Company, shall prepare and file with the SEC a registration statement on Form S-4 (the “Form S-4”), in which the Proxy Statement shall be included as a part (the Proxy Statement and the Form S-4, collectively, the “Registration Statement”), in connection with the registration under the Securities Act of the shares of Parent Class A Common Stock to be issued by virtue of the First Merger (but not in connection with the Concurrent PIPE Investment). Parent shall use its commercially reasonable efforts to (i) cause the Registration Statement to comply with the applicable rules and regulations promulgated by the SEC, (ii) cause the Registration Statement to become effective as promptly as practicable, and (iii) respond as promptly as practicable to any comments or requests of the SEC or its staff relating to the Registration Statement. Parent shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC under this Section 7.1 to comply in all material respects with the applicable rules and regulations promulgated by the SEC. Each Party shall reasonably cooperate with the other Party and furnish all information concerning itself and their Affiliates, as applicable, to the other Party that is required by Law to be included in the Registration Statement as the other Party may reasonably request in connection with such actions and the preparation of the Registration Statement.

(b) Parent covenants and agrees that the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities Laws and the DGCL, and (ii) subject to the last sentence of this Section 7.1(b), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information supplied by or on behalf of the Company to Parent for inclusion in the Registration Statement (including the Company Financial Statements and the Company Interim Financial Statements) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Party makes any covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by the other Party or any of its Representatives regarding such other Party or its Affiliates for inclusion therein.

(c) Parent shall cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

(d) If at any time before the First Effective Time (i) any Party (A) becomes aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or the Proxy Statement, (B) receives notice of any SEC request for an amendment or supplement to the Registration Statement or for additional information related thereto, or (C) receives SEC comments on the Registration Statement, or (ii) the information provided in the Registration Statement has become “stale” and new information should be disclosed in an amendment or supplement to the Registration Statement; then, in each case such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in filing such amendment or supplement with the SEC (and, if appropriate, in mailing such amendment or supplement to the Parent stockholders) or otherwise addressing such SEC request or comments and each Party shall use their commercially reasonable efforts to cause any such amendment to become effective, if required. Parent shall promptly notify the Company if it becomes aware (1) that the Registration Statement has become effective, (2) of the issuance of any stop order or suspension of the qualification or registration of the Parent Common Stock issuable in connection with the First Merger for offering or sale in any jurisdiction, or (3) any order of the SEC related to the Registration Statement, and shall promptly provide to the Company copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Registration Statement and all orders of the SEC relating to the Registration Statement.

(e) The Company shall reasonably cooperate with Parent and shall provide, and cause its Representatives to as promptly as practical after the date of this Agreement provide, Parent and its Representatives, with (i) all information regarding the Company that is required by Law to be included in the Registration Statement or reasonably requested by Parent to be included in the Registration Statement; and (ii) all financial statements of the Company and other Company data required or customary to be included in the Registration Statement (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accounting firm for the Company as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722)) and all information regarding the Company reasonably required for Parent to prepare pro forma financial statements, financial data, audit reports and other information regarding the Company of the type required by and in compliance with Regulation S-X and Regulation S-K promulgated under the Securities Act and related forms. The Company hereby consents to Parent’s use of and reliance on any audited or unaudited financial statements relating to the Company, including any filings that Parent desires to make with the SEC. The Company shall use commercially reasonable efforts to cooperate, and shall direct its independent auditors to reasonably cooperate, with Parent in connection with the preparation of any pro forma financial statements that are derived in part from the Company’s financial statements and shall provide Parent with a reasonable opportunity to consult with the Company and its Representatives, including its independent auditors, from time to time prior to the Closing, with respect to the progress of the preparation of such pro forma financial statements. Without limiting the Company’s obligations in Section 7.1(a) or Section 7.1(e), the Company will use commercially reasonable efforts to cause to be delivered to Parent a consent letter of the Company’s independent accounting firm, dated no more than two Business Days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

(f) The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Registration Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the Registration Statement, prior to the filing thereof with the SEC. No filing of, or amendment or supplement to the Registration Statement will be made by Parent, without the prior consent of the Company, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the Company and its legal counsel shall not be entitled to review and comment on any disclosures or filings to the extent related to any Acquisition Proposal or Acquisition Inquiry Parent has received.

Section 7.2 Company Stockholder Approval.

(a) Promptly after the Registration Statement has been declared effective under the Securities Act and the prospectus related thereto has been filed and distributed, and in any event no later than two Business Days thereafter, the Company shall prepare, with the cooperation of Parent, and cause to be mailed to its stockholders an information statement (the “Information Statement”), which shall include (i) absent a Company Board Adverse Recommendation Change made in accordance with Section 7.2(e), the Company Board Recommendation, (ii) a copy of the Proxy Statement and (iii) the Company Stockholder Written Consent, in order to solicit the Company Stockholder Approval in lieu of a meeting pursuant to Section 228 of the DGCL, for purposes of (A) adopting and approving this Agreement and the Transactions, (B) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which will be attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL and (C) acknowledging that by its approval of the Mergers it is not entitled to appraisal rights with respect to its shares in connection with the Mergers and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL. The Company shall use its reasonable best efforts to cause the Company’s stockholders sufficient for the Company Stockholder Approval to execute and deliver to the Company the Company Stockholder Written Consent promptly following delivery thereof and in any event within three Business Days after the delivery thereof. Promptly following receipt of the duly executed Company Stockholder Written Consent, the Company shall deliver a copy of the duly executed Company Stockholder Written Consent to Parent. Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders to approve this Agreement or the Transactions. Parent and its legal counsel shall be given reasonable opportunity to review and comment on the Information Statement, including all amendments and supplements thereto, prior to the distribution to the Company stockholders. No distribution of the Information Statement or any amendment or supplement to the Information Statement will be made by the Company to the Company’s stockholders, without the prior consent of Parent, which shall not be unreasonably withheld, conditioned or delayed.

(b) Reasonably promptly following receipt of the Company Stockholder Approval, the Company shall prepare and send a notice in accordance with Section 228 of the DGCL (the “Stockholder Notice”) to every stockholder of the Company that did not execute the Company Stockholder Written Consent with respect to the Company Stockholder Approval. The Stockholder Notice shall (i) be a statement to the effect that the Company Board determined that the Mergers are advisable in accordance with Section 251(b) of the DGCL and in the best interests of the stockholders of the Company and approved and adopted this Agreement, the Mergers and the other Transactions and (ii) provide the stockholders of the Company to whom it is sent with notice of the availability of appraisal rights (along with such other information as is required thereunder and pursuant to applicable Law) and notice of the actions taken in the Company Stockholder Approval, including the adoption and approval of this Agreement, and the Mergers in accordance with Sections 228(e) and 262 of the DGCL and the Company Charter (as amended by the Company Charter Amendment) and Company Bylaws.

(c) The Company shall give Parent and its legal counsel reasonable opportunity to review and comment on all materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 7.2. The Company shall consider in good faith any such comments proposed by Parent and its legal counsel.

(d) The Company agrees that, subject to Section 7.2(e): (i) the Company Board shall recommend that the Company’s stockholders vote to adopt this Agreement and approve the Company Charter Amendment, and the Company shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 7.2(a) (the recommendation of the Company Board being referred to as the “Company Board Recommendation”) and (ii) the Company Board Recommendation shall not be withdrawn or modified (and the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to Parent, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (ii), collectively, a “Company Board Adverse Recommendation Change”).

(e) Notwithstanding anything to the contrary contained in Section 7.2(d), and subject to compliance with this Section 7.2 in all material respects, if at any time prior to the receipt of the Company Stockholder Approval, (i) the Company receives a Superior Offer that did not result from a material breach of Section 6.4(a) by the Company or (ii) there is a Company Intervening Event, the Company Board may make a Company Board Adverse Recommendation Change if, but only if (i) in the case of a Superior Offer, following the receipt of and on account of such Superior Offer, (1) the Company Board determines in good faith, after consulting with outside legal counsel, that the failure to make a Company Board Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (2) the Company has, and has caused its financial advisor and outside legal counsel to, during the Company Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer and (3) if after Parent shall have delivered to the Company an irrevocable written offer to alter the terms or conditions of this Agreement during the Company Notice Period, the Company Board shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to make a Company Board Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement proposed by Parent); provided, that (x) Parent receives written notice from the Company confirming that the Company Board has determined to change its recommendation at least four Business Days in advance of the Company Board Adverse Recommendation Change (the “Company Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Company Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (y) during any Company Notice Period, Parent shall be entitled to deliver to the Company one or more counterproposals to such Acquisition Proposal and the Company will, and cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (z) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration or percentage of the combined company that the Company’s stockholders would receive as a result of such potential Superior Offer), the Company shall be required to provide Parent with notice of such material amendment and the Company Notice Period shall be extended, if applicable, to ensure that at least two Business Days remain in the Company Notice Period following such notification during which the Parties shall comply again with the requirements of this Section 7.2(e) and the Company Board shall not make a Company Board Adverse Recommendation Change prior to the end of such Company Notice Period as so extended (it being understood that there may be multiple extensions) or (ii) in the case of a Company Intervening Event, the Company promptly notifies Parent, in writing, within the Company Notice Period before making a Company Board Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Company Intervening Event and that the Company Board intends to make a Company Board Adverse Recommendation Change.

(f) The Company’s obligation to deliver a copy of the Proxy Statement and the Company Stockholder Written Consent in accordance with Section 7.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal or Acquisition Inquiry, or by any Company Board Adverse Recommendation Change.

Section 7.3 Parent Stockholders’ Meeting.

(a) Parent shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Parent Common Stock (the “Parent Stockholder Meeting”) to present one or more proposals to the stockholders in order to obtain the Required Parent Stockholder Approvals, including the Nasdaq Issuance Proposal, the Equity Plan Proposals, the Charter Amendment Proposals, and such other proposals that Parent and the Company may mutually agree upon (the “Parent Stockholder Proposals”). The Parent Stockholder Meeting shall be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, and in any event, but subject to the immediately following sentence, no later than 45 days after the effective date of the Registration Statement. Notwithstanding anything to the contrary contained herein, Parent may postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholder Meeting if on the date of the Parent Stockholder Meeting, or a date preceding the date on which the Parent Stockholder Meeting is scheduled, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Parent Stockholder Approvals, whether or not a quorum would be present, (ii) it will not have sufficient shares of Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholder Meeting, (iii) reasonable additional time is required to file and mail any supplemental or amended disclosure which the Parent Board has determined in good faith after consultation with legal counsel is reasonably necessary under Law or fiduciary duty and for such supplemental or amended disclosure to be disseminated and reviewed by Parent’s stockholders prior to the Parent Stockholder Meeting, or (iv) if otherwise reasonably required by applicable Law or upon a request by the SEC; provided that the Parent Stockholder Meeting shall not be postponed or adjourned more than an aggregate of 40 days in connection with any postponements or adjournments pursuant to the foregoing subclause (i) or subclause (ii). Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Stockholder Meeting are solicited in compliance with all applicable Law.

(b) If on the date of the Parent Stockholder Meeting, or a date preceding the date on which the Parent Stockholder Meeting is scheduled, the Parties are unable to negotiate an agreed upon determination of Net Cash or pursuant to Section 3.7, Parent will postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholder Meeting as long as the date of the Parent Stockholder Meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments as a result of this Section 7.3(b).

(c) Parent agrees that, subject to Section 7.3(d), (i) the Parent Board shall, recommend that the holders of Parent Common Stock vote to approve the Parent Stockholder Proposals and shall use commercially reasonable efforts to solicit such approval within the timeframes set forth in Section 7.3(a) and Section 7.3(b) and (ii) subject to Section 7.3(d), the Proxy Statement shall include a statement to the effect that the Parent Board recommends that Parent’s stockholders vote to approve the Parent Stockholder Proposals (the recommendation of the Parent Board being referred to as the “Parent Board Recommendation”) and (iii) the Parent Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Parent Board shall not publicly propose to withhold, amend, withdraw or modify the Parent Board Recommendation) in a manner adverse to the Company, and no resolution by the Parent Board or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to the Company or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (iii), collectively, a “Parent Board Adverse Recommendation Change”).

(d) Notwithstanding anything to the contrary contained in Section 7.3(c), and subject to compliance with Section 7.3 in all material respects, if at any time prior to obtaining the Required Parent Stockholder Approvals, (i) Parent receives a Superior Offer that did not result from a material breach of Section 6.4(a) by Parent or (ii) there is a Parent Intervening Event, the Parent Board may make a Parent Board Adverse Recommendation Change (and shall not be required to include the Parent Board Recommendation in the Proxy Statement) if, but only if (i) in the case of a Superior Offer, following the receipt of and on account of such Superior Offer, (1) the Parent Board determines in good faith, after consulting with outside legal counsel, that the failure to make a Parent Board Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (2) Parent has, and has caused its financial advisor and outside legal counsel to, during the Parent Notice Period, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer and (3) if after the Company shall have delivered to Parent an irrevocable written offer to alter the terms or conditions of this Agreement during the Parent Notice Period, the Parent Board shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to make a Parent Board Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement proposed by the Company); provided, that (x) the Company receives written notice from Parent confirming that the Parent Board has determined to change its recommendation at least four Business Days in advance of the Parent Board Adverse Recommendation Change (the “Parent Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Parent Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (y) during any Parent Notice Period, the Company shall be entitled to deliver to Parent one or more counterproposals to such Acquisition Proposal and Parent will, and cause its Representatives to, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (z) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration or percentage of the combined company that Parent’s stockholders would receive as a result of such potential Superior Offer), Parent shall be required to provide the Company with notice of such material amendment and the Parent Notice Period shall be extended, if applicable, to ensure that at least two Business Days remain in the Parent Notice Period following such notification during which the Parties shall comply again with the requirements of this Section 7.3(d) and the Parent Board shall not make a Parent Board Adverse Recommendation Change prior to the end of such Parent Notice Period as so extended (it being understood that there may be multiple extensions) or (ii) in the case of a Parent Intervening Event, Parent promptly notifies the Company, in writing, within the Parent Notice Period before making a Parent Board Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Parent Intervening Event and that the Parent Board intends to make a Parent Board Adverse Recommendation Change.

(e) Parent’s obligation to call, give notice of and hold the Parent Stockholder Meeting in accordance with Section 7.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal or Acquisition Inquiry, or by any Parent Board Adverse Recommendation Change.

(f) Nothing contained in this Agreement shall prohibit Parent or the Parent Board from complying with Rules 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided, however, that any disclosure made by Parent or the Parent Board pursuant to Rules 14e-2(a) and 14d-9 shall be limited to a statement that Parent is unable to take a position with respect to the bidder’s tender offer unless the Parent Board determines in good faith, after consultation with its outside legal counsel, that such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

Section 7.4 Efforts; Regulatory Approvals; Transaction Litigation.

(a) The Parties shall use commercially reasonable efforts to consummate the Transactions. Without limiting the generality of the foregoing, each Party: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Transactions, (ii) shall use commercially reasonable efforts to obtain each consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Transactions or for such Contract to not give rise to any increased, additional, accelerated or guaranteed rights or entitlements to a third party thereunder, or to remain in full force and effect following the completion of the Transactions, (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Transactions and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of the Transactions.

(b) Notwithstanding the generality of the foregoing, each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Entity with respect to the Transactions, and to submit promptly any additional information requested by any such Governmental Entity.

(c) Without limiting the generality of the foregoing, Parent shall give the Company prompt (but no later than within two Business Days) written notice of any “demand letter” or any litigation initiated, or threatened in writing, against Parent and/or its directors relating to this Agreement or the Transactions (the “Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and keep the Company reasonably informed with respect to the status thereof. Parent will (i) give the Company, at its sole cost and expense, the opportunity to participate in, but not control, the defense, settlement or prosecution of any Transaction Litigation (to the extent that the attorney-client privilege is not undermined or otherwise adversely affected; provided, that Parent and the Company will use commercially reasonable efforts to find alternative solutions to not undermine or adversely affect the privilege such as entering into common interest agreements, joint defense agreements or similar agreements), (ii) consult with the Company with respect to the defense, settlement and prosecution of any Transaction Litigation, (iii) consider in good faith the Company’s advice with respect to such Transaction Litigation, and (iv) will not settle or consent or agree to settle or compromise any Transaction Litigation without the Company’s prior written consent (which such consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.5 Indemnification, Exculpation and Insurance.

(a) From the First Effective Time through the sixth anniversary of the date on which the First Effective Time occurs, each of Parent and the Surviving Company shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the First Effective Time, a director or officer of Parent or the Company, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, Action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Parent, its Subsidiaries, or of the Company, whether asserted or claimed prior to, at or after the First Effective Time, in each case, to the fullest extent permitted under applicable Law. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Company, jointly and severally, upon receipt by Parent or the Surviving Company from the D&O Indemnified Party of a request therefor; provided, that any such D&O Indemnified Party to whom expenses are advanced provides an undertaking to Parent, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such D&O Indemnified Party is not entitled to indemnification.

(b) The provisions of the certificate of incorporation and bylaws of Parent with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent that are presently set forth in the certificate of incorporation and bylaws of Parent shall not be amended, modified or repealed for a period of six years from the First Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the First Effective Time, were officers or directors of Parent, unless such modification is required by applicable Law. The certificate of incorporation and bylaws of the Surviving Company shall contain, and Parent shall cause the certificate of incorporation and bylaws of the Surviving Company to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Parent.

(c) From and after the First Effective Time, (i) the Surviving Company shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s organizational documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the First Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s organizational documents and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the First Effective Time.

(d) From and after the First Effective Time, Parent shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent. In addition, Parent shall purchase, prior to the First Effective Time, a six- year prepaid “D&O tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Parent’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the First Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Parent’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Parent by reason of him or her serving in such capacity that existed or occurred at or prior to the First Effective Time (including in connection with this Agreement or the Transactions or in connection with Parent’s initial public offering of shares of Parent Common Stock).

(e) From and after the First Effective Time, Parent shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 7.5 in connection with their enforcement of the rights provided to such persons in this Section 7.5.

(f) The provisions of this Section 7.5 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives.

(g) In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 7.5. Parent shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 7.5.

Section 7.6 Section 16 Matters. Prior to the First Effective Time, each of Parent and the Company shall take all steps necessary or appropriate to cause the acquisitions of Parent Common Stock (including derivative securities with respect to such Parent Common Stock) resulting from the First Merger by each officer or director (including by deputization) who will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.7 Disclosure. The initial press release regarding the Transactions will be a joint press release in a form previously agreed to by Parent and the Company and issued promptly after the execution and delivery of this Agreement by the Parties. Without limiting any Party’s obligations under the Confidentiality Agreement, thereafter neither the Company nor Parent will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Transactions without the prior consultation of the other Party (with such consultation to include giving the other Party the opportunity to review and comment on such press release or other announcement and for the Party making such disclosure to consider in good faith the comments of such other Party), except (a) upon the advice of outside legal counsel, such Party determines in good faith that such disclosure is required by Law, (b) with respect to communications by Parent or the Company with any Parent employees or Company employees, respectively, (c) in connection with any dispute between the Parties regarding this Agreement or the Transactions, (d) required by any listing agreement with or rules of any applicable national securities exchange, trading market or listing authority, or as may be requested by a Governmental Entity or Law; provided, however, that neither Party will be entitled to any such consultation, review or comment in connection with the receipt and existence of, or public release with respect to its receipt by the other Party of, any Acquisition Proposal, or such portion of any press release, public statement or filing to be issued or made by the Party receiving an Acquisition Proposal pursuant to Section 7.2(e), Section 7.3(e) or with respect to, any Company Board Adverse Recommendation Change, Parent Board Adverse Recommendation Change, or pursuant to Section 7.3(f) and matters related thereto. Notwithstanding anything to the contrary set forth in this Agreement, a Party may, without consultation with the other Party, issue one or more press releases or public statements and respond to questions by the press, analysts, investors or those participating in investor calls or industry conferences, so long as such press releases, public statements or other statements consist solely of information previously disclosed in previous press releases, public disclosures or public statements made by the Company or Parent in compliance with this Section 7.7 that are consistent with prior press releases issued or public statements made in compliance with this Section 7.7 or any communication plan or strategy previously agreed to by Parent and the Company. For the avoidance of doubt, nothing in this Section 7.7 will prevent Parent or the Company from issuing any press release or making any public statement in the ordinary course that does not relate specifically to this Agreement or the Transactions.

Section 7.8 Listing. At or prior to the First Effective Time, Parent shall use its commercially reasonable efforts to (a) maintain its existing listing on Nasdaq until the First Effective Time and to obtain approval of the listing of the combined corporation on Nasdaq, (b) to the extent required by the rules and regulations of Nasdaq, prepare and submit to Nasdaq a notification form for the listing of shares of Parent Common Stock to be issued in connection with the Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance), (c) prepare and timely submit to Nasdaq a notification form for the Nasdaq Reverse Stock Split (if required) and to submit a copy of the amendment to Parent’s certificate of incorporation effecting the Nasdaq Reverse Stock Split, certified by the Delaware Secretary of State, to Nasdaq on the Closing Date, and (d) to the extent required by Nasdaq Marketplace Rule 5110, assist the Company in preparing and filing an initial listing application for the Parent Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the First Effective Time. Each of Parent and the Company will reasonably promptly inform the other Party of all verbal or written communications between Nasdaq and such Party or its Representatives. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. The Company will cooperate with Parent as reasonably requested by Parent with respect to the Nasdaq Listing Application and promptly furnish to Parent all information concerning itself and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 7.8. Parent agrees to pay all Nasdaq fees associated with any action contemplated by this Section 7.8 (other than the all-inclusive annual Nasdaq fee, which shall be borne entirely by the Company).

Section 7.9 Tax Matters.

(a) Each of Parent and the Company will (and will cause its respective Affiliates to) (i) use all reasonable best efforts to cause the Mergers, taken together, to constitute a transaction qualifying for the Intended Tax Treatment and (ii) not take any action, or fail to take any action, that could reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment. Parent shall not file (or cause its Affiliates, including the Company, to file) any U.S. federal, state or local Tax Return after the Closing Date in a manner that is inconsistent with the treatment of the Mergers as a transaction qualifying for the Intended Tax Treatment for U.S. federal, state and local income and other relevant Tax purposes, and shall not take any inconsistent position during the course of any audit, litigation or other proceeding with respect to Taxes, in each case, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code. Notwithstanding anything to the contrary in this Agreement, if the Company, in connection with Tax Counsel (as defined below), determines that the Transactions will qualify for the Intended Tax Treatment if only the First Merger is consummated, the parties hereto will not be required to consummate the Second Merger, and all references to the Mergers herein shall refer to the First Merger.

(b) If, in connection with the preparation and filing of the Registration Statement, the SEC requests or requires that a tax opinion to be prepared and submitted regarding the Intended Tax Treatment of the Mergers to the stockholders of the Company, Parent and the Company shall deliver to Wilson Sonsini Goodrich & Rosati, P.C. (or other nationally recognized tax counsel) (“Tax Counsel”) customary Tax representation letters in the form reasonably satisfactory to Tax Counsel, dated and duly executed as of the date the Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by Tax Counsel in connection with the preparation and filing of the Registration Statement, and Tax Counsel shall furnish an opinion, which will be subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Mergers.

(c) 50% of all transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions (“Transfer Taxes”) shall be borne and paid by the Company and 50% of Transfer Taxes shall be borne and paid by Parent. Unless otherwise required by applicable Law, the Company and Parent shall timely file any Tax Return or other document with respect to their respective portions of Transfer Taxes and shall reasonably cooperate with respect thereto as necessary.

(d) In order to apportion appropriately any Taxes relating to any taxable period that includes but does not end on the Closing Date (a “Straddle Period”), the portion of any Taxes that are allocable to the Pre-Closing Tax Period shall be: (i) in the case of Taxes that are imposed on a periodic basis (and not based on invoices, receipts, sales or payments), deemed to be the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (ii) in the case of Taxes not described in clause (i) (including income Taxes and sale, gross receipts and other similar Taxes imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), deemed to be equal to the amount that would be payable if the Tax year or period ended and the books closed at the close of the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period.

Section 7.10 Directors and Officers. Until successors are duly elected or appointed and qualified in accordance with applicable Law, the Parties shall use commercially reasonable efforts to take all necessary actions so that the Persons listed on Section 2.6(c) and Section 2.6(d) of the Parent Disclosure Letter are elected or appointed, as applicable, to the positions of officers and directors of Parent and the Surviving Entity, as set forth therein, to serve in such positions effective as of the First Effective Time. If any Person listed on Section 2.6(c) and Section 2.6(d) of the Parent Disclosure Letter is unable or unwilling to serve as officer or director of Parent or the Surviving Entity, as set forth therein, the Party appointing such Person (as set forth on Section 2.6(c) and Section 2.6(d) of the Parent Disclosure Letter) shall designate a successor. The Parties shall use reasonable best efforts to have each of the Persons that will serve as directors and officers of the Parent following the Closing to execute and deliver a Lock-Up Agreement prior to Closing.

Section 7.11 Termination or Waiver of Certain Agreements and Rights. Except as set forth on Section 7.11 of the Parent Disclosure Letter, (a) the Company shall use its commercially reasonable efforts to cause any stockholder agreements, voting agreements, registration rights agreements, co-sale agreements, promissory notes and any other similar Contracts between Parent or the Company and any holders of Parent Common Stock or Company Capital Stock, respectively, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director nomination or appointment rights (collectively, the “Investor Agreements”), to be terminated immediately prior to the First Effective Time, (b) Parent shall use commercially reasonable efforts to cause all Contracts set forth in Section 7.11 of the Parent Disclosure Letter to be terminated effective no later than the First Effective Time (or, to the extent specified on such Section 7.11, any applicable rights thereunder waived) and (c) promptly following the date of this Agreement, Parent shall initiate the winding down and dissolution of Reneo Pharma Ltd. and use its commercially reasonable efforts to complete such dissolution in a timely manner.

Section 7.12 Obligations of Merger Subs. Parent will take all action necessary to cause each of the Merger Subs to perform its obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement.

Section 7.13 Allocation Certificate. The Company will prepare and deliver to Parent at least two Business Days prior to the Closing Date a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company in a form reasonably acceptable to Parent setting forth (as of immediately prior to the First Effective Time) (a) each holder of the Company Capital Stock, (b) such holder’s name and address, (c) the number or percentage and type of the Company Capital Stock held as of the Closing Date for each such holder and (d) the number and type of shares of Parent Common Stock to be issued to such holder pursuant to this Agreement in respect of the Company Capital Stock held by such holder as of immediately prior to the First Effective Time (the “Allocation Certificate”).

Section 7.14 New Parent Equity Plans; Termination of Parent ESPP.

(a) Prior to the First Effective Time, the Parent Board will adopt the 2024 Equity Incentive Plan, subject to the Closing and effective as of the First Effective Time, and will include provisions in the Proxy Statement for the stockholders of Parent to approve the 2024 Equity Incentive Plan Proposal. Subject to the approval of the 2024 Equity Incentive Plan Proposal by the stockholders of Parent prior to the First Effective Time, Parent shall file with the SEC, promptly after the First Effective Time and at the Company’s expense, a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to the 2024 Equity Incentive Plan. As of the First Effective Time, Parent will grant no new awards pursuant to the Parent 2021 Equity Incentive Plan or the Parent 2014 Equity Incentive Plan and will terminate each such plan (to the extent not previously expired or terminated) for future use no later than immediately prior to, and contingent upon, the First Effective Time, provided that the 2024 Equity Incentive Plan Proposal has been approved by Parent stockholders. The Company will ensure that the 2024 Equity Incentive Plan provides that the following shares will be included in the share reserve and be available for future grants under the 2024 Equity Incentive Plan: (i) any shares that remain available for issuance pursuant to the Parent 2021 Equity Incentive Plan as of the Effective Time; and (ii) any shares subject to awards previously granted pursuant to the Parent 2021 Equity Incentive Plan that expire, are cancelled or forfeited, or would otherwise be added back to the share reserve of the Parent 2021 Equity Incentive Plan in accordance with its terms.

(b) Prior to the First Effective Time, the Parent Board will adopt the 2024 ESPP, subject to the Closing and effective as of the First Effective Time, and will include provisions in the Proxy Statement for the stockholders of Parent to approve the 2024 ESPP Proposal. Subject to the approval of the 2024 ESPP Proposal by the stockholders of Parent prior to the First Effective Time, Parent shall file with the SEC, promptly after the First Effective Time and at the Company’s expense, a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to the 2024 ESPP.

(c) Parent will use commercially reasonable efforts to ensure that (i) no new purchase periods under the Parent 2021 Employee Stock Purchase Plan (the “Parent ESPP”) will commence during the period from the date of this Agreement through the Closing Date; (ii) there will be no increase in the amount of payroll deductions (or other contributions) permitted to be made by participants under the Parent ESPP during any current purchase periods, except those made in accordance with payroll deduction elections that are in effect as of the date of this Agreement; (iii) there will be no grants of new purchase rights under the Parent ESPP from the date of this Agreement through the Closing Date; and (iv) no individuals shall commence participation in the Parent ESPP during the period from the date of this Agreement through the Closing Date. To the extent applicable, no later than ten Business Days prior to the Closing Date, in the case of any outstanding purchase rights under the Parent ESPP, any then-current purchase period under the Parent ESPP shall end and each participant’s accumulated payroll deductions shall be used to purchase shares of Parent Common Stock (rounded down to the nearest whole share) in accordance with the terms of the Parent ESPP. Prior to the First Effective Time, Parent will use commercially reasonable efforts to terminate the Parent ESPP as of immediately prior to the First Effective Time but contingent upon the occurrence of the Closing. Any accumulated contributions of each participant under the Parent ESPP, to the extent not used to purchase shares in accordance with the terms of the Parent ESPP as of the final purchase thereunder, shall be refunded to the applicable participant as promptly as practicable following such final purchase.

Section 7.15 Legends. Parent shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Parent Common Stock to be received in the First Merger by equityholders of the Company who may be considered “affiliates” of Parent for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock.

Section 7.16 280G. No later than five Business Days prior to the First Effective Time, Parent shall cause to be prepared and shall deliver to the Company an updated 280G Analysis.

Section 7.17 Subscription Agreement.

(a) Following the execution of this Agreement, Parent shall, if requested by the Company, execute subscription agreements (“Additional Subscription Agreements”) with additional Persons to subscribe and purchase a number of shares of Parent Common Stock immediately following the Closing; provided that, unless otherwise mutually agreed by Parent and the Company (i) each such Additional Subscription Agreement shall be in substantially the form of the Subscription Agreement, (ii) all such Additional Subscription Agreements are entered into with Persons that had been contacted by the Company or Parent prior to the date of this Agreement regarding subscribing and purchasing a number of shares of Parent Common Stock, (iii) the price per share of Parent Common Stock purchased under such Additional Subscription Agreements shall be the same price per share of Parent Common Stock purchased in the Concurrent PIPE Investment; and (iv) all such Additional Subscription Agreements shall not in the aggregate provide for cash proceeds in excess of $20,000,000.

(b) For the avoidance of doubt, to the extent any Additional Subscription Agreements are executed by Parent, they shall for all purposes under this Agreement be considered as part of the Concurrent PIPE Investment and, at the Closing, assuming Parent’s compliance with the requirements set forth in this Section 7.17, Parent shall be permitted to consummate the Concurrent PIPE Investment, and issue the Parent Common Stock contemplated thereunder, in accordance with the terms and conditions of the Subscription Agreement and Additional Subscription Agreements, if any.

Section 7.18 Company 2023 Financial Statements. The Company shall furnish to Parent the audited balance sheet of the Company as at December 31, 2023 and the related audited statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company, together with all related notes and schedules thereto, accompanied by the reports there of the Company’s independent auditors (the “Company 2023 Financial Statements”) as promptly as practicable, and shall use commercially reasonable efforts to furnish to Parent the Company 2023 Financial Statements on or before May 31, 2024.

ARTICLE VIII

CLOSING CONDITIONS

Section 8.1 Conditions Precedent of Each Party. The obligation of each Party to effect the Mergers and otherwise consummate the Transactions to be consummated at the Closing is subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

(a) Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding seeking a stop order with respect to the Registration Statement that has not been withdrawn. Any material state securities Laws applicable to the issuance of the shares of Parent Common Stock in connection with the Transactions shall have been complied with and no stop order (or similar order) shall have been issued or threatened in writing in respect of such shares of Parent Common Stock by any applicable state securities commissioner or court of competent jurisdiction.

(b) No Restraints. No temporary restraining order, preliminary or permanent injunction or other judgement, order or decree preventing the consummation of the Transactions shall have been issued by any court of competent jurisdiction or other Governmental Entity of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of prohibiting or making the consummation of the Transactions illegal.

(c) Stockholder Approvals. (i) Parent shall have obtained the Required Parent Stockholder Approvals and (ii) the Company shall have obtained the Company Stockholder Approval.

(d) Nasdaq Listing Approval. (i) The approval of the listing of the additional shares pursuant to the Nasdaq Listing Application shall have been approved for listing (subject to official notice of issuance) on Nasdaq and (ii) Parent shall have maintained its existing listing on Nasdaq and obtained approval of the listing of the combined corporation on Nasdaq.

(e) Company Charter Amendment. Evidence of the filing of the Company Charter Amendment, substantially in the form attached hereto as Exhibit I (with such changes as may be mutually agreed between Parent and the Company, the “Company Charter Amendment”), shall have been obtained.

(f) Effectiveness of Subscription Agreements. The Subscription Agreement evidencing the Concurrent PIPE Investment shall be in full force and effect and provide for cash proceeds of not less than $60,000,000 (including any amounts funded pursuant to a Pre-Closing Financing or an Additional Subscription Agreement), which gross proceeds will be received by Parent immediately prior to or immediately following the Closing in connection with the consummation of the Mergers and in accordance with the terms of such agreements.

Section 8.2 Conditions Precedent to Obligation of the Company. The obligation of the Company to effect the Mergers and otherwise consummate the Transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

(a) Accuracy of Parent and Merger Subs Representations. Each of the Parent Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Parent Capitalization Representation shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except, in each case, (w) for such inaccuracies which are de minimis, individually or in the aggregate, (x) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (w), as of such particular date), (y) variances arising due to the transactions contemplated by the Subscription Agreement, and (z) for such inaccuracies as are taken into account in the calculation of the Parent Outstanding Shares and the Exchange Ratios. The representations and warranties of Parent and the Merger Subs contained in this Agreement (other than the Parent Fundamental Representations and the Parent Capitalization Representation) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Parent Material Adverse Effect (without giving effect to any references therein to any Parent Material Adverse Effect or other materiality qualifications) or (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded).

(b) Performance of Covenants. Parent shall have performed or complied with in all material respects all agreements, obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the First Effective Time.

(c) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect.

(d) Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(i) a certificate executed by the Chief Executive Officer or Chief Financial Officer of Parent certifying that the conditions set forth in Section 8.2(a), (b) and (c) have been duly satisfied; and

(ii) written resignations in forms reasonably satisfactory to the Company, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Parent who are not to continue as officers or directors of Parent pursuant to Section 7.10.

(e) Net Cash. At the Closing, the Final Parent Net Cash shall be no less than $55,000,000.

Section 8.3 Conditions Precedent of Parent and Merger Subs. The obligations of Parent and the Merger Subs to effect the Mergers and otherwise consummate the Transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:

(a) Accuracy of Company Representations. Each of the Company Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Company Capitalization Representation shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate, (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualification set forth in the preceding clause (x), as of such particular date), and (z) for such inaccuracies as are taken into account in the calculation of the Company Outstanding Common Stock Shares, Company Outstanding Preferred Stock Shares and the Exchange Ratios. The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations and the Company Capitalization Representation) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications) or (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded).

(b) Performance of Covenants. The Company shall have performed or complied with in all material respects all agreements, obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the First Effective Time.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(d) Documents. Parent shall have received the following documents, each of which shall be in full force and effect:

(i) a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company certifying (a) that the conditions set forth in Section 8.3(a), (b) and (c) have been duly satisfied and (b) that the information set forth in the Allocation Certificate delivered by the Company in accordance with Section 7.13 is true and accurate in all respects as of the Closing Date;

(ii) the Allocation Certificate; and

(iii) a certificate in the form and substance required under Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h) together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, in each case, duly executed by the Company and in form and substance reasonably acceptable to Parent.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated prior to the First Effective Time (whether before or after the receipt of the Company Stockholder Approval and whether before or after approval of the Parent Stockholder Proposals by Parent’s stockholders, unless otherwise specified below):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the First Merger shall not have been consummated by November 10, 2024 (subject to possible extension as provided in this Section 9.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company or Parent if such Party’s (or in the case of Parent, the Merger Subs’) action or failure to act has been a principal cause of the failure of the First Merger to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement, provided, further, however, that, in the event that the First Merger shall not have been consummated by the End Date and such failure to consummate the Mergers shall have been caused by SEC not declaring effective under the Securities Act the Registration Statement sufficiently in advance thereof, then without any action of the Parties, the End Date shall automatically extend for an additional 90 days;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions;

(d) by Parent if the Company Stockholder Approval shall not have been delivered to Parent within five Business Days after the Registration Statement is declared effective under the Securities Act; provided, however, that once the Company Stockholder Approval has been obtained, Parent may not terminate this Agreement pursuant to this Section 9.1(d);

(e) by either Parent or the Company if (i) the Parent Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on the Parent Stockholder Proposals and (ii) the Required Parent Stockholder Approvals shall not have been obtained at the Parent Stockholder Meeting (or at any adjournment or postponement thereof); provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Parent where the failure to obtain the Required Parent Stockholder Approvals shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement;

(f) by the Company (at any time prior to obtaining the Required Parent Stockholder Approvals) if a Parent Triggering Event shall have occurred; provided that the Company shall only be permitted to terminate this Agreement pursuant to this Section 9.1(f) within 10 Business Days after the occurrence of a Parent Triggering Event;

(g) by Parent (at any time prior to obtaining the Company Stockholder Approval) if a Company Triggering Event shall have occurred; provided that Parent shall only be permitted to terminate this Agreement pursuant to this Section 9.1(g) within 10 Business Days after the occurrence of a Company Triggering Event;

(h) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent, Merger Sub I or Merger Sub II or if any representation or warranty of Parent, Merger Sub I or Merger Sub II shall have become inaccurate, in either case, such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further that if such inaccuracy in Parent’s, Merger Sub I’s or Merger Sub II’s representations and warranties or breach by Parent, Merger Sub I or Merger Sub II is curable by Parent, Merger Sub I or Merger Sub II, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from the Company to Parent or the Merger Subs of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h) and (ii) Parent, Merger Sub I or Merger Sub II (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from the Company to Parent, Merger Sub I or Merger Sub II of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach Parent, Merger Sub I or Merger Sub II is cured prior to such termination becoming effective); or

(i) by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of Company shall have become inaccurate, in either case, such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Parent is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company, then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(i) and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(i) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective).

The Party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 9.2, Section 9.3 and Article X (and the related definitions of the defined terms in such Section or Article) shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement and the provisions of Section 9.3 shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

Section 9.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 9.3 or as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Mergers are consummated, provided, however, that (i) the Company shall pay (A) 50% of the fees incurred by Parent pursuant to Section 7.4(a) and Section 7.4(b), and (B) 50% of Transfer Taxes pursuant to Section 7.9(c), and (ii) Parent shall pay, (A) 50% of the fees pursuant to Section 7.4(a) and Section 7.4(b), (B) the costs, fees, and expenses incurred in relation to the printing and filing with the SEC of the Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto, (C) the fees and expenses payable to the Exchange Agent in connection with the Transactions, (D) the fees associated with the Nasdaq Listing Application, and (E) 50% of Transfer Taxes pursuant to Section 7.9(c).

(b) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b) (and the Required Parent Stockholder Approvals have not been obtained), by Parent or the Company pursuant to Section 9.1(e), or by the Company pursuant to Section 9.1(h), and (ii) at any time after the date of this Agreement and prior to the receipt of the Required Parent Stockholder Approvals an Acquisition Proposal with respect to Parent shall have been publicly announced, disclosed or otherwise communicated to the Parent Board (and shall not have been withdrawn prior to such termination), and (iii) within 12 months after the date of such termination, Parent enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Parent shall pay to the Company a nonrefundable fee in an amount equal to $3,000,000 (the “Parent Termination Fee”) within five Business Days after termination (or, if applicable, upon such entry into a definitive agreement for, or consummation of, a Subsequent Transaction).

(c) If this Agreement is terminated by the Company pursuant to Section 9.1(f) (or, at the time this Agreement is terminated, the Company had the right to terminate this Agreement pursuant to Section 9.1(f)), then Parent shall pay to the Company the Parent Termination Fee within five Business Days after such termination.

(d) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b) (and the Company Stockholder Approval has not been obtained), by Parent or the Company pursuant to Section 9.1(d), or by Parent pursuant to Section 9.1(i), and (ii) at any time after the date of this Agreement and before obtaining the Company Stockholder Approval, an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board (and shall not have been withdrawn prior to such termination), and (iii) within 12 months after the date of such termination, the Company enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then the Company shall pay shall pay to Parent a nonrefundable fee in an amount equal to $3,000,000 (the “Company Termination Fee”) within five Business Days after termination (or, if applicable, upon such entry into a definitive agreement for, or consummation of, a Subsequent Transaction).

(e) If this Agreement is terminated by Parent pursuant to Section 9.1(g) (or, at the time this Agreement is terminated, Parent had the right to terminate this Agreement pursuant to Section 9.1(g)), then Company shall pay to Parent the Company Termination Fee within five Business Days after such termination.

(f) If either Party fails to pay when due any amount payable by it under this Section 9.3, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3 and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus three percent.

(g) The Parties agree that, subject to Section 9.2, the payment of fees and expenses set forth in this Section 9.3 shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 9.3, it being understood that in no event shall either Parent or the Company be required to pay the individual fees or damages payable pursuant to this Section 9.3 on more than one occasion; provided, however, that nothing in this Agreement shall limit the liability of a Party (and the payment of fees and expenses set forth in this Section 9.3 shall not be the sole and exclusive remedy in respect of such Party) in connection with fraud or willful breach. Subject to Section 9.2, following the payment of the fees and expenses set forth in this Section 9.3 by a Party, (i) such Party shall have no further liability to the other Party in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the other Party giving rise to such termination, or the failure of the Transactions to be consummated, (ii) no other Party or their respective Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against such Party or seek to obtain any recovery, judgment or damages of any kind against such Party (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Party) in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Transactions to be consummated and (iii) all other Parties and their respective Affiliates shall be precluded from any other remedy against such Party and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Transactions to be consummated. Each of the Parties acknowledges that (x) the agreements contained in this Section 9.3 are an integral part of the Transactions, (y) without these agreements, the Parties would not enter into this Agreement and (z) any amount payable pursuant to this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable; provided, however, that nothing in this Section 9.3(g) shall limit the rights of the Parties under Section 10.10.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Non-survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the First Effective Time, other than those covenants or agreements of the Parties which by their terms apply, or are to be performed in whole or in part, after the First Effective Time.

Section 10.2 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the Parties by action taken or authorized by their respective Boards of Directors or managing member, as applicable, at any time, whether before or after Company Stockholder Approval or the Required Parent Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval or the Required Parent Stockholder Approvals have been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company or Parent, as applicable, without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties in interest at the time of the amendment.

Section 10.3 Waiver. The Parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions of the other Parties contained herein; provided, however, that after the Company Stockholder Approval or the Required Parent Stockholder Approvals have been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company or Parent, as applicable, without such further approval or adoption. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next- day courier, (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Pacific Time on a Business Day, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below, or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(i) if to Parent, Merger Sub I or Merger Sub II, to:

Reneo Pharmaceuticals, Inc.

18575 Jamboree Road

Suite 275-S

Irvine, CA 92612

Attention: Jennifer Lam

E-mail: jlam@reneopharma.com

with a copy (which shall not constitute notice) to:

Jones Day

3161 Michelson Drive

Suite 800

Irvine, CA 92612

Attention: Jonn R. Beeson

Email: jbeeson@jonesday.com

(ii) if to Company or the Surviving Company (following the Closing), to:

OnKure, Inc.

6707 Winchester Circle, Suite #400

Boulder, Colorado 80301

Attention: Jason Leverone and Rogan Nunn

Email: jleverone@onkure.com and rnunn@onkure.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati PC

One Market Plaza

San Francisco, CA 94105

Attention: Ethan P. Lutske

E-mail: elutske@wsgr.com

Section 10.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Subscription Agreements, and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter hereof and thereof.

Section 10.6 No Third-Party Beneficiaries.

(a) Except as provided in Section 7.5, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, other than (i) the right of the holders of Company Capital Stock to receive the Merger Consideration pursuant to Article III following the Effective Time in accordance with the terms of this Agreement; and (ii) subject to Section 9.2 and Section 9.3(g), solely the Company may seek, collect and retain damages on behalf of the holders of shares of Company Capital Stock (which Parent acknowledges and agrees may include damages based on a decrease in share value or lost premium).

(b) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the Transactions shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 10.8 Submission to Jurisdiction. Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any Party or its Affiliates against any other Party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the Parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the Transactions. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.10 Specific Performance. The Parties agree that irreparable damage would occur in the event that the Parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that each Party shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 10.11 Further Assurances. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Transactions and to carry out the intent and purposes of this Agreement.

Section 10.12 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Governmental Entity declares that any term or provision of this Agreement is invalid, void or unenforceable, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible and the Parties agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 10.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 10.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 10.15 Electronic Signature. Duly authorized signatures to this Agreement transmitted by electronic mail in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will, so long as no automated or other replies indicating delivery failure or delay are received by the sender, have the same effect as physical delivery of a paper document bearing an original “wet ink” signature.

Section 10.16 No Presumption Against Drafting Party. Each of Parent, the Merger Subs and the Company acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the Transactions. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RENEO PHARMACEUTICALS, INC.

By:	/s/ Gregory J. Flesher
Name:	Gregory J. Flesher
Title:	President and CEO

RADIATE MERGER SUB I, INC.

By:	/s/ Gregory J. Flesher
Name:	Gregory J. Flesher
Title:	President and CEO

RADIATE MERGER SUB II, LLC

By: Reneo Pharmaceuticals, Inc., a Delaware corporation Its: Sole Member

By:	/s/ Gregory J. Flesher
Name:	Gregory J. Flesher
Title:	President and CEO

[Radiate Parties’ Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ONKURE, INC.

By:	/s/ Nicholas A. Saccomano
Name:	Nicholas A. Saccomano
Title:	Chief Executive Officer

[Company Signature Page to Agreement and Plan of Merger]

Exhibit A

FORM OF PARENT AMENDED CHARTER

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RENEO PHARMACEUTICALS, INC.

Reneo Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies that:

ONE: The date of filing of the Company’s original certificate of incorporation with the Delaware Secretary of State was September 22, 2014.

TWO: The Amended and Restated Certificate of Incorporation of the Company, is hereby amended and restated to read in its entirety as follows:

I.

The name of this corporation is OnKure Therapeutics, Inc. (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801 and the name of its registered agent at such address is National Registered Agents, Inc.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. General

The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is [•] shares. [•] shares shall be Common Stock, each having a par value of $0.0001, of which [•] shares of Common Stock are designated as a series denominated as Class A Common Stock (the “Class A Common Stock”) and [•] shares of Common Stock are designated as a series denominated as Class B Common Stock (the “Class B Common Stock”). [•] shares shall be Preferred Stock, each having a par value of $0.0001.

Effective upon the filing and effectiveness of this Amended and Restated Certificate of Incorporation (the “Effective Time”) each share of the Company’s Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time shall automatically, and without further action by any stockholder, be reclassified as one (1) share of Class A Common Stock. Any stock certificate that immediately prior to the Effective Time represented shares of the Company’s Common Stock shall from and after the Effective Time be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof.

B. Common Stock

(a)

Except as expressly set forth in this Article IV with respect to voting rights and conversion rights only, the Class B Common Stock shall have the same rights and powers of, rank equally to, share ratably with and be identical in all respects and as to all matters to Class A Common Stock. If the Company in any manner subdivides or combines the shares of Class A Common Stock, then the shares of Class B Common Stock will be subdivided or combined in the same proportion and manner, and if the Company in any manner subdivides or combines the shares of Class B Common Stock, then the outstanding shares of Class A Common Stock will be subdivided or combined in the same proportion and manner. Unless a holder of Class B Common Stock requests for shares of Class B Common Stock held by such holder to be certificated, shares of Class B Common Stock shall not be certificated and shall be held in book-entry form on the books and records of the Company.

(b)

The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock pursuant to this Article IV, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock. For the avoidance of doubt, no share of Class B Common Stock shall be converted into a share of Class A Common Stock except in accordance with this Article IV.

(c)

Each share of Class A Common Stock outstanding as of the applicable record date shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of stockholders. Except as (and only to the extent) otherwise required by applicable law, the holders of the Class B Common Stock shall have no voting rights, and Class B Common Stock shall not entitle the holder thereof to vote on any matter, including the election of directors, at any time.

(d)

Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

(e)

Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

(f)

i.

Subject to the terms of this clause (f) of Section B of this Article IV, shares of Class B Common Stock shall be convertible into a corresponding number of fully paid and nonassessable shares of Class A Common Stock upon written notice by the holder thereof. Notwithstanding anything to the contrary herein, no holder of Class B Common Stock shall be entitled to receive, and the Company shall not deliver to any such holder, any Class A Common Stock upon conversion of the Class B Common Stock to the extent (but only to the extent) that, after such receipt, such converting holder and its Affiliates (together, the “Related Holders”) would beneficially own in the aggregate, directly or indirectly, shares of Class A Common Stock in excess of the Beneficial Ownership Limitation Percentage (as defined below) (this provision, the “Beneficial Ownership Limitation”). For the avoidance of doubt, in the event that the Related Holders beneficially own in the aggregate, directly or indirectly, shares of Class A Common Stock equal to or in excess of the Beneficial Ownership Limitation Percentage without taking into account the conversion of Class B Common Stock, then none of the Class B Common Stock shall be convertible into shares of Class A Common Stock until such time as the Related Holders no longer beneficially own in the aggregate, directly or indirectly, shares of Class A Common Stock equal to or in excess of the Beneficial Ownership Limitation Percentage. The “Beneficial Ownership Limitation Percentage” means initially 9.9% of the then-outstanding shares of Class A Common Stock. Any holder of Class B Common Stock may increase the Beneficial Ownership Limitation Percentage with respect to such holder upon 61 days’ prior written notice to the Company (but, prior to the Restriction Lapse Date, not above 9.9% of the then-outstanding shares of Class A Common Stock) and may decrease the Beneficial Ownership Limitation Percentage at any time upon providing written notice of such election to the Company; provided, however, that no holder may make such an election to change the Beneficial Ownership Limitation Percentage with respect to such holder unless all holders managed by the same investment advisor as such electing holder make the same election.

ii.

Before any holder shall be entitled to exchange any shares of such Class B Common Stock pursuant to Section B of this Article IV, such holder shall give written notice to the Company at its principal corporate office of the election to exchange the same and shall state therein the name or names in which the shares of Class A Common Stock are to be issued. Any conversion notice provided by a converting holder under this Section B of this Article IV shall constitute the converting holder’s acknowledgement and confirmation to the Company that (i) the acquisition of the shares of Class A Common Stock sought in the conversion notice will not result in Related Holders becoming in the aggregate, directly or indirectly, the beneficial owner of more shares of Class A Common Stock than permitted by the Beneficial Ownership Limitation and (ii) any Class A Common Stock to which the converting holder would be entitled but for the Beneficial Ownership Limitation will remain Class B Common Stock.

iii.

For purposes of determining the number of outstanding shares of Class A Common Stock a holder may acquire upon the conversion of Class B Common Stock without exceeding the Beneficial Ownership Limitation Percentage, such holder may rely on the on the number of outstanding shares of Class A Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the U.S. Securities and Exchange Commission, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the transfer agent for the Class A Common Stock, if any, setting forth the number of shares of Class A Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives a conversion notice from a holder at a time when the actual number of outstanding shares of Class A Common Stock is less than the Reported Outstanding Share Number, the Company shall notify such holder in writing of the number of shares of Class A Common Stock then outstanding and, to the extent that such conversion notice would otherwise cause such holder’s beneficial ownership, as determined pursuant to Section B of this Article IV, to exceed the Beneficial Ownership Limitation Percentage, such holder must notify the Company of a reduced number of shares of Class A Common Stock to be delivered pursuant to such conversion notice. The Company shall, as soon as practicable thereafter, issue and deliver to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid (unless shares of Class A Common Stock are uncertificated, or such holder requests for such shares to be entered in book-entry form). Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such conversion notice, and the Person or Persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. Each share of Class B Common Stock that is converted pursuant to Section B of this Article IV shall be retired by the Company and shall not be available for reissuance.

iv.

Any purported delivery of shares of Class A Common Stock upon conversion of Class B Common Stock shall be void ab initio and shall have no effect to the extent (but only to the extent) that such delivery would result in the Related Holders becoming in the aggregate, directly or indirectly, the beneficial owner of more shares of Class A Common Stock than permitted by the Beneficial Ownership Limitation Percentage. To the extent that any portion of a purported delivery is void ab initio (the “Voided Excess Stock”), the Class A Common Stock constituting the Voided Excess Stock shall thereafter represent only the right to receive a number of Class B Common Stock equal to the Voided Excess Stock. As soon thereafter as practicable, the Company and the holder will cooperate to exchange Class A Common Stock constituting the Voided Excess Stock for an equal number of shares of Class B Common Stock.

v.

“Restriction Lapse Date” means the date that the original recipient of Class B Common Stock (the “Original Recipient”) issued Class B Common Stock as merger consideration pursuant to that certain Agreement and Plan of Merger dated on or about May _, 2024, by and among the Company, Radiate Merger Sub I, Inc., Radiate Merger Sub II, LLC, and OnKure, Inc., as it may be amended from time to time, and the Original Recipient’s Affiliates cease to hold any shares of Class B Common Stock.

vi.

No part of this Section B of Article IV relating to the Class B Common Stock (including, for the avoidance of doubt, this paragraph) shall be waived, altered, amended or repealed (whether by merger, consolidation, domestication, transfer, continuance, recapitalization, reclassification, waiver, statutory conversion or otherwise) without the unanimous vote of the holders of the outstanding shares of Class B Common Stock.

C. Preferred Stock

(a)

The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series of Preferred Stock, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Amended and Restated Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. Except as may be otherwise specified by the terms of any series of Preferred Stock, if the number of shares of any series of Preferred Stock is so decreased, then the Company shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

(b)

Except as otherwise required by law or provided in this Amended and Restated Certificate of Incorporation, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

D. Increase or Decrease. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding and/or required to be reserved by the terms of this Amended and Restated Certificate of Incorporation) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Company entitled to vote thereon, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote of any holders of one or more series of Preferred Stock is required pursuant to the terms of any certificate of designation relating to any series of Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

E. Definitions. For purposes of this Article IV, the following definitions shall apply:

(a)

“Affiliate” shall mean, with respect to any specified Person, any other Person who directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or other investment fund or account or registered investment company now or hereafter existing which is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person whether through the ownership of voting securities, by contract or otherwise.

(b)	“Person” shall mean any individual, corporation, partnership, trust, limited liability company, association, government agency or political subdivision thereof or other entity.

V.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors that shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

B. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the initial classification of the Board of Directors, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C. Subject to the rights of any series of Preferred Stock that may be designated from time to time to elect additional directors under specified circumstances, neither the Board of Directors nor any individual director may be removed without cause. Subject to any limitations imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors, voting together as a single class.

D. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock that may be designated from time to time, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

E. The Board of Directors is expressly empowered to adopt, amend or repeal the Amended and Restated Bylaws of the Company (the “Bylaws”). Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Restated Certificate, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

F. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

G. No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws. No action shall be taken by the stockholders of the Company by written consent or electronic transmission.

H. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws.

VI.

A. The liability of a director of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

B. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

A. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative claim or cause of action brought on behalf of the Company; (ii) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company to the Company or the Company’s stockholders; (iii) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, arising out of or pursuant to any provision of the DGCL, this Restated Certificate or the Bylaws (as each may be amended from time to time); (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Restated Certificate or the Bylaws (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company governed by the internal-affairs doctrine or otherwise related to the Company’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section A of Article VII shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

B. Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Company, its officers and directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

C. Any person or entity holding, owning or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Restated Certificate.

VIII.

A. The Company reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, except as provided in Section B of this Article VIII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B. Notwithstanding any other provisions of this Restated Certificate or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Company required by law or by this Restated Certificate or any certificate of designation filed with respect to a series of Preferred Stock that may be designated from time to time, subject to the rights of the holders of any series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII and VIII of this Restated Certificate.

IX.

A. The personal liability of an officer of the Company to the Company or its stockholders for monetary damages for breach of fiduciary duty as an officer shall be eliminated to the fullest extent under the DGCL as the same exists or as may hereafter be amended from time to time. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of an officer of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

B. Any repeal or modification of this Article IX shall only be prospective and shall not affect the rights or protections or increase the liability of any officer under this Article IX in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability.

* * * *

THREE: This Amended and Restated Certificate of Incorporation has been duly adopted and approved by the Board of Directors and by the stockholders in accordance with Sections 242 and 245 of the DGCL.

[Signature page follows]

IN WITNESS WHEREOF, Reneo Pharmaceuticals, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer this [•] date of [•], 20[•].

RENEO PHARMACEUTICALS, INC.

GREGORY J. FLESHER
President and Chief Executive Officer

Exhibit B

FORM OF PARENT AMENDED BYLAWS

AMENDED AND RESTATED

BYLAWS

OF

ONKURE THERAPEUTICS, INC.

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of OnKure Therapeutics, Inc. (the “corporation”) in the State of Delaware shall be fixed in the corporation’s certificate of incorporation, as the same may be amended from time to time (the “Certificate of Incorporation”).

Section 2. Other Offices. The corporation may at any time establish other offices.

ARTICLE II

CORPORATE SEAL

Section 3. Corporate Seal. The Board of Directors of the corporation (the “Board of Directors”) may adopt or alter a corporate seal. The corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III

STOCKHOLDERS’ MEETINGS

Section 4. Place of Meetings. Meetings of the stockholders of the corporation may be held at such place, if any, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law or any successor legislation (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the corporation’s principal executive office.

Section 5. Annual Meetings.

(a) The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. The Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board may cancel, postpone or reschedule any previously scheduled annual meeting at any time, before or after the notice for such meeting has been sent to the stockholders. For the purposes of these Amended and Restated Bylaws (the “Bylaws”), the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships. Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders only: (i) pursuant to the corporation’s notice of meeting of stockholders (or any supplement thereto); (ii) by or at the direction of the Board of Directors, or any committee thereof that has been formally delegated authority to nominate such persons or propose such business pursuant to a resolution adopted by a majority of the total number of authorized directors; (iii) as may be provided in the certificate of designations for any class or series of Preferred Stock; or (iv) by any stockholder of the corporation who (A) is a stockholder of record at the time of giving the stockholder’s notice contemplated by Section 5 of these Bylaws, (B) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the annual meeting, (C) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the annual meeting, (D) is a stockholder of record at the time of the annual meeting, and (E) complies with the notice procedures set forth in this Section 5 of these Bylaws. For the avoidance of doubt, clause (iv) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”)) before an annual meeting of stockholders.

(b) At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law and as shall have been properly brought before the meeting.

(i) For nominations to be properly brought before an annual meeting by a stockholder, the stockholder must have given written notice to the Secretary of the corporation (the “Secretary”) at the principal executive offices of the corporation on a timely basis and must update and supplement such written notice on a timely basis as set forth in Section 5(c) of these Bylaws. Such stockholder’s notice must set forth as to each nominee such stockholder proposes for election as a director: (A) the name, age, business address and residence address of such nominee; (B) the principal occupation or employment of such nominee; (C) the class and number of shares of each class of capital stock of the corporation which are held of record or beneficially owned by such nominee and any (1) Derivative Instruments (as defined below) held or beneficially owned by such nominee, including the full notional amount of any securities that, directly or indirectly, underlie any Derivative Instrument and (2) other agreement, arrangement or understanding that has been made the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such nominee with respect to the corporation’s securities; (D) with respect to each nominee for election or re-election to the Board of Directors, include a completed and signed questionnaire, representation and agreement required by Section 5(e) of these Bylaws; (E) all information concerning such nominee that is required to be disclosed in connection with solicitation of proxies for the contested election of directors, or that is otherwise required, in each case pursuant to Section 14 of the 1934 Act; (F) such nominee’s written consent (1) to being named as a nominee of such stockholder, (2) to being named in the corporation’s form of proxy pursuant to Rule 14a-19 under the 1934 Act (“Rule 14a-19”) and (3) to serving as a director of the corporation if elected; (G) any direct or indirect compensatory, payment, indemnification or other financial agreement, arrangement or understanding that such nominee has, or has had within the past three years, with any person or entity other than the corporation (including, without limitation, the amount of any payment or payments received or receivable thereunder), in each case in connection with candidacy or service as a director of the corporation (such agreement, arrangement or understanding, a “Third-Party Compensation Arrangement”); and (H) a description of any other material relationships between such nominee and such nominee’s respective affiliates and associates, or others acting in concert with them with respect to the nomination, on the one hand, and such stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, and their respective affiliates and associates, or others acting in concert with them with respect to the nomination, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such stockholder, beneficial owner, affiliate or associate were the “registrant” for purposes of such rule and such nominee were a director or executive officer of such registrant. The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(ii) For business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder, the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii) of these Bylaws, and must update and supplement such written notice on a timely basis as set forth in Section 5(c) of these Bylaws. Such stockholder’s notice must set forth as to each matter such stockholder proposes to bring before the annual meeting: (1) a brief description of the business desired to be brought before the annual meeting; (2) the text of the proposal or business including the text of any resolutions proposed for consideration (and, if applicable, the text of any proposed amendment to these bylaws); (3) the reasons for conducting such business at the meeting; (4) any material interest in such business of any Proponent (as defined below); and (5) all agreements, arrangements and understandings between any Proponent and any other persons (including their names) in connection with the proposal of such business by such stockholder.

(iii) To be timely, the written notice required by Section 5(b)(i) or 5(b)(ii) of these Bylaws must be received by the Secretary at the principal executive offices of the corporation not later than 5:00 p.m., Mountain Time, on the 90th day and no earlier than 8:00 a.m., Mountain Time, on the 120th day prior to the day of the first anniversary of the preceding year’s annual meeting of stockholders as first specified in the corporation’s notice of such annual meeting (without regard to any adjournment, rescheduling, postponement or other delay of such annual meeting occurring after such notice was first sent); provided, however, that, subject to the last sentence of this Section 5(b)(iii), in the event that no annual meeting of stockholders was held in the preceding year, or the date of the annual meeting for the current year is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received by the Secretary not earlier than 8:00 a.m., Mountain Time, on the 120th day prior to such annual meeting and not later than 5:00 p.m., Mountain Time, on the later of the 90th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation. In no event shall an adjournment, rescheduling, postponement or other delay of an annual meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iv) The written notice required by Section 5(b)(i), Section 5(b)(ii) or Section 6(c) of these Bylaws shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the corporation’s books, and of their respect affiliates or associates or others acting in concert with them in connection with the proposal of such nomination or other business; (B) for each class or series, the number of shares of the corporation’s capital stock that are, directly or indirectly, owned beneficially or held of record by each Proponent or their respective affiliates or associates or others acting in concert with them in connection with the proposal of such nomination or other business; (C) any agreement, arrangement or understanding (whether oral or in writing) between any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert with any Proponent in connection with the proposal of such nomination or other business; (D) a representation and undertaking that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation’s capital stock as of the date of the submission of the notice and intends to appear in person or by proxy at the annual meeting to bring such nomination or other business before the annual meeting; (E) a representation and undertaking as to whether any Proponent or any affiliate or associate thereof or others acting in concert therewith in connection with the proposal of such nomination or other business intends, or is part of a group that intends, to (1) deliver a proxy statement and form of proxy to holders of at least the percentage of the voting power of the corporation’s then-outstanding stock required to elect such nominee or nominees or to approve or adopt such proposal, as applicable (which representation and undertaking must include a statement as to whether any Proponent or any affiliate or associate thereof or others acting in concert therewith in connection with the proposal of such nomination or other business intends to solicit the requisite percentage of the voting power of the corporation’s capital stock under Rule 14a-19), or (2) otherwise solicit proxies from stockholders in support of such proposal or nomination; (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; (G) any (1) Derivative Instruments (as defined below), including the full notional amount of any securities that, directly or indirectly, underlie any Derivative Instrument, and (2) other agreement, arrangement or understanding that has been made the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, any Proponent or any affiliate or associate thereof; (H) any other information relating to each Proponent or any affiliate or associate thereof or others acting in concert therewith in connection with the proposal of such nomination or other business, or director nominee or proposed business, that, in each case, would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee (in a contested election of directors) or proposal pursuant to Section 14 of the 1934 Act; (I) such other information relating to any proposed item of business as the corporation may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action; (J) any material relationship between any Proponent or any affiliate or associate thereof or others acting in concert therewith in connection with the proposal of such nomination or other business, on the one hand, and the corporation or any of its officers, directors or affiliates, on the other hand; (K) any material pending or threatened legal proceeding in which any Proponent or any affiliate or associate thereof or others acting in concert therewith in connection with the proposal of such nomination or other business is a party or material participant involving the corporation or any of its officers, directors or affiliates; (L) any direct or indirect interest of any Proponent or any affiliate or associate thereof or others acting in concert therewith in connection with the proposal of such nomination or other business in any contract with the corporation, any affiliate of the corporation or any principal competitor (as defined below) of the corporation (in each case, including, without limitation, any employment agreement, collective bargaining agreement or consulting agreement); (M) any significant equity interests or any Derivative Instruments in any principal competitor of the corporation that are held by any Proponent or any affiliate or associate thereof or others acting in concert therewith in connection with the proposal of such nomination or other business; (N) any performance-related fees (other than an asset-based fee) that any Proponent or any affiliate or associate thereof or others acting in concert therewith in connection with the proposal of such nomination or other business is entitled to based on any increase or decrease in the value of the corporation’s securities or Derivative Instruments, including, without limitation, any such interests held by members of the immediate family of such persons sharing the same household; (O) any proportionate interest in the corporation’s securities or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which any Proponent or any affiliate or associate thereof or others acting in concert therewith in connection with the proposal of such nomination or other business is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership; (P) any rights to dividends on the corporation’s securities owned beneficially by any Proponent or any affiliate or associate thereof or others acting in concert therewith in connection with the proposal of such nomination or other business that are separated or separable from the underlying security; and (Q) any proxy, contract, arrangement, understanding or relationship pursuant to which any Proponent or any affiliate or associate thereof or others acting in concert therewith has a right to vote any shares of any security of the corporation.

For purposes of Sections 5 and 6 of these Bylaws, a “Derivative Instrument” means any agreement, arrangement, interest or understanding that has been entered into by, or on behalf or for the benefit of, any Proponent or any affiliates or associates thereof, or others acting in concert therewith in connection with the proposal of such nomination or other business, with respect to the corporation’s securities which agreement, arrangement, interest or understanding may include, without limitation and regardless of the form of settlement, any forward, future, option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short or long position, profit interest, hedging transaction, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares.

(c) In addition to the requirements of Sections 5(a) and (b) of these Bylaws, to be timely, a stockholder’s written notice (and any additional information submitted to the corporation in connection therewith) must be further updated and supplemented (A) if necessary, so that the information provided or required to be provided in such notice is true and correct as of (i) the record date(s) for determining the stockholders entitled to notice of, and to vote at, the annual meeting and (ii) the date that is 10 business days prior to the annual meeting and, in the event of any adjournment, rescheduling, postponement or other delay thereof, 10 business days prior to such adjourned, rescheduled, postponed or otherwise delayed meeting; and (B) to provide any additional information that the corporation may reasonably request. In the case of an update and supplement or additional information (including if requested pursuant to the final sentence of Section 5(b)(i) of these Bylaws), such update and supplement or additional information must be received by the Secretary at the principal executive offices of the corporation (A) in the case of a request for additional information, promptly following a request therefor, which response must be received by the Secretary not later than such reasonable time as is specified in any such request from the corporation, or (B) in the case of any other update or supplement of any information, not later than five business days after the record date(s) for the annual meeting (in the case of any update and supplement required to be made as of the record date(s)), and, in the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than eight business days prior to the date for the annual meeting, and, in the event of any adjournment, rescheduling, postponement or other delay thereof, eight business days prior to such adjourned, rescheduled, postponed or otherwise delayed meeting. No later than five business days prior to the annual meeting or any adjournment, rescheduling, postponement or other delay thereof, a Proponent nominating individuals for election as a director will provide the corporation with reasonable evidence that such Proponent has met the requirements of Rule 14a-19. The failure to timely provide such update, supplement, evidence or additional information shall result in the nomination or proposal no longer being eligible for consideration at the annual meeting. If the stockholder fails to comply with the requirements of Rule 14a-19 (including because the stockholder fails to provide the corporation with all information or notices required by Rule 14a-19), then the director nominees proposed by such stockholder shall be ineligible for election at the annual meeting and any votes or proxies in respect of such nomination shall be disregarded, notwithstanding that such proxies may have been received by the corporation and counted for the purposes of determining quorum. For the avoidance of doubt, the obligation to update and supplement, or provide additional information or evidence, as set forth in these Bylaws shall not limit the corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines pursuant to these Bylaws or enable or be deemed to permit a stockholder who has previously submitted notice pursuant to these Bylaws to amend or update any nomination or to submit any new nomination. No disclosure pursuant to these Bylaws will be required with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is the stockholder submitting a notice pursuant to this Section 5 or Section 6 of these Bylaws solely because such broker, dealer, commercial bank, trust company or other nominee has been directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

(d) Notwithstanding anything in Section 5(b)(iii) of these Bylaws to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors at least 10 days before the last day a stockholder may deliver a notice of nomination in accordance with these Bylaws, a stockholder’s notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the corporation not later than 5:00 p.m., Mountain Time, on the 10th day following the day on which such public announcement is first made by the corporation.

(e) To be eligible to be a nominee for election as a director of the corporation pursuant to a nomination under clause (iii) of Section 5(a) or Section 6(c) of these Bylaws, such proposed nominee or a person on such proposed nominee’s behalf must deliver (in accordance with the time periods prescribed for delivery of notice under Sections 5(b)(iii), 5(d), or 6(c) of these Bylaws, as applicable) to the Secretary at the principal executive offices of the corporation (A) a written questionnaire with respect to the background and qualification of such proposed nominee and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and (B) a written representation and agreement (in the form provided by the Secretary upon written request) that such person (i) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such nominee, if elected as a director of the corporation, will act or vote on any issue or question that has not been previously disclosed to the corporation; (ii) is not and will not become a party to any Third-Party Compensation Arrangement that has not been previously disclosed to the corporation; (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the corporation, and will comply with, all applicable publicly disclosed corporate governance, conflict of interest, confidentiality, stock ownership and trading guidelines and other policies and guidelines of the corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary will provide such proposed nominee all such policies and guidelines then in effect); and (iv) intends to serve a full term on the Board of Directors.

(f) At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director must furnish to the Secretary the information that is required to be set forth in a stockholder’s notice of nomination pertaining to such nominee.

(g) No person will be eligible to be nominated by a stockholder for election as a director of the corporation, or to be seated as a director of the corporation, unless nominated and elected in accordance with the applicable procedures set forth in this Section 5 or Section 6 of these Bylaws. No business proposed by a stockholder will be conducted at a stockholder meeting except in accordance with this Section 5. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with any representations made pursuant to these Bylaws, to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nominations or such business may have been solicited or received and counted for purposes of determining a quorum.

(h) Notwithstanding anything to the contrary in this Section 5 or Section 6 of these Bylaws, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear in person at the meeting to present a nomination or other proposed business, such nomination will be disregarded or such business will not be transacted, as the case may be, notwithstanding that proxies in respect of such nomination or business may have been received by the corporation and counted for purposes of determining a quorum. For purposes of this Section 5 or Section 6 of these Bylaws, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting.

(i) Notwithstanding anything to the contrary in the foregoing provisions of this Section 5 or Section 6 of these Bylaws, a stockholder must also comply with all applicable requirements of the 1934 Act with respect to the matters set forth in this Section 5 or Section 6 of these Bylaws. Any references in these Bylaws to the 1934 Act are not intended to, and will not, limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 5 or Section 6 of these Bylaws. Compliance with clause (iv) of Section 5(a) of these Bylaws is the exclusive means for a stockholder to make nominations or submit other business at an annual meeting (other than as provided in Section 5(i) of these Bylaws), and compliance with clause (ii) of Section 6(c) of these Bylaws is the exclusive means for a stockholder to make nominations at a special meeting.

(j) Notwithstanding anything to the contrary in this Section 5, the notice requirements set forth in these Bylaws with respect to the proposal of any business pursuant to this Section 5 or Section 6 of these Bylaws will be deemed to be satisfied by a stockholder if (1) such stockholder has submitted a proposal to the corporation in compliance with Rule 14a-8 under the 1934 Act and (2) such stockholder’s proposal has been included in a proxy statement that has been prepared by the corporation to solicit proxies for the meeting of stockholders. Subject to Rule 14a-8 and other applicable rules and regulations under the 1934 Act, nothing in these Bylaws will be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the corporation’s proxy statement any nomination of a director or any other business proposal.

(k) For purposes of Sections 5 and 6 of these Bylaws,

(i) “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act or by such other means as is reasonably designed to inform the public or stockholders of the corporation in general of such information, including, without limitation, posting on the corporation’s investor relations website;

(ii) “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”); and

(iii) “principal competitor” shall mean any entity that develops or provides products or services that compete with or are alternatives to the principal products developed or produced or services provided by the corporation.

Section 6. Special Meetings.

(a) Subject to the terms of any series of Preferred Stock, special meetings of the stockholders of the corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, only by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by the Whole Board, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. The Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

(b) The Board of Directors shall determine the time and place, if any, of such special meeting. Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote as of the applicable record date, in accordance with the provisions of Section 7 of these Bylaws. The notice of a special meeting shall include the purpose for which the meeting is called. No business may be transacted at such special meeting otherwise than specified in the notice of meeting. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of a majority of the Whole Board, the chairperson of the Board of Directors, the chief executive officer or the president. Nothing contained in this Section 6(b) shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

(c) Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors, or any committee thereof that has been formally delegated authority to nominate such persons or propose such business pursuant to a resolution adopted by a majority of the total number of authorized directors; or (ii) by any stockholder of the corporation who (A) is a stockholder of record at the time of giving the stockholder’s notice contemplated by this Section 6(c), (B) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the special meeting, (C) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the special meeting, (D) is a stockholder of record at the time of the special meeting, and (E) complies with the notice procedures set forth in this Section 6. For nominations to be properly brought by a stockholder before a special meeting pursuant to this Section 6(c), the stockholder’s notice must be received by the Secretary at the principal executive offices of the corporation no earlier than 8:00 a.m., Mountain Time, on the 120th day prior to the day of the special meeting and no later than 5:00 p.m., Mountain Time, on the 10th day following the day on which public announcement of the date of the special meeting was first made. In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above. A stockholder’s notice to the Secretary pursuant to this Section 6(c) must comply with the applicable notice requirements of Sections 5(b)(i), 5(b)(iv) and 5(c) of these Bylaws and the other applicable provisions of Section 5 of these Bylaws, with references therein to “annual meeting” deemed to mean “special meeting” for the purposes of this final sentence of this Section 6(c).

(d) Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors to be considered pursuant to Section 6(c) of these Bylaws.

Section 7. Notice of Meetings. Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the applicable record date, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. If sent via electronic transmission, notice is deemed given as of the sending time recorded at the time of transmission. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 8. Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote as of the applicable record date shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the Certificate of Incorporation or these Bylaws, a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of the voting power of the shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.

Section 9. Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time, whether or not quorum is present, either by the chairman of the meeting or by the vote of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting. When a meeting is adjourned (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication) to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting given in accordance with Section 222(a) of the DGCL. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the DGCL and Section 39 of these Bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 10. Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 12 of these Bylaws, shall be entitled to vote at any meeting of stockholders. Each stockholder entitled to vote at a meeting of stockholders, or such stockholder’s authorized officer, director, employee or agent, may authorize another person or persons to act for such stockholder by proxy authorized by a document or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The authorization of a person to act as a proxy may be documented, signed and delivered in accordance with Section 116 of the DGCL; provided that such authorization shall set forth, or be delivered with information enabling the corporation to determine, the identity of the stockholder granting such authorization. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.

Section 11. Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the effect provided for in Section 217(b) of the DGCL.

Section 12. List of Stockholders. The corporation shall prepare, no later than the tenth day before each meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. The corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation.

Section 13. Action Without Meeting. Subject to the rights of holders of any preferred stock of the corporation, no action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with these Bylaws, and no action shall be taken by the stockholders by written consent or electronic transmission.

Section 14. Organization.

(a) At every meeting of stockholders, unless the Board of Directors has selected a different person to serve as chairman of the meeting, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the President, or, if the President is absent, if applicable, the Lead Independent Director (as defined below), or, if the Lead Independent Director is absent, a chairman of the meeting chosen by a majority in interest of the stockholders entitled to vote at such meeting, present in person or by proxy, shall act as chairman. The Secretary, or, in his or her absence, an Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.

(b) The Board of Directors shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

ARTICLE IV

DIRECTORS

Section 15. Number and Term of Office. The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Incorporation. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.

Section 16. Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by the DGCL or by the Certificate of Incorporation.

Section 17. Classes of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the initial classification of the Board of Directors, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this Section 17, each director shall serve until the end of his or her term, or until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 18. Vacancies. Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred or until such director’s successor shall have been elected and qualified or such director’s earlier death, removal or resignation.

Section 19. Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the corporation, and such resignation may specify whether it will be effective at a particular time or date or an effective time or date determined upon the happening of an event or events. If no such specification is made, it shall be deemed effective at the time of delivery to the corporation. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his successor shall have been duly elected and qualified.

Section 20. Removal.

(a) Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances, neither the Board of Directors nor any individual director may be removed without cause.

(b) Subject to any limitation imposed by law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors, voting together as a single class.

Section 21. Meetings.

(a) Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic transmission. No further notice shall be required for regular meetings of the Board of Directors.

(b) Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairman of the Board, the Chief Executive Officer or a majority of the Whole Board; provided that the person(s) authorized to call a special meeting of the Board of Directors may authorize another person or persons to send notice of such meeting.

(c) Meetings by Electronic Communications Equipment. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any member of the Board of Directors, or of any committee thereof, may participate in a meeting of the Board of Directors or of any committee or subcommittee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d) Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission, during normal business hours, at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, charges prepaid, at least three days before the date of the meeting. Notice of any meeting may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(e) Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee or subcommittee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 22. Quorum and Voting.

(a) Unless the Certificate of Incorporation requires a greater number, and except with respect to questions related to indemnification arising under Section 44 of these Bylaws for which a quorum shall be one-third of the Whole Board, a quorum of the Board of Directors shall consist of a majority of the Whole Board; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

(b) At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

Section 23. Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, (i) any action required or permitted to be taken at any meeting of the Board of Directors or of any committee or subcommittee thereof may be taken without a meeting, if all members of the Board of Directors or committee or subcommittee, as the case may be, consent thereto in writing or by electronic transmission and (ii) a consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this Section 23 at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective. After an action is taken, such writing or writings or transmission or transmissions shall be filed with the minutes of proceedings of the Board of Directors or such committee or subcommittee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 24. Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee or subcommittee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 25. Committees.

(a) Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.

(b) Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

(c) Subcommittees. Unless otherwise provided in the Certificate of Incorporation, these Bylaws or the resolutions of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

(d) Term. The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of subsections (a) or (b) of this Section 25, may at any time increase or decrease the number of members of a committee or subcommittee or terminate the existence of a committee or subcommittee. The membership of a committee or subcommittee member shall terminate on the date of his death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee or subcommittee member and the Board of Directors may fill any committee or subcommittee vacancy created by death, resignation, removal or increase in the number of members of the committee or subcommittee. The Board of Directors may designate one or more directors as alternate members of any committee or subcommittee, who may replace any absent or disqualified member at any meeting of the committee or subcommittee, and, in addition, in the absence or disqualification of any member of a committee or subcommittee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(e) Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee or subcommittee appointed pursuant to this Section 25 shall be held at such times and places as are determined by the Board of Directors, or by any such committee or subcommittee, and when notice thereof has been given to each member of such committee or subcommittee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee or subcommittee may be held at any place which has been determined from time to time by such committee or subcommittee, and may be called by any director who is a member of such committee or subcommittee, upon notice to the members of such committee or subcommittee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of special meetings of committees and subcommittees shall also be given to all alternate members who shall have the right to attend all meetings of the committee or subcommittee. Notice of any special meeting of any committee or subcommittee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee or subcommittee, a majority of the authorized number of members of any such committee or subcommittee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee or subcommittee. The Board of Directors or a committee or subcommittee may also adopt other rules for the government of any committee or subcommittee.

Section 26. Duties of Chairman of the Board of Directors. Unless otherwise provided by resolution of the Board of Directors, the Chairman of the Board of Directors, when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairman of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

Section 27. Lead Independent Director. The Chairman of the Board of Directors, or if the Chairman is not an independent director, one of the independent directors, may be designated by the Board of Directors as lead independent director (“Lead Independent Director”) to serve until replaced by the Board of Directors. The Lead Independent Director will: with the Chairman of the Board of Directors, establish the agenda for regular Board meetings and serve as chairman of Board of Directors meetings in the absence of the Chairman of the Board of Directors; establish the agenda for meetings of the independent directors; coordinate with the committee chairs regarding meeting agendas and informational requirements; preside over meetings of the independent directors; preside over any portions of meetings of the Board of Directors at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; preside over any portions of meetings of the Board of Directors at which the performance of the Board of Directors is presented or discussed; and perform such other duties as may be established or delegated by the Chairman of the Board of Directors.

Section 28. Organization. At every meeting of the directors, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the Lead Independent Director, or if the Lead Independent Director is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairman of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his absence, any Assistant Secretary or other officer or director directed to do so by the Chairman, shall act as secretary of the meeting.

ARTICLE V

OFFICERS

Section 29. Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint, or empower any officer to appoint, one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of designation may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of designation.

Section 30. Tenure and Duties of Officers.

(a) General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of designation. Each officer of the corporation shall have such authority and perform such duties in the management of the business of the corporation as may be designated from time to time by these Bylaws or by the Board of Directors or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of designation and, to the extent not so provided, as generally pertain to such office, subject to the control of the Board of Directors.

(b) Duties of Chief Executive Officer. Unless otherwise provided by resolution of the Board of Directors, the Chief Executive Officer shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors or the Lead Independent Director has been appointed and is present. Unless an officer has been appointed Chief Executive Officer of the corporation, the President shall be the Chief Executive Officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(c) Duties of President. Unless otherwise provided by resolution of the Board of Directors, the President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors, the Lead Independent Director, or the Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the Chief Executive Officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(d) Duties of Vice Presidents. The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.

(e) Duties of Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(f) Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The President may direct the Treasurer, if any, or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(g) Duties of Treasurer. Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation and shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President, and, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

Section 31. Delegation of Authority. The Board of Directors or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of delegation, may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 32. Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the corporation. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time (including a time determined by the happening of a future event) is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 33. Removal. Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any duly authorized committee of the Board of Directors or by the Chief Executive Officer or by other officers upon whom such power of removal may have been conferred by the Board of Directors.

ARTICLE VI

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES OWNED BY THE CORPORATION

Section 34. Execution of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation.

Section 35. Voting of Securities Owned by the Corporation. The Chairman of the Board of Directors, the Chief Executive Officer, the President, any Vice President, the Treasurer, the Secretary or Assistant Secretary of the corporation or any other person authorized by the Board of Directors or the Chief Executive Officer, the President or a Vice President, is authorized to vote, represent and exercise on behalf of the corporation all rights incident to any and all shares or other securities of, or interests in, or issued by, any other entity or entities, and all rights incident to any management authority conferred on the corporation in accordance with the governing documents of any entity or entities, standing in the name of the corporation, including the right to act by written consent. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

ARTICLE VII

SHARES OF STOCK

Section 36. Form and Execution of Certificates. The shares of the corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Certificates for the shares of stock of the corporation, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Unless otherwise provided by resolution of the Board of Directors, every holder of stock represented by certificate in the corporation shall be entitled to have a certificate signed by or in the name of the corporation by any two officers of the corporation, certifying the number of shares owned by him in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 37. Lost Certificates. Except as provided in this Section 37, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the corporation and cancelled at the same time. Notwithstanding the foregoing, a new certificate or certificates or uncertificated shares shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates or uncertificated shares, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate or certificates alleged to have been lost, stolen, or destroyed.

Section 38. Transfers.

(a) Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b) The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes or series owned by such stockholders in any manner not prohibited by the DGCL.

Section 39. Fixing Record Dates.

(a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this Section 39(a) at the adjourned meeting.

(b) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 40. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and notices and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VIII

DIVIDENDS

Section 41. Declaration of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 42. Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for any other proper purpose, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE IX

FISCAL YEAR

Section 43. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

ARTICLE X

INDEMNIFICATION

Section 44. Indemnification of Directors, Officers, Employees and Other Agents.

(a) Directors and Officers. The corporation shall indemnify its directors and officers to the extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding (or part thereof) was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d). To the extent that a present or former director or officer (for purposes of this Section 44(a) only, as such term is defined in Section 145(c)(1) of the DGCL) of the corporation has been successful on the merits or otherwise in defense of any proceeding described in this Section 44, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The corporation may indemnify any other person who is not a present or former director or officer of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any proceeding described in this Section 44(a), or in defense of any claim, issue or matter therein.

(b) Employees and Other Agents. The corporation shall have power to indemnify its employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate to any person or persons identified in subsections (1) through (4) of Section 145(d) of the DGCL the determination of whether indemnification shall be given to any such person (except for officers) or other persons as the Board of Directors shall determine.

(c) Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation, or while serving as a director or officer of the corporation is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding; provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 44 or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this Section 44, no advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

(d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Section 44 shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or officer. Any right to indemnification or advances granted by this Section 44 to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within 90 days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the director or officer has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 44 or otherwise shall be on the corporation.

(e) Limitation on Indemnification. Subject to the requirements in Section 44(a) of these Bylaws and the DGCL, the corporation shall not be obligated to indemnify any person pursuant to this Article X in connection with any proceeding (or any part of any proceeding):

(i) for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(ii) for an accounting or disgorgement of profits pursuant to Section 16(b) of the 1934 Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(iii) for any reimbursement of the corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the corporation, in either case as required under any claw-back or compensation recovery policy adopted by the corporation, applicable securities exchange and association listing requirements, including, without limitation, those adopted in accordance with Rule 10D-1 under the 1934 Act and/or the 1934 Act (including, without limitation, any such reimbursements that arise from an accounting restatement of the corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements); or

(iv) if prohibited by applicable law.

(f) Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

(g) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director or officer, or, if applicable, employee or other agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

(h) Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 44.

(i) Amendments. Any repeal or modification of this Section 44 shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

(j) Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Section 44 that shall not have been invalidated, or by any other applicable law. If this Section 44 shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and officer to the full extent under any other applicable law.

(k) Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

(i) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(ii) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(iii) The term the “corporation” shall include, in addition to the resulting entity, any constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent entity, or is or was serving at the request of such constituent entity as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 44 with respect to the resulting or surviving entity as he would have with respect to such constituent entity if its separate existence had continued.

(iv) References to a “director,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(v) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Section 44.

ARTICLE XI

NOTICES

Section 45. Notices.

(a) Notice to Stockholders. Written notice to stockholders of stockholder meetings shall be given as provided in Section 7 of these Bylaws. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, written notice to stockholders for purposes other than stockholder meetings shall be given in the manner set forth in the DGCL.

(b) Notice to Directors. Any notice required to be given to any director may be given by the method stated in subsection (a), as otherwise provided in these Bylaws, or by overnight delivery service, facsimile, telex or telegram, except that such notice other than one which is delivered personally shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

(c) Affidavit of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d) Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e) Notice to Person With Whom Communication is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f) Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within 60 days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation. This Section 45(f) shall not apply to Sections 164, 296, 311, 312 or 324 of the DGCL.

(g) Waiver. Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or the Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

ARTICLE XII

AMENDMENTS

Section 46. Amendments. Subject to the limitations set forth in Section 44(i) of these Bylaws or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation; provided, however, that a bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the Board of Directors. Any adoption, amendment or repeal of the Bylaws of the corporation by the Board of Directors shall require the approval of a majority of the Whole Board. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XIII

LOANS TO OFFICERS OR EMPLOYEES

Section 47. Loans to Officers or Employees. Except as otherwise prohibited by applicable law, the corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

ARTICLE XIV

MISCELLANEOUS

Section 48. Forum.

(a) Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative claim or cause of action brought on behalf of the corporation; (ii) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the corporation, to the corporation or the corporation’s stockholders; (iii) any claim or cause of action against the corporation or any current or former director, officer or other employee of the corporation, arising out of or pursuant to any provision of the DGCL, the Certificate of Incorporation or these Bylaws of the corporation (as each may be amended from time to time); (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws of the corporation (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against the corporation or any current or former director, officer or other employee of the corporation, governed by the internal-affairs doctrine or otherwise related to the corporation’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section 48 of Article XIV shall not apply to claims or causes of action brought to enforce a duty or liability created by the 1933 Act, the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

(b) Unless the corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the corporation, its officers and directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

(c) Any person or entity holding, owning or otherwise acquiring any interest in any security of the corporation shall be deemed to have notice of and consented to the provisions of these Bylaws.

Section 49. Construction. Definitions. Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes a corporation, partnership, limited liability company, joint venture, trust or other enterprise, and a natural person. Any reference in these Bylaws to a section of the DGCL shall be deemed to refer to such section as amended from time to time and any successor provisions thereto.

Section 50. Severability. Any determination that any provision of these Bylaws is for any reason illegal, ineffective, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from these Bylaws, and such illegal, ineffective, unenforceable or void provision of these Bylaws shall be replaced with a legal, effective, enforceable and valid provision that most accurately reflects the corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, ineffective, unenforceable or void provision and shall not affect or invalidate any other provision of these Bylaws. In the event the court declines to replace such illegal, ineffective, unenforceable or void provision of these Bylaws, these Bylaws should be construed to give effect to all remaining terms. The balance of these Bylaws shall be enforceable in accordance with its terms.

Exhibit C

FORM OF PARENT SUPPORT AGREEMENT

RENEO PHARMACEUTICALS, INC.

PARENT SUPPORT AGREEMENT

THIS PARENT SUPPORT AGREEMENT (this “Agreement”), dated as of [•], 2024 is made by and among Reneo Pharmaceuticals, Inc., a Delaware corporation (“Parent”), OnKure, Inc., a Delaware corporation (the “Company”), and the undersigned holder (the “Stockholder”) of shares of capital stock (the “Shares”) of Parent.

WHEREAS, Parent, Radiate Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub I”), Radiate Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub II”) and the Company, have entered into an Agreement and Plan of Merger, dated of even date herewith (the “Merger Agreement”), providing for the merger of Merger Sub I with and into the Company (the “First Merger”) with the Company surviving as a wholly-owned subsidiary of Parent and as part of the same overall transaction, the merger of the surviving corporation of the First Merger with and into Merger Sub II (together with the First Merger, the “Mergers”) with Merger Sub II surviving as a wholly-owned subsidiary of Parent;

WHEREAS, as of the date hereof, the Stockholder beneficially owns and has sole or shared voting power with respect to the number, class and series of Shares, and holds Parent Options and Parent RSUs to acquire the number, class and series of Shares, indicated on Schedule 1 attached hereto;

WHEREAS, as an inducement and a condition to the willingness of the Company to enter into the Merger Agreement, the Stockholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, the Company’s entering into the Merger Agreement, the Stockholder, Parent and the Company agree as follows:

1. Agreement to Vote Shares. The Stockholder agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting of the stockholders of Parent or any adjournment or postponement thereof, the Stockholder shall:

(a) appear at such meeting or otherwise cause the Shares and any New Shares (as defined in Section 3 below) to be counted as present thereat for purposes of calculating a quorum; and

(b) from and after the date hereof until the Expiration Date, vote (or cause to be voted) all of the Shares and any New Shares (as such term is defined below) that Stockholder shall be entitled to so vote (the “Covered Shares”): (i) in favor of (A) all of the Parent Stockholder Proposals, (B) any matter that could reasonably be expected to facilitate the Mergers, the Concurrent PIPE Investment and the Transactions, and (C) against any Acquisition Proposals for the Parent, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to impeded, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Mergers, the Concurrent PIPE Investment or the Transactions; and (ii) to approve any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the adoption of the Merger Agreement on the date on which such meeting is held.

Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing. For the avoidance of doubt, the Stockholder and its controlled Affiliates shall retain at all times the right to vote, respectively, the Covered Shares held by it or them in its and their sole discretion and without any limitation on any matter other than those set forth in this Section 1 that is at any time or from time to time presented for consideration to the Parent’s stockholders.

2. Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the First Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Article IX thereof or otherwise, (c) the mutual written agreement of the parties to terminate this Agreement, or (d) any amendment or change to the Merger Agreement that is effected without the Stockholder’s written consent in a manner adverse to the stockholders of the Parent.

3. Additional Acquisitions. The Stockholder agrees that any shares of capital stock or other equity securities of Parent that the Stockholder acquires or with respect to which the Stockholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any Parent Options, the vesting of Parent RSUs, or otherwise, including by gift, succession, in the event of a stock split or as a dividend or distribution of any Shares (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.

4. Agreement to Retain Shares. From and after the date hereof until the date the Parent receives the Required Parent Stockholder Approval, the Stockholder shall not, directly or indirectly, (a) create or allow to exist any Lien, other than Permitted Encumbrances (as such term is defined below), on the Covered Shares, (b) sell, assign (directly or indirectly), transfer, tender, pledge, exchange, gift, grant, or place in trust or otherwise dispose of, or offer to do any of the foregoing (each, a “Transfer”) any right, title, or interest (including any right or power to vote to which the holder thereof may be entitled) to any Covered Shares, (c) deposit any Covered Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Covered Shares or grant any power of attorney with respect thereto (other than this Agreement), (d) enter into any Contract, option, commitment or other arrangement or understanding with respect to the direct or indirect Transfer of any right, title, or interest (including any right or power to vote to which the holder thereof may be entitled) to any Covered Shares, or (e) take any action that would make any representation or warranty of the Stockholder contained herein materially untrue or incorrect or have the effect of restricting the Stockholder’s legal power, authority and right to vote all of the Covered Shares or would otherwise prevent or disable the Stockholder from performing any of the Stockholder’s obligations under this Agreement. Notwithstanding the foregoing, the Stockholder may make (1) Transfers by will or by operation of Law (including pursuant to a qualified domestic relations order or in connection with a divorce settlement), or other Transfers for estate-planning purposes, (2) with respect to the Stockholder’s Parent Options (and any Shares underlying such Parent Options) that expire on or prior to the Expiration Date, Transfers of Shares to Parent (or effecting a “net exercise” of a Parent Option) as payment for the (i) exercise price of the Stockholder’s Parent Options and (ii) taxes applicable to the exercise of the Stockholder’s Parent Options, (3) with respect to the Stockholder’s Parent RSUs, (i) transfers for the net settlement of the Stockholder’s Parent RSUs settled in Shares (to pay tax withholding obligations) or (ii) transfers for receipt upon settlement of the Stockholder’s Parent RSUs, and the sale of a sufficient number of such Shares acquired upon settlement of such securities as would generate sales proceeds sufficient to pay the aggregate taxes payable by the Stockholder as a result of such settlement, (4) if Stockholder is an entity, partnership or limited liability company, a Transfer to one or more equityholders, partners or members of Stockholder or to an affiliated person, corporation, trust or other entity controlling or under common control with Stockholder, including to any investment fund or other entity controlled or managed by the Stockholder or by the investment advisor of the Stockholder, or if Stockholder is a trust, a transfer to a beneficiary, provided that in each such case the applicable transferee has signed this Agreement, (5) Transfers of Covered Shares acquired in the Concurrent PIPE Financing, and (6) Transfers to which the Company may otherwise agree in writing in its sole discretion. If any voluntary or involuntary Transfer of any Shares covered hereby shall occur (including a Transfer permitted by Section 4(1) or Section 4(4), sale by a Stockholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect, and as a condition of receipt if such Transfer or sale, the transferee shall sign a written acknowledgement of such applicability or a joinder hereto.

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5. Representations and Warranties of Stockholder. The Stockholder hereby represents and warrants to Parent and the Company as follows:

(a) If the Stockholder is an entity: (i) the Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted, (ii) the Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (iii) the execution and delivery of this Agreement, performance of the Stockholder’s obligations hereunder and the consummation of the transactions contemplated hereby by the Stockholder have been duly authorized by all necessary action on the part of the Stockholder and no other proceedings on the part of the Stockholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. If the Stockholder is an individual, the Stockholder has the legal capacity to execute and deliver this Agreement, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby;

(b) this Agreement has been duly executed and delivered by or on behalf of the Stockholder and, assuming this Agreement constitutes a valid and binding agreement of the Company and Parent, constitutes a valid and binding agreement with respect to the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

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(c) the Stockholder is the record or beneficial owner of the number of Shares indicated opposite the Stockholder’s name on Schedule 1, and owns such shares, and will own any New Shares, free and clear of any Liens, other than any Liens that may exist pursuant to (i) this Agreement, (ii) applicable restrictions on transfer under the Securities Act, (iii) any risk of forfeiture with respect to any Shares or rights to acquire shares granted to the Stockholder under an employee benefit plan of Parent, (iii) as provided in Parent’s Certificate of Incorporation or Parent’s Bylaws (the foregoing, (i) – (iii), each being referred to as a “Permitted Encumbrance”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Covered Shares and none of the Covered Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Covered Shares, except as contemplated by this Agreement, the arrangements referenced in the Merger Agreement, and customary arrangements with the Stockholder’s prime broker and/or custodian;

(d) the execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of his, her or its obligations hereunder and the compliance by the Stockholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any Covered Shares pursuant to, any Contract to which the Stockholder is a party or by which the Stockholder is bound, or any Law or any injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which the Stockholder is subject or, in the event that the Stockholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of the Stockholder; except for any of the foregoing as would not reasonably be expected to prevent or delay the performance by the Stockholder of his, her or its obligations under this Agreement in any material respect;

(e) the execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder does not and will not, require the Stockholder to obtain any consent, approval, authorization or permit of, or make any filing with or notification to, any Governmental Entity or regulatory authority, except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Stockholder of his, her or its obligations under this Agreement in any material respect;

(f) no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any Contract made by or on behalf of the Stockholder;

(g) as of the date of this Agreement, there is no Action pending or, to the knowledge of the Stockholder, threatened against the Stockholder that would reasonably be expected to prevent or delay the performance by the Stockholder of his, her or its obligations under this Agreement in any material respect; and

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(h) the Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of the Stockholder’s own choosing, and has had an opportunity to review with its own tax advisors the tax consequences of the Mergers and the Transactions.

The Stockholder understands that it must rely solely on its advisors and not on any statements or representations made by Parent, the Company or any of their respective agents or representatives with respect to the tax consequences of the Mergers or the Transactions. The Stockholder understands that the Stockholder (and not Parent, the Company, the Surviving Company or the Surviving Entity) shall be responsible for the Stockholder’s tax liability that may arise as a result of the Mergers or the Transactions. The Stockholder understands and acknowledges that the Company, Parent and each Merger Sub is entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement. For purposes of this Agreement “beneficial ownership” shall be interpreted as defined in Rule 13d-3 under the Exchange Act; provided that for purposes of determining beneficial ownership, a Person shall be deemed to be the beneficial owner of any securities that may be acquired by such Person pursuant to any Contract or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

6. No Legal Actions. The Stockholder will not in its capacity as a stockholder of Parent bring, commence, institute, maintain, prosecute or voluntarily aid any Action which (i) challenges the validity or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by the Stockholder, either alone or together with the other support agreements to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the Parent Board, constitutes a breach of any fiduciary duty of the Parent Board or any member thereof.

7. Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without the need of posting bond and without the necessity of proving actual damages, this being in addition to any other remedy to which they are entitled at Law or in equity.

8. Directors and Officers. This Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of Parent and/or holder of Parent Options or Parent RSUs and not in the Stockholder’s capacity as a director, officer or employee of Parent or any of its Subsidiaries or in the Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Stockholder to attempt to) limit or restrict a director and/or officer of Parent in the exercise of his or her fiduciary duties consistent with the terms of the Merger Agreement as a director and/or officer of Parent or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of Parent or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

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9. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and the Company does not have authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of Parent or exercise any power or authority to direct the Stockholder in the voting of any of the Covered Shares, except as otherwise provided herein.

10. Termination. This Agreement shall terminate and shall have no further force or effect as of the earlier of (a) the Expiration Date, (b) the End Date or (c) the date of any modification, waiver or amendment to the Merger Agreement effected without the Stockholder’s consent that increases the amount, or changes the form, of consideration payable to any of the stockholders of the Company pursuant to the terms of the Merger Agreement as in effect on the date of this Agreement, in each case in a manner that is adverse to Parent Stockholders. Notwithstanding the foregoing, upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, nothing set forth in this Section 10 or elsewhere in this Agreement shall relieve any party from liability for any fraud or for any willful and material breach of this Agreement prior to termination hereof.

11. Further Assurances. The Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Transactions; provided that nothing contained in this Agreement shall require a Stockholder to (a) convert, exercise or exchange any option, warrants or convertible securities in order to obtain any underlying Covered Shares or (b) vote, or execute any consent with respect to, any Covered Shares underlying such options, warrants or convertible securities that have not yet been issued as of the applicable record date for that vote or consent.

12. Disclosure. The Stockholder hereby agrees that Parent and the Company may be required to publish and disclose in the Proxy Statement, any prospectus or any registration statement filed with any regulatory authority in connection with the transactions contemplated by the Merger Agreement and any related documents filed with such regulatory authority and as otherwise required by Law, the Stockholder’s identity and ownership of the Covered Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to the Proxy Statement, prospectus or registration statement or in any other filing made by Parent or the Company as required by Law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the Transactions. In the event of any such required disclosure, Parent or Company shall use commercially reasonable efforts to provide the Stockholder advance written notice of, and an opportunity to review, any such disclosure that identifies the Stockholder. Prior to the Closing, the Stockholder shall not, and shall use its reasonable best efforts to cause its representatives not to, directly or indirectly, make any press release, public announcement or other public communication with respect to this Agreement, the Mergers, the Merger Agreement or the other Transactions without the prior written consent of the Company and Parent, except as may be required by applicable Law (in which circumstance such announcing party shall make reasonable efforts to consult with the Company and Parent to the extent practicable), provided that the foregoing shall not limit or affect any actions taken by the Stockholder (or any affiliated officer or director of the Stockholder) that would be permitted to be taken by the Stockholder, Parent or the Company pursuant to the Merger Agreement; provided, further, that the foregoing shall not effect any actions of Stockholder the prohibition of which would be prohibited under applicable Law and shall not prohibit Stockholder or its Affiliates from making any publicly-available filings required by applicable Law, regulation or legal process.

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13. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery), by facsimile transmission (providing confirmation of transmission) or by electronic transmission (providing confirmation of transmission) to the Company or Parent, as the case may be, in accordance with Section 10.4 of the Merger Agreement and to the Stockholder in accordance with Section 10.4 of the Merger Agreement as if the Stockholder’s name was included therein, but using his, her or its address or email address (providing confirmation of transmission) set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

14. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

15. Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties hereto, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such party without the other party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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16. No Waivers. No waivers of any breach of this Agreement extended by the Company or Parent to the Stockholder shall be construed as a waiver of any rights or remedies of the Company or Parent, as applicable, with respect to any other stockholder of Parent who has executed an agreement substantially in the form of this Agreement with respect to the Covered Shares held or subsequently held by the Stockholder or with respect to any subsequent breach of Stockholder or any other such stockholder of Parent. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party. No waiver of any provision hereof by any party will constitute a waiver by any other party.

17. Applicable Law; Jurisdiction. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. In any Action between any of the parties arising out of or relating to this Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such Action shall be heard and determined exclusively in accordance with clause (a) of this Section 17, (c) waives any objection to laying venue in any such Action in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party or its property, and (e) agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 13 of this Agreement.

18. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any right to trial by jury with respect to any Action, proceeding or counterclaim arising out of or relating to this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

19. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Parent Board has approved, for purposes of any applicable anti-takeover Laws and regulations and any applicable provision of the certificate of incorporation of Parent, this Agreement, the Merger Agreement and the transactions contemplated in the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

20. Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all written prior agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Duly authorized signatures to this Agreement transmitted by electronic mail in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will, so long as no automated or other replies indicating delivery failure or delay are received by the sender, have the same effect as physical delivery of a paper document bearing an original “wet ink” signature.

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21. Amendment. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed on behalf of each party hereto; provided, however, that the rights or obligations of any Stockholder may be waived, amended or otherwise modified in a writing signed by Parent, the Company and the Stockholder.

22. Fees and Expenses. Except as otherwise specifically provided herein, the Merger Agreement or any other agreement contemplated by the Merger Agreement to which a party hereto is a party, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

23. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties. Each of the parties hereby acknowledges, represents and warrants that (a) it has read and fully understood this Agreement and the implications and consequences thereof; (b) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (c) it is fully aware of the legal and binding effect of this Agreement.

24. Definition of Merger Agreement. For purposes of this Agreement, the term “Merger Agreement” will include such agreement as amended or modified as long as such amendments or modifications (a) do not (i) change the form of consideration payable under the Merger Agreement or (ii) change the Exchange Ratios, in the case of (i) and (ii), in a manner materially adverse to the Stockholder, or (b) have been agreed to in writing by the Stockholder.

25. Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

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(d) Except as otherwise indicated, all references in this Agreement to “Sections,” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement, respectively.

(e) The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of Page has Intentionally Been Left Blank]

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EXECUTED as of the date first above written.

[STOCKHOLDER]

Signature:

(Signature Page to Parent Support Agreement)

EXECUTED as of the date first above written.

RENEO PHARMACEUTICALS, INC.

By:
Name:
Title:

(Signature Page to Parent Support Agreement)

EXECUTED as of the date first above written.

ONKURE, INC.

By:
Name:
Title:

(Signature Page to Parent Support Agreement)

SCHEDULE 1

Name, Address and Email Address of Stockholder	Shares of Parent Common Stock	Parent Options	Parent Restricted Stock Unit Awards

Exhibit D

FORM OF COMPANY SUPPORT AGREEMENT

ONKURE, INC.

COMPANY SUPPORT AGREEMENT

THIS COMPANY SUPPORT AGREEMENT (this “Agreement”), dated as of [•], 2024 is made by and among Reneo Pharmaceuticals, Inc., a Delaware corporation (“Parent”), OnKure, Inc., a Delaware corporation (the “Company”), and the undersigned holder (the “Stockholder”) of shares of capital stock (the “Shares”) of the Company.

WHEREAS, Parent, Radiate Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub I”), Radiate Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub II”) and the Company, have entered into an Agreement and Plan of Merger, dated of even date herewith (the “Merger Agreement”), providing for the merger of Merger Sub I with and into the Company (the “First Merger”) with the Company surviving as a wholly-owned subsidiary of Parent and as part of the same overall transaction, the merger of the surviving corporation of the First Merger with and into Merger Sub II (together with the First Merger, the “Mergers”) with Merger Sub II surviving as a wholly-owned subsidiary of Parent;

WHEREAS, as of the date hereof, the Stockholder beneficially owns and has sole or shared voting power with respect to the number, class and series of Shares, and holds Company Options and Company RSUs to acquire the number, class and series of Shares, indicated on Schedule 1 attached hereto;

WHEREAS, as an inducement and a condition to the willingness of Parent to enter into the Merger Agreement, the Stockholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, Parent’s entering into the Merger Agreement, the Stockholder, Parent and the Company agree as follows:

1. Agreement to Vote Shares. The Stockholder agrees that, prior to the Expiration Date (as defined in Section 2 below), the Stockholder shall:

(a) whether at a meeting or by written consent, vote (or cause to be voted) all of the Shares and any New Shares (as such term is defined below) that Stockholder shall be entitled to so vote (the “Covered Shares”), in favor of (i) adopting and approving the Merger Agreement and the Transactions (including the Company Charter Amendment), (ii) any matter that could reasonably be expected to facilitate the Mergers and the Transactions, and (iii) against any Acquisition Proposals for the Company, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to impeded, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Mergers or the Transactions;

(b) in furtherance of subsection (a), promptly following the declaration of effectiveness of the Registration Statement, but in any case within five (5) Business Days thereafter, take any action reasonably necessary to cause the Covered Shares held by the Stockholder to be voted in favor of the adoption and approval of the Merger Agreement and the Transactions (including the Company Charter Amendment), including the execution of the stockholder written consent in substantially the form attached hereto as Exhibit A (with any such modifications as may be reasonably requested by the officers of the Company); and

(c) at any meeting of the stockholders of the Company or any adjournment or postponement thereof, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for purposes of calculating a quorum and at any such meeting, vote (or cause to be voted) all Covered Shares to approve any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the adoption of the Merger Agreement on the date on which such meeting is held.

Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing. For the avoidance of doubt, the Stockholder and its controlled Affiliates shall retain at all times the right to vote, respectively, the Covered Shares held by it or them in its and their sole discretion and without any limitation on any matter other than those set forth in this Section 1 that is at any time or from time to time presented for consideration to the Company’s stockholders.

2. Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the First Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Article IX thereof or otherwise, (c) the mutual written agreement of the parties to terminate this Agreement or (d) any amendment or change to the Merger Agreement that is effected without the Stockholder’s written consent that changes either (i) the form of consideration payable to stockholders of the Company pursuant to the terms of the Merger Agreement, including, without limitation, changes to Section 3.1(a)(ii) of the Merger Agreement or any related defined terms used therein, or (ii) the Exchange Ratios, in each case in a manner adverse to the stockholders of the Company.

3. Additional Acquisitions. The Stockholder agrees that any shares of capital stock or other equity securities of the Company that the Stockholder acquires or with respect to which the Stockholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any Company Options, the vesting of Company RSUs or otherwise, including by gift, succession, in the event of a stock split or as a dividend or distribution of any Shares (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.

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4. Agreement to Retain Shares. From and after the date hereof until the date the Company receives the Company Stockholder Approval, the Stockholder shall not, directly or indirectly, (a) create or allow to exist any Lien, other than Permitted Encumbrances (as such term is defined below), on the Covered Shares, (b) sell, assign (directly or indirectly), transfer, tender, pledge, exchange, gift, grant, or place in trust or otherwise dispose of, or offer to do any of the foregoing (each, a “Transfer”) any right, title, or interest (including any right or power to vote to which the holder thereof may be entitled) to any Covered Shares, (c) deposit any Covered Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Covered Shares or grant any power of attorney with respect thereto (other than this Agreement), (d) enter into any Contract, option, commitment or other arrangement or understanding with respect to the direct or indirect Transfer of any right, title, or interest (including any right or power to vote to which the holder thereof may be entitled) to any Covered Shares, or (e) take any action that would make any representation or warranty of the Stockholder contained herein materially untrue or incorrect or have the effect of restricting the Stockholder’s legal power, authority and right to vote all of the Covered Shares or would otherwise prevent or disable the Stockholder from performing any of the Stockholder’s obligations under this Agreement. Notwithstanding the foregoing, the Stockholder may make (1) Transfers by will or by operation of Law (including pursuant to a qualified domestic relations order or in connection with a divorce settlement), or other Transfers for estate-planning purposes, (2) with respect to the Stockholder’s Company Options (and any Shares underlying such Company Options) that expire on or prior to the Expiration Date, Transfers of Shares to the Company (or effecting a “net exercise” of a Company Option) as payment for the (i) exercise price of the Stockholder’s Company Options and (ii) taxes applicable to the exercise of the Stockholder’s Company Options, (3) with respect to the Stockholder’s Company RSUs, transfers for the net settlement of the Stockholder’s Company RSUs settled in Shares (to pay tax withholding obligations), (4) if Stockholder is an entity, partnership or limited liability company, a Transfer to one or more equityholders, partners or members of Stockholder or to an affiliated person, corporation, trust or other entity controlling or under common control with Stockholder, including to any investment fund or other entity controlled or managed by the Stockholder or by the investment advisor of the Stockholder, or if Stockholder is a trust, a transfer to a beneficiary, provided that in each such case the applicable transferee has signed this Agreement, (5) Transfers of Covered Shares acquired in the Concurrent PIPE Financing, and (6) Transfers to which the Company may otherwise agree in writing in its sole discretion. If any voluntary or involuntary Transfer of any Shares covered hereby shall occur (including a Transfer permitted by Section 4(1) or Section 4(4), sale by a Stockholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect, and as a condition of receipt if such Transfer or sale, the transferee shall sign a written acknowledgement of such applicability or a joinder hereto.

5. Representations and Warranties of Stockholder. The Stockholder hereby represents and warrants to Parent and the Company as follows:

(a) If the Stockholder is an entity: (i) the Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted, (ii) the Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (iii) the execution and delivery of this Agreement, performance of the Stockholder’s obligations hereunder and the consummation of the transactions contemplated hereby by the Stockholder have been duly authorized by all necessary action on the part of the Stockholder and no other proceedings on the part of the Stockholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. If the Stockholder is an individual, the Stockholder has the legal capacity to execute and deliver this Agreement, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby;

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(b) this Agreement has been duly executed and delivered by or on behalf of the Stockholder and, assuming this Agreement constitutes a valid and binding agreement of the Company and Parent, constitutes a valid and binding agreement with respect to the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;

(c) the Stockholder is the record or beneficial owner of the number of Shares indicated opposite the Stockholder’s name on Schedule 1, and owns such shares, and will own any New Shares, free and clear of any Liens, other than any Liens that may exist pursuant to (i) this Agreement, (ii) applicable restrictions on transfer under the Securities Act, (iii) any risk of forfeiture with respect to any shares of Company Common Stock granted to the Stockholder under an employee benefit plan of the Company, (iv) as provided in the Company Charter and Company Bylaws and (v) restrictions imposed by the Company’s Amended and Restated Voting Agreement, dated March 24, 2023 (the “Voting Agreement”), the Company’s Amended and Restated Rights of First Refusal and Co-Sale Agreement, dated March 24, 2023 (the “ROFR”), the Stockholders’ Agreement, dated March 24, 2023 (the “Stockholders’ Agreement”) and the Amended and Restated Investors’ Right Agreement, dated March 24, 2023 (together with the Voting Agreement, the ROFR and the Stockholders’ Agreement, the “Shareholder Agreements”) (the foregoing, (i) – (v), each being referred to as a “Permitted Encumbrance”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Covered Shares, and none of the Covered Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Covered Shares, except as contemplated by this Agreement, the Shareholder Agreements, the arrangements referenced in the Merger Agreement, and customary arrangements with the Stockholder’s prime broker and/or custodian;

(d) the execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of his, her or its obligations hereunder and the compliance by the Stockholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any Covered Shares pursuant to, any Contract to which the Stockholder is a party or by which the Stockholder is bound, or any Law or any injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which the Stockholder is subject or, in the event that the Stockholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of the Stockholder; except for any of the foregoing as would not reasonably be expected to prevent or delay the performance by the Stockholder of his, her or its obligations under this Agreement in any material respect;

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(e) the execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder does not and will not, require the Stockholder to obtain any consent, approval, authorization or permit of, or make any filing with or notification to, any Governmental Entity or regulatory authority, except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Stockholder of his, her or its obligations under this Agreement in any material respect;

(f) no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any Contract made by or on behalf of the Stockholder;

(g) as of the date of this Agreement, there is no Action pending or, to the knowledge of the Stockholder, threatened against the Stockholder that would reasonably be expected to prevent or delay the performance by the Stockholder of his, her or its obligations under this Agreement in any material respect; and

(h) the Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of the Stockholder’s own choosing, and has had an opportunity to review with its own tax advisors the tax consequences of the Mergers and the Transactions. The Stockholder understands that it must rely solely on its advisors and not on any statements or representations made by Parent, the Company or any of their respective agents or representatives with respect to the tax consequences of the Mergers or the Transactions. The Stockholder understands that the Stockholder (and not Parent, the Company, the Surviving Company or the Surviving Entity) shall be responsible for the Stockholder’s tax liability that may arise as a result of the Mergers or the Transactions. The Stockholder understands and acknowledges that the Company, Parent and each Merger Sub is entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

For purposes of this Agreement “beneficial ownership” shall be interpreted as defined in Rule 13d-3 under the Exchange Act; provided that for purposes of determining beneficial ownership, a Person shall be deemed to be the beneficial owner of any securities that may be acquired by such Person pursuant to any Contract or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

6. Waiver of Appraisal and Dissenters’ Rights. The Stockholder hereby waives, and agrees not to assert or seek to perfect, any rights of appraisal or rights to dissent from the Mergers that the Stockholder may have by virtue of ownership of the Covered Shares (including all rights under Section 262 of the DGCL).

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7. No Legal Actions. The Stockholder will not in its capacity as a stockholder of the Company bring, commence, institute, maintain, prosecute or voluntarily aid any Action which (i) challenges the validity or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by the Stockholder, either alone or together with the other support agreements to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the Company Board, constitutes a breach of any fiduciary duty of the Company Board or any member thereof.

8. Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without the need of posting bond and without the necessity of proving actual damages, this being in addition to any other remedy to which they are entitled at Law or in equity.

9. Directors and Officers. This Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of the Company and/or holder of Company Options or Company RSUs and not in the Stockholder’s capacity as a director, officer or employee of the Company or in the Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Stockholder to attempt to) limit or restrict a director and/or officer of the Company in the exercise of his or her fiduciary duties consistent with the terms of the Merger Agreement as a director and/or officer of the Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

10. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and Parent does not have authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Covered Shares, except as otherwise provided herein.

11. Termination. This Agreement shall terminate and shall have no further force or effect as of the earlier of (a) the Expiration Date, (b) the End Date, or (c) the date of any modification, waiver or amendment to the Merger Agreement effected without the Stockholder’s consent that decreases the amount, or changes the form, of consideration payable to all of the stockholders of the Company pursuant to the terms of the Merger Agreement as in effect on the date of this Agreement. Notwithstanding the foregoing, upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, nothing set forth in this Section 11 or elsewhere in this Agreement shall relieve any party from liability for any fraud or for any willful and material breach of this Agreement prior to termination hereof.

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12. Further Assurances. The Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Transactions; provided that nothing contained in this Agreement shall require a Stockholder to (a) convert, exercise or exchange any option, warrants or convertible securities in order to obtain any underlying Covered Shares or (b) vote, or execute any consent with respect to, any Covered Shares underlying such options, warrants or convertible securities that have not yet been issued as of the applicable record date for that vote or consent.

13. Disclosure. The Stockholder hereby agrees that Parent and the Company may be required to publish and disclose in the Proxy Statement, any prospectus or any registration statement filed with any regulatory authority in connection with the transactions contemplated by the Merger Agreement and any related documents filed with such regulatory authority and as otherwise required by Law, the Stockholder’s identity and ownership of the Covered Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to the Proxy Statement, prospectus or registration statement or in any other filing made by Parent or the Company as required by Law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the Transactions. In the event of any such required disclosure, Parent or Company shall use commercially reasonable efforts to provide the Stockholder advance written notice of, and an opportunity to review, any such disclosure that identifies the Stockholder. Prior to the Closing, the Stockholder shall not, and shall use its reasonable best efforts to cause its representatives not to, directly or indirectly, make any press release, public announcement or other public communication with respect to this Agreement, the Mergers, the Merger Agreement or the other Transactions without the prior written consent of the Company and Parent, except as may be required by applicable Law (in which circumstance such announcing party shall make reasonable efforts to consult with the Company and Parent to the extent practicable), provided that the foregoing shall not limit or affect any actions taken by the Stockholder (or any affiliated officer or director of the Stockholder) that would be permitted to be taken by the Stockholder, Parent or the Company pursuant to the Merger Agreement; provided, further, that the foregoing shall not effect any actions of Stockholder the prohibition of which would be prohibited under applicable Law and shall not prohibit Stockholder or its Affiliates from making any publicly-available filings required by applicable Law, regulation or legal process.

14. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery), by facsimile transmission (providing confirmation of transmission) or by electronic transmission (providing confirmation of transmission) to the Company or Parent, as the case may be, in accordance with Section 10.4 of the Merger Agreement and to the Stockholder in accordance with Section 10.4 of the Merger Agreement as if the Stockholder’s name was included therein, but using his, her or its address or email address (providing confirmation of transmission) set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

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15. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

16. Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties hereto, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such party without the other party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

17. No Waivers. No waivers of any breach of this Agreement extended by the Company or Parent to the Stockholder shall be construed as a waiver of any rights or remedies of the Company or Parent, as applicable, with respect to any other stockholder of the Company who has executed an agreement substantially in the form of this Agreement with respect to the Covered Shares held or subsequently held by the Stockholder or with respect to any subsequent breach of Stockholder or any other such stockholder of the Company. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party. No waiver of any provision hereof by any party will constitute a waiver by any other party.

18. Applicable Law; Jurisdiction. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. In any Action between any of the parties arising out of or relating to this Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such Action shall be heard and determined exclusively in accordance with clause (a) of this Section 18, (c) waives any objection to laying venue in any such Action in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party or its property, and (e) agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 14 of this Agreement.

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19. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any right to trial by jury with respect to any Action, proceeding or counterclaim arising out of or relating to this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

20. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Company Board has approved, for purposes of any applicable anti-takeover Laws and regulations and any applicable provision of the certificate of incorporation of the Company, this Agreement, the Merger Agreement and the transactions contemplated in the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

21. Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all written prior agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Duly authorized signatures to this Agreement transmitted by electronic mail in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will, so long as no automated or other replies indicating delivery failure or delay are received by the sender, have the same effect as physical delivery of a paper document bearing an original “wet ink” signature.

22. Amendment. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed on behalf of each party hereto; provided, however, that the rights or obligations of any Stockholder may be waived, amended or otherwise modified in a writing signed by Parent, the Company and the Stockholder.

23. Fees and Expenses. Except as otherwise specifically provided herein, the Merger Agreement or any other agreement contemplated by the Merger Agreement to which a party hereto is a party, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

24. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties. Each of the parties hereby acknowledges, represents and warrants that (a) it has read and fully understood this Agreement and the implications and consequences thereof; (b) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (c) it is fully aware of the legal and binding effect of this Agreement.

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25. Definition of Merger Agreement. For purposes of this Agreement, the term “Merger Agreement” will include such agreement as amended or modified as long as such amendments or modifications (a) do not (i) change the form of consideration payable under the Merger Agreement or (ii) change the Exchange Ratios, in the case of (i) and (ii), in a manner materially adverse to the Stockholder, or (b) have been agreed to in writing by the Stockholder.

26. Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement, respectively.

(e) The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of Page has Intentionally Been Left Blank]

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EXECUTED as of the date first above written.

[STOCKHOLDER]

Signature:

Signature Page to Company Support Agreement

EXECUTED as of the date first above written.

RENEO PHARMACEUTICALS, INC.

By:
Name:
Title:

Signature Page to Company Support Agreement

EXECUTED as of the date first above written.

ONKURE, INC.

By:
Name:
Title:

Signature Page to Company Support Agreement

SCHEDULE 1

Name, Address and Email Address of Stockholder	Shares of Company Class A Common Stock	Shares of Company Series C Preferred Stock	Company Options exercisable for Class A Common Stock	Company RSUs with respect to Company Series C Preferred Stock

Exhibit E

FORM OF LOCK-UP AGREEMENT

LOCK-UP AGREEMENT

[•], 2024

Reneo Pharmaceuticals, Inc.

18575 Jamboree Road

Suite 275-S

Irvine, CA 92612

Ladies and Gentlemen:

The undersigned signatory of this lock-up agreement (this “Lock-Up Agreement”) understands that Reneo Pharmaceuticals, Inc., a Delaware corporation (“Parent”), has entered into an Agreement and Plan of Merger, dated as of May 10, 2024 (as the same may be amended from time to time, the “Merger Agreement”) with Radiate Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub I”), Radiate Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub II”) and OnKure, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Lock-Up Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

As a condition and inducement to each of the parties to enter into the Merger Agreement and to consummate the Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby irrevocably agrees that, subject to the exceptions set forth herein, the undersigned will not, during the period commencing upon the Closing and ending on the date that is 180 days after the Closing Date (the “Restricted Period”):

(i)

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Parent Common Stock or any securities convertible into or exercisable or exchangeable for shares of Parent Common Stock (including (a) Parent Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC, (b) securities of Parent which may be issued upon exercise or vesting, as applicable, of a stock option or warrant or settlement of a restricted stock unit and (c) Parent Common Stock or such other securities to be issued to the undersigned in connection with the Mergers, in each case, that are currently or hereafter owned of record or beneficially (including holding as a custodian)) held by the undersigned (collectively, the “Undersigned’s Shares”);

(ii)

enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Shares regardless of whether any such transaction described in clause (i) above or this clause (ii) is to be settled by delivery of the Undersigned’s Shares or in cash;

(iii)

make any demand for, or exercise any right with respect to, the registration of the Undersigned’s Shares or any security convertible into or exercisable or exchangeable for the Undersigned’s Shares (other than such rights set forth in the Merger Agreement or Subscription Agreement, including the Registration Rights Agreement attached as an exhibit thereto); or

(iv)	publicly disclose the intention to do any of the foregoing described in clauses (i), (ii) and (iii) above.

The restrictions and obligations contemplated by this Lock-Up Agreement shall not apply to:

(a)	transfers of the Undersigned’s Shares:

(i)

if the undersigned is a natural person, (A) to any person related to the undersigned by blood or adoption who is an immediate family member of the undersigned, or by marriage or domestic partnership (a “Family Member”), or to a trust formed for the benefit of the undersigned or any of the undersigned’s Family Members, (B) to the undersigned’s estate, following the death of the undersigned, by will, intestacy or other operation of Law, (C) by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement, (D) as a bona fide gift or a charitable contribution, as such term is described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or (E) to any corporation, partnership or other entity, in each case, all of the beneficial ownership interests of which are held by the undersigned or a Family Member of the undersigned;

(ii)

if the undersigned is a corporation, partnership or other entity, (A) to another corporation, partnership, or other entity that is an affiliate (as defined under Rule 12b-2 of the Exchange Act) of the undersigned, including investment funds or other entities under common control or management with the undersigned (including, for the avoidance of doubt, where the undersigned is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), (B) as a distribution or dividend to equity holders, current or former general or limited partners, members or managers (or to the estates of any of the foregoing), as applicable, of the undersigned (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned’s equity holders), (C) as a bona fide gift or a charitable contribution, as such term is described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended or (D) transfers or dispositions not involving a change in beneficial ownership; or

(iii)	if the undersigned is a trust, to any grantors or beneficiaries of the trust;

provided that, in the case of any transfer or distribution pursuant to this clause (a), such transfer is not for value and each donee, heir, beneficiary or other transferee or distributee shall sign and deliver to Parent a lock-up agreement in the form of this Lock-Up Agreement with respect to the shares of Parent Common Stock or such other securities that have been so transferred or distributed and if a filing pursuant to Section 16(a) of the Exchange Act is required, such filing shall describe the nature of the transfer;

(b)

the disposition (including a forfeiture or repurchase) to Parent of any shares of restricted stock granted pursuant to the terms of any employee benefit plan or restricted stock purchase agreement, provided that if a filing pursuant to Section 16(a) of the Exchange Act is required, such filing shall describe the nature of the transfer;

(c)

the surrender or forfeiture of shares of Parent Common Stock or other securities of Parent to Parent, including to satisfy tax withholding obligations upon exercise or vesting or the exercise price upon a cashless net exercise, in each case, of stock options, restricted stock, other equity awards, warrants or other rights to acquire shares of Parent Common Stock pursuant to equity incentive plans of Parent or the Company or outstanding warrants issued by the Company or Parent; provided that if a filing pursuant to Section 16(a) of the Exchange Act is required, such filing shall describe the nature of the transfer;

(d)

transfers, distributions, dispositions, sales or entering into other transactions (including, without limitation, any swap, hedge or similar agreement) or public announcements by the undersigned of, or relating to, shares of Parent Common Stock or other securities of Parent purchased or acquired by the undersigned in open market, in other transactions, or in a public offering or that otherwise do not involve or relate to the Undersigned’s Shares, in each case, following the Closing (such shares of Parent Common Stock or other securities described in this clause (d) are sometimes referred to herein as “Unrestricted Shares”);

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(e)

transfers pursuant to a bona-fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Parent’ capital stock involving a Change of Control (as defined below) of Parent that has been approved by the board of directors of Parent (as constituted following the Closing), provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Undersigned’s Shares shall remain subject to the restrictions contained in this Lock-Up Agreement (“Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of capital stock if, after such transfer, such person or group of affiliated persons would hold more than 50% of the outstanding voting securities of Parent (or the surviving entity));

(f)	transfers pursuant to an order of a court or regulatory agency;

(g)	transfers, distributions, sales or other transactions with the prior written consent of Parent (as constituted following the Closing);

(h)

transfers, distributions, dispositions, sales or entering into other transactions (including, without limitation, any swap, hedge or similar agreement) or public announcements by the undersigned of, or relating to, shares of capital stock or other securities of Parent (or any shares of capital stock or other securities of Parent issued in exchange for, or on conversion or exercise of, such securities), if any, purchased from the Parent pursuant to a Subscription Agreement (including, for the avoidance of doubt, any shares of capital stock or other securities of Parent issued in exchange for, or on conversion of, any securities purchased from the Company in a Pre-Closing Financing) (“PIPE Shares”); or

(i)

conversions of the Undersigned’s Shares that are Parent Class B Common Stock into shares of Parent Class A Common Stock; provided that the shares of Parent Class A Common Stock acquired upon such conversion of the Undersigned’s Shares that are Parent Class B Common Stock (other than PIPE Shares or Unrestricted Shares) shall be subject to the terms of this Lock-Up Agreement.

In addition, notwithstanding anything to the contrary contained herein, nothing in this Lock-Up Agreement shall apply to, and the defined term “Undersigned’s Shares” shall not include: (1) if the undersigned is a multi-managed investment vehicle whereby separate portfolio managers or desks manage separate portions of the undersigned’s assets, any Parent Common Stock or such other securities held or acquired by the undersigned for which any portfolio manager or desk (other than the Investing Portfolio Manager (as defined below)) made the investment decision to acquire such securities or (2) any Parent Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned but which shares are held or acquired by another entity with a principal line of business of passive market making transactions in publicly traded securities. As used herein, the “Investing Portfolio Manager” means the undersigned’s portfolio manager or desk that made the investment decision to invest in the Company.

Notwithstanding anything to the contrary herein, the undersigned may establish a trading or distribution plan pursuant to Rule 10b5-1 under the Exchange Act; provided that (i) to the extent a public announcement or filing under the Exchange Act is required of or voluntarily made by or on behalf of the undersigned or Parent regarding the establishment of such disposition plan(s), such announcement or filing shall include a statement to the effect that no transfer of the Undersigned’s Shares may be made under such disposition plan during the Restricted Period and (ii) no transfer pursuant to such plan is made during the Restricted Period.

In the event that a release or waiver is granted by Parent (as constituted following the Closing) to any officer, director or any other stockholder who is a party to a similar lock-up agreement entered into in connection with the Transactions (other than the undersigned) relating to the lock-up restrictions contained in such other lock-up agreement (each, a “Release” and, collectively, “Releases”), the same percentage of the Undersigned’s Shares shall be automatically, immediately, fully and irrevocably released and waived in the same manner, at the same time and on the same terms as such Release from any remaining restrictions set forth in this Lock-Up Agreement on a pro rata basis (the “Pro-Rata Release”) and Parent will promptly (and in any event within two business days prior to the effective date of any such Release and Pro-Rata Release) notify the undersigned in writing of the terms and effective date of such Pro-Rata Release (including, without limitation, the percentage of the Undersigned’s Shares to be released in connection with such Pro-Rata Release).

3

Notwithstanding the foregoing, such Pro-Rata Release shall not be applied (i) to the extent that the aggregate holding percentage of the securities subject to any such Release or Releases is less than or equal to one percent in the aggregate of the Parent Common Stock outstanding immediately following the Closing (calculated on a fully-diluted basis), (ii) if the Release is effected solely to permit a transfer not involving a disposition for value and the transferee agrees in writing to be bound by the same terms described in this Lock-Up Agreement to the extent and for the duration of the Restricted Period, or (iii) to the extent the Release is granted to a natural person and determined, in the sole discretion of Parent, to be due to circumstances of emergency or hardship of such natural person.

Any attempted transfer in violation of this Lock-Up Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Lock-Up Agreement, and will not be recorded on the share register of Parent. In furtherance of the foregoing, the undersigned agrees that Parent and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement. Parent may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents, ledgers or instruments evidencing the undersigned’s ownership of the Undersigned’s Shares, other than PIPE Shares and Unrestricted Shares:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

If a stockholder and/or an officer and/or director of the Company or Parent enters into a lock-up agreement with respect to securities of the Company or Parent with any terms that are more favorable, from the perspective of the undersigned, than the terms of this Lock-Up Agreement, then Parent shall promptly provide equivalent rights and terms to the undersigned.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned shall be released from all obligations under this Lock-Up Agreement upon the earlier to occur of (i) the termination of the Merger Agreement for any reason and (ii) the End Date (as defined in and as it may be extended in accordance with the Merger Agreement). The undersigned understands that Parent and the Company are proceeding with the Transactions in reliance upon this Lock-Up Agreement.

Any and all remedies herein expressly conferred upon Parent or the Company will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity, and the exercise by Parent or the Company of any one remedy will not preclude the exercise of any other remedy. The undersigned agrees that irreparable damage would occur to Parent and/or the Company in the event that any provision of this Lock-Up Agreement was not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that Parent and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Lock-Up Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent or the Company is entitled at Law or in equity, and the undersigned waives any bond, surety or other security that might be required of Parent or the Company with respect thereto.

Upon the release of any of the Undersigned’s Shares from this Lock-Up Agreement, Parent will facilitate the timely preparation and delivery of certificates or the establishment of book-entry positions at Parent’s transfer agent representing the Undersigned’s Shares without the restrictive legend above or the withdrawal of any stop transfer instructions.

4

This Lock-Up Agreement and all disputes or controversies arising out of or relating to this Lock-Up Agreement or the transactions contemplated by this Lock-Up Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. In any Action between any of the parties arising out of or relating to this Lock-Up Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such Action shall be heard and determined exclusively in accordance with clause (i) of this paragraph, (iii) waives any objection to laying venue in any such Action in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party or its property, and (v) agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with the following paragraph.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery), by facsimile transmission (providing confirmation of transmission) or by electronic transmission (providing confirmation of transmission) to the Company or Parent, as the case may be, in accordance with Section 10.4 of the Merger Agreement and to the undersigned in accordance with Section 10.4 of the Merger Agreement as if the undersigned’s name was included therein, but using his, her or its address or email address (providing confirmation of transmission) set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

This Lock-Up Agreement constitutes the entire agreement and supersedes all written prior agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. This Lock-Up Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Duly authorized signatures to this Lock-Up Agreement transmitted by electronic mail in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will, so long as no automated or other replies indicating delivery failure or delay are received by the sender, have the same effect as physical delivery of a paper document bearing an original “wet ink” signature.

(Signature Page Follows)

5

Very truly yours,

Print Name of Stockholder: [ ]

Signature (for individuals):

Accepted and Agreed By

RENEO PHARMACEUTICALS, INC.

By:
Name:
Title:

Accepted and Agreed by

ONKURE, INC.

By:
Name:
Title:

(Signature Page to Lock-Up Agreement)

SCHEDULE 1

Name of Stockholder	Address	Email Address

Exhibit F

FORM OF SUBSCRIPTION AGREEMENT

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Agreement”) is dated as of [●], 2024 (the “Effective Date”), by and among Reneo Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and each of the individuals and entities listed on Exhibit A attached to this Agreement (each, a “Purchaser” and together, the “Purchasers”).

WHEREAS, the Company is party to that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Radiate Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub I”), Radiate Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Merger Sub II”), and OnKure, Inc. (the “Target Company”), a Delaware corporation, pursuant to which Merger Sub I will merge with and into the Target Company, with the Target Company surviving the merger as a wholly owned subsidiary of the Company (the “First Merger”) and as promptly as practicable following the First Merger, and as part of the same overall transaction, the surviving corporation of the First Merger will merge with and into Merger Sub II, with Merger Sub II surviving the merger as a wholly owned subsidiary of the Company (the “Second Merger” and, together with the First Merger, the “Mergers”); provided, that, if the Company determines that the transactions will qualify for the intended tax treatment if only the First Merger is consummated, the parties may decide not to consummate the Second Merger, and all references to the Mergers herein shall refer to the First Merger;

WHEREAS, following the Mergers, the Company will change its name to OnKure Therapeutics, Inc.;

WHEREAS, the Closing (as defined below) is contingent upon, and shall be consummated simultaneously with, the closing of the Mergers;

WHEREAS, the Company desires to sell to the Purchasers, and the Purchasers desire to purchase from the Company, severally and not jointly, an aggregate of up to $65 million of shares of Common Stock (as defined below) (the “Aggregate Subscription Amount”) at a purchase price equal to the Purchase Price (as defined below) in accordance with the terms and provisions of this Agreement;

WHEREAS, from the date hereof through the Closing Date (as defined below), certain other purchasers (the “Other Purchasers”) may enter into substantially similar subscription agreements with the Company (the “Other Subscription Agreements”), pursuant to which such Other Purchasers shall purchase, at the Purchase Price, shares of Common Stock from the Company at the Closing;

WHEREAS, the Company and the Purchasers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act (as defined below);

WHEREAS, contemporaneously with the sale of the Securities (as defined below), the parties hereto will execute and deliver a Registration Rights Agreement, substantially in the form attached hereto as Exhibit B, pursuant to which the Company will agree to provide certain registration rights to the Purchasers in respect of the Securities under the Securities Act and applicable state securities laws; and

WHEREAS, Leerink Partners LLC (“Leerink Partners”), Evercore Group L.L.C. (“Evercore”) and LifeSci Capital LLC (“LifeSci Capital”) have been engaged as placement agents for the offering of the Securities on a “best efforts” basis.

NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the Company and each Purchaser, severally and not jointly, agree as follows:

1. Definitions

As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person.

“Aggregate Subscription Amount” has the meaning set forth in the recitals hereof.

“Agreement” has the meaning set forth in the recitals hereof.

“Benefit Plan” or “Benefit Plans” shall mean employee benefit plans as defined in Section 3(3) of ERISA and all other employee benefit practices or arrangements, including, without limitation, any such practices or arrangements providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options or other stock-based compensation, hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, maintained by the Company or to which the Company is obligated to contribute for employees or former employees.

“Board of Directors” means the board of directors of the Company.

“Closing” has the meaning set forth in Section 2.2 hereof.

“Closing Date” has the meaning set forth in Section 2.2 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Class A common stock, $0.0001 par value per share, of the Company.

“Company” has the meaning set forth in the recitals hereof.

“Company Disqualification Event” has the meaning set forth in Section 3.33 hereof.

“Company IT Systems” has the meaning set forth in Section 3.29 hereof.

“Company Regulatory Permits” has the meaning set forth in Section 3.20(c) hereof.

“Control” (including the terms “controlling” “controlled by” and “under common control with”) with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Covered Person” has the meaning set forth in Section 3.33 hereof.

“Disclosure Document” has the meaning set forth in Section 5.4 hereof.

“Disqualification Event” has the meaning set forth in Section 4.18 hereof.

“Drug Regulatory Agency” shall mean the FDA or other comparable governmental authority responsible for regulation of the research, development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of drug products and drug product candidates.

“Effective Date” has the meaning set forth in the recitals hereof.

“End Date” has the meaning set forth in Section 7.1 hereof.

“Environmental Laws” has the meaning set forth in Section 3.15 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

“FDA” shall mean the U.S. Food and Drug Administration.

“Financial Statements” has the meaning set forth in Section 3.8(b) hereof.

“First Merger” has the meaning set forth in the recitals hereof.

“Form S-4” shall mean the registration statement on Form S-4 (together with any amendments thereof or supplements thereto) to be filed by the Company with the SEC in connection with the Mergers.

“GAAP” has the meaning set forth in Section 3.8(b) hereof.

“Governmental Authorizations” has the meaning set forth in Section 3.11 hereof.

“Health Care Laws” means (a) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and Public Health Service Act (42 U.S.C. § 201 et seq.) and any other similar applicable law administered by the FDA or other comparable governmental authority responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug and biopharmaceutical products of similar nature to those developed by the Company and their implementing regulations; (b) Good Clinical Practice, regulations for studies that are submitted to regulatory authorities to support product approval; and (c) laws regulating the use or disclosure of personal data collected in the conduct of clinical trials, including Protected Health Information as defined under the Health Insurance Portability and Accountability Act of 1996 as amended at 45 CFR 164.103.

“Indemnified Party” has the meaning set forth in Section 5.9 hereof.

“Intellectual Property” has the meaning set forth in Section 3.12(a) hereof.

“Lock-Up Agreement” shall mean those certain lock-up agreements executed by certain directors of the Company and the officers and directors of the Target Company in connection with the transactions contemplated by this Agreement and the Merger Agreement.

“Material Adverse Effect” shall mean any change, event, circumstance, development, condition, occurrence or effect that, individually or in the aggregate, (a) was, is, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), prospects, assets, liabilities, stockholders’ equity or results of operations of the Company and its subsidiaries taken as a whole, or (b) materially delays or materially impairs the ability of the Company to timely comply, or prevents the Company from timely complying, with its obligations under this Agreement, the Merger Agreement or with respect to the Closing or would reasonably be expected to do so; provided, however, that none of the following will be deemed in themselves, either alone or in combination, to constitute, and that none of the following will be taken into account in determining whether there has been or will be, a Material Adverse Effect under subclause (a) of this definition:

(i) any change generally affecting the economy, financial markets or political, economic or regulatory conditions in the United States or any other geographic region in which the Company conducts business, provided that the Company is not disproportionately affected thereby;

(ii) general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein, provided that the Company is not disproportionately affected thereby;

(iii) any change that generally affects industries in which the Company and its subsidiaries conduct business, provided that the Company is not disproportionately affected thereby;

(iv) changes in laws after the date hereof, provided that the Company is not disproportionately affected thereby; and

(v) changes or proposed changes in GAAP after the date of this Agreement, provided that the Company is not disproportionately affected thereby.

“Mergers” has the meaning set forth in the recitals hereof.

“Merger Agreement” has the meaning set forth in the recitals hereof.

“Merger Sub I” has the meaning set forth in the recitals hereof.

“Merger Sub II” has the meaning set forth in the recitals hereof.

“National Exchange” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question, together with any successor thereto: the NYSE American, The New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Global Select Market and the Nasdaq Capital Market.

“Patents” has the meaning set forth in Section 3.12(a) hereof.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or any other entity or organization.

“Personal Information” has the meaning set forth in Section 3.20(g) hereof.

“Placement Agents” means Leerink Partners, Evercore and LifeSci Capital.

“Privacy Laws” has the meaning set forth in Section 3.20(g) hereof.

“Purchase Price” means the price per share equal to the Parent Value Per Share (as defined in the Merger Agreement).

“Purchaser” and “Purchasers” have the meanings set forth in the recitals hereof.

“Purchaser Adverse Effect” has the meaning set forth in Section 4.3 hereof.

“Purchaser Party” has the meaning set forth in Section 5.9 hereof

“Registration Rights Agreement” has the meaning set forth in Section 6.1(l) hereof.

“Requisite Purchasers” has the meaning set forth in Section 8.15 hereof.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“Rule 506(d) Related Party” has the meaning set forth in Section 4.18 hereof.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 3.8 hereof.

“Second Merger” has the meaning set forth in the recitals hereof.

“Securities” means the shares of Common Stock issued or issuable to each Purchaser pursuant to this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

“Short Sales” include, without limitation, (i) all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements (including on a total return basis), and (ii) sales and other transactions through non-U.S. broker dealers or non-U.S. regulated brokers (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock), in each case, solely to the extent it has the same economic effect as a “short sale” (as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act).

“Standard Settlement Period” means the standard settlement period, expressed in a number of trading days, on the Company’s primary National Exchange with respect to the Common Stock as in effect on the date of delivery of the applicable request to remove legends of Securities.

“Target Company” has the meaning set forth in the recitals hereof.

“Tax” or “Taxes” shall mean any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), whether or not imposed on the Company, including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.

“Tax Returns” shall mean returns, reports, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Tax authority.

“Transaction Agreements” shall mean this Agreement, the Other Subscription Agreements, if any, and the Registration Rights Agreement, all exhibits and schedules thereto and hereto.

“Transfer Agent” shall mean, with respect to the Common Stock, Equiniti Trust Company, LLC or such other financial institution that provides transfer agent services as proposed by the Company and consented to by the Purchasers, which consent shall not be unreasonably withheld.

“Willful Breach” has the meaning set forth in Section 7.1 hereof.

2. Subscription

2.1 Purchase and Sale of Common Stock

On the Closing Date, upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and the Purchasers, severally and not jointly, agree to purchase, an aggregate of up to $65 million of Securities.

Following the date of this Agreement, at any time prior to the Closing and upon the Company’s acceptance of such subscription, additional Purchasers may join this Agreement to subscribe for any remaining unsubscribed portion of the Aggregate Subscription Amount by executing a counterpart signature page hereto. Such Purchaser shall thereafter be bound by the terms of this Agreement and shall have the rights and obligations hereunder, in each case without the need for any amendment to this Agreement other than to add such person’s or entity’s name and subscription amount to Exhibit A.

Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, the Company shall issue and sell to each Purchaser, and each Purchaser, severally and not jointly, shall purchase from the Company, that number of Securities equal to the dollar amount set forth opposite such Purchaser’s name on Exhibit A under the heading “Aggregate Purchase Price” divided by the Purchase Price, rounded down to the nearest whole share. For the avoidance of doubt, “Securities” shall not refer to any shares of the capital stock of the Company that may be held by the Purchasers or any other holders of the capital stock of the Company or other securities of the Company prior to the Closing or issued pursuant to the Mergers.

2.2 Closing

Subject to the satisfaction or waiver of the conditions set forth in Section 6 of this Agreement, the closing of the purchase and sale of the Securities (the “Closing”) contemplated hereby is contingent upon the concurrent consummation of the Mergers. The Closing shall occur on the date of, and concurrently with and conditioned upon the effectiveness of the Mergers and the Purchasers will be notified of such date at least five (5) business days in advance by Leerink Partners (the “Closing Date”). The Closing shall occur remotely via exchange of documents and signatures. At the Closing, the Securities shall be issued and registered in the name of such Purchaser, or in such nominee name(s) as designated by such Purchaser, representing the number of Securities to be purchased by such Purchaser at such Closing as set forth in Exhibit A, in each case against payment to the Company of the purchase price therefor in full by (i) wire transfer to the Company of immediately available funds, at or prior to the Closing, in accordance with wire instructions provided by the Company to the Purchasers at least one business day prior to the Closing Date, to an account to be designated by the Company (which shall not be an escrow account), (ii) by exchange of indebtedness or other convertible securities of the Company (including any convertible promissory notes issued by the Target Company on or after the date hereof) to the Company (in which case a Purchaser shall be deemed to have made a payment in the amount of the principal amount of the exchanged indebtedness, plus all accrued interest thereon and, in the case of convertible indebtedness, such exchange shall be deemed to have occurred in connection with the Mergers), or (iii) by any combination of such methods. On the Closing Date, the Company will issue the Securities in book-entry form, free and clear of all liens and restrictive and other legends (except as expressly provided in Section 4.11 hereof) and shall promptly thereafter provide evidence of such issuance from the Company’s Transfer Agent as of the Closing Date to each Purchaser. Unless this Agreement has been terminated pursuant to Section 7.1. the failure of the Closing to occur on the expected Closing Date shall not terminate this Agreement or otherwise relieve any party of any of its obligations hereunder. If the Closing does not occur within three business days after the expected Closing Date, the Company shall promptly (but no later than one business day thereafter) return to each Purchaser by wire transfer of United States dollars in immediately available funds all funds previously paid by such Purchaser to the Company in respect of the purchase price for Securities to be purchased hereunder.

Notwithstanding anything in this Agreement to the contrary and as may be agreed to among the Company and one or more Purchasers, a Purchaser shall not be required to wire the purchase price for its purchased Securities until it confirms receipt of a book-entry statement from the Transfer Agent evidencing the issuance of the Securities to such Purchaser on and as of the Closing Date.

3. Representations and Warranties of the Company

Except as may be disclosed in the SEC Reports filed with or furnished to the SEC prior to the date of this Agreement, the Company hereby represents and warrants to each of the Purchasers and the Placement Agents that the statements contained in this Section 3 are true and correct as of the Effective Date, and will be true and correct as of the Closing Date (except for the representations and warranties that speak as of a specific date, which shall be made as of such date):

3.1 Organization and Power

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted and is qualified to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification, except where such failure to be in good standing or to have such power and authority or to so qualify would not reasonably be expected to have a Material Adverse Effect. Other than Reneo Pharma Ltd, Merger Sub I and Merger Sub II, the Company has no subsidiaries. The Company’s subsidiaries are duly incorporated, formed or organized, as the case may be, and are validly existing and in good standing under the laws of their jurisdiction of incorporation, formation or organization and have the requisite power and authority to carry on their business as now conducted and to own or lease their properties. The Company’s subsidiaries are duly qualified to do business as foreign corporations and are in good standing in each jurisdiction in which such qualification is required unless the failure to so qualify has not had and would not reasonably be expected to have a Material Adverse Effect.

3.2 Capitalization

As of the date hereof, the Company has an authorized capitalization as set forth in the SEC Reports and, as of immediately prior to the Closing, the Company will have an authorized capitalization as disclosed in the Form S-4. All (a) outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable and (b) outstanding warrants have been issued and granted in compliance with all applicable securities laws. None of the outstanding shares of capital stock of the Company were issued in violation of the preemptive or other similar rights of any securityholder of the Company which have not been waived. There are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities pursuant to this Agreement.

3.3 Registration Rights

Except as set forth in the Transaction Agreements or as disclosed in the SEC Reports, the Company is presently not under any obligation, and has not granted any rights, to register under the Securities Act any of the Company’s presently outstanding securities or any of its securities that may hereafter be issued that have not expired or been satisfied.

3.4 Authorization

The Company has all requisite corporate power and authority to enter into the Transaction Agreements and to carry out and perform its obligations under the terms of the Transaction Agreements. All corporate action on the part of the Board of Directors necessary for the authorization of the Securities, the authorization, execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated herein has been taken. As of the Closing, all corporate action on the part of the stockholders of the Company necessary for the consummation of the transactions contemplated by this Agreement will have been taken. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the Purchasers and that this Agreement constitutes the legal, valid and binding agreement of the Purchasers, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon their respective execution by the Company and the other parties thereto and assuming that they constitute legal, valid and binding agreements of the other parties thereto, the Registration Rights Agreement will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.5 Valid Issuance

The Securities being purchased by the Purchasers hereunder, upon issuance pursuant to the terms hereof, against full payment therefor in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable and will be issued free and clear of any liens or other restrictions (other than those under applicable state and federal securities laws). Subject to the accuracy of the representations and warranties made by the Purchasers in Section 4 hereof, the offer and sale of the Securities to the Purchasers pursuant to this Agreement and the Other Subscription Agreements, if any, is and will be in compliance with applicable exemptions from (a) the registration and prospectus delivery requirements of the Securities Act and (b) the registration and qualification requirements of applicable securities laws of the states of the United States.

3.6 No Conflict

The execution and delivery of the Transaction Agreements by the Company and, at the Closing, the performance of the Transaction Agreements and issuance of the Securities and the consummation of the other transactions contemplated by the Transaction Agreements will not (a) violate any provision of the certificate of incorporation or bylaws of the Company, (b) conflict with or result in a violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, a change of control right or to a loss of a benefit under any agreement or instrument, credit facility, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to the Company or its properties or assets, or (c) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations) and the rules and regulations of any self-regulatory organization to which the Company or its securities are subject, or by which any property or asset of the Company is bound or affected, except, in the case of clauses (b) and (c), as would not be reasonably expected to have a Material Adverse Effect.

3.7 Consents

Assuming the accuracy of the representations and warranties of the Purchasers, no consent, approval, authorization, filing with or order of or registration with, any court or governmental agency or body is required in connection with the transactions contemplated herein, except such as (a) have been or will be obtained or made under the Securities Act or the Exchange Act, (b) are required to consummate the Mergers as provided under the Merger Agreement, including stockholder approval of the issuance of the Securities pursuant to this Agreement and the Other Subscription Agreements, if any, (c) the filing of any requisite notices and/or application(s) to the National Exchange for the issuance and sale of the Securities and the listing of the Securities for trading or quotation, as the case may be, thereon in the time and manner required thereby, (d) are required to consummate the transactions contemplated by the Transaction Agreements and (e) may be required under the securities, or blue sky, laws of any state jurisdiction in connection with the offer and sale of the Securities by the Company in the manner contemplated herein or such that the failure of which to obtain would not have a Material Adverse Effect.

3.8 SEC Reports; Financial Statements

(a) The Company has timely filed or furnished, as applicable, all forms, statements, certifications, reports, schedules, proxy statements and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since April 1, 2021 (the foregoing documents (together with any documents filed by the Company under the Securities Act or the Exchange Act, whether or not required, and including all exhibits and schedules thereto and documents incorporated by reference therein) being collectively referred to herein as the “SEC Reports”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the SEC Reports and, as of the Closing, the Form S-4 complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, neither of the SEC Reports nor the Form S-4 (including any audited or unaudited financial statements and any notes thereto or schedules included therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Company’s knowledge, there are no material outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports as of the date hereof. As used in this Section 3.8, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements (including the notes thereto) of the Company included in the SEC Reports (collectively, the “Financial Statements”) comply as to form in all material respects with the applicable accounting requirements of the Securities Act or Exchange Act and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates indicated, and the results of its operations and cash flows for the periods therein specified, all in accordance with United States generally accepted accounting principles (“GAAP”) (except as otherwise noted therein, and in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) applied on a consistent basis unless otherwise noted therein throughout the periods therein specified. The other information included in the SEC Reports has been derived from the accounting records of the Company and its consolidated subsidiaries and presents fairly in all material respects the information shown thereby. The statistical, industry-related and market-related data included in the SEC Reports are based on or derived from sources which the Company reasonably and in good faith believes are reliable and accurate and such data is consistent with the sources from which they are derived, in each case in all material respects. Except as set forth in the Financial Statements and/or SEC Reports, the Company has not incurred any liabilities, contingent or otherwise, or entered into any material transaction, except those in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which have had or would reasonably be expected to have a Material Adverse Effect.

3.9 Absence of Changes

Except as otherwise stated or disclosed in the SEC Reports, between December 31, 2023 and the date of this Agreement, (a) the Company has conducted its business only in the ordinary course of business (except for the execution and performance of this Agreement, the Merger Agreement and the discussions, negotiations and transactions related thereto) and (b) there has not been any Material Adverse Effect.

3.10 Absence of Litigation

As of the date hereof, there is no action, suit, proceeding, arbitration, claim, investigation or inquiry pending or, to the Company’s knowledge, threatened in writing by or before any governmental body against the Company which has had or would reasonably be expected to have a Material Adverse Effect, nor are there any orders, writs, injunctions, judgments or decrees outstanding of any court or government agency or instrumentality and binding upon the Company that have had or would reasonably be expected to have a Material Adverse Effect. As of the date hereof, neither the Company, nor to the knowledge of the Company, any director or officer thereof, is, or within the last ten years has been, the subject of any action involving a claim of violation of or liability under federal or state securities laws relating to the Company or a claim of breach of fiduciary duty relating to the Company.

3.11 Compliance with Law; Permits

The Company is not in violation of, and has not received any notices of violations with respect to, any laws, statutes, ordinances, rules or regulations of any governmental body, court or government agency or instrumentality, except for violations which have not had and would not reasonably be expected to have a Material Adverse Effect. The Company has all required licenses, permits, certificates and other authorizations (collectively, “Governmental Authorizations”) from such federal, state or local government or governmental agency, department or body that are currently necessary for the operation of the business of the Company as currently conducted, except where the failure to possess currently such Governmental Authorizations has not had and is not reasonably expected to have a Material Adverse Effect. The Company has not received any written notice regarding any revocation or modification of any such Governmental Authorization, which, if the subject of an unfavorable decision, ruling or finding, has had or would reasonably be expected to have a Material Adverse Effect.

3.12 Intellectual Property

(a) “Intellectual Property” means (i) United States, foreign and international patents, patent applications, including all provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations, term extensions, certificates of invention and the equivalents of any of the foregoing, statutory invention registrations, invention disclosures and inventions (collectively, “Patents”), (ii) trademarks, service marks, trade names, domain names, corporate names, brand names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (iii) copyrights, including registrations and applications for registration thereof, (iv) software, including all source code, object code and related documentation, formulae, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not and (v) all United States and foreign rights arising under or associated with any of the foregoing used, sold, licensed or otherwise exploited by the in the operation of its business as presently conducted or reasonably expected to be conducted.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, the Company solely and exclusively owns or has obtained valid and enforceable licenses for (or will do so reasonably promptly after giving effect to the Mergers), free and clear of all liens or encumbrances, all Intellectual Property necessary for its business as now conducted and currently proposed to be conducted in the future as described in the SEC Reports, and to the knowledge of the Company, the conduct of its current and proposed business does not infringe or misappropriate, in any material respect, any Intellectual Property of any third party. The Company has not received any written communications (in each case that has not been resolved) of any alleged infringement, misappropriation or breach of any Intellectual Property rights of others.

(c) Except as would not reasonably be expected to have a Material Adverse Effect, there are no orders, settlement agreements or stipulations to which the Company is a party or by which the Company is bound that restricts the Company’s rights to use any Intellectual Property in the operation of the business as currently conducted.

(d) Except as would not reasonably be expected to have a Material Adverse Effect, there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others: (i) challenging the Company’s rights in or to any Intellectual Property necessary for its business as now conducted and currently proposed to be conducted in the future as described in the SEC Reports, and the Company is unaware of any facts which would form a reasonable basis for any such action, suit, proceeding or claim; or (ii) challenging the validity, enforceability or scope of any Intellectual Property necessary for its business as now conducted and currently proposed to be conducted in the future as described in the SEC Reports, and the Company is unaware of any facts which would form a reasonable basis for any such action, suit, proceeding or claim.

(e) Except as would not reasonably be expected to have a Material Adverse Effect, the Company has complied with the terms of each agreement pursuant to which Intellectual Property has been licensed to the Company as described in the SEC Reports and all such agreements are in full force and effect.

(f) Except as would not reasonably be expected to have a Material Adverse Effect, the Company has taken reasonable and customary actions to protect its rights in, and to prevent the unauthorized use and disclosure of, trade secrets and confidential business information (including confidential ideas, research and development information, know-how, formulas, compositions, technical data, designs, drawings, specifications, research records, records of inventions, test information, financial, marketing and business data, supplier lists and information, and business plans) owned by the Company, and, to the knowledge of the Company, there has been no unauthorized use or disclosure of such trade secrets and confidential business information.

3.13 Employee Benefits

Except as would not be reasonably likely to have a Material Adverse Effect, each Benefit Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, the Patient Protection and Affordable Care Act of 2010, as amended, and other applicable laws, rules and regulations. The Company is in compliance with all applicable federal, state and local laws, rules and regulations regarding employment, except for any failures to comply that are not reasonably likely to have a Material Adverse Effect. There is no labor dispute, strike or work stoppage against the Company pending or, to the knowledge of the Company, threatened which may interfere with the business activities of the Company, except where such dispute, strike or work stoppage is not reasonably likely to have a Material Adverse Effect.

3.14 Taxes

(a) The Company has filed all federal income Tax Returns and other Tax Returns required to have been filed under applicable law (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it, except for those which are being contested in good faith and except where failure to file such Tax Returns or pay such Taxes would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, no assessment in connection with United States federal tax returns has been made against the Company. The charges, accruals and reserves on the books of the Company in respect of any income and corporation tax liability for any years not finally determined are adequate to meet any assessments or reassessments for additional income tax for any years not finally determined, except to the extent of any inadequacy that would not reasonably be expected to have a Material Adverse Effect.

(b) The Company is classified as a Subchapter C corporation for U.S. federal tax purposes.

3.15 Environmental Laws

The Company (a) is in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (b) has received all permits and other Governmental Authorizations required under applicable Environmental Laws to conduct its business and (c) is in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not reasonably be expected to have a Material Adverse Effect. The Company has not received since April 1, 2021, any written notice or other communication (in writing or otherwise), whether from a governmental authority or other Person, that alleges that the Company is not in compliance with any Environmental Law and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, except as would not reasonably be expected to have a Material Adverse Effect: (i) no current or (during the time a prior property was leased or controlled by the Company) prior property leased or controlled by the Company has received since April 1, 2021, any written notice or other communication relating to property owned or leased at any time by the Company, whether from a governmental authority, or other Person, that alleges that such current or prior owner or the Company is not in compliance with or violated any Environmental Law relating to such property and (ii) the Company has no liability under any Environmental Law.

3.16 Title

The Company has good and marketable title to all personal property owned by it, free and clear of all liens, encumbrances and defects except such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company. Except as disclosed in the SEC Reports, real property and buildings held under lease by the Company is held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company, provided however, that the Company is currently in the process of winding down such leases. The Company does not own any real property.

3.17 Insurance

The Company carries or is entitled to the benefits of insurance in such amounts and covering such risks that is customary for comparably situated companies and is adequate for the conduct of its business and the value of its properties and assets, and each of such insurance policies is in full force and effect and the Company is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers or as would not reasonably be expected to have a Material Adverse Effect, since April 1, 2021, the Company has not received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy or (b) refusal or denial of any coverage, reservation of rights or rejection of any claim under any insurance policy.

3.18 Nasdaq Stock Market

The issued and outstanding shares of Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Global Market under the symbol “RPHM” (it being understood that the trading symbol will be changed in connection with the Mergers). There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by the Nasdaq Stock Market or the SEC, respectively, to prohibit or terminate the listing of the Common Stock on the Nasdaq Global Market or to deregister the Common Stock under the Exchange Act. The Company has taken no action as of the date hereof that is designed to terminate the registration of the Common Stock under the Exchange Act.

3.19 Sarbanes-Oxley Act

The Company is, and since April 1, 2021 has been, in compliance in all material respects with applicable requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the SEC thereunder.

3.20 Regulatory

(a) To the knowledge of the Company, the Company has operated its business and currently is in compliance in all material respects with all applicable Health Care Laws applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, storage, import, export or disposal of any of the Company’s product candidates or any product manufactured or distributed by the Company.

(b) There are no legal proceedings pending or, to the knowledge of the Company, threatened with respect to an alleged material violation by the Company of any Health Care Laws including FDA regulations adopted thereunder, or any other similar law promulgated by a Drug Regulatory Agency.

(c) Except as would not reasonably be expected to have a Material Adverse Effect, the Company holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of the Company as currently conducted, and, as applicable, the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, as currently conducted (the “Company Regulatory Permits”), of any of its product candidates and no such Company Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner. Except as would not reasonably be expected to have a Material Adverse Effect, the Company has timely maintained and is in compliance with the Company Regulatory Permits and the Company has not, since April 1, 2021, received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any violation of or failure to comply with any term or requirement of any Company Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or modification of any Company Regulatory Permit.

(d) Except as would not reasonably be expected to have a Material Adverse Effect, to the best of the Company’s knowledge, all the operations of the Company and all the manufacturing facilities and operations of the Company’s suppliers of products and product candidates and the components thereof manufactured in or imported into the United States are in compliance with applicable FDA regulations, including current Good Manufacturing Practices, and meet sanitation standards set by the Federal Food, Drug, and Cosmetic Act.

(e) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company or in which the Company or its respective product candidates, have participated that are described in the SEC Reports or the results of which are referred to in the SEC Reports, were and, if still pending, are being conducted in all material respects in accordance with protocols, procedures and controls pursuant to, where applicable, accepted professional and scientific standards for products or product candidates comparable to those being developed by the Company and all applicable statutes, rules and regulations of the FDA and other comparable regulatory agencies outside of the United States to which they are subject, including, without limitation, 21 C.F.R. Parts 50, 54, 56, 58 and 312.

(f) Except as would not reasonably be expected to have a Material Adverse Effect, no manufacturing site owned by the Company, and to the knowledge of the Company, no manufacturing site of a contract manufacturer, with respect to the Company’s product candidates, (i) is subject to a Drug Regulatory Agency shutdown or import or export prohibition or (ii) has received any Form FDA 483, notice of violation, warning letter, untitled letter, or similar correspondence or notice from the FDA or other governmental authority alleging or asserting noncompliance with any applicable law, in each case, that have not been complied with or closed to the satisfaction of the relevant governmental authority, and, to the knowledge of the Company, neither the FDA nor any other governmental authority is considering such action.

(g) Since April 1, 2021, (i) to the knowledge of Company, the Company and its subsidiaries have materially complied with all laws governing privacy and data protection applicable to the collection, retention and use of information that constitutes “personal information,” “personal data,” or any analogous term under applicable Law, including any such information that alone or in combination with other information can be used to identify an individual (“Personal Information”), by the Company or its subsidiaries (“Privacy Laws”), (ii) no material claims by or before any governmental authority have been asserted or, to the knowledge of the Company, have been threatened, in writing against the Company or any of its subsidiaries alleging a violation by Company or its subsidiaries of any applicable Privacy Laws, (iii) neither the execution of this Agreement by the Company nor the consummation of the Mergers will result in any breach or other violation by the Company or its subsidiaries of any Privacy Laws, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, and (iv) the Company and its subsidiaries have taken commercially reasonable steps designed to protect any Personal Information collected, retained or used by the Company or any of its subsidiaries against unauthorized or improper use, loss, access or transmittal.

3.21 Accounting Controls and Disclosure Controls and Procedures

(a) The Company and its subsidiaries, taken as a whole, maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance that (i) the Company maintains records that in reasonable detail accurately and fairly reflect the Company’s transactions and dispositions of assets, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain asset accountability, (iii) that receipts and expenditures are made, and access to assets is permitted, only in accordance with authorizations of management and the Board, (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements, (v) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the SEC Reports fairly presents the information called for in all material respects and is prepared in accordance with the SEC’s rules and guidance applicable thereto, except, in the case of this clause (vi), as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, since the end of the Company’s most recent audited fiscal year, there has been (i) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(c) The Company’s and each of its subsidiaries’ “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) (i) are reasonably designed to ensure that (x) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (y) all material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; (ii) have been evaluated by management of the Company for effectiveness as of the end of the Company’s most recent fiscal quarter and (iii) except as would not reasonably be expected to have a Material Adverse Effect, are effective in all material respects to perform the functions for which they were established.

3.22 Price Stabilization of Common Stock

The Company has not taken, nor will it take, directly or indirectly, any action designed to stabilize or manipulate the price of the Common Stock to facilitate the sale or resale of the Securities.

3.23 Investment Company Act

The Company is not, and immediately after receipt of payment for the Common Stock pursuant to this Agreement and the Other Subscription Agreements, if any, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.24 General Solicitation; No Integration or Aggregation

Neither the Company nor any other person or entity authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of Common Stock. The Company has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which, to its knowledge, is or will be (a) integrated with the Securities sold pursuant to this Agreement and the Other Subscription Agreements, if any, for purposes of the Securities Act or (b) aggregated with prior offerings by the Company for the purposes of the rules and regulations of the Nasdaq Global Market.

3.25 Brokers and Finders

Other than the Placement Agents, neither the Company nor any other Person authorized by the Company to act on its behalf has retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement or the Other Subscription Agreements, if any.

3.26 Reliance by the Purchasers

The Company acknowledges that each of the Purchasers will rely upon the truth and accuracy of, and the Company’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Company set forth herein or in the SEC Reports.

3.27 No Additional Agreements

The Company does not have any agreement or understanding with any Purchaser or Other Purchaser with respect to the transactions contemplated by the Transaction Agreements other than as specified in the Transaction Agreements and, for the avoidance of doubt, does not have any agreement with any Purchaser or Other Purchaser on terms (economic or otherwise) more favorable to such Purchaser or Other Purchaser than as set forth in this Agreement, except with regard to reasonable and documented transaction expenses.

3.28 Anti-Bribery and Anti-Money Laundering Laws

Each of the Company, its subsidiaries and any of their respective officers, directors, supervisors, managers, agents, or employees are and have at all times been in compliance with and its participation in the offering will not violate: (a) anti-bribery laws, including but not limited to, any applicable law, rule, or regulation of any locality, including but not limited to any law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, or any other law, rule or regulation of similar purposes and scope or (b) anti-money laundering laws, including, but not limited to, applicable federal, state, international, foreign or other laws, regulations or government guidance regarding anti-money laundering, including, without limitation, Title 18 US. Code sections 1956 and 1957, the Patriot Act, the Bank Secrecy Act, and international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur, all as amended, and any executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder.

3.29 Company IT Systems; Cybersecurity

The Company and its subsidiaries own or have a valid right to access and use all computer systems, networks, hardware, software, databases, websites, and equipment used to process, store, maintain and operate data, information, and functions used in connection with the business of the Company and its subsidiaries (the “Company IT Systems”), except as would not reasonably be expected to have a Material Adverse Effect. The Company IT Systems are adequate for, and operate and perform as required in connection with, the operation of the business of the Company and its subsidiaries as currently conducted, except as would not reasonably be expected to have a Material Adverse Effect. The Company and its subsidiaries have implemented commercially reasonable backup, security and disaster recovery technology consistent in all material respects with applicable regulatory standards and customary industry practices. Except as would not reasonably be expected to have a Material Adverse Effect, (a) there has been no security breach or other compromise of or relating to the Company IT Systems; (b) the Company has not been notified of, and has no knowledge of any event or condition that would reasonably be expected to result in, any such security breach or other compromise of the Company IT Systems; (c) the Company and its subsidiaries have implemented policies and procedures with respect to the Company IT Systems that are reasonably consistent with industry standards and practices, or as required by applicable regulatory standards; and (d) the Company and its subsidiaries are presently in compliance with all applicable laws or statutes, judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority and contractual obligations relating to the privacy and security of the Company IT Systems and to the protection of the Company IT Systems from unauthorized use, access, misappropriation or modification.

3.30 Transactions with Affiliates and Employees

Except for the transactions contemplated by the Transaction Agreements no relationship, direct or indirect, exists between or among the Company, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company, on the other hand, that is required to be described in the SEC Reports that is not so described.

3.31 No Other Representations or Warranties

Except for the representations and warranties of the Company expressly set forth in this Section 3, with respect to the transactions contemplated by this Agreement, the Company (a) expressly disclaims any representations or warranties of any kind or nature, express or implied, including with respect to the condition, value or quality of the Company or any of the assets or properties of the Company, and (b) specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to any of the assets or properties of the Company. Notwithstanding the foregoing, in making the decision to invest in the Securities, the Purchasers will rely, and the Company agrees that the Purchasers may rely, on the information that has been provided in writing to Purchasers by the Company or on behalf of the Company, including the SEC Reports.

3.32 Merger Agreement

The Merger Agreement is in full force and effect. The Company and, to the Company’s knowledge, the Target Company, have all requisite corporate power and authority to enter into the Merger Agreement and to carry out and perform their respective obligations under the terms of the Merger Agreement. The Merger Agreement has been duly authorized by the Board of Directors and executed and delivered by the Company. To the Company’s knowledge, the Merger Agreement has been duly authorized by the board of directors of the Target Company. As of the Closing, all corporate action on the part of the stockholders of the Company necessary for the authorization of the Merger Agreement and the Mergers will have been taken. To the Company’s knowledge, as of the Closing, all corporate action on the part of the stockholders of the Target Company necessary for the authorization of the Merger Agreement and the Mergers will have been taken. The Merger Agreement constitutes the legal, valid and binding agreement of the Company and, to the Company’s knowledge, the Target Company, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.33 No Disqualification Events

No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Company Disqualification Event”) is applicable to the Company or, to the knowledge of the Company, any Covered Person (as defined below), except for a Company Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable. “Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any person listed in the first paragraph of Rule 506(d)(1). Other than the Placement Agents, the Company is not aware of any Person (other than any Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of the Securities pursuant to this Agreement.

4. Representations and Warranties of Each Purchaser

Each Purchaser, severally for itself and not jointly with any other Purchaser, represents and warrants to the Company and the Placement Agents that the statements contained in this Section 4 are true and correct as of the Effective Date, and will be true and correct as of the Closing Date:

4.1 Organization

Such Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.

4.2 Authorization

Such Purchaser has all requisite corporate or similar power and authority to enter into this Agreement and the other Transaction Agreements to which it will be a party and to carry out and perform its obligations hereunder and thereunder. All corporate, member or partnership action on the part of such Purchaser or its stockholders, members or partners necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Agreements to which it will be a party and the consummation of the other transactions contemplated herein has been taken. The signature of the Purchaser on this Agreement is genuine and the signatory to this Agreement, if the Purchaser is an individual, has the legal competence and capacity to execute the same or, if the Purchaser is not an individual, the signatory has been duly authorized to execute the same on behalf of the Purchaser. Assuming this Agreement constitutes the legal and binding agreement of the Company, this Agreement constitutes a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited or otherwise affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and/or similar laws relating to or affecting the rights of creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3 No Conflict

The execution, delivery and performance of the Transaction Agreements by such Purchaser, the purchase of the Securities in accordance with their terms and the consummation by such Purchaser of the other transactions contemplated hereby will not conflict with or result in any violation of, breach or default by such Purchaser (with or without notice or lapse of time, or both) under, conflict with, or give rise to a right of termination, cancellation or acceleration of any obligation, a change of control right or to a loss of a material benefit under (a) any provision of the organizational documents of such Purchaser, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable or (b) any agreement or instrument, undertaking, credit facility, franchise, license, judgment, order, ruling, statute, law, ordinance, rule or regulations, applicable to such Purchaser or its respective properties or assets, except, in the case of clause (b), as would not, individually or in the aggregate, reasonably be expected to materially delay or hinder the ability of such Purchaser to perform its obligations under the Transaction Agreements (such delay or hindrance, a “Purchaser Adverse Effect”).

4.4 Consents

All consents, approvals, orders and authorizations required on the part of such Purchaser in connection with the execution, delivery or performance of this Agreement, the issuance of the Securities and the consummation of the other transactions contemplated herein have been obtained or made, other than such consents, approvals, orders and authorizations the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Purchaser Adverse Effect.

4.5 Residency

Unless otherwise communicated by a Purchaser to the Company in writing, such Purchaser’s residence (if an individual) or offices in which its investment decision with respect to the Securities was made (if an entity) are located at the address immediately below such Purchaser’s name on the Schedule of Purchasers.

4.6 Brokers and Finders

Such Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement whose fees the Company would be required to pay.

4.7 Investment Representations and Warranties

Such Purchaser (a) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under Regulation D promulgated pursuant to the Securities Act; and (b) has such knowledge and experience in financial and business matters as to be able to protect its own interests in connection with an investment in the Securities. Each Purchaser further represents and warrants that (i) it is capable of evaluating the merits and risk of such investment, and (ii) that it has not been organized for the purpose of acquiring the Securities and is an “institutional account” as defined by FINRA Rule 4512(c). Such Purchaser understands and agrees that the offering and sale of the Securities has not been registered under the Securities Act or any applicable state securities laws and is being made in reliance upon federal and state exemptions for transactions not involving a public offering which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchaser’s representations as expressed herein. Such Purchaser also understands that the offering meets (x) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (y) the institutional customer exemption under FINRA Rule 2111(b).

4.8 Intent

Each Purchaser is purchasing the Securities solely for investment purposes, for such Purchaser’s own account and not for the account of others, and not with a view towards, or for offer or sale in connection with, any distribution or dissemination thereof in violation of applicable securities laws. Notwithstanding the foregoing, if such Purchaser is subscribing for the Securities as a fiduciary or agent for one or more investor accounts, such Purchaser has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account. Each Purchaser has no present arrangement to sell the Securities to or through any person or entity. Each Purchaser understands that the Securities must be held indefinitely unless such Securities are resold pursuant to a registration statement under the Securities Act or an exemption from registration is available.

4.9 Investment Experience; Ability to Protect Its Own Interests and Bear Economic Risks

Each Purchaser, or such Purchaser’s professional advisors, have such knowledge and experience in finance, securities, taxation, investments and other business matters as to be capable of evaluating the merits and risks of investments of the kind described in this Agreement, and the Purchaser has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as the Purchaser has considered necessary to make an informed investment decision. By reason of the business and financial experience of such Purchaser or his, her or its professional advisors (who are not affiliated with or compensated in any way by the Company or any of its affiliates or selling agents), such Purchaser can protect his, her or its own interests in connection with the transactions described in this Agreement. Purchaser acknowledges that it (a) is a sophisticated investor, experienced in investing in private placements of equity securities and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (b) has exercised independent judgment in evaluating its participation in the purchase of the Securities.

Each Purchaser acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Securities, including those set forth in the SEC Reports and, as of the Closing, the Form S-4. Alone, or together with any professional advisor(s), such Purchaser has adequately analyzed and fully considered the risks of an investment in the Securities and determined that the Securities are a suitable investment for the Purchaser. Each Purchaser is, at this time and in the foreseeable future, able to afford the loss of his, her or its entire investment in the Securities. Such Purchaser acknowledges specifically that a possibility of total loss exists.

4.10 Tax Advisors

Such Purchaser has had the opportunity to review with such Purchaser’s own tax advisors the federal, state and local tax consequences of its purchase of the Securities set forth opposite such Purchaser’s name on Exhibit A, where applicable, and the transactions contemplated by this Agreement. Such Purchaser acknowledges that Purchaser shall be responsible for any of such Purchaser’s tax liabilities that may arise as a result of the transactions contemplated by this Agreement, and that the Company and any of its agents have not provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by the Agreement.

4.11 Securities Not Registered; Legends

Such Purchaser acknowledges and agrees that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act, and such Purchaser understands that the offer and sale of the Securities have not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Securities must continue to be held and may not be offered, resold, transferred, pledged or otherwise disposed of by such Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration and in each case in accordance with any applicable securities laws of any state of the United States. Such Purchaser understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions including, but not limited to, the time and manner of sale, the holding period and on requirements relating to the Company which are outside of such Purchaser’s control and which the Company may not be able to satisfy, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts. Such Purchaser acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, transfer, pledge or disposition of any of the Securities. Such Purchaser acknowledges that no federal or state agency has passed upon or endorsed the merits of the offering of the Securities or made any findings or determination as to the fairness of this investment.

Each Purchaser understands that the Securities may bear the following legend:

“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO A TRANSACTION WHICH IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS.”

In addition, the Securities may contain a legend regarding affiliate status of the Purchaser, if applicable.

4.12 Placement Agents

Each Purchaser hereby acknowledges and agrees that (a) each Placement Agent is acting solely as placement agent in connection with the execution, delivery and performance of the Transaction Agreements and the issuance of the Securities to Purchaser and neither the Placement Agents nor any of their respective affiliates have acted as an underwriter or in any other capacity and is not and shall not be construed as a fiduciary or financial advisor for such Purchaser, the Company or any other person or entity in connection with the execution, delivery and performance of the Transaction Agreements and the issuance and purchase of the Securities, (b) each Placement Agent has not made and will not make any representation or warranty, whether express or implied, of any kind or character, and has not provided any advice or recommendation in connection with the execution, delivery and performance of the Transaction Agreements or with respect to the Securities, nor is such information or advice necessary or desired, (c) each Placement Agent will not have any responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the execution, delivery and performance of the Transaction Agreements, or the execution, legality, validity or enforceability (with respect to any person) thereof, or (ii) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company, and (d) each Placement Agent will not have any liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by such Purchaser, the Company or any other person or entity), whether in contract, tort or otherwise, to such Purchaser, or to any person claiming through it, in respect of the execution, delivery and performance of the Transaction Agreements and the issuance and purchase of the Securities, except, in each case, for such Placement Agent’s own gross negligence, willful misconduct or bad faith. No disclosure or offering document has been prepared by the Placement Agents or any of their respective affiliates in connection with the offer and sale of the Securities. The Placement Agents shall have no liability or obligation on or with respect to the accuracy or completeness, as of any date, of any information set forth in, or any omission from, any valuation or other materials that may have been provided or made available to such Purchaser in connection with the Transaction Agreements or the issuance and purchase of the Securities. Neither the Placement Agents nor any of their respective affiliates have made or make any representation as to the quality or value of the Securities and the Placement Agents and any of their respective affiliates may have acquired non-public information with respect to the Company which Purchaser agrees need not be provided to it.

4.13 Reliance by the Company

Such Purchaser acknowledges that the Company will rely upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of such Purchaser set forth herein.

4.14 No General Solicitation

The Purchaser acknowledges and agrees that the Purchaser is purchasing the Securities directly from the Company. Purchaser became aware of this offering of the Securities solely by means of direct contact from the Placement Agents or directly from the Company as a result of a pre-existing, substantive relationship with the Company or the Placement Agents, and/or their respective advisors (including, without limitation, attorneys, accountants, bankers, consultants and financial advisors), agents, control persons, representatives, affiliates, directors, officers, managers, members, and/or employees, and/or the representatives of such persons. The Securities were offered to Purchaser solely by direct contact between Purchaser and the Company, the Placement Agents, and/or their respective representatives. Purchaser did not become aware of this offering of the Securities, nor were the Securities offered to Purchaser, by any other means, and none of the Company, the Placement Agents and/or their respective representatives acted as investment advisor, broker or dealer to Purchaser. The Purchaser is not purchasing the Securities as a result of any advertisement or, to its knowledge, general solicitation, within the meaning of the Securities Act.

4.15 No Reliance

The Purchaser further acknowledges that there have not been and Purchaser hereby agrees that it is not relying on and has not relied on, any statements, representations, warranties, covenants or agreements made to the Purchaser by or on behalf of the Company, any of its affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity (including the Placement Agents), expressly or by implication, other than the SEC Reports and those representations, warranties and covenants of the Company expressly set forth in this Agreement. Purchaser acknowledges that certain information provided by the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.

4.16 Access to Information

In making its decision to purchase the Securities, Purchaser has relied solely upon independent investigation made by Purchaser and upon the representations, warranties and covenants set forth herein. The Purchaser acknowledges and agrees that the Purchaser has received such information as the Purchaser deems necessary in order to make an investment decision with respect to the Securities, including, with respect to the Company and the Mergers. Without limiting the generality of the foregoing, the Purchaser acknowledges that such Purchaser has had the opportunity to review the SEC Reports and prior to the Closing, the Form S-4. The Purchaser acknowledges and agrees that the Purchaser and the Purchaser’s professional advisor(s), if any, have had the opportunity to ask such questions, receive such answers and obtain such information as the Purchaser and such Purchaser’s professional advisor(s), if any, have deemed necessary to complete its own independent due diligence investigation and to make an investment decision with respect to the Securities and that the Purchaser has independently made his, her or its own analysis and decision to invest in the Company.

4.17 Short Sales

Between the time the Purchaser learned about the offering contemplated by this Agreement and the public announcement of the offering (or the earlier termination of this Agreement), the Purchaser has not engaged in any Short Sales or similar transactions with respect to the Common Stock or any securities exchangeable or convertible for Common Stock, nor has the Purchaser, directly or indirectly, caused any person to engage in any Short Sales or similar transactions with respect to the Common Stock.

4.18 Disqualification Event

To the extent the Purchaser is one of the covered persons identified in Rule 506(d)(1), the Purchaser represents that no disqualifying event described in Rule 506(d)(1)(i-viii) of the Securities Act (a “Disqualification Event”) is applicable to the Purchaser or any of its Rule 506(d) Related Parties (as defined below), except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. The Purchaser hereby agrees that it shall notify the Company promptly in writing in the event a Disqualification Event becomes applicable to the Purchaser or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this section, “Rule 506(d) Related Party” shall mean a person or entity that is a beneficial owner of the Purchaser’s securities for purposes of Rule 506(d) of the Securities Act.

5. Covenants

5.1 Further Assurances

At or prior to the Closing, each party agrees to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other reasonable acts and things in good faith as may be necessary to effectuate the intents and purposes of this Agreement, subject to the terms and conditions hereof and compliance with applicable law, including taking reasonable action to facilitate the filing of any document or the taking of reasonable action to assist the other parties hereto in complying with the terms hereof. The Purchaser acknowledges that the Company and the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Agreement. Prior to the Closing, the Purchaser agrees to promptly notify the Company if any of the acknowledgments, understandings, agreements, representations and warranties set forth in Section 4 of this Agreement are no longer accurate, and the Company agrees to promptly notify each Purchaser if any of the acknowledgments, understandings, agreements, representations and warranties set forth in Section 3 of this Agreement are no longer accurate.

5.2 Listing

The Company shall cause the Securities to be listed on the Nasdaq Global Market prior to or at the Closing and shall use its commercially reasonable efforts to maintain the listing of its Common Stock on the Nasdaq Global Market for so long as any Purchaser holds Securities.

5.3 Placement Agents’ Fees

The Company acknowledges that it has engaged each of the Placement Agents in its capacity as placement agent in connection with the sale of the Securities. The Target Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for Persons engaged by any Purchaser), in each case payable to third parties retained by the Target Company, relating to or arising out of the transactions contemplated by this Agreement and the Other Subscription Agreements, if any.

5.4 Disclosure of Transactions and Other Material Information

The Company shall (i) if this Agreement is signed on a day that is not a business day or before midnight (New York City time) on any business day, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date hereof and (ii) if this Agreement is signed between midnight (New York City time) and 9:00 a.m. (New York City time) on any business day, no later than 9:29 a.m. (New York City time), on the date hereof, unless otherwise instructed as to an earlier time by the Placement Agents (the “Disclosure Deadline”), issue one or more press releases and (b) file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing (i) all material terms of the transactions contemplated hereby, by the other Transaction Agreements and the Merger Agreement and (ii) all other material non-public information pertaining to the Company or the Target Company and each of their respective operations, to the extent such information has been provided or made available to any of the Purchasers (and including as exhibits to such Current Report on Form 8-K, the Merger Agreement and the forms of the material Transaction Agreements (including, without limitation, the form of this Agreement and the form of the Registration Rights Agreement)). Upon the issuance of the Disclosure Document, no Purchaser shall be in possession of any material, non-public information received from the Company or any of its officers, directors, or employees or agents, including the Placement Agents, that is not disclosed in the Disclosure Document unless otherwise specifically agreed in writing by such Purchaser. From and after the issuance of the Disclosure Document, the Company shall not provide material non-public information to any Purchaser, unless otherwise specifically agreed in writing by such Purchaser prior to any such disclosure. Notwithstanding anything in this Agreement to the contrary, the Company shall not publicly disclose the name of any Purchaser or any of its Affiliates or advisers, or include the name of any Purchaser or any of its Affiliates or advisers in any press release or filing with the SEC (other than the Registration Statement) or any regulatory agency, without the prior written consent of such Purchaser, except (a) as required by the federal securities law in connection with (i) any registration statement contemplated by the Registration Rights Agreement (which shall be subject to review by the Purchaser in accordance with the terms of the Registration Rights Agreement) and (ii) the filing of final forms of the Transaction Agreements with the SEC or pursuant to other routine proceedings of regulatory authorities, or (b) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of the Nasdaq Global Market, in which case the Company will provide the Purchaser with prior written notice (including by e-mail) of and an opportunity to review such required disclosure under this clause (b). Upon the earlier of (i) the Disclosure Deadline and (ii) the issuance and filing, as applicable, of the Disclosure Document, each Purchaser shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with the Company or any of its officers, directors, affiliates, employees or agents, including the Placement Agents (it being understood that the foregoing shall not by itself be deemed to terminate any confidentiality agreement, whether written or oral, between any Purchaser and the Target Company). The Company understands and confirms that the Purchasers and their respective Affiliates will rely on the forgoing representations in effecting transactions in securities of the Company.

5.5 Integration

The Company has not sold, offered for sale or solicited offers to buy and shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchasers, or that will be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any National Exchange such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

5.6 Use of Proceeds

The Company shall use the proceeds from the sale of the Securities for working capital and general corporate purposes.

5.7 Removal of Legends

(a) In connection with any sale, assignment, transfer or other disposition of the Securities by a Purchaser pursuant to Rule 144 or pursuant to any other exemption under the Securities Act such that the purchaser acquires freely tradable shares and upon compliance by the Purchaser with the requirements of this Agreement, if requested by the Purchaser, the Company shall request the Transfer Agent to remove any restrictive legends related to the book entry account holding such shares and make a new, unlegended entry for such book entry shares sold or disposed of without restrictive legends within the earlier of (i) two (2) business days and (ii) the Standard Settlement Period, in each case, of any such request therefor from such Purchaser, provided that the Company has timely received from the Purchaser customary representations and other documentation reasonably acceptable to the Company in connection therewith. The Company shall be responsible for the fees of its Transfer Agent, its legal counsel and all DTC fees associated with such legend removal.

(b) Subject to receipt from the Purchaser by the Company and the Transfer Agent of customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith, upon the earliest of such time as the Securities (i) have been registered under the Securities Act pursuant to an effective registration statement, (ii) have been sold pursuant to Rule 144, or (iii) are eligible for resale under Rule 144(b)(1) or any successor provision, the Company shall, in accordance with the provisions of this Section 5.7(b) and with respect to legend removal pursuant to the foregoing clauses (i) through (iii) within the earlier of (x) two (2) business days and (y) the Standard Settlement Period, in each case, of any request therefor from a Purchaser accompanied by such customary and reasonably acceptable documentation referred to above, (A) deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry shares, and (B) cause its counsel to deliver to the Transfer Agent one or more opinions to the effect that the removal of such legends in such circumstances may be effected under the Securities Act if required by the Transfer Agent to effect the removal of the legend in accordance with the provisions of this Agreement. Any shares subject to legend removal under this Section 5.7 may be transmitted by the Transfer Agent to the Purchaser by crediting the account of the Purchaser’s prime broker with the DTC System as directed by such Purchaser. The Company shall be responsible for the fees of its Transfer Agent and all DTC fees associated with such issuance.

5.8 Pledge of Securities

The Company acknowledges and agrees that the Securities may be pledged by a Purchaser in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Purchaser effecting a pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement. The Company hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by a Purchaser; provided that any and all costs to effect the pledge of the Securities are borne by the pledgor and/or pledgee and not the Company.

5.9 Indemnification of Purchasers

Subject to the provisions of this Section 5.9, the Company will indemnify and hold each Purchaser and its directors, officers, shareholders, members, partners, employees, investment advisers and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners, investment advisers or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (i) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the Registration Rights Agreement or (ii) any action instituted against a Purchaser in any capacity, or any Purchaser Party, by any stockholder of the Company who is not an Affiliate of such Purchaser seeking indemnification, with respect to any of the transactions contemplated by this Agreement or the Registration Rights Agreement (unless such action is based upon a breach of such Purchaser’s representations, warranties or covenants under this Agreement or the Registration Rights Agreement, or any agreements or understandings such Purchaser may have with any such stockholder or any violations by the Purchaser of state or federal securities Laws or any conduct by such Purchaser which constitutes fraud, gross negligence, willful misconduct or malfeasance). Promptly after receipt by any such Person (the “Indemnified Person”) of notice of any demand, claim or circumstances that would or may give rise to a claim or the commencement of any proceeding or investigation in respect of which indemnity may be sought pursuant to this Section 5.9, such Indemnified Person shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall assume the payment of all fees and expenses relating to such proceeding or investigation; provided, however, that the failure of any Indemnified Person so to notify the Company shall not relieve the Company of its obligations hereunder except to the extent that the Company is actually and materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company and the Indemnified Person shall have mutually agreed to the retention of such counsel; (ii) the Company shall have failed promptly to assume the defense of such proceeding and to employ counsel reasonably satisfactory to such Indemnified Person in such proceeding; or (iii) in the reasonable judgment of counsel to such Indemnified Person, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. In the event of the circumstances described in the foregoing clause (iii), if the Indemnified Person notifies the Company in writing that such Indemnified Person elects to employ separate counsel at the expense of the Company, then the Company shall not have the right to assume the defense of such claim on behalf of such Indemnified Person. The Company shall not be liable for any settlement of any proceeding effected without its prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned or to the extent fees or costs incurred pursuant to this Section 5.9 are attributable to the Indemnified Person’s breach of any of the representations, warranties, covenants or agreements made by the Purchasers in this Agreement or the Registration Rights Agreement. The Company will not, except with the prior written consent of the Indemnified Person, effect any settlement of or consent to the entry of any judgment with respect to any proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement (i) includes an unconditional release of such Indemnified Person from all liability in respect of or arising out of such claims or proceedings that are the subject matter of such proceeding, (ii) imposes no liability or obligation on the Indemnified Person and (iii) does not include any admission of fault, culpability, wrongdoing or malfeasance.

5.10 Lock-Up Agreements

The Company shall not amend, modify, waive or terminate any provision of any of the Lock-Up Agreements without the prior written consent of the Requisite Purchasers and shall enforce the provisions of each Lock-Up Agreement in accordance with its terms. If any party to a Lock-Up Agreement breaches any provision of a Lock-Up Agreement, the Company shall promptly use its commercially reasonable efforts to seek specific performance of the terms of such Lock-Up Agreement.

6. Conditions of Closing

6.1 Conditions to the Obligation of the Purchasers

The several obligations of each Purchaser to consummate the transactions to be consummated at the Closing, and to purchase and pay for the Securities being purchased by it at the Closing pursuant to this Agreement, are subject to the satisfaction or waiver in writing by each Purchaser solely as to itself of the following conditions precedent:

(a) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct on and as of the Closing with the same force and effect as though made immediately prior to the Closing (it being understood and agreed by each Purchaser that for purposes of this Section 6.1(a), in the case of any representation and warranty of the Company contained herein (i) which is not hereinabove qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only in all material respects or (ii) which is made as of a specific date, such representation and warranty need be true and correct only as of such specific date) and consummation of the Closing shall constitute a reaffirmation by the Company of each of the representations and warranties of the Company contained in this Agreement as of the Closing.

(b) Performance. The Company shall have performed in all material respects all obligations and conditions herein required to be performed or observed by the Company on or prior to the Closing Date.

(c) No Injunction. The purchase of and payment for the Securities by each Purchaser shall not be prohibited or enjoined by any law or governmental or court order or regulation and no such prohibition shall have been threatened in writing.

(d) Consents. The Company shall have obtained the consents (including stockholder consents), permits, approvals, registrations and waivers necessary for the consummation of the purchase and sale of the Securities and the consummation of the other transactions contemplated by the Transaction Agreements.

(e) Transfer Agent. The Company shall have furnished all required materials to the Transfer Agent to reflect the issuance of the Securities at the Closing.

(f) Adverse Changes. Since the date hereof, no event or series of events shall have occurred that has had or would reasonably be expected to have a Material Adverse Effect.

(g) No Amendments to Merger Agreement. Except with the consent of (x) the Requisite Purchasers and (y) each Purchaser that, together with its affiliates, has committed to purchase at least $8 million of Securities at the Closing, (i) the Merger Agreement shall not have been amended or modified in a manner materially adverse to the Purchasers (it being understood that any modification of the definitions of Company Outstanding Common Stock Shares, Common Stock Exchange Ratio, End Date or Parent Outstanding Shares shall be deemed material and adverse to the Purchaser), and (ii) no waiver of any condition or other term of the Merger Agreement shall have occurred that would reasonably be expected to materially and adversely affect the benefits the Purchaser would reasonably expect to receive under this Agreement.

(h) Closing of Mergers. All conditions precedent to the consummation of the Mergers set forth in the Merger Agreement shall have been satisfied or waived by the party entitled to the benefit thereof, and the Mergers shall become effective concurrently with the Closing.

(i) Opinion of Company Counsel. The Company shall have delivered to the Purchasers and the Placement Agents the opinion of Jones Day, dated as of the Closing Date in customary form and substance to be reasonably agreed upon with the Purchasers.

(j) Compliance Certificate. The Chief Executive Officer of the Company shall have delivered to the Purchasers at the Closing Date a certificate certifying that the conditions specified in Sections 6.1(a) (Representations and Warranties), 6.1(b) (Performance), 6.1(c) (No Injunction), 6.1(d) (Consents); 6.1(e) (Transfer Agent), 6.1(f) (Adverse Changes), 6.1(g) (No Amendments to Merger Agreement), 6.1(h) (Closing of Merger), and 6.1(m) (Listing Requirements) of this Agreement have been fulfilled.

(k) Secretary’s Certificate. The Secretary of the Company shall have delivered to the Purchasers at the Closing Date a certificate certifying (i) the certificate of incorporation, as amended, of the Company; (ii) the bylaws of the Company; (iii) resolutions of the Company’s Board of Directors (or an authorized committee thereof) approving this Agreement and the Other Subscription Agreements, if any, and the transactions contemplated by this Agreement and the Other Subscription Agreements, if any; and (iv) evidence reasonably satisfactory to counsel to the Placement Agents that stockholder approval of the transactions contemplated by this Agreement and the Other Subscription Agreements, if any, has been obtained.

(l) Registration Rights Agreement. The Company shall have executed and delivered the Registration Rights Agreement in the form attached hereto as Exhibit B (the “Registration Rights Agreement”) to the Purchasers.

(m) Listing Requirements. The Common Stock shall be listed on a National Exchange and shall not have been suspended, as of the Closing Date, by the SEC or the National Exchange from trading thereon nor shall suspension by the SEC or the National Exchange have been threatened, as of the Closing Date, either (i) in writing by the SEC or the National Exchange or (ii) by falling below the minimum listing maintenance requirements of the National Exchange (with a reasonable prospect of delisting occurring after giving effect to all applicable notice, appeal, compliance and hearing periods); and the Company shall have filed with the Nasdaq Stock Market a Notification Form: Listing of Additional Shares for the listing of the Securities and shall have received confirmation from the Nasdaq Stock Market that it has completed its review of such form with no objections to the transactions contemplated herein.

(n) Form S-4. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 that has not been withdrawn.

6.2 Conditions to the Obligation of the Company

The obligation of the Company to consummate the transactions to be consummated at the Closing, and to issue and sell to each Purchaser the Securities to be purchased by it at the Closing pursuant to this Agreement, is subject to the satisfaction or waiver in writing of the following conditions precedent:

(a) Representations and Warranties. The representations and warranties contained herein of such Purchaser shall be true and correct on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date (it being understood and agreed by the Company that, in the case of any representation and warranty of such Purchaser contained herein which is not hereinabove qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only in all material respects) and Purchaser’s participation in the Closing shall constitute a reaffirmation by such Purchaser of each of the representations, warranties, covenants and agreements of such Purchaser contained in this Agreement as of the Closing Date.

(b) Performance. Such Purchaser shall have performed in all material respects all obligations and conditions herein required to be performed or observed by such Purchaser on or prior to the Closing Date.

(c) Injunction. The purchase of and payment for the Securities by such Purchaser shall not be prohibited or enjoined by any law or governmental or court order or regulation.

(d) Closing of Mergers. All conditions precedent to the consummation of the Mergers set forth in the Merger Agreement shall have been satisfied or waived by the party entitled to the benefit thereof, and the Mergers shall have become effective.

(e) Registration Rights Agreement. Such Purchaser shall have executed and delivered the Registration Rights Agreement to the Company.

(f) Payment. The Company shall have received payment, by wire transfer of immediately available funds, in the full amount of the purchase price for the Securities being purchased by such Purchaser at the Closing as set forth in Exhibit A.

7. Termination

7.1 Conditions of Termination

This Agreement shall terminate and be void and of no further force and effect, and all obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time that the Merger Agreement is terminated in accordance with its terms, (b) with respect to any individual Purchaser, upon the mutual written agreement of the Company and such Purchaser, (c) if, on the Closing Date, any of the conditions of Closing set forth in Section 6 have not been satisfied as of the time required hereunder to be so satisfied or waived by the party entitled to grant such waiver, or are not capable of being satisfied and, as a result thereof, the transactions contemplated by this Agreement will not be and are not consummated, or (d) if the Closing has not occurred on or before the End Date (as defined in and as it may be extended in accordance with the Merger Agreement as in effect on the date hereof), other than as a result of a Willful Breach of a Purchaser’s obligations hereunder; provided, however, that nothing herein shall relieve any party to this Agreement of any liability for common law fraud or for any Willful Breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such Willful Breach. Upon the termination of this Agreement in accordance with this Section 7, except as set forth in the proviso to the immediately preceding sentence of this Section 7, this Agreement shall be void and of no further effect and any portion of the Purchase Price paid by any Purchaser to Company in connection herewith shall promptly following such termination be returned to such Purchaser. “Willful Breach” means a deliberate act or deliberate failure to act, taken with the actual knowledge that such act or failure to act would result in or constitute a material breach of this Agreement. The Company shall notify Purchaser of the termination of the Merger Agreement promptly after the termination thereof.

8. Miscellaneous Provisions

8.1 Public Statements or Releases

Except as set forth in Section 5.4, neither the Company nor any Purchaser shall make any public announcement with respect to the existence or terms of this Agreement or the transactions provided for herein without the prior approval of the other parties. Notwithstanding the foregoing, and subject to compliance with Section 5.4, nothing in this Section 8.1 shall prevent any party from making any public announcement it considers necessary in order to satisfy its obligations under the law, including applicable securities laws, or under the rules of any national securities exchange.

8.2 Interpretation

The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified. The headings in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, will be deemed to refer to the date set forth in the first paragraph of this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. All matters to be agreed to by any party hereto must be agreed to in writing by such party unless otherwise indicated herein. References to agreements, policies, standards, guidelines or instruments, or to statutes or regulations, are to such agreements, policies, standards, guidelines or instruments, or statutes or regulations, as amended or supplemented from time to time (or to successors thereto).

8.3 Notices

Any notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to be given (a) when delivered if personally delivered to the party for whom it is intended, (b) when delivered, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day following delivery, (c) three (3) days after having been sent by certified or registered mail, return-receipt requested and postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt:

(a) If to the Company (on or prior to the Closing Date), addressed as follows:

Reneo Pharmaceuticals, Inc.

18575 Jamboree Road, Suite 275-S

Irvine, California 92612

Attention: Gregory J. Flesher

Email: gflesher@reneopharma.com

with a copy to (which shall not constitute notice):

Jones Day

Minneapolis

3161 Michelson Drive, Suite 800

Irvine, California 92612

Attention: Jonn Beeson; Brad Brasser

Email: jbeeson@JonesDay.com; bcbrasser@JonesDay.com

If to the Company (following the Closing Date):

OnKure, Inc.

6707 Winchester Circle, Suite #400

Boulder, Colorado 80301

Attention: Jason Leverone, Chief Financial Officer

Email: jleverone@onkure.com

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati P.C.

650 Page Mill Road

Palo Alto, California 94304

Attention: Jennifer Knapp; Ethan Lutske

Email: jknapp@wsgr.com; elutske@wsgr.com

(b) If to any Purchaser, at its address set forth on Exhibit A or to such e-mail address or address as subsequently modified by written notice given in accordance with this Section 8.3.

Any Person may change the address to which notices and communications to it are to be addressed by notification as provided for herein.

8.4 Severability

If any part or provision of this Agreement is held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

8.5 Governing Law; Submission to Jurisdiction; Venue; Waiver of Trial by Jury

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, except to the extent that mandatory principles of Delaware law may apply.

(b) The Company and each of the Purchasers hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating solely to this Agreement or the transactions contemplated hereby, to the general jurisdiction of the any state court or United States Federal court sitting in the Borough of Manhattan in the City of New York, in the State of New York;

(ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same to the extent permitted by applicable law;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the party, as the case may be, at its address set forth in Section 8.3 or at such other address of which the other party shall have been notified pursuant thereto;

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction for recognition and enforcement of any judgment or if jurisdiction in the courts referenced in the foregoing clause (i) are not available despite the intentions of the parties hereto;

(v) agrees that final judgment in any such suit, action or proceeding brought in such a court may be enforced in the courts of any jurisdiction to which such party is subject by a suit upon such judgment, provided that service of process is effected upon such party in the manner specified herein or as otherwise permitted by law;

(vi) agrees that to the extent that such party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations under this Agreement, to the extent permitted by law; and

(vii) irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement.

8.6 Waiver

No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

8.7 Expenses

Except as otherwise agreed in writing, each party shall pay its own out-of-pocket fees and expenses, including the fees and expenses of attorneys, accountants and consultants employed by such party, incurred in connection with the proposed investment in the Securities, the negotiation of the Transaction Agreements and the consummation of the transactions contemplated thereby.

8.8 Assignment

None of the parties may assign its rights or obligations under this Agreement or designate another person (i) to perform all or part of its obligations under this Agreement or (ii) to have all or part of its rights and benefits under this Agreement, in each case without the prior written consent of (x) the Company, in the case of a Purchaser and (y) the Purchasers, in the case of the Company, provided that a Purchaser may, without the prior consent of the Company, assign its rights to purchase the Securities hereunder to any of its affiliates or to any other investment funds or accounts managed or advised by the investment manager who acts on behalf of Purchaser (provided each such assignee agrees to be bound by the terms of this Agreement and makes the same representations and warranties set forth in Section 4 hereof). In the event of any assignment in accordance with the terms of this Agreement, the assignee shall specifically assume and be bound by the provisions of this Agreement by executing a writing agreeing to be bound by and subject to the provisions of this Agreement and shall deliver an executed counterpart signature page to this Agreement and, notwithstanding such assumption or agreement to be bound hereby by an assignee, no such assignment shall relieve any party assigning any interest hereunder from its obligations or liability pursuant to this Agreement.

8.9 Confidential Information

(a) Each Purchaser covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company (or the earlier termination of this Agreement), such Purchaser will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction), other than to such Purchaser’s affiliates, outside attorney, accountant, auditor or investment advisor only to the extent necessary to permit evaluation of the investment, and the performance of the necessary or required tax, accounting, financial, legal, or administrative tasks and services and other than as may be required by law.

(b) The Company may request from any Purchaser such additional information as the Company may deem reasonably necessary to evaluate the eligibility of the Purchaser to acquire the Securities, and the Purchaser shall promptly provide such information as may reasonably be requested to the extent readily available; provided, that the Company agrees to keep any such information provided by the Purchaser confidential, except (i) as required by the federal securities laws, rules or regulations and (ii) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the SEC or regulatory agency or under the regulations of the Nasdaq Stock Market. The Purchaser acknowledges that the Company may file a form of this Agreement with the SEC as an exhibit to a periodic report or a registration statement of the Company.

8.10 Reliance by and Exculpation of Placement Agents

(a) Each Purchaser agrees and acknowledges for the express benefit of each Placement Agent, its affiliates and its representatives that (i) such Placement Agent, its affiliates and its representatives have not made, and will not make any representations or warranties with respect to the Company or the offer and sale of the Securities, and such Purchaser will not rely on any statements made by such Placement Agent, orally or in writing, to the contrary, (ii) such Purchaser will be responsible for conducting its own due diligence investigation with respect to the Company and the offer and sale of the Securities, (iii) such Purchaser will be purchasing Securities based on the results of its own due diligence investigation of the Company and such Placement Agent and each of its directors, officers, employees, representatives, and controlling persons have made no independent investigation with respect to the Company, the Securities, or the accuracy, completeness, or adequacy of any information supplied to the Purchaser by the Company, (iv) such Purchaser has negotiated the offer and sale of the Securities directly with the Company, and such Placement Agent will not be responsible for the ultimate success of any such investment and (v) the decision to invest in the Company will involve a significant degree of risk, including a risk of total loss of such investment. Each Purchaser further represents and warrants to each Placement Agent that it, including any fund or funds that it manages or advises that participates in the offer and sale of the Securities, is permitted under its constitutive documents (including, without limitation, all limited partnership agreements, charters, bylaws, limited liability company agreements, all applicable side letters with investors, and similar documents) to make investments of the type contemplated by this Agreement. This Section 8.10 shall survive any termination of this Agreement.

(b) The Company agrees and acknowledges that the Placement Agents may rely on its representations, warranties, agreements and covenants contained in this Agreement and each Purchaser agrees that the Placement Agents may rely on such Purchaser’s representations and warranties contained in this Agreement as if such representations and warranties, as applicable, were made directly to the Placement Agents.

(c) Neither the Placement Agents nor any of their respective affiliates or representatives (i) shall be liable for any improper payment made in accordance with the information provided by the Company; (ii) has made or will make any representation or warranty, express or implied, of any kind or character, and has not provided any recommendation in connection with the purchase or sale of the Securities; (iii) has any responsibilities as to the validity, accuracy, value or genuineness of any information, certificates or documentation delivered by or on behalf of the Company pursuant to the Transaction Agreements or in connection with any of the transactions contemplated therein; or (iv) shall be liable or have any obligation (including, without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by any Purchaser, the Company or any other Person or entity), whether in contract, tort or otherwise to any Purchaser or to any person claiming through such Purchaser, (x) for any action taken, suffered or omitted by any of them in good faith and reasonably believed to be authorized or within the discretion or rights or powers conferred upon it by the Transaction Agreements, (y) for anything which any of them may do or refrain from doing in connection with the Transaction Agreements, or (z) for anything otherwise in connection with the purchase and sale of the Securities except in each case for such party’s own gross negligence, willful misconduct or bad faith.

8.11 Third Parties

Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties to this Agreement any rights, remedies, claims, benefits, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including, without limitation, any partner, member, shareholder, director, officer, employee or other beneficial owner of any party to this Agreement, in its own capacity as such or in bringing a derivative action on behalf of a party to this Agreement) shall have any standing as a third party beneficiary with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, (a) the Placement Agents are an intended third-party beneficiary of the representations and warranties of the Company and of each Purchaser set forth in Section 3, Section 4, Section 6.1(i), Section 6.1(j) and Section 8.10 respectively, of this Agreement and (b) the Purchasers and the Company acknowledge and agree that the Target Company shall be entitled to seek to specifically enforce the Purchasers’ obligations to purchase the Securities hereunder and the Company’s obligations to issue the Securities hereunder.

8.12 Independent Nature of Purchasers’ Obligations and Right

The obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement. Nothing contained herein, and no action taken by any Purchaser pursuant hereto, shall be deemed to constitute the Purchasers as, and the Company acknowledges that the Purchasers do not so constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group (including a “group” within the meaning of Section 13(d)(3) of the 1934 Act), and the Company will not assert any such claim with respect to such obligations or the transactions contemplated by this Agreement and the Company acknowledges that the Purchasers are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. The Company acknowledges and each Purchaser confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. It is expressly understood that each provision contained in this Agreement is between the Company and a Purchaser, solely, and not between the Company and the Purchasers collectively and not between and among the Purchasers. Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. For reasons of administrative convenience only, certain Purchasers and their respective counsels have chosen to communicate with the Company through Covington & Burling LLP, counsel to the Placement Agents. Each such Purchaser acknowledges that Covington & Burling LLP has rendered legal advice to the Placement Agents and not to such Purchaser in connection with the transactions contemplated hereby, and that each such Purchaser has relied for such matters on the advice of its own respective counsel. The Company has elected to provide all Purchasers with the same terms and Transaction Agreements for the convenience of the Company and not because it was required or requested to do so by any Purchaser.

8.13 Equal Treatment of Purchasers

No consideration shall be offered or paid to any Purchaser to amend this Agreement or consent to a waiver or modification of any provision of this Agreement unless the same consideration is also offered to all of the Purchasers. For clarification purposes, this provision constitutes a separate right granted to each Purchaser by the Company and negotiated separately by each Purchaser and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of shares of Common Stock or otherwise.

8.14 Counterparts

This Agreement may be signed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

8.15 Entire Agreement; Amendments

This Agreement and the other Transaction Agreements constitute the entire agreement between the parties hereto respecting the subject matter hereof and supersede all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral. No modification, alteration, or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the Company and (i) prior to the Closing, the Purchasers of at least a majority of the Securities to be purchased hereunder or (ii) following the Closing, the Purchasers holding at least a majority of the Securities still held at the time of such modification, alteration or change (such parties in (i) and (ii), the “Requisite Purchasers”). Notwithstanding the foregoing, this Agreement may not be amended and the observance of any term of this Agreement may not be waived with respect to any Purchaser without the written consent of such Purchaser unless such amendment or waiver applies to all Purchasers in the same fashion and provided that the consent of each Purchaser is required for (a) the waiver of any of the conditions set forth in Section 6.1(f), Section 6.1(g), Section 6.1(h) or Section 6.1(m) or (b) the Purchase Price (including, without limitation, any amendment to the Merger Agreement that would increase the Purchase Price) or the type of security to be issued hereunder. The Company, on the one hand, and each Purchaser, on the other hand, may by an instrument signed in writing by such parties waive the performance, compliance or satisfaction by such Purchaser or the Company, respectively, with any term or provision hereof or any condition hereto to be performed, complied with or satisfied by such Purchaser or the Company, respectively.

8.16 Survival

The covenants, representations and warranties made by each party hereto contained in this Agreement shall survive the Closing and the delivery of the Securities in accordance with their respective terms. Each Purchaser shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

8.17 Mutual Drafting

This Agreement is the joint product of each Purchaser and the Company and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties and shall not be construed for or against any party hereto.

8.18 Additional Matters

For the avoidance of doubt, the parties acknowledge and confirm that the terms and conditions of the Securities were determined as a result of arm’s-length negotiations.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

RENEO PHARMACEUTICALS, INC.

By:
Name:	Gregory J. Flesher
Title:	President and Chief Executive Officer

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PURCHASER:

[___________]

By:
Name:
Title:

[Signature Page to Subscription Agreement]

EXHIBIT A

PURCHASERS

Name of Purchaser and Address/Contact Information	Aggregate Purchase Price

EXHIBIT B

FORM OF REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is made as of [●], by and among Reneo Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), and the several investors signatory hereto (each, an “Investor” and collectively, the “Investors”).

RECITALS

WHEREAS, the Company is party to that certain Agreement and Plan of Merger, dated as of [●], 2024 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Radiate Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub I”), Radiate Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Merger Sub II”) and OnKure, Inc. (the “Target Company”), a Delaware corporation, (the “Merger Agreement”), pursuant to which Merger Sub I will merge with and into the Target Company, with the Target Company surviving the merger as a wholly owned subsidiary of the Company (the “First Merger”) and as and as promptly as practicable following the First Merger, and as part of the same overall transaction, the surviving corporation of the First Merger will merge with and into Merger Sub II, with Merger Sub II surviving the merger as a wholly owned subsidiary of the Company (the “Second Merger” and, together with the First Merger, the “Mergers”) provided, that, if the Company determines that the transactions will qualify for the intended tax treatment if only the First Merger is consummated, the parties may decide not to consummate the Second Merger, and all references to the Mergers herein shall refer to the First Merger;

WHEREAS, following the Mergers, the Company will change its name to OnKure Therapeutics, Inc.;

WHEREAS, the Company and the Investors are parties to Subscription Agreements, dated as of [●], 2024 and [●], 2024 (each, a “Subscription Agreement” and together, the “Subscription Agreements”), pursuant to which such Investors are purchasing shares of capital stock of the Company; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement and the Subscription Agreements, and pursuant to the terms of the Subscription Agreements, the parties desire to enter into this Agreement in order to grant certain rights to the Investors as set forth below.

NOW, THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1. Certain Definitions. Unless the context otherwise requires, the following terms, for all purposes of this Agreement, shall have the meanings specified in this Section 1. Capitalized terms used and not otherwise defined herein that are defined in the Subscription Agreements shall have the meanings given such terms in the Subscription Agreements.

“Affiliate” has the meaning set forth in Rule 12b-2 of the rules and regulations promulgated under the Exchange Act; provided, however, that for purposes of this Agreement, the Holders and their Affiliates, on the one hand, and the Company and its Affiliates, on the other, shall not be deemed to be “Affiliates” of one another.

“Agreement” has the meaning set forth in the recitals.

“Allowed Delay” has the meaning set forth in Section 2.1(b)(ii).

“Board” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in the State of New York are generally open for use by customers on such day.

“Common Stock” means shares of the Class A common stock, par value $0.0001 per share, of the Company.

“Company” has the meaning set forth in the recitals.

“Effective Date” means the date that a Registration Statement filed pursuant to Section 2.1(a) is first declared effective by the SEC.

“Effectiveness Deadline” means, with respect to the Shelf Registration Statement or New Registration Statement, the ninetieth (90th) calendar day following the Closing Date (or, in the event the SEC reviews and has written comments to the Shelf Registration Statement or the New Registration Statement, the one-hundred twentieth (120th) calendar day following the Closing Date); provided, however, that if the Company is notified by the SEC (either orally or in writing, whichever is earlier) that the Shelf Registration Statement or the New Registration Statement will not be reviewed or is no longer subject to further review and comments, the Effectiveness Deadline as to such Shelf Registration Statement shall be the fifth (5th) Business Day following the date on which the Company is so notified if such date precedes the dates otherwise required above; provided, further, that if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the SEC is open for business; provided, further, that if the SEC is closed for operations due to a government shutdown or lapse in appropriations, the Effectiveness Deadline shall be extended by the same amount of days that the SEC remains closed for operations; and provided, further, that notwithstanding anything herein to the contrary, if the audited financial statements of any acquired company or other entity or pro forma financial statements that are required by the Securities Act to be included in a New Registration Statement are unavailable as of the Effectiveness Deadline provided for above, the Effectiveness Deadline shall be delayed until such time as such financial statements are prepared or obtained by the Company, it being understood that such date shall in no event extend beyond the one hundred eightieth (180th) calendar day following the Closing Date.

“Effectiveness Liquidated Damages” has the meaning set forth in Section 2.1(d).

“Effectiveness Period” has the meaning set forth in Section 2.1(b)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Filing Deadline” has the meaning set forth in Section 2.1(a).

“FINRA” means the Financial Industry Regulatory Authority.

“First Merger” has the meaning set forth in the recitals.

“Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of Registrable Securities.

“Holder” means any Investor or its permitted assignee owning or having the right to acquire Registrable Securities.

“Liquidated Damages” has the meaning set forth in Section 2.1(d).

“Losses” has the meaning set forth in Section 2.5(a).

“Maintenance Failure” has the meaning set forth in Section 2.1(d).

“Losses” has the meaning set forth in Section 2.5(a).

“Merger Agreement” has the meaning set forth in the recitals.

“Mergers” has the meaning set forth in the recitals.

“Merger Sub I” has the meaning set forth in the recitals.

“Merger Sub II” has the meaning set forth in the recitals.

“National Exchange” means each of the following, together with any successor thereto: the NYSE American, The New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Global Select Market and the Nasdaq Capital Market.

“New Registration Statement” has the meaning set forth in Section 2.1(a).

“Opt-Out Notice” has the meaning set forth in Section 2.6.

“Participating Holder” means with respect to any registration, any Holder of Registrable Securities covered by the applicable Registration Statement.

“Prospectus” means the prospectus included in any Registration Statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective Shelf Registration Statement in reliance upon Rule 430A or Rule 430B promulgated under the Securities Act), all amendments and supplements to such prospectus, including pre- and post-effective amendments to such Registration Statement, and all other material incorporated by reference in such prospectus.

“Register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

“Registration Liquidated Damages” has the meaning set forth in Section 2.1(d).

“Registrable Securities” means (i) the Shares, (ii) any Common Stock issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, Shares; provided, that the Holder has completed and delivered to the Company a selling stockholder questionnaire and any other information regarding the Holder and the distribution of the Registrable Securities as the Company may, from time to time, reasonably request for inclusion in a Registration Statement pursuant to applicable law. Notwithstanding the foregoing, the Shares or any such Common Stock, as applicable, shall cease to be Registrable Securities for all purposes hereunder upon the earliest to occur of the following: (a) the sale by any Person of such Shares or any such Common Stock, as applicable, either pursuant to a registration statement under the Securities Act or under Rule 144 or 145 (or any similar provision then in effect) (in which case, only such Shares or any such Common Stock, as applicable, sold shall cease to be Registrable Securities), or (b) such Shares or any such Common Stock shall cease to be outstanding and (iii) any Common Stock issued or issuable upon the conversion or exchange of shares of Class B common stock of the Company, par value $0.0001 per share.

“Registration Statement” means any registration statement of the Company that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Remainder Registration Statement” has the meaning set forth in Section 2.1(a).

“Required Holders” means the Holders holding a majority of the Registrable Securities outstanding from time to time.

“Rule 144” means Rule 144 as promulgated by the SEC under the Securities Act, as such rule may be amended from time to time, or any similar successor rule that may be promulgated by the SEC having substantially the same effect as such Rule.

“Rule 145” means Rule 145 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“SEC Guidance” means any publicly available written or oral guidance, comments, requirements or requests of the SEC staff under the Securities Act; provided, that any such oral guidance, comments, requirements or requests are reduced to writing by the SEC.

“Second Merger” has the meaning set forth in the recitals.

“Securities Act” means the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

“Shares” means (i) the shares of Common Stock issued or issuable to the Investors pursuant to the Subscription Agreements and (ii) the shares of Common Stock issued or issuable at the closing of the Mergers to the Investors in respect of all equity securities of the Target Company held by the Investors immediately prior to the closing of the Mergers.

“Shelf Registration Statement” has the meaning set forth in Section 2.1(a).

“Target Company” has the meaning set forth in the recitals.

“Transaction Agreements” means this Agreement and the Subscription Agreements, all exhibits and schedules thereto and hereto and any other documents or agreement executed in connection with the transactions contemplated hereunder or thereunder.

2. Registration Rights.

2.1 Shelf Registration.

(a) Registration Statements. On or prior to the date forty-five (45) days following the Closing Date (the “Filing Deadline”), the Company shall prepare and file with the SEC a Registration Statement on Form S-3 (or, if Form S-3 is not then available to the Company, on such form of registration statement as is then available to effect a registration for resale of the Registrable Securities), subject to the provisions of Section 2.1(c), for the resale of the Registrable Securities pursuant to an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (the “Shelf Registration Statement”). Such Shelf Registration Statement shall, subject to the limitations of Form S-3, include the aggregate amount of Registrable Securities to be registered therein and shall contain (except if otherwise required pursuant to written comments received from the SEC upon a review of such Shelf Registration Statement) the “Plan of Distribution” substantially in the form of Annex A (which may be modified to respond to comments, if any, provided by the SEC). To the extent the staff of the SEC does not permit all of the Registrable Securities to be registered on the Shelf Registration Statement filed pursuant to this Section 2.1(a) or for any other reason any Registrable Securities are not then included in a Registration Statement filed under this Agreement, the Company shall (i) inform each of the Participating Holders thereof and use its commercially reasonable efforts to file amendments to the Shelf Registration Statement as required by the SEC and/or (ii) withdraw the Shelf Registration Statement and file a new registration statement (a “New Registration Statement”), in either case covering the maximum number of Registrable Securities permitted to be registered by the SEC, on Form S-3 or such other form available to register for resale the Registrable Securities as a secondary offering. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering, unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will first be reduced by Registrable Securities not acquired pursuant to a Subscription Agreement (whether pursuant to registration rights or otherwise), and second by Registrable Securities acquired pursuant to a Subscription Agreement (applied, in the case that some Shares may be registered, to the Holders on a pro rata basis based on the total number of unregistered Shares held by such Holders, subject to a determination by the SEC that certain Holders must be reduced first based on the number of Shares held by such Holders or cannot sell their Shares in a secondary offering). In the event the Company amends the Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the SEC, as promptly as allowed by the SEC or SEC Guidance provided to the Company or to registrants of securities in general, one or more Registration Statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Shelf Registration Statement, as amended, or the New Registration Statement (the “Remainder Registration Statement”). In no event shall any Participating Holder be identified as a statutory underwriter in the Registration Statement unless in response to a comment or request from the staff of the SEC or another regulatory agency; provided, however, that if a Participating Holder would be deemed a statutory underwriter, such Holder shall not be included in the Registration Statement.

(b) Effectiveness.

(i) The Company shall use commercially reasonable efforts to have the Shelf Registration Statement or New Registration Statement declared effective as soon as practicable but in no event later than the Effectiveness Deadline (including filing with the SEC a request for acceleration of effectiveness in accordance with Rule 461 promulgated under the Securities Act), and shall use its commercially reasonable efforts to keep the Shelf Registration Statement or New Registration Statement continuously effective under the Securities Act until the earlier of (A) such time as all of the Registrable Securities covered by such Registration Statement have been publicly sold by the Holders, or (B) the date that all the Shares cease to be Registrable Securities (the “Effectiveness Period”); provided that the Company will not be obligated to update the Registration Statement and no sales may be made under the applicable Registration Statement during any Allowed Delay of which the Holders have received notice. The Company shall notify the Participating Holders of the effectiveness of a Registration Statement by e-mail as promptly as practicable, and shall, if requested provide the Participating Holders with copies of the final Prospectus to be used in connection with the sale or other disposition of the securities covered thereby. Upon notification by the SEC that any Registration Statement has been declared effective by the SEC, within one (1) Business Day thereafter, the Company shall file the final prospectus under Rule 424 of the Securities Act.

(ii) For not more than forty-five (45) consecutive days or for a total of not more than ninety (90) days and on not more than two (2) occasions, in each case in any twelve (12) month period, the Company may suspend the use of any Prospectus included in any Registration Statement contemplated by this Section 2 if (A) the negotiation or consummation of a transaction by the Company is pending or an event has occurred, which negotiation, consummation or event, the Board reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Board, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements, or (B) the Company determines in good faith, upon advice of legal counsel, that such suspension is necessary to amend or supplement the Registration Statement or the related Prospectus so that such Registration Statement or Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus in light of the circumstances under which they were made, not misleading (an “Allowed Delay”); provided, that the Company shall promptly (1) notify each Participating Holder in writing of the commencement of an Allowed Delay, but shall not (without the prior written consent of a Participating Holder) disclose to such Participating Holder any material non-public information giving rise to an Allowed Delay, (2) advise the Participating Holders in writing to cease all sales under such Registration Statement until the end of the Allowed Delay and (3) use commercially reasonable efforts to terminate an Allowed Delay as promptly as practicable.

(c) In the event that Form S-3 is not available for the registration of the resale of Registrable Securities hereunder, the Company shall (i) register the resale of the Registrable Securities on another appropriate form reasonably acceptable to the Holders and (ii) undertake to register the Registrable Securities on Form S-3 promptly after such form is available; provided that the Company shall maintain the effectiveness of the Registration Statement then in effect until such time as a Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the SEC.

(d) Effect of Failure to File and Obtain and Maintain Effectiveness of Registration Statements.

(i) If a Registration Statement covering the Registrable Securities is not filed with the SEC on or prior to the Filing Deadline, the Company will make pro rata payments to each Holder then holding Registrable Securities, as liquidated damages and not as a penalty (the “Registration Liquidated Damages”), in an amount equal to one percent (1.0%) of the aggregate amount invested by such Holder for the Registrable Securities then held by such Holder for the initial day of failure to file such Registration Statement by the Filing Deadline and for each subsequent 30-day period (pro rata for any portion thereof) thereafter for which no such Registration Statement is filed with respect to the Registrable Securities. Such payments shall be made to each Holder then holding Registrable Securities in cash no later than ten (10) Business Days after the end of the date of the initial failure to file such Registration Statement by the Filing Deadline and each subsequent 30-day period (pro rata for any portion thereof) until such Registration Statement is filed with respect to the Registrable Securities. Interest shall accrue at the rate of one percent (1.0%) per month on any such liquidated damages payments that shall not be paid by the applicable payment date until such amount is paid in full.

(ii) If (A) a Registration Statement covering the Registrable Securities is not declared effective by the SEC prior to the applicable Effectiveness Deadline or (B) after a Registration Statement has been declared effective by the SEC, sales cannot be made pursuant to such Registration Statement for any reason (including by reason of a stop order or the Company’s failure to update such Registration Statement), but excluding any Allowed Delay or the inability of any Holder to sell the Registrable Securities covered thereby due to market conditions (each of (A) and (B), a “Maintenance Failure”), then the Company will make pro rata payments to each Holder then holding Registrable Securities, as liquidated damages and not as a penalty (the “Effectiveness Liquidated Damages” and together with the Registration Liquidated Damages, the “Liquidated Damages”), in an amount equal to one percent (1.0%) of the aggregate amount invested by such Holder for the Registrable Securities then held by such Holder for the initial day of a Maintenance Failure and for each 30-day period (pro rata for any portion thereof) thereafter until the Maintenance Failure is cured (each, a “Blackout Period”). The Effectiveness Liquidated Damages shall be paid monthly within ten (10) Business Days of the end of the date of such Maintenance Failure and each subsequent 30-day period (pro rata for any portion thereof). Such payments shall be made to each Holder then holding Registrable Securities in cash. Interest shall accrue at the rate of one percent (1.0%) per month on any such liquidated damages payments that shall not be paid by the applicable payment date until such amount is paid in full.

(iii) The parties agree that (1) notwithstanding anything to the contrary herein or in the Subscription Agreement, no Liquidated Damages shall be payable with respect to any period after the expiration of the Effectiveness Period (as defined below) (it being understood that this sentence shall not relieve the Company of any Liquidated Damages accruing prior to the expiration of the Effectiveness Period), and in no event shall the aggregate amount of Liquidated Damages payable to a Holder exceed, in the aggregate, six percent (6.0%) of the aggregate purchase price paid by such Holder pursuant to the Subscription Agreement and (2) except with respect to (A) the initial day of failure to file a Registration Statement by the Filing Deadline and (B) the initial day of any Maintenance Failure, in no event shall the Company be liable in any thirty (30) day period for Liquidated Damages under this Agreement in excess of one percent (1.0%) of the aggregate purchase price paid by the Holder pursuant to the Subscription Agreement.

(iv) The Liquidated Damages described in this Section 2.1(d) shall constitute the Holders’ exclusive monetary remedy for any failure to meet the Filing Deadline and for any Maintenance Failure, but shall not affect the right of the Holders to injunctive relief.

2.2 Expenses. The Company will pay all expenses associated with each Registration Statement, including filing and printing fees, the Company’s counsel and accounting fees and expenses, costs associated with clearing the Registrable Securities for sale under applicable state securities laws and listing fees, but excluding discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals with respect to the Registrable Securities being sold.

2.3 Company Obligations. The Company will use reasonable efforts to effect the registration of the Registrable Securities in accordance with the terms hereof, and pursuant thereto the Company will:

(a) prepare the required Registration Statement including all exhibits and financial statements required under the Securities Act to be filed therewith, and provide copies to and permit each Participating Holder to review each Registration Statement and all amendments and supplements thereto other than those incorporated or deemed to be incorporated by reference) prior to their filing with the SEC and a reasonable opportunity to furnish comments thereon (it being acknowledged and agreed that if a Participating Holder does not object to or comment on the aforementioned documents, then the Participating Holder shall be deemed to have consented to and approved the use of such documents);

(b) file with the SEC a Registration Statement relating to the Registrable Securities including all exhibits and financial statements required by the SEC to be filed therewith, and use commercially reasonable efforts to cause such Registration Statement to become effective under the Securities Act;

(c) prepare and file with the SEC such amendments and post-effective amendments to such Registration Statement and the related Prospectus as may be necessary to keep such Registration Statement effective for the Effectiveness Period and to comply with the provisions of the Securities Act and the Exchange Act with respect to the distribution of all of the Registrable Securities covered thereby;

(d) (i) notify the Participating Holders by e-mail as promptly as practicable after any Registration Statement is declared effective and simultaneously provide the Participating Holders with copies of any related Prospectus to be used in connection with the sale or other disposition of the securities covered thereby (provided, that the Company will not have any obligation to provide any document pursuant to this clause that is available on the EDGAR system), (ii) promptly notify the Participating Holders no later than one (1) trading day following the date (A) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement covering any or all of the Registrable Securities or any order by the SEC preventing or suspending the use of any preliminary or final Prospectus or the initiation of any proceedings for such purposes, (B) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or (C) of the receipt by the Company of any notification with respect to the initiation or threatening of any proceeding for the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction;

(e) promptly notify the Participating Holders, at any time prior to the end of the Effectiveness Period, upon discovery that, or upon the happening of any event as a result of which, the Prospectus includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing (provided that such notice shall not, without the prior written consent of a Participating Holder, disclose to such Participating Holder any material nonpublic information regarding the Company), and promptly prepare, file with the SEC and furnish to such holder a supplement to or an amendment of such Prospectus as may be necessary so that such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(f) promptly incorporate in a Prospectus supplement, Free Writing Prospectus or post-effective amendment to the applicable Registration Statement such information as the Participating Holders reasonably request to be included therein relating to the plan of distribution with respect to such Registrable Securities, and make all required filings of such Prospectus supplement, Free Writing Prospectus or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement, Free Writing Prospectus or post-effective amendment;

(g) furnish to each Participating Holder whose Registrable Securities are included in any Registration Statement (i) promptly after the same is prepared and filed with the SEC, if requested by the Participating Holder, one (1) copy of any Registration Statement and any amendment thereto, each preliminary prospectus and Prospectus and each amendment or supplement thereto, and each letter written by or on behalf of the Company to the SEC or the staff of the SEC, and each item of correspondence from the SEC or the staff of the SEC, in each case relating to such Registration Statement (other than any portion thereof which contains information for which the Company has sought confidential treatment), and (ii) such number of copies of a Prospectus, including a preliminary prospectus, and all amendments and supplements thereto and such other documents as each Participating Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Participating Holder that are covered by such Registration Statement;

(h) on or prior to the date on which the Registration Statement is declared effective, use its commercially reasonable efforts to register or qualify, or cooperate with the Participating Holders and their respective counsel, in connection with the registration or qualification (or exemption from the registration or qualification) of such Registrable Securities for offer and sale under the applicable state securities or “Blue Sky” laws of those jurisdictions within the United States as any Participating Holder or their respective counsel reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such registration or qualification (or exemption therefrom) in effect during the Effectiveness Period, provided that the Company shall not be required to qualify generally to do business or as a dealer in securities in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

(i) within two (2) Business Days after a Registration Statement which covers Registrable Securities is ordered effective by the SEC, deliver to the transfer agent for such Registrable Securities (with copies to the Participating Holder whose Registrable Securities are included in such Registration Statement) confirmation that such Registration Statement has been declared effective by the SEC;

(j) cooperate with each Participating Holder participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA or any other securities regulatory authority;

(k) otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC under the Securities Act and the Exchange Act, including, without limitation, Rule 172 under the Securities Act, file any final Prospectus, including any supplement or amendment thereof, with the SEC pursuant to Rule 424 under the Securities Act, promptly inform the Participating Holders in writing if, at any time during the Effectiveness Period, the Company does not satisfy the conditions specified in Rule 172 and, as a result thereof, the Participating Holders are required to deliver a Prospectus in connection with any disposition of Registrable Securities and take such other actions as may be reasonably necessary to facilitate the registration of the Registrable Securities hereunder; and make available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act;

(l) use commercially reasonable efforts to maintain the listing of all Registrable Securities on each securities exchange on which the Common Stock is then listed or quoted and on each inter-dealer quotation system on which any of the Common Stock is then quoted; and

(m) with a view to making available to the Holders the benefits of Rule 144 (or its successor rule) and any other rule or regulation of the SEC that may at any time permit the Holders to sell shares of Common Stock to the public without registration: (i) make and keep public information available, as those terms are understood and defined in Rule 144, until the earlier of (A) the date as all of the Registrable Securities shall have been otherwise transferred, new certificates for such Shares not bearing a legend restricting further transfer shall have been delivered by Company and subsequent public distribution of such Shares shall not require registration under the Securities Act or (B) such date as all of the Registrable Securities shall have been resold; (ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act; and (iii) furnish to each Holder upon request, as long as such Holder owns any Registrable Securities, (A) a written statement by the Company that it has complied with the reporting requirements of the Exchange Act, (B) a copy of the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, and (C) such other information as may be reasonably requested in order to avail such Holder of any rule or regulation of the SEC that permits the selling of any such Registrable Securities without registration.

2.4 Obligations of the Holders.

(a) Notwithstanding any other provision of the Agreement, no Holder of Registrable Securities may include any of its Registrable Securities in the Registration Statement pursuant to this Agreement unless the Holder furnishes to the Company a completed and signed selling stockholder questionnaire in customary form that contains such information regarding such Holder, the securities of the Company held by such Holder and the intended method of disposition of the Registrable Securities as shall be reasonably requested by the Company to effect the registration of the Registrable Securities, which questionnaire the Company will provide to the Holder at least ten (10) days prior to the first anticipated filing date of any Registration Statement. Each Holder who intends to include any of its Registrable Securities in the Registration Statement shall promptly furnish the Company in writing such other information as the Company may reasonably request in writing. Each Holder acknowledges and agrees that the information in the selling stockholder questionnaire or request for further information as described in this Section 2.4(a) will be used by the Company in the preparation of the Registration Statement and hereby consents to the inclusion of such information in the Registration Statement to the extent, and only to the extent, that such inclusion is required under Reg S-K and the requirements of the applicable Registration Statement (subject to the Holder’s right to review such disclosure pursuant to the terms of this Agreement). The Company shall not be obligated to file more than one post-effective amendment or supplement in any sixty (60) day period following the date such Registration Statement is declared effective for the purposes of naming Holders as selling stockholders who are not named in such Registration Statement at the time of effectiveness.

(b) Each Holder agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of a Registration Statement hereunder, unless such Holder has notified the Company in writing of its election to exclude all of its Registrable Securities from such Registration Statement. The Company may require each selling Holder to furnish to the Company a certified statement as to (i) the number of shares of Common Stock beneficially owned by such Holder and any Affiliate thereof, (ii) any FINRA affiliations, (iii) any natural persons who have the power to vote or dispose of the Common Stock, and (iv) any other information as may be requested by the SEC, FINRA or any state securities commission. Each Holder agrees by its acquisition of such Registrable Securities that, it will not commence a disposition of Registrable Securities under the Registration Statement until such Holder has received (i) written confirmation from the Company of the availability of the Registration Statement, or (ii) copies of the supplemented Prospectus and/or amended Registration Statement as described, and, in each case, has also received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement (it being understood that the filing of such documents on the SEC’s Edgar system shall constitute receipt of such documents).

(c) Each Holder agrees that, upon receipt of written notice from the Company of either (i) the commencement of an Allowed Delay pursuant to Section 2.1(b) or (ii) the happening of any event of the kind described in Section 2.3(d) or Section 2.3(e) hereof, such Holder will immediately discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities, until such Holder is advised by the Company that such dispositions may again be made and/or the use of the applicable Prospectus (as it may have been supplemented or amended) may be resumed and, if so directed by the Company, each Holder will deliver to the Company or destroy (at the Company’s expense) all copies, other than permanent file copies then in its possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice.

2.5 Indemnification.

(a) Indemnification by the Company. The Company shall (x) notwithstanding any termination of this Agreement, indemnify, defend and hold harmless each Participating Holder who sells Registrable Securities covered by such Registration Statement and its officers, directors, partners, managers, representatives, brokers, equity holders, principals, managers, portfolio managers, trustees, predecessors, subsidiaries, attorneys, advisors, investment advisers, members, employees, and agents, successors and assigns, and each other Person, if any, who controls such Purchaser or any Affiliate thereof within the meaning of the Securities Act and each of their respective Affiliates (each a “Purchaser Indemnified Person”), to the fullest extent permitted by applicable law, against any and all losses, claims, damages, liabilities, obligations and expenses (including reasonable attorneys’ fees, judgments, amounts paid in settlements and court costs) (collectively, “Losses”), actually incurred, joint or several, to which they may become subject under the Securities Act or otherwise, insofar as such Losses (or actions in respect thereof) arising out of, are based upon related to or resulting from any: (i) any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, any preliminary Prospectus or final Prospectus, or any amendment or supplement thereof or arising out of, relating to, or resulting from any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading; (ii) any violation by the Company or its agents of any rule or regulation promulgated under the Securities Act applicable to the Company or its agents and relating to action or inaction required of the Company in connection with such registration; (iii) any “Blue Sky” application or other document executed by the Company specifically for that purpose or based upon written information furnished by the Company filed in any state or other jurisdiction in order to qualify any or all of the Registrable Securities under the securities laws thereof (any such application, document or information herein called a “Blue Sky Application”); (iv) the omission or alleged omission to state in a Blue Sky Application a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made; or (v) any failure to register or qualify the Registrable Securities included in any such Registration Statement in any state where the Company or its agents has affirmatively undertaken or agreed in writing that the Company will undertake such registration or qualification on a Purchaser’s behalf and will reimburse such Purchaser Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating, defending, preparing to defend, providing evidence in, preparing to serve or serving as witness with respect to, settling, compromising or paying any such Loss or action and (y) reimburse a Participating Holder who sells Registrable Securities covered by such Registration Statement, and each such officer, director, employee, agent or member and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or action; provided, however, that the Company will not be liable in any such case to the extent that any such Losses arise out of or are based upon (A) an untrue statement or alleged untrue statement or omission or alleged omission so made in reliance upon or in conformity with information furnished by such Holder or any such controlling person in writing specifically for use in such Registration Statement or Prospectus (preliminary, final or summary) or any amendment or supplement thereto or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was reviewed and approved in writing by such Holder expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto (it being understood that each Holder has approved Annex A hereto for this purpose and (B) the use by a Holder of an outdated or defective Prospectus after the Company has notified such Holder in writing that such Prospectus is outdated or defective or (C) a Holder’s (or any other indemnified Person’s) failure to send or give a copy of the Prospectus or supplement (as then amended or supplemented), if required, pursuant to Rule 172 under the Securities Act (or any successor rule) to the Persons asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such Person if such statement or omission was corrected in such Prospectus or supplement.

(b) Indemnification by the Participating Holders. Each Holder agrees, severally but not jointly with any other Holder, to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors, officers, employees, stockholders, agents, and each person who controls the Company (within the meaning of the Securities Act and the Exchange Act) against any Losses (i) arising out of, based on, or resulting from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact required to be stated in any Registration Statement or Prospectus (preliminary, final or summary) or any amendment or supplement thereto or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, to the extent, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission is contained in any information furnished in writing by such Holder to the Company specifically for inclusion in such Registration Statement or Prospectus or amendment or supplement thereto, or a document incorporated by reference into any of the foregoing; or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was reviewed and approved in writing by such Holder expressly for use in a Registration Statement (it being understood that the Holder has approved Annex A hereto for this purpose), such Prospectus or such form of Prospectus or in any amendment or supplement thereto or (ii) related to the use by such Holder of an outdated or defective Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated or. In no event shall the liability of any selling Holder under this Section 2.5 greater in amount than the dollar amount of the net proceeds received by such Holder upon the sale of the Registrable Securities included in the Registration Statement giving rise to such indemnification obligation.

(c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party (provided, however, that such indemnified party shall, at the expense of the indemnified party, be entitled to counsel of its own choosing to monitor such defense); provided that, subject to the preceding sentence, any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed to pay such fees or expenses, or (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person or (C) in the reasonable judgment of any such Person, based upon written advice of its counsel, a conflict of interest exists between such person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person); and provided, further, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties. No indemnifying party will, except with the consent of the indemnified party, effect any settlement of or consent to the entry of any judgment with respect to any proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement (i) includes an unconditional release of such indemnified party from all liability in respect of or arising out of such claims or proceedings that are the subject matter of such proceeding, (ii) imposes no liability or obligation on the indemnified party and (iii) does not include any admission of fault, culpability, wrongdoing or malfeasance. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party, or any officer, director, employee, agent, affiliate, or controlling person of such indemnified party and shall survive the transfer of the Shares.

(d) Contribution. If for any reason the indemnification provided for in the preceding paragraphs (a) and (b) is unavailable to an indemnified party or insufficient to hold it harmless, other than as expressly specified therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations. No Person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any Person not guilty of such fraudulent misrepresentation. In no event shall the aggregate liability of a Holder under this Section 2.5 be greater in amount than the dollar amount of the net proceeds received by it upon the sale of the Registrable Securities giving rise to such contribution obligation.

2.6 Opt-Out Notice. Each Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notices from the Company otherwise required by this Section 2; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), (a) the Company shall not deliver any notices pursuant to this Section 2 to such Holder and such Holder shall no longer be entitled to the rights associated with any such notice and (b) each time prior to such Holder’s intended use of an effective Registration Statement, such Holder will notify the Company in writing at least two (2) Business Days in advance of such intended use, and if a notice of an Allowed Delay was previously delivered (or would have been delivered but for the provisions of this Section 2.6) and the related suspension period remains in effect, the Company will so notify such Holder, within one (1) Business Day of such Holder’s notification to the Company, by delivering to such Holder a copy of such previous notice of an Allowed Delay, and thereafter will provide such Holder with the related notice of the conclusion of such Allowed Delay immediately upon the conclusion thereof (which notices shall not contain any material, nonpublic information or subject such Holder to any duty of confidentiality).

3. Miscellaneous.

3.1 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan in the City of New York, in the State of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each of the parties hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

3.2 Assignments and Transfers by Holders. The provisions of this Agreement shall be binding upon and inure to the benefit of the Holders and their respective successors and assigns. A Holder may transfer or assign, in whole or from time to time in part, to one or more persons its rights hereunder in connection with the transfer of Registrable Securities by such Holder to such person; provided that such Holder complies with all laws applicable thereto and the provisions of the Subscription Agreements and provides written notice of assignment to the Company promptly after such assignment is effected, and such person agrees in writing to be bound by all of the provisions contained herein.

3.3 Assignments and Transfers by the Company. This Agreement may not be assigned by the Company (whether by operation of law or otherwise) without the prior written consent of the Required Holders, provided, however, that in the event that the Company is a party to a merger, consolidation, share exchange or similar business combination transaction in which the Common Stock is converted into the equity securities of another Person, from and after the effective time of such transaction, such Person shall, by virtue of such transaction, be deemed to have assumed the obligations of the Company hereunder, the term “Company” shall be deemed to refer to such Person and the term “Registrable Securities” shall be deemed to include the securities received by the Holders in connection with such transaction unless such securities are otherwise freely tradable by the Holders after giving effect to such transaction.

3.4 Entire Agreement; Amendment. This Agreement and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Any previous agreements among the parties relative to the specific subject matter hereof are superseded by this Agreement. This Agreement may be amended only by a writing signed by the Company and the Required Holders, provided that (i) if any amendment, modification or waiver disproportionately and adversely impacts a Holder, the consent of such disproportionately impacted Holder shall be required and (ii) any amendment, modification or waiver of Section 2.5 shall require the consent of each Holder. The Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company shall have obtained the written consent to such amendment, action or omission to act of the Required Holders.

3.5 Notices. All notices and other communications provided for or permitted hereunder shall be made as set forth in Section 8.3 of the Subscription Agreements.

3.6 Third Parties. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto; provided, that the indemnified parties are intended third party beneficiaries of Section 2.5.

3.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

3.8 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

3.9 Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

3.10 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing, and that all remedies, either under this Agreement, by law or otherwise, shall be cumulative and not alternative.

3.11 Consents. Any permission, consent, or approval of any kind or character under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.

3.12 SPECIFIC PERFORMANCE. THE PARTIES HERETO AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH ITS SPECIFIC INTENT OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS, WITHOUT BOND, TO PREVENT OR CURE BREACHES OR THREATENED BREACHES OF THE PROVISIONS OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED BY LAW OR EQUITY, AND ANY PARTY SUED FOR BREACH OF THIS AGREEMENT EXPRESSLY WAIVES ANY DEFENSE THAT A REMEDY IN DAMAGES WOULD BE ADEQUATE.

3.13 Construction of Agreement. No provision of this Agreement shall be construed against either party as the drafter thereof.

3.14 Section References. Unless otherwise stated, any reference contained herein to a Section or subsection refers to the provisions of this Agreement.

3.15 Variations of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the day and year first written above.

COMPANY:

RENEO PHARMACEUTICALS, INC.

By:
Name:	Gregory J. Flesher
Title:	President and Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the day and year first written above.

INVESTOR:

[●]

By:
Name:
Title:

Annex A

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	in settlement of short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the distribution of the common stock by any selling stockholder to its partners, members or stockholders;

•	directly to one or more purchasers;

•	through delayed delivery requirements;

•	by pledge to secured debts and other obligations;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

In addition, a selling stockholder that is an entity may elect to make a pro rata in-kind distribution of shares to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended (the “Securities Act”), amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling stockholders for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or another available exemption from the registration requirements of the Securities Act.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. (it being understood that the Selling Stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering). Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We will pay all expenses of the registration of the shares pursuant to the Registration Rights Agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “Blue Sky” laws; provided, however, that we will not be responsible for any underwriting fees, discounts or commissions attributable to the sale of the shares and any legal fees and expenses of counsel to the selling stockholders. We have agreed pursuant to the Registration Rights Agreement to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders pursuant to the Registration Rights Agreement to use commercially reasonable efforts to cause the registration statement of which this prospectus constitutes a part to be declared or otherwise become effective and to remain continuously effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with such registration statement or (2) the date that all the shares covered by this prospectus cease to be Registrable Securities as defined in the Registration Rights Agreement.

There can be no assurance that any selling stockholder will sell any or all of the shares registered pursuant to the registration statement, of which this prospectus forms a part. Once sold hereunder, the shares will be freely tradable in the hands of persons, other than our affiliates.

Exhibit G

FORM OF RESTATED CERTIFICATE OF FORMATION

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

RADIATE MERGER SUB II, LLC

[•], 2024

This Amended and Restated Certificate of Formation of Radiate Merger Sub II, LLC (the “Company”) is being duly executed and filed by the undersigned, as an authorized person, in accordance with the provisions of Section 18-208 of the Delaware Limited Liability Company Act to amend and restate the original Certificate of Formation of the Company (the “Certificate”), which was filed on April 23, 2024 with the Secretary of State of the State of Delaware.

The Certificate is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the limited liability company is [•].

SECOND: The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, New Castle County, Delaware 19801. The name of the registered agent of the Company at such address is The Corporation Trust Company

[Signature Page Follows]

IN WITNESS THEREOF, the undersigned, being an authorized person of the Company, has executed and acknowledged this Amended and Restated Certificate of Formation as of the [•]rd day of [•], 2024.

[•]
Authorized Person

(Signature Page to A&R Certificate of Formation)

Exhibit H

FORM OF RESTATED LIMITED LIABILITY COMPANY AGREEMENT

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

[•]

This Amended and Restated Limited Liability Company Agreement (this “LLC Agreement”) of [•], a Delaware limited liability company (the “Company”), is entered into as of [•], 2024, by [•], a Delaware corporation, as the sole member of the Company (the “Managing Member”).

RECITALS

WHEREAS, the Company was formed on April 23, 2024, bearing the name Radiate Merger Sub II, LLC, as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18 101, et seq.), as amended from time to time (the “Act”);

WHEREAS, on April 23, 2024, the Company and the Managing Member entered into a Limited Liability Company Agreement of the Company (the “Initial LLC Agreement”); and

WHEREAS, the Managing Member desires to amend and restate the Initial LLC Agreement in its entirety to reflect the terms and provisions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby established, the Managing Member hereby agrees as follows:

AGREEMENT

1. Formation. The Company was formed and hereby continues as a Delaware limited liability company under and pursuant to the Act. An “authorized person” of the Company within the meaning of the Act executed, delivered and filed the Certificate of Formation of the Company (as amended and or restated from time to time, the “Certificate”) with the Secretary of State of the State of Delaware on April 23, 2024, such filing being hereby ratified and approved in all respects. Upon the filing of the Certificate of Formation of the Company with the Secretary of State of the State of Delaware, such individual’s powers as an “authorized person” of the Company ceased, and the Managing Member and each officer of the Company thereupon became a designated “authorized person” of the Company and shall each continue as a designated “authorized person” of the Company within the meaning of the Act. The Managing Member or any officer of the Company, as an “authorized person” of the Company within the meaning of the Act, shall execute, deliver and file, or cause the execution, delivery and filing of, all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed with the Secretary of State of the State of Delaware.

2. Name. The name of the Company is “[•]”.

3. Purpose of the Company. The principal business activity and purpose of the Company is to engage in any business or activity that is not prohibited by the Act or any other applicable law. The Company, and the Managing Member on behalf of the Company, shall possess and may exercise all of the powers and privileges granted by the Act or which may be exercised by any person, together with any powers incidental thereto, so far as such powers or privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

4. Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the registered office set forth in the Certificate or such other office (which need not be a place of business of the Company) as the Managing Member may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the registered agent named in the Certificate or such other person or persons as the Managing Member may designate from time to time in the manner provided by law. The principal office of the Company shall be at 18575 Jamboree Rd. Suite 275-S, Irvine, CA 92612 or at such other location as the Managing Member may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there.

5. Term. The existence of the Company commenced on the date the Certificate of Formation of the Company was filed with the office of the Secretary of State of the State of Delaware and shall continue in perpetuity until cancellation of the Certificate as provided in the Act.

6. Managing Member. The name and the mailing address of the Managing Member is identified on Exhibit A attached hereto. The Managing Member was admitted to the Company as a member of the Company, effective as of the date of the Initial LLC Agreement, and hereby continues as a member of the Company. The Managing Member owns one hundred percent of the limited liability company interests in the Company. The Managing Member may contribute capital to the Company in such amounts and at such times as the Managing Member may deem appropriate.

7. Management by Member.

(a) Authority; Powers and Duties of the Managing Member. All management powers over the business and affairs of the Company shall be exclusively vested in the Managing Member, and the Managing Member shall have exclusive and complete authority and discretion to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company. Any action taken by the Managing Member shall constitute the act of and serve to bind the Company. The Managing Member shall have all rights and powers of a manager under the Act, and shall have such authority, rights, and powers in the management of the Company to do any and all other acts and things necessary, proper, convenient, or advisable to effectuate the purposes of this LLC Agreement. The Managing Member may act (i) through written consents and (ii) through any person or persons to whom authority and duties have been delegated pursuant to Section 7(b) of this LLC Agreement.

(b) Election of Officers. The Managing Member may, from time to time, designate one or more persons to be officers of the Company. No officer need be a resident of the State of Delaware or a member of the Company. Any officers so designated shall have such authority and perform such duties as the Managing Member may, from time to time, delegate to them. The Managing Member may assign titles to particular officers. Unless the Managing Member otherwise decides, if the title is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer by the Managing Member. Each officer shall hold office until such officer’s successor shall be duly designated and shall qualify or until such officer’s earlier death, resignation or removal. Any number of offices may be held by the same individual. Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Managing Member. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause, by the Managing Member.

(c) Business Ventures. The Managing Member may at any time and from time to time engage in and own interests in other business ventures of any and every type and description, independently or with others (including ones in competition with the Company) with no obligation to offer to the Company the right to participate therein.

(d) Officer Duties. Each officer of the Company shall, to the fullest extent permitted by the Act, have no duties of any kind or nature (at law, in equity, under this LLC Agreement or otherwise, including any fiduciary duties or any similar duties) to the Company, to the Managing Member, to any creditor of the Company or to any other person; provided that the implied contractual covenant of good faith and fair dealing shall be applicable only to the limited extent as required by the Act. The provisions of this LLC Agreement, to the extent that they restrict the duties and liabilities of the officers of the Company otherwise existing at law or in equity or by operation of the preceding sentence, are agreed by the Managing Member to replace such duties and liabilities of such officer of the Company.

8. Liability of Managing Member. Except to the extent provided in the Act, the debts, obligations and liabilities of the Company, whether arising in tort, contract or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Managing Member shall not be liable for any such debt, obligation or liability of the Company solely by reason of being a member or manager of the Company.

9. Indemnification. To the fullest extent permitted by law, none of the Managing Member or any officer shall have any personal liability whatsoever to the Company on account of the Managing Member’s or such officer’s status as a member, manager or officer of the Company or by reason of the Managing Member’s or such officer’s acts or omissions in connection with the conduct of the business of the Company. To the fullest extent permitted by law, the Company shall indemnify and hold harmless the Managing Member, any officer and the person executing the Certificate (each an “Indemnitee” and collectively, the “Indemnitees”) against any and all losses, claims, damages, expenses and liabilities (including, but not limited to, any investigation, legal and other reasonable expenses incurred in connection with, and any amounts paid in settlement of, any action, suit, proceeding or claim) of any kind or nature whatsoever (collectively, “Indemnifiable Amounts”) that any Indemnitee may at any time become subject to or liable for by reason of the formation, operation, dissolution or termination of the Company, the Managing Member’s acting as a member under this LLC Agreement or the authorized actions of any Indemnitee in connection with the conduct of the affairs of the Company (including, without limitation, indemnification against negligence, gross negligence or breach of duty) (each, an “Action”). The Company may, at the election of the Managing Member in its sole discretion, pay in advance of the final disposition of such Action any Indemnifiable Amounts to an Indemnitee if such Indemnifiable Amounts will be incurred in connection with any Action described in this Section 9. The contract rights to indemnification and to the advancement of Indemnifiable Amounts conferred in this Section 9 shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, agreement, vote of the Managing Member or otherwise.

10. Units. The limited liability company interests in the Company are represented by units of interest (“Units”). As of the date hereof, there shall be 100 Units. The attributes of each Unit as to the other Units shall be identical. The Units shall not be certificated. Each person or entity listed on Exhibit A attached hereto on the date hereof hereby continues as a member of the Company and was issued the number of Units set forth opposite its name on Exhibit A attached hereto upon its admission as a member of the Company

11. Distributions. Distributions shall be made at the time and in the aggregate amounts determined by the Managing Member. Notwithstanding any provision to the contrary contained in this LLC Agreement, the Company shall not make a distribution to the Managing Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

12. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Managing Member; (b) at any time there are no members of the Company unless the Company is continued in accordance with the Act; or (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

13. Allocation of Profits and Losses. For so long as the Managing Member is the sole member of the Company, the Company’s profits and losses shall be allocated solely to the Managing Member.

14. Amendments. The terms and provisions of this LLC Agreement may be modified or amended at any time and from time to time with the written consent of the Managing Member.

15. Admission of Additional or Substitute Members. One or more additional members or substitute members of the Company may be admitted to the Company with the written consent of the Managing Member and upon such terms (including with respect to participation in the management, profits, losses and distributions of the Company) as may be determined by the Managing Member.

16. Transfer. A member may transfer its limited liability company interests in the Company with the written consent of the Managing Member. Notwithstanding Section 15, if a member shall transfer all of its limited liability company interest in the Company, such transferee shall automatically be admitted as a member of the Company and the transferor shall automatically cease to be a member of the Company immediately following such admission.

17. Governing Law. This LLC Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

18. Counterparts. This LLC Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

19. Severability. Each provision of this LLC Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this LLC Agreement which are valid, enforceable and legal.

* * * * *

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this LLC Agreement as of the date and year first written above.

MANAGING MEMBER:

[•]

By:
Name: [•] Title: [•]

(Signature Page to A&R LLC Agreement)

Exhibit A

Managing Member

Address	Managing Member	No. of Units
6707 Winchester Circle, Suite 400 Boulder, CO 80301	[•]	100

Exhibit I

FORM OF COMPANY CHARTER AMENDMENT

CERTIFICATE OF AMENDMENT

TO THE

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ONKURE, INC.

OnKure, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

1. The name of the Corporation is OnKure, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 29, 2011.

2. This Certificate of Amendment to the Corporation’s Fourth Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law.

3. The Corporation’s Fourth Amended and Restated Certificate of Incorporation is hereby amended to add the following paragraph to Section 2 of Part B of Article Fourth as a new Section 2.4 of Part B of Article Fourth:

“2.4. Consideration Payable to Stockholders in Connection with Certain Merger. Notwithstanding anything to the contrary set forth in this Certificate of Incorporation (including in this Section 2), (i) upon the consummation of the transactions contemplated by that certain Agreement and Plan of Merger dated on or about May 10, 2024, by and among Reneo Pharmaceuticals, Inc., a Delaware corporation (“Parent”), Radiate Merger Sub I, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent, Radiate Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Parent, and the Corporation (as such agreement may be amended and/or restated from time to time, the “Merger Agreement”), the holders of shares of Common Stock and Preferred Stock shall not be entitled to receive or be required to accept any consideration on account of such shares as provided in the other sections of this Certificate of Incorporation, but shall only be entitled to receive or be required to take such consideration in accordance with the terms and subject to the conditions of the Merger Agreement and (ii) the Corporation shall not be required to send any notices to the holders of capital stock of the Corporation pursuant to any provision of this Certificate of Incorporation or the Bylaws of the Corporation in connection with any transaction contemplated by the Merger Agreement.”

* * *

IN WITNESS WHEREOF, this Certificate of Amendment of the Fourth Amended and Restated Certificate of Incorporation, has been executed by a duly authorized officer of the corporation on [•], 2024.

ONKURE, INC.

By:
Name:
Title:

Schedule 3.1(a)(i)

1.

Citadel Multi-Strategy Equities Master Fund Ltd. (“CEMF”) shall receive an aggregate number of shares of Parent Class A Common Stock as Merger Consideration such that, following the consummation of the Mergers, the Pre-Closing Financing and the Concurrent Financing, and taking into account any securities issued pursuant to the foregoing, CEMF together with other downstream affiliates of Citadel Advisors LLC collectively holds no greater than 8.4% of the total number of shares of Parent Class A Common Stock issued and outstanding (the “CEMF VCS Limitation”). The balance of any Merger Consideration otherwise payable to CEMF shall be payable in the form of Parent Class B Common Stock. For the avoidance of doubt, the number of shares of Parent Class A Common Stock and Parent Class B Common Stock payable to CEMF pursuant to the foregoing shall be equal to the number of shares of Parent Class A Common Stock as Merger Consideration as would have otherwise been payable if not for the CEMF VCS Limitation.